UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Delphi Financial Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)

Title of each class of securities to which transaction applies:

Class A common stock, par value $0.01 per share, of Delphi Financial Group, Inc. (“Class A common stock”)

Class B common stock, par value $0.01 per share, of Delphi Financial Group, Inc. (“Class B common stock”)

(2)

Aggregate number of securities to which transaction applies:

(a) (i) 48,978,715 shares of Class A common stock, (ii) 7,137,427 options to purchase shares of Class A common stock, (iii) 272,048 restricted shares of Class A common stock and (iv) 211,241 shares of Class A common stock subject to restricted stock unit awards or share unit awards.

(b) (i) 6,111,557 shares of Class B common stock, (ii) 1,324,751 options to purchase shares of Class B common stock and (iii) 654,236 shares of Class B common stock subject to deferred shares.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of: (A) (i) 48,978,715 shares of Class A common stock multiplied by $44.875 per share (consisting of the Class A merger consideration and a $1.00 special dividend), (ii) 7,137,427 options to purchase shares of Class A common stock multiplied by $18.1098 (which is the difference between $44.875 and the weighted average exercise price of $26.7652 per share), (iii) 272,048 restricted shares of Class A common stock multiplied by $44.875 per share and (iv) 211,241 shares of Class A common stock subject to restricted stock unit awards or share unit awards multiplied by $44.875 per share and (B) (i) 6,111,557 shares of Class B common stock multiplied by $53.875 per share (consisting of the Class B merger consideration and a $1.00 special dividend), (ii) 1,324,751 options to purchase shares of Class B common stock multiplied by $22.1775 (which is the difference between $53.875 and the weighted average exercise price of $31.6975 per share) and (iii) 654,236 shares of Class B common stock subject to deferred shares multiplied by $53.875 per share.

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00011460 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $2,742,751,568

	(5)	Total fee paid:

$314,319.33

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY MATERIALS—SUBJECT TO COMPLETION

[—], 2012

Dear Stockholder:

It is a pleasure to invite you to attend a special meeting of stockholders of Delphi Financial Group, Inc., a Delaware corporation (“Delphi,” the “Company,” “we,” “us,” or “our”), to be held on [—], 2012, at [—], commencing at [—] a.m., local time. We hope that you will be able to attend.

On December 21, 2011, we entered into an Agreement and Plan of Merger (the “merger agreement”) with Tokio Marine Holdings, Inc., a Japanese corporation (“Tokio Marine”), and TM Investment (Delaware) Inc., a Delaware corporation and a wholly owned subsidiary of Tokio Marine (“Merger Sub”), providing for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Tokio Marine. At the special meeting, we will ask you to adopt and approve the merger agreement and approve other proposals related to the merger.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement and the transactions contemplated by the merger agreement, including the merger and the certificate amendment. We encourage you to read the accompanying proxy statement carefully. This proxy statement is dated [—], 2012 and is first being mailed to our stockholders on or about [—], 2012.

If the merger is completed, (1) each share of Class A common stock, other than shares of Class A common stock owned by (a) the Company, Tokio Marine or any of their respective wholly owned subsidiaries, in each case not held on behalf of third parties, and (b) stockholders who have properly demanded appraisal rights under the General Corporation Law of the State of Delaware, will be converted into the right to receive $43.875 in cash, without interest and less any applicable withholding taxes, and (2) each share of Class B common stock, other than shares of Class B common stock owned by (a) the Company, Tokio Marine or any of their respective wholly owned subsidiaries, in each case not held on behalf of third parties, and (b) stockholders who have properly demanded appraisal rights under the General Corporation Law of the State of Delaware, will be converted into the right to receive $52.875 in cash, without interest and less any applicable withholding taxes. In addition, the merger agreement provides that record holders of Class A common stock and Class B common stock immediately prior to the effective time of the merger will be entitled to receive $1.00 in cash per share pursuant to a one-time special dividend from Delphi, contingent upon the completion of the merger and to be paid shortly after closing. In order for the merger to occur, the Company’s certificate of incorporation must be amended to permit holders of Class B common stock to receive higher consideration than holders of Class A common stock in the merger as contemplated by the merger agreement. The merger will not take place unless the amendment to the Company’s certificate of incorporation is adopted by Delphi’s stockholders.

A Special Committee of our board of directors, consisting entirely of independent directors, carefully negotiated, reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement. The Special Committee unanimously determined that (1) it is advisable and in the best interests of the Class A stockholders and the Company that the Company enter into the merger agreement and that the merger and the terms thereof, together with all of the other transactions contemplated by the merger agreement, including the certificate amendment, are fair and in the best interests of the Class A stockholders and the Company, (2) the consideration to be received in the merger is fair to the Class A stockholders (taking into account the higher consideration to be paid to the Class B stockholders) and (3) the premium to be paid to the Class B stockholders is fair to the Class A stockholders. The Special Committee also recommended that our board of directors approve and declare the advisability of the merger agreement and the transactions contemplated by the merger agreement, and recommends that our stockholders adopt the merger agreement and the certificate amendment and that the unaffiliated stockholders approve the merger agreement. Our board of directors, after careful consideration and acting after having received the unanimous recommendation of the Special Committee, deemed and declared it advisable and in the best interests of the Company and its stockholders that the Company enter into the merger agreement, determined that the merger and the terms thereof, together with all of the other transactions contemplated by the merger agreement, including the certificate amendment, are advisable and in the best interests of the Company and its stockholders, and recommends that our stockholders adopt the merger agreement and the certificate amendment and that the unaffiliated stockholders approve the merger agreement at the special meeting.

At the special meeting of Delphi stockholders, you will be asked to vote on a proposal to adopt and approve the merger agreement, a proposal to amend Delphi’s certificate of incorporation, and certain other matters. The Special Committee unanimously recommends and our board of directors (after having received the unanimous recommendation of the Special Committee) also recommends that Delphi stockholders vote “FOR” the adoption of the merger agreement and the approval of the merger agreement by the unaffiliated stockholders and “FOR” the adoption of the amendment to the Company’s certificate of incorporation. In addition, our board of directors recommends that Delphi stockholders vote “FOR” a non-binding, advisory proposal to approve the compensation that may become payable to Delphi’s named executive officers in connection with the completion of the merger (this non-binding, advisory proposal relates only to already existing contractual obligations of the Company that may result in a payment to Delphi’s named executive officers in connection with the completion of the merger and does not relate to any new compensation or other arrangements between Delphi’s named executive officers and Tokio Marine or, following the merger, the Company and its subsidiaries). The merger is conditional upon the adoption of the amendment to the Company’s certificate of incorporation.

The merger cannot be completed unless the merger agreement is both (1) adopted by holders of a majority of the voting power of the outstanding shares of the Class A common stock and Class B common stock entitled to vote on the proposal, voting together as a single class, and (2) approved by holders of a majority of the outstanding shares of Class A common stock entitled to vote on the proposal (other than shares of Class A common stock owned, directly or indirectly, by holders of Class B common stock, any holder of shares of Class A common stock that were transferred to such holder by any holder of Class B common stock after December 21, 2011, Tokio Marine, Merger Sub or any officers or directors of Delphi, or any of their respective affiliates or “associates” (as defined in Section 12b-2 of the Exchange Act of 1934, as amended)), voting as a single class.

The merger also cannot be completed unless the certificate amendment is adopted by both (1) holders of a majority of the voting power of the outstanding shares of Class A common stock and Class B common stock entitled to vote on the proposal, voting together as a single class, and (2) holders of a majority of the outstanding shares of Class A common stock entitled to vote on the proposal (including shares of Class A common stock beneficially owned by Mr. Robert Rosenkranz and our other directors and executive officers), voting as a single class.

More information about the merger is contained in the accompanying proxy statement and a copy of the Agreement and Plan of Merger and the proposed amendment to Delphi’s certificate of incorporation are attached thereto as Annex A and Annex D, respectively.

Your vote is very important regardless of the number of shares of common stock that you own. Failure to vote will have the same effect as a vote against the proposal to adopt and approve the merger agreement and the proposal to adopt the certificate amendment. The enclosed proxy card contains instructions regarding voting. Whether or not you plan to attend the special meeting, please take the time to submit your proxy by completing and mailing to us the enclosed proxy card as soon as possible. If your shares are held in an account at a broker, bank, trust company or other nominee, you should instruct your broker, bank, trust company or other nominee how to vote your shares using the separate voting instruction form furnished by your broker, bank, trust company or other nominee.

Sincerely,

Edward A. Fox
Director and Chairman of the Special Committee and the Special Committee Sub-Committee

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the proxy statement. Any representation to the contrary is a criminal offense.

DELPHI FINANCIAL GROUP, INC.

1105 North Market Street, Suite 1230

Wilmington, Delaware 19801

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [—], 2012

To the Stockholders of Delphi Financial Group, Inc.:

Notice is hereby given that a special meeting of stockholders of Delphi Financial Group, Inc. will be held at [—] on [—], 2012, commencing at [—], local time, for the following purposes:

1. To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of December 21, 2011, among Delphi Financial Group, Inc., Tokio Marine Holdings, Inc. and TM Investment (Delaware) Inc. (as amended from time to time).

2. To consider and vote on a proposal to adopt an amendment to Delphi’s certificate of incorporation to permit holders of Class B common stock to receive higher consideration than holders of Class A common stock in the merger as contemplated by the merger agreement.

3. To consider and vote on a non-binding, advisory proposal to approve the compensation that may become payable to Delphi’s named executive officers in connection with the completion of the merger (this non-binding, advisory proposal relates only to already existing contractual obligations of Delphi that may result in a payment to Delphi’s named executive officers in connection with the completion of the merger and does not relate to any new compensation or other arrangements between Delphi’s named executive officers and Tokio Marine or, following the merger, Delphi and its subsidiaries).

4. To vote on a proposal to approve the adjournment of the special meeting, if necessary or desirable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the merger agreement or adopt the certificate amendment.

5. To transact such other business as may properly be submitted for stockholder action by or at the direction of Delphi’s board of directors.

For more information about the merger and the other transactions contemplated by the merger agreement, including the certificate amendment, please carefully review the accompanying proxy statement and the Agreement and Plan of Merger and the proposed amendment to Delphi’s certificate of incorporation attached thereto as Annex A and Annex D, respectively.

IMPORTANT NOTICE OF INTERNET AVAILABILITY

The proxy statement for the special meeting to be held on [—], 2012 is available free of charge at www.delphifin.com/financial/proxymaterials.html.

Only stockholders of record at the close of business on [—], 2012, which is the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement thereof. All stockholders who are entitled to vote are urged to do so at the meeting or by proxy.

The merger cannot be completed unless the merger is both (1) adopted by the affirmative vote of holders of a majority of the voting power of the outstanding shares of the Class A common stock and Class B common stock entitled to vote on the proposal, voting together as a single class, and (2) approved by the affirmative vote of holders of a majority of the outstanding shares of Class A common stock entitled to vote on the proposal (other than shares of Class A common stock owned, directly or indirectly, by holders of Class B common stock, any holder of shares of Class A common stock that were transferred to such holder by any holder of Class B common stock after December 21, 2011, Tokio Marine, Merger Sub or any officers or directors of Delphi, or any of their respective affiliates or “associates” (as defined in Section 12b-2 of the Exchange Act of 1934, as amended)), voting as a single class. The merger is conditional upon the adoption of the certificate amendment. The adoption of the certificate amendment requires the affirmative vote of both (1) holders of a majority of the voting power of the outstanding shares of Class A common stock and Class B common stock entitled to vote on the proposal, voting together as a single class, and (2) holders of a majority of the outstanding shares of Class A common stock entitled to vote on the proposal (including shares of Class A common stock beneficially owned by Mr. Robert Rosenkranz and our other directors and executive officers), voting as a single class. The approval of the non-binding, advisory proposal to approve the compensation that may become payable to Delphi’s named executive officers in connection with the completion of the merger (this non-binding, advisory proposal relates only to already existing contractual obligations of Delphi that may result in a payment to Delphi’s named executive officers in connection with the completion of the merger and does not relate to any new compensation or other arrangements between Delphi’s named executive officers and Tokio Marine or, following the merger, Delphi and its subsidiaries) and the approval of the adjournment of the special meeting each require approval by a majority of the votes cast affirmatively or negatively on those proposals at the special meeting.

Stockholders who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal and receive the fair value of their shares as determined by the Court of Chancery of the State of Delaware, if the merger closes, but only if they perfect their appraisal rights by complying with the required procedures under Delaware law, which are summarized in the accompanying proxy statement.

Your vote is very important regardless of the number of shares of common stock you own. Failure to vote will have the same effect as a vote against the proposal to adopt and approve the merger agreement and the proposal to adopt the certificate amendment. Your attendance at this meeting is very much desired. If you plan to attend the meeting and you are a registered stockholder, please be prepared to provide proper identification, such as a driver’s license. If you plan to attend the meeting and you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your broker, bank, trust company or other nominee, along with proper identification. Stockholders will not be allowed to use cameras, recording devices and other similar electronic devices at the meeting. However, whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares of common stock are held in an account at a broker, bank, trust company or other nominee, you should instruct your broker, bank, trust company or other nominee how to vote in accordance with the voting instruction form furnished by your broker, bank, trust company or other nominee.

By Order of the Special Committee and the Board of Directors,

Chad W. Coulter
Senior Vice President, General Counsel and Secretary

[—], 2012

i

HOUSEHOLDING ISSUES	134

DELISTING OF COMPANY COMMON STOCK	134

OTHER MATTERS	134

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION	135

Annex A — Agreement and Plan of Merger, dated as of December 21, 2011

Annex B — Opinion of Lazard Frères & Co. LLC

Annex C — Section 262 of the General Corporation Law of the State of Delaware

Annex D — Marked Article Fourth, Section A.7 of Delphi’s Certificate of Incorporation

v

DELPHI FINANCIAL GROUP, INC.

1105 North Market Street, Suite 1230

Wilmington, Delaware 19801

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [—], 2012

PROXY STATEMENT

This proxy statement contains information relating to a special meeting of stockholders of Delphi Financial Group, Inc. (the “Company”, “Delphi”, “we”, “us” or “our”), which will be held at [—] on [—], 2012, commencing at [—], local time. We are furnishing this proxy statement to stockholders of Delphi Financial Group, Inc. as part of the solicitation of proxies by the Company’s board of directors for use at the special meeting. This proxy statement is dated [—], 2012 and is first being mailed to stockholders on or about [—], 2012.

SUMMARY

Except as otherwise specifically noted, “Company”, “Delphi”, “we”, “our”, “us” and similar words in this proxy statement refer to Delphi Financial Group, Inc. In addition, we refer to Tokio Marine Holdings, Inc. as “Tokio Marine” and to TM Investment (Delaware) Inc. as “Merger Sub”. We refer to the Agreement and Plan of Merger, dated as of December 21, 2011, among the Company, Tokio Marine and Merger Sub, as it may be amended from time to time, as the “merger agreement”, and the merger contemplated by the merger agreement as the “merger”. We refer to the proposed amendment to the Company’s certificate of incorporation to permit holders of Class B common stock to receive higher consideration than holders of Class A common stock in the merger, as contemplated by the merger agreement, as the “certificate amendment”.

This summary highlights only selected information from this proxy statement and may not contain all of the information that is important to you as a stockholder. We encourage you to read carefully this entire document and the documents to which we have referred you, including the annexes to this proxy statement, for a more complete understanding of the matters to be considered at the special meeting. The information contained in this summary is qualified in its entirety by the more detailed information contained in this proxy statement. Page references are included in parentheses to direct you to a more complete discussion in this proxy statement of the topics presented in this summary.

The Parties to the Merger (page 38)

Delphi Financial Group, Inc.

Delphi Financial Group, Inc., a Delaware corporation, is a financial services company focused on specialty insurance and insurance-related businesses. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related group insurance coverages: long-term and short-term disability, life, excess workers’ compensation for self-insured employers, large casualty programs including large deductible workers’ compensation, travel accident, dental and limited benefit health insurance. Delphi’s asset accumulation business emphasizes individual annuity products.

Tokio Marine Holdings, Inc.

Tokio Marine Holdings, Inc., the ultimate holding company of the Tokio Marine Group, is incorporated in Japan and is listed on both the Tokyo and Osaka Stock Exchanges. The Tokio Marine Group operates in the property and casualty insurance, reinsurance and life insurance sectors globally with a presence in approximately

40 countries/areas. Consolidated net premiums written of the Tokio Marine Group for the fiscal year 2010 was approximately Yen 2.3 trillion (approximately U.S. $30 billion, based on exchange rates at the end of September 2011). Tokio Marine Group’s main operating subsidiary, Tokio Marine & Nichido Fire, was founded in 1879 and is the oldest and largest property and casualty insurer in Japan. Tokio Marine & Nichido Fire conducts business in the United States mainly through its U.S. branch.

TM Investment (Delaware) Inc.

TM Investment (Delaware) Inc. is a Delaware corporation that was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It is an indirect wholly owned subsidiary of Tokio Marine. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The Merger

On December 21, 2011, the Company, Tokio Marine and Merger Sub entered into the merger agreement, which is the legal document governing the proposed merger. A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger and the merger agreement, please see the sections titled “The Merger” beginning on page 38 and “The Merger Agreement” beginning on page 105.

Structure of the Merger (page 105)

Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger. As a result of the merger, we will become an indirect wholly owned subsidiary of Tokio Marine and our Class A common stock will cease to be listed on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”.

Merger Consideration (page 106)

In the merger:

•

each share of Class A common stock issued and outstanding immediately prior to the merger (other than (1) shares of Class A common stock owned by the Company, Tokio Marine or any of their respective wholly owned subsidiaries, in each case not held on behalf of third parties, and (2) shares in respect of which appraisal rights have been properly demanded and those demands not effectively withdrawn) will be converted into the right to receive $43.875 in cash, without interest and less any applicable withholding taxes, which we refer to as the “Class A Merger Consideration”; and

•

each share of Class B common stock issued and outstanding immediately prior to the merger (other than (1) shares of Class B common stock owned by the Company, Tokio Marine or any of their respective wholly owned subsidiaries, in each case not held on behalf of third parties, and (2) shares in respect of which appraisal rights have been properly demanded and those demands not effectively withdrawn) will be converted into the right to receive $52.875 in cash, without interest and less any applicable withholding taxes, which we refer to as the “Class B Merger Consideration.”

The merger agreement provides that record holders of common stock immediately prior to the effective time of the merger will be entitled to receive $1.00 in cash per share pursuant to a one-time special dividend from Delphi, contingent upon the completion of the merger and to be paid shortly after closing. We refer to this $1.00 special dividend as the “special dividend”.

Treatment of Equity Awards (page 106)

Pursuant to the Company’s equity compensation plans and the merger agreement, the Company’s equity based awards will be treated as follows:

•

each restricted share of Class A common stock subject solely to time-based vesting conditions, which we refer to as a “Time-Based Class A Restricted Share”, will fully vest upon approval of the merger proposal by the Company’s stockholders and be treated the same as all other shares of Class A common stock at the effective time of the merger;

•

each restricted share of Class A common stock subject to both time-based and performance-based vesting conditions, which we refer to as a “Performance-Based Class A Restricted Share”, will be canceled at the effective time of the merger, and the holder thereof will be entitled to receive in consideration for such cancelation a cash payment from Tokio Marine equal to the Class A Merger Consideration, with the performance criteria applicable to such Performance-Based Class A Restricted Share deemed achieved at 100% of target performance. This amount will be payable on March 5, 2013, subject to the holder’s continued provision of services to Tokio Marine and its affiliates (including the Company and its subsidiaries) through the payment date, and subject to earlier payment in the event of certain qualifying terminations of the holder’s employment. In addition, holders of Performance-Based Class A Restricted Shares will be entitled to receive an amount equal to the special dividend with respect to each share of Class A common stock underlying such award in the same manner as other holders of Class A common stock;

•

each outstanding stock option to purchase shares of Class A common stock subject solely to time-based vesting conditions, which we refer to as a “Time-Based Class A Option”, to the extent unvested, will fully vest upon approval of the merger proposal by the Company’s stockholders, and whether vested or unvested, will be canceled at the effective time of the merger and will entitle the holder thereof to receive an amount in cash equal to the product of (x) the total number of shares of Class A common stock subject to such option and (y) the excess, if any, of the sum of the Class A Merger Consideration and an amount equal to the special dividend, which we refer to as the “Class A Equity Award Consideration”, over the exercise price per share of Class A common stock under such option;

•

each outstanding stock option to purchase shares of Class B common stock, which we refer to as a “Time-Based Class B Option”, and all of which are subject solely to time-based vesting conditions, to the extent unvested, will fully vest upon approval of the merger proposal by the Company’s stockholders, and whether vested or unvested, will be canceled at the effective time of the merger and will entitle the holder thereof to receive an amount in cash equal to the product of (x) the total number of shares of Class B common stock subject to such option and (y) the excess, if any, of the sum of the Class B Merger Consideration and an amount equal to the special dividend, which we refer to as the “Class B Equity Award Consideration”, over the exercise price per share of Class B common stock under such option;

•

each outstanding unvested stock option to purchase shares of Class A common stock subject to both time-based and performance-based vesting conditions, which we refer to as a “Performance-Based Class A Option”, will be canceled at the effective time of the merger and the holder thereof will be entitled to receive in consideration for such cancelation a cash payment from Tokio Marine equal to the product of (x) the total number of shares of Class A common stock subject to such option with the performance criteria applicable to such option deemed achieved at 100% of target performance and (y) the excess, if any, of the Class A Merger Consideration over the exercise price per share of Class A common stock under such option. This amount will be payable on December 31, 2012, subject to the holder’s continued provision of services to Tokio Marine and its affiliates (including the Company and its subsidiaries) through the payment date, subject to earlier payment in the event of certain qualifying terminations of the holder’s employment. In addition, holders of Performance-Based Class A Options will be entitled to receive an amount equal to the special dividend with respect to each share of Class A common stock underlying such option payable at the same time as the above payment with respect to such option; and

•

each outstanding restricted stock unit, share unit or deferred share, which we refer to as an “RSU”, to the extent unvested, will fully vest upon the effective time of the merger, and whether vested or unvested, will be canceled at the effective time of the merger and will entitle the holder thereof to receive with respect to each share subject to such RSU an amount equal to, as applicable, (1) the Class A Merger Consideration, which we refer to as a “Class A RSU”, or (2) the Class B Merger Consideration, which we refer to as a “Class B RSU”. In addition, each holder of an RSU will be entitled to receive an amount equal to the special dividend on the same terms as other holders of common stock with respect to each share of Class A common stock or Class B common stock underlying such RSU.

Treatment of the Company’s Employee Stock Purchase Plan (page 108)

Immediately prior to the record date of the special dividend, in the case of any outstanding purchase rights under the Company’s Employee Stock Purchase Plan, which we refer to as the “ESPP”, the then-current purchase period under the ESPP will end and each participant’s accumulated payroll deduction will be used to purchase shares of Class A common stock in accordance with the terms of the ESPP, which shares will be treated the same as all other shares of Class A common stock at the effective time of the merger, and the ESPP will terminate immediately after such purchases. At the effective time of the merger, shares of Class A common stock purchased under the ESPP will be canceled, and the holder thereof will be entitled to receive in consideration for such cancelation a cash payment from Tokio Marine equal to the Class A Equity Award Consideration.

Conditions to the Closing of the Merger (page 119)

Before the merger can be completed, a number of conditions must be satisfied or, to the extent permitted, waived. These include:

•

adoption of the merger agreement by the affirmative vote of holders of a majority of the voting power of the outstanding shares of Class A common stock and Class B common stock, which we collectively refer to as “common stock”, entitled to vote on the proposal, voting together as a single class (as a result of Mr. Rosenkranz’s power to vote, or direct the voting of, all of the outstanding shares of Class B common stock and the voting agreement, pursuant to which Mr. Rosenkranz and the other Class B stockholders have agreed to vote their shares in favor of the adoption of the merger agreement, the satisfaction of this condition is effectively assured) (for a description of the existing voting agreement, please see the section titled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Voting and Support Agreement”);

•

approval of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of Class A common stock entitled to vote on the proposal (other than shares of Class A common stock owned, directly or indirectly, by holders of Class B common stock, any holder of shares of Class A common stock that were transferred to such holder by any holder of Class B common stock after December 21, 2011, Tokio Marine, Merger Sub or any officers or directors of Delphi, or any of their respective affiliates or “associates” (as defined in Section 12b-2 of the Exchange Act), we refer to holders of these shares collectively as the “unaffiliated stockholders”), voting as a single class (this condition is not required by law or the Company’s certificate of incorporation, but cannot be waived under the terms of the merger agreement);

•

adoption of the certificate amendment (which would permit holders of Class B common stock to receive higher consideration than holders of Class A common stock in the merger as contemplated by the merger agreement) by the affirmative vote of holders of a majority of the voting power of the outstanding shares of Class A common stock and Class B common stock entitled to vote on the proposal, voting together as a single class (as a result of Mr. Rosenkranz’s power to vote, or direct the voting of, all of the outstanding shares of Class B common stock and the voting agreement, pursuant to which Mr. Rosenkranz and the other Class B stockholders have agreed to vote their shares in favor of the adoption of the certificate amendment, the satisfaction of this condition is effectively assured);

•

adoption of the certificate amendment (which would permit holders of Class B common stock to receive higher consideration than holders of Class A common stock in the merger as contemplated by the merger agreement) by the affirmative vote of holders of a majority of the outstanding shares of Class A common stock entitled to vote on the proposal (including [—] shares of Class A common stock beneficially owned by Mr. Rosenkranz and [—] shares of Class A common stock beneficially owned, in the aggregate, by our other directors and executive officers), voting as a single class;

•

early termination or expiration of any applicable waiting period (or any extension) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to as the “HSR Act”;

•	the absence of any legal prohibitions against the merger;

•

approval of the merger by the Financial Services Agency of Japan and the insurance regulators of the states of Illinois, Missouri, New York and Texas and the Cayman Islands and a pre-acquisition competition law filing in the state of Hawaii, which is subject to the early termination or expiration of the applicable waiting period;

•	accuracy of the Company’s, Tokio Marine’s and Merger Sub’s respective representations and warranties, subject to certain materiality thresholds; and

•	material compliance by the Company, Tokio Marine and Merger Sub with their respective obligations under the merger agreement.

Governmental and Regulatory Approvals (page 89)

Completion of the merger is subject to certain governmental or regulatory clearance procedures, including the early termination or expiration of the waiting period under the HSR Act and the approval of the insurance regulators of certain jurisdictions.

Under the provisions of the HSR Act, the merger may not be completed until we and Tokio Marine have made certain filings with the Antitrust Division of the United States Department of Justice, which we refer to as the “Antitrust Division”, and the United States Federal Trade Commission, which we refer to as the “FTC”, and the applicable waiting period has expired or been terminated.

The insurance laws and regulations of the states of Illinois, Missouri, New York and Texas and the Cayman Islands generally require that, prior to the acquisition of an insurance company domiciled in those respective jurisdictions, the acquiring company must obtain the approval of the insurance regulators of those jurisdictions. In addition, in the state of Hawaii, based on an analysis of applicable market share data, a pre-acquisition competition law filing, which is subject to the early termination or expiration of the applicable waiting period, will be required.

The Insurance Business Act of Japan requires Tokio Marine to file a prior notification with, and Tokio Marine & Nichido Fire Insurance Co., Ltd. to obtain the prior approval of, the Financial Services Agency of Japan, which we refer to as the “JFSA”, in connection with the merger. Each of Tokio Marine and Tokio Marine & Nichido Fire Insurance Co., Ltd. intends to file the necessary notification or application, as applicable, with the JFSA promptly after all other necessary regulatory approvals are obtained.

Expected Timing of the Merger

We expect to complete the merger shortly after all conditions to the merger have been satisfied or, to the extent permitted, waived. We anticipate the completion of the merger in the second quarter of 2012, but we cannot be certain when or if the conditions to the closing of the merger will be satisfied or, to the extent permitted, waived.

Recommendation of the Special Committee and Board of Directors; Reasons for the Merger (page 62)

The Special Transaction Committee (which we refer to as the “Special Committee”) and the Special Transaction Sub-Committee of the Special Committee (which we refer to as the “Special Committee Sub-Committee”), each of which is composed entirely of independent directors, unanimously determined, among other things, that (1) it is advisable and in the best interests of the Class A stockholders and the Company that the Company enter into the merger agreement and that the merger and the terms thereof, together with all of the other transactions contemplated by the merger agreement, including the certificate amendment, are fair and in the best interests of the Class A stockholders and the Company, and recommended that our board of directors approve and declare the advisability of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the certificate amendment, and, in the case of the Special Committee, recommends that our stockholders adopt the merger agreement and the certificate amendment and that the unaffiliated stockholders approve the merger agreement, (2) the consideration to be received in the merger is fair to the Class A stockholders (taking into account the higher consideration to be paid to the Class B stockholders) and (3) the premium to be paid to the Class B stockholders is fair to the Class A stockholders. The Special Committee (after having received the unanimous recommendation of the Special Committee Sub-Committee) unanimously recommends that stockholders vote (1) “FOR” the proposal to adopt and approve the merger agreement, which we refer to as the “merger proposal”, and (2) “FOR” the proposal to adopt an amendment to Delphi’s certificate of incorporation to permit holders of Class B common stock to receive higher consideration than holders of Class A common stock in the merger as contemplated by the merger agreement, which we refer to as the “certificate amendment proposal”. The merger is conditional upon the approval of the certificate amendment proposal. The merger will not take place unless the certificate amendment proposal receives the required approvals from our stockholders.

Our board of directors, after careful consideration and acting after having received the unanimous recommendations of the Special Committee Sub-Committee and the Special Committee, has deemed and declared it advisable and in the best interests of the Company and its stockholders that the Company enter into the merger agreement and that the merger and the terms thereof, together with all of the other transactions contemplated by the merger agreement, including the certificate amendment, are advisable and in the best interests of the Company and its stockholders. Our board of directors, after having received the unanimous recommendations of the Special Committee Sub-Committee and the Special Committee, recommends that our stockholders vote (1) “FOR” the merger proposal and (2) “FOR” the certificate amendment proposal. Our board of directors also recommends that our stockholders vote (1) “FOR” the non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the merger (this non-binding, advisory proposal relates only to already existing contractual obligations of the Company that may result in a payment to the Company’s named executive officers in connection with the completion of the merger and does not relate to any new compensation or other arrangements between the Company’s named executive officers and Tokio Marine or, following the merger, the Company and its subsidiaries), which we refer to as the “non-binding compensation proposal”, and (2) “FOR” the approval of the adjournment of the special meeting, if necessary or desirable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the merger agreement or the certificate amendment, which we refer to as the “adjournment proposal”.

For a detailed description of the determinations of the Special Committee Sub-Committee, the Special Committee and our board of directors and the recommendations of the Special Committee and our board of directors, please see the section titled “The Merger—Recommendation of the Special Committee and Board of Directors; Reasons for the Merger”.

Background of the Merger (page 39)

A description of the process we undertook, which led to the proposed merger, including our discussions with Tokio Marine, is included in this proxy statement in the section titled “The Merger—Background of the Merger”. For a description of certain considerations related to the dual-class structure of the Company and the higher consideration to be received by the holders of Class B common stock in the merger that Lazard Frères & Co. LLC, which we refer to as “Lazard”, reviewed with the Special Committee Sub-Committee and the Special Committee, please see the section titled “The Merger—Background of the Merger—Special Committee Sub-Committee Presentation on Differential Consideration”.

Effects on the Company and Our Stockholders if the Merger Is Not Completed (page 88)

If either the merger proposal or the certificate amendment proposal does not receive the required approvals from our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, stockholders will continue to own their shares of our common stock, and the Company will remain an independent public company. In addition, if the merger agreement is terminated under certain circumstances, the Company will be obligated to pay an $82,000,000 termination fee to Tokio Marine.

Interests of Our Directors and Executive Officers in the Merger (page 90)

In considering the recommendations of the Special Committee and our board of directors that the Company’s stockholders vote to approve the merger proposal and the certificate amendment proposal, you should be aware that certain of the Company’s directors and executive officers have financial interests in the merger that are different from, or are in addition to, the interests of the Company’s stockholders generally. The members of the Special Committee Sub-Committee, the Special Committee and the Company’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and, in the case of the Special Committee and the board of directors, in recommending to the Company’s stockholders that they approve the merger proposal and the certificate amendment proposal.

Mr. Rosenkranz, as of the close of business on the record date, had the power to vote, or direct the voting of, all of the outstanding shares of Class B common stock, which as of the close of business on the record date represented [49.9]% of the aggregate voting power of the Company’s common stock, and Mr. Rosenkranz and his affiliates directly owned all of the outstanding shares of Class B common stock (unrelated third parties had indirect economic interests in approximately [9]% of the outstanding shares of Class B common stock through minority interests held in affiliates of Mr. Rosenkranz). Other than Mr. Rosenkranz, no member of our board of directors has any direct or indirect interest in the Company’s Class B common stock. In the merger (including the payment of the special dividend), holders of shares of Class B common stock will be entitled to receive $53.875 in cash per share and holders of shares of Class A common stock will be entitled to receive $44.875 in cash. This consideration represents $9.00 more per share of Class B common stock, or a per-share incremental premium of approximately 20%, relative to the consideration to be paid in respect of Class A common stock. The aggregate incremental premium to be paid in respect of Class B common stock relative to the consideration to be paid in respect of Class A common stock is approximately 2.7% of the equity value of the transaction (equity value calculated assuming holders of Class A common stock and Class B common stock would be receiving $44.875 per share of common stock rather than the applicable merger consideration). In the merger, the holders of Class B common stock will receive an aggregate premium of approximately $64 million relative to the $46.00 per share blended price (by “blended price” we mean the aggregate number of shares of the Company’s Class A and Class B common stock multiplied by the price per share contemplated to be paid (including the payment of the special dividend) for such shares in the merger divided by the aggregate number of shares of the Company’s Class A and Class B common stock, which results in a price of $46.00 per share for all shares of the Company’s common stock).

In addition, affiliates of Mr. Rosenkranz are parties to certain consulting agreements and other arrangements whereby the Company or its subsidiaries pay to these affiliates fees for Mr. Rosenkranz’s and his affiliates’ services. Mr. Rosenkranz and his affiliates may continue to receive payments from the Company and its subsidiaries pursuant to these consulting agreements or other arrangements after the completion of the merger. The interests of Mr. Rosenkranz also include the right to accelerated vesting and cash-out of Time-Based Class B

Options and Class B RSUs and the right to receive an amount equal to the special dividend with respect to each equity award held by Mr. Rosenkranz. For additional information on Mr. Rosenkranz’s interests in the transaction, please see the section titled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Interests of Mr. Robert Rosenkranz”.

The interests of the Company’s non-employee directors include, among other things, the right to accelerated vesting and cash-out of certain Time-Based Class A Restricted Shares and Time-Based Class A Options and the right to receive an amount equal to the special dividend with respect to each equity award held by the director. In connection with their service on the Special Committee and in consideration for the time and effort required of the Special Committee, the members of the Special Committee are entitled to be paid a monthly fee. In addition, the interests of certain of the Company’s executive officers, other than Mr. Rosenkranz, include the rights to (1) solely with respect to Messrs. Sherman, Kiratsous and Coulter, accelerated vesting and cash-out of Time-Based Class A Options and Class A RSUs, (2) solely with respect to Messrs. Wilhelm, Burghart and Daurelle, certain payments with respect to Performance-Based Class A Restricted Shares and Performance-Based Class A Options, (3) an amount equal to the special dividend with respect to each equity award held by the executive officer, (4) solely with respect to Mr. Wilhelm, certain severance payments in the event of a qualifying termination of employment following the merger and (5) solely with respect to Mr. Coulter, certain payments with respect to a retention bonus pool to be established by the Company (please see the section titled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Retention Bonus Pool” for more information about the retention bonus pool). It is not expected that any executive officer other than Mr. Coulter will participate in the retention bonus pool, and Messrs. Rosenkranz, Sherman and Kiratsous are each ineligible to participate in the retention bonus pool. In addition, Tokio Marine has had discussions with Messrs. Rosenkranz, Sherman and Kiratsous regarding post-closing compensation, retention and employment arrangements for the Company’s senior management; however, as of the date of this proxy statement, neither the Company nor Tokio Marine has entered into any agreements with the Company’s executive officers with respect to post-merger services. The Company’s board of directors and executive officers also have the right to indemnification and insurance coverage that will survive the completion of the merger. Please see the section titled “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 90 for additional information about these interests.

No Solicitation by the Company (page 115)

The Merger Agreement restricts our ability to solicit third-party acquisition proposals or provide information or data to or engage in discussions or negotiations with third parties that have made or to the Company’s knowledge are reasonably likely to make an acquisition proposal. Under certain circumstances and in compliance with certain obligations, the Company may provide information and data and participate in discussions and negotiations with respect to unsolicited written third-party acquisition proposals that could reasonably be expected to result in a superior proposal and may terminate the merger agreement and accept a superior proposal upon payment to Tokio Marine of the termination fee of $82,000,000.

Termination of the Merger Agreement (page 121)

The merger agreement may be terminated and the transactions contemplated by the merger agreement abandoned at any time prior to the closing of the merger under certain circumstances, including by mutual written consent of the Company and Tokio Marine, or by either the Company or Tokio Marine if specified conditions have not been met. Please see the section titled “The Merger Agreement—Termination of the Merger Agreement” for additional information.

Termination Fees if the Merger Is Not Completed (page 123)

If the merger agreement is terminated under certain circumstances, we must pay Tokio Marine a termination fee of $82,000,000. For more information on the termination fee, please see the section titled “The Merger Agreement—Termination Fee”.

Litigation Related to the Merger (page 103)

The Company, members of the Company’s board of directors, Tokio Marine and Merger Sub have been named as defendants in lawsuits brought by and on behalf of the Company’s stockholders challenging the merger.

On December 22, 2011, Pontiac General Employees Retirement System, a purported stockholder of the Company, filed an action in the Court of Chancery of the State of Delaware captioned Pontiac General Employees Retirement System v. Kevin R. Brine, et al., C.A. No. 7144-VCG. The complaint names as defendants the Company, Tokio Marine, Merger Sub and all of the Company’s directors individually and purports to be a class action on behalf of the plaintiff and all similarly situated public stockholders.

On December 23, 2011, KBC Asset Management NV, a purported stockholder of the Company, filed a similar action in the Court of Chancery of the State of Delaware captioned KBC Asset Management NV v. Delphi Financial Group, Inc., et al., C.A. No. 7146-VCG. The complaint names as defendants the Company, Tokio Marine, Merger Sub and all of the Company’s directors individually and purports to be a class action on behalf of the plaintiff and all similarly situated public stockholders.

On December 29, 2011, Cleveland Bakers and Teamsters Pension Fund, a purported stockholder of the Company, filed a similar action in the Court of Chancery of the State of Delaware captioned Cleveland Bakers and Teamsters Pension Fund v. Kevin R. Brine, et al., C.A. No. 7158-VCG. The complaint names as defendants the Company, Tokio Marine, Merger Sub and all of the Company’s directors individually and purports to be a class action on behalf of the plaintiff and all similarly situated public stockholders.

On January 4, 2012, these three actions were consolidated by the Court of Chancery of the State of Delaware into In re Delphi Financial Group Shareholder Litigation, Consolidated C.A. No. 7144-VCG.

The complaints each allege, among other things, that the Company’s directors have breached their fiduciary duties to the Company’s public stockholders by (1) entering into the merger without regard to the fairness of the transaction to the Company’s public stockholders, (2) allowing the payment of additional consideration to the Class B stockholders, (3) improperly ceding control over the merger process to Mr. Rosenkranz and (4) structuring the vote on the merger agreement in an improperly coercive manner. The complaints also allege that Mr. Rosenkranz in particular has breached his fiduciary duties to the Company’s stockholders by (a) dominating and controlling the board of directors’ negotiation and consideration of the merger and (b) appropriating for himself a disproportionate amount of the merger consideration by securing additional consideration to the Class B stockholders. The complaints also allege that Tokio Marine and Merger Sub knew of these alleged breaches and aided and abetted in their commission. Based on these allegations, the complaints, among other relief, seek certain injunctive relief, including enjoining the merger, and damages. They also purport to seek recovery of the costs of the actions, including attorneys’ fees.

On January 5, 2012, Oklahoma Firefighters Pension & Retirement System, a purported stockholder of the Company, filed an action in the Court of Chancery of the State of Delaware captioned Oklahoma Firefighters Pension & Retirement System v. Kevin R. Brine, et al., C.A. No. 7162-VCG. The complaint names as defendants the Company, Tokio Marine, Merger Sub and all of the Company’s directors individually and purports to be a class action on behalf of the plaintiff and all similarly situated public stockholders. The complaint makes similar allegations and demands as those in In re Delphi Financial Group Shareholder Litigation, Consolidated C.A. No. 7144-VCG. The complaint additionally alleges that (1) the merger agreement treats options and restricted share units in an illegal manner, (2) the merger agreement illegally circumvents the provisions in the Company’s certificate of incorporation providing for the conversion of Class B common stock into Class A common stock upon a sale, assignment, transfer or other disposition, (3) the merger agreement improperly lacks a provision specifying that the certificate amendment and the payment of additional consideration to the Class B stockholders will not affect the determination of the fair value of the Class A common stock in an appraisal and (4) the Company’s directors breached their fiduciary duties by entering into an agreement with these defects. In addition to the relief sought by the complaints in In re Delphi Financial Group Shareholder Litigation, Consolidated C.A. No. 7144-VCG, the complaint seeks injunctive and declaratory relief related to these additional allegations. On January 9, 2012, this action was consolidated by the Court of Chancery of the State of Delaware into In re Delphi Financial Group Shareholder Litigation, Consolidated C.A. No. 7144-VCG.

The Company and its directors believe that the claims asserted in these actions are without merit, and they intend to vigorously defend all pending claims.

The Special Meeting (page 29)

The special meeting will be held at [—] on [—], 2012, commencing at [—], local time.

Purpose of the Special Meeting (page 29)

You will be asked to consider and vote upon the merger proposal, the certificate amendment proposal, the non-binding compensation proposal, the adjournment proposal and such other business as may properly be submitted for stockholder action by or at the direction of our board of directors.

If any other matters are properly presented for action at the special meeting, the persons named in the enclosed proxy card will have discretion to vote on such matters in accordance with their best judgment.

Record Date and Stockholders Entitled to Vote (page 30)

If you own shares of our common stock at the close of business on [—], 2012, which we refer to as the “record date” for the special meeting, you will be entitled to vote at the special meeting. As of the close of business on the record date, there were [—] shares of Class A common stock issued and outstanding (of which [—] shares were held, directly or indirectly, by holders of Class B common stock) and [—] shares of Class B common stock issued and outstanding.

Each share of Class A common stock entitles the holder thereof to one vote. Each share of Class B common stock entitles the holder thereof to a number of votes per share equal to the lesser of (1) the number of votes such that the aggregate of all outstanding shares of Class B common stock will be entitled to cast 49.9% of all of the votes represented by the aggregate of all outstanding shares of Class A common stock and Class B common stock or (2) 10 votes. Based on the shares of common stock issued and outstanding as of the close of business on the record date, shares of Class B common stock will have the number of votes described in clause [(1)] of the preceding sentence.

Mr. Rosenkranz, as of the close of business on the record date, had the power to vote, or direct the voting of, all of the outstanding shares of Class B common stock, which as of the close of business on the record date represented [49.9]% of the aggregate voting power of the Company’s common stock, and Mr. Rosenkranz and his affiliates directly owned all of the outstanding shares of Class B common stock (unrelated third parties had indirect economic interests in approximately [9]% of the outstanding shares of Class B common stock through minority interests held in affiliates of Mr. Rosenkranz). Other than Mr. Rosenkranz, no member of our board of directors has any direct or indirect interest in the Company’s Class B common stock. Mr. Rosenkranz, as of the close of business on the record date, also had the power to vote, or direct the voting of, approximately [—] shares of Class A common stock, representing approximately [—]% of the aggregate voting power of the Company’s common stock. However, pursuant to an existing voting agreement, dated as of May 13, 1997, by and between the Company and Mr. Rosenkranz, Mr. Rosenkranz has agreed not to vote or cause to be voted certain shares of Class A common stock or Class B common stock, as applicable, if and to the extent that such shares would cause Mr. Rosenkranz and Rosenkranz & Company, L.P., collectively, to have more than 49.9% of the combined voting power of the Company’s stockholders. In addition, as of the close of business on the record date, directors and executive officers of the Company (other than Mr. Rosenkranz) beneficially owned, in the aggregate, [—] shares of Class A common stock, representing approximately [—]% of the aggregate voting power of the Company’s common stock.

Required Vote; Effect of Failure to Vote, Abstentions and Broker Non-Votes (page 32)

Approval of the merger proposal requires the affirmative vote of both (1) holders of a majority of the voting power of the outstanding shares of the Class A common stock and Class B common stock entitled to vote on the proposal, voting together as a single class and (2) holders of a majority of the outstanding shares of Class A common stock entitled to vote on the proposal (other than shares of Class A common stock owned, directly or indirectly, by holders of Class B common stock, any holder of shares of Class A common stock that were transferred to such holder by any holder of Class B common stock after December 21, 2011, Tokio Marine, Merger Sub or any officers or directors of Delphi, or any of their respective affiliates or “associates” (as defined in Section 12b-2 of the Exchange Act)), voting as a single class. The approval of the merger proposal by holders of a majority of the outstanding shares of Class A common stock held by the unaffiliated stockholders is not required by law or the Company’s certificate of incorporation, but is a condition that cannot be waived under the terms of the merger agreement. Failure to vote, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal. As a result of Mr. Rosenkranz’s power to vote, or direct the voting of, all of the outstanding shares of Class B common stock and the voting agreement, pursuant to which Mr. Rosenkranz and the other Class B stockholders have agreed to vote their shares in favor of the adoption of the merger agreement, the approval described in clause (1) of this paragraph is effectively assured.

Approval of the certificate amendment proposal requires the affirmative vote of both (1) holders of a majority of the voting power of the outstanding shares of Class A common stock and Class B common stock entitled to vote on the proposal, voting together as a single class, and (2) holders of a majority of the outstanding shares of Class A common stock entitled to vote on the proposal (including [—] shares of Class A common stock beneficially owned by Mr. Rosenkranz and [—] shares of Class A common stock beneficially owned, in the aggregate, by our other directors and executive officers), voting as a single class. Failure to vote, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the certificate amendment proposal. As a result of Mr. Rosenkranz’s power to vote, or direct the voting of, all of the outstanding shares of Class B common stock and the voting agreement, pursuant to which Mr. Rosenkranz and the other Class B stockholders have agreed to vote their shares in favor of the adoption of the certificate amendment, the approval described in clause (1) of this paragraph is effectively assured. The merger is conditional upon the adoption of the certificate amendment.

Approval of the non-binding compensation proposal requires approval by a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. Assuming a quorum is present, failure to vote, broker non-votes and abstentions will have no effect on the non-binding compensation proposal. Mr. Rosenkranz has agreed to vote, or cause to be voted, all shares of common stock which he has the power to vote, or direct the voting of, in the same proportion as the votes cast (whether for, against or abstaining) by the unaffiliated stockholders with respect to the non-binding compensation proposal (subject to the terms and restrictions contained in the existing voting agreement, dated as of May 13, 1997). As a result of Mr. Rosenkranz’s power to vote, or direct the voting of, all of the outstanding shares of Class B common stock, the outcome of the vote on the non-binding compensation proposal will effectively be determined by the unaffiliated stockholders.

Approval of the adjournment proposal requires approval by a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. Assuming a quorum is present, failure to vote, broker non-votes and abstentions will have no effect on the adjournment proposal. Mr. Rosenkranz has agreed to vote, or cause to be voted, all shares of common stock which he has the power to vote, or direct the voting of, with respect to the adjournment proposal (subject to the terms and restrictions contained in the existing voting agreement, dated as of May 13, 1997) as directed by the Special Committee. As a result of Mr. Rosenkranz’s power to vote, or direct the voting of, all of the outstanding shares of Class B common stock, the outcome of the vote on the adjournment proposal will effectively be determined by the Special Committee.

Voting Procedures (page 32)

If you are a registered or “record” holder, which means that your shares are registered in your name with American Stock Transfer & Trust Company, LLC, Delphi’s transfer agent and registrar, you may vote in person at the special meeting or vote by proxy by submitting a proxy promptly by following the instructions on the enclosed proxy card.

If your shares are held in “street name,” which means that your shares are held of record in an account with a broker, bank, trust company or other nominee, you must follow the instructions of your broker, bank, trust company or other nominee in order to vote.

For additional information relating to voting at the special meeting, please see the sections titled “The Special Meeting—Voting Procedures”, “—Voting in Person”, “—Voting of Proxies by Holders of Record” and “—Voting Shares Held in Street Name”.

Revocability of Proxy (page 34)

If you are the record holder of stock, you can change your vote or revoke your proxy before your proxy is voted at the special meeting by:

•	timely delivery of a later dated and valid proxy by mail;

•	timely delivery of a duly executed revocation sent to the Investor Relations Department of Delphi Financial Group, Inc., 1105 North Market Street, Suite 1230, Wilmington, Delaware 19801; or

•	attending the special meeting and voting in person (attendance at the special meeting without voting will not in and of itself revoke your proxy).

If your shares of the Company’s common stock are held in “street name,” you should follow the instructions of your broker, bank, trust company or other nominee regarding the revocation of proxies. If your broker, bank, trust company or other nominee allows you to submit a proxy via the Internet or by telephone, you may be able to change your vote by submitting a new proxy via the Internet or by telephone.

Adjournments and Postponements (page 35)

Although it is not currently expected, the special meeting may be adjourned or postponed if any of the required quorums are not present in person or represented by proxy or, subject to approval of the adjournment proposal, for the purpose of soliciting additional proxies if there are insufficient votes present in person or represented by proxy at the time of the special meeting to approve the merger proposal or the certificate amendment proposal. If the special meeting is adjourned, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the special meeting of the place, date and time to which the special meeting is adjourned. The record date will not change due to an adjournment or a postponement unless the board of directors, in its discretion, establishes a new record date or a new record date is required to be established by applicable law.

Voting by Company Directors and Executive Officers (page 35)

As of the close of business on the record date, directors and executive officers of the Company beneficially owned, in the aggregate, [—] shares of Class A common stock, or approximately [—]% of the voting power of the issued and outstanding shares of the Company’s common stock and approximately [—]% of the issued and outstanding shares of Class A common stock.

Mr. Rosenkranz, as of the close of business on the record date, had the power to vote, or direct the voting of, all of the outstanding shares of Class B common stock, which as of the close of business on the record date represented [49.9]% of the aggregate voting power of the Company’s common stock, and Mr. Rosenkranz and his affiliates directly owned all of the outstanding shares of Class B common stock (unrelated third parties had indirect economic interests in approximately [9]% of the outstanding shares of Class B common stock through minority interests held in affiliates of Mr. Rosenkranz). Other than Mr. Rosenkranz, no member of our board of directors has any direct or indirect interest in the Company’s Class B common stock. Mr. Rosenkranz, as of the close of business on the record date, also had the power to vote, or direct the voting of, approximately [—] shares of Class A common stock, representing approximately [—]% of the aggregate voting power of the Company’s common stock. However, pursuant to an existing voting agreement, dated as of May 13, 1997, by and between the Company and Mr. Rosenkranz, Mr. Rosenkranz has agreed not to vote or cause to be voted certain shares of Class A common stock or Class B common stock, as applicable, if and to the extent that such shares would cause Mr. Rosenkranz and Rosenkranz & Company, L.P., collectively, to have more than 49.9% of the combined voting power of the Company’s stockholders.

Mr. Rosenkranz and certain of his affiliates have entered into a voting agreement with the Company and Tokio Marine pursuant to which Mr. Rosenkranz and certain of his affiliates have agreed, subject to certain exceptions, to vote all of their shares of the Company’s common stock in favor of the merger proposal and the certificate amendment proposal. This voting agreement is subject to the terms and restrictions of the existing voting agreement, described above, pursuant to which Mr. Rosenkranz has agreed not to vote or cause to be voted certain shares of Class A common stock or Class B common stock, as applicable, if and to the extent that such shares would cause Mr. Rosenkranz and Rosenkranz & Company, L.P., collectively, to have more than 49.9% of the combined voting power of the Company’s stockholders. However, the merger proposal is subject to the approval of a majority of the unaffiliated stockholders (this condition is not required by law or the Company’s certificate of incorporation, but cannot be waived under the terms of the merger agreement).

Each of our directors and executive officers and certain of their affiliates have indicated their present intention to vote, or cause to be voted, their shares of common stock for the merger proposal. However, as described under “The Special Meeting—Required Vote; Effect of Failure to Vote, Abstentions and Broker Non-Votes”, the merger proposal must be approved by both (1) holders of a majority of the voting power of our outstanding common stock entitled to vote on the proposal (including shares of Class B common stock) and (2) the unaffiliated stockholders (this unaffiliated stockholder approval is not required by law or the Company’s certificate of incorporation, but cannot be waived under the terms of the merger agreement). As our directors and executive officers are not unaffiliated stockholders, their votes will not count for the required unaffiliated stockholder approval.

Each of our directors and executive officers and certain of their affiliates have indicated their present intention to vote, or cause to be voted, their shares of common stock for the certificate amendment proposal. However, as described under “The Special Meeting—Required Vote; Effect of Failure to Vote, Abstentions and Broker Non-Votes”, approval of the certificate amendment proposal must be approved by both (1) holders of a majority of the voting power of our outstanding common stock entitled to vote on the proposal (including shares of Class B common stock) and (2) holders of a majority of the outstanding shares of Class A common stock entitled to vote on the proposal (including [—] shares of Class A common stock beneficially owned by Mr. Rosenkranz and [—] shares of Class A common stock beneficially owned, in the aggregate, by our other directors and executive officers), voting as a single class. Mr. Rosenkranz’s shares of Class B common stock will not count for purposes of the required Class A stockholder approval.

Each of our directors and executive officers (other than Mr. Rosenkranz) and certain of their affiliates have indicated their present intention to vote, or cause to be voted, their shares of common stock for the non-binding compensation proposal. Mr. Rosenkranz has agreed to vote, or cause to be voted, all shares of common stock which he has the power to vote, or direct the voting of, in the same proportion as the votes cast (whether for, against or abstaining) by the unaffiliated stockholders with respect to the non-binding compensation proposal (subject to the terms and restrictions contained in the existing voting agreement, dated as of May 13, 1997). As a result of Mr. Rosenkranz’s power to vote, or direct the voting of, all of the outstanding shares of Class B common stock, the outcome of the vote on the non-binding compensation proposal will effectively be determined by the unaffiliated stockholders.

Each of our directors and executive officers (other than Mr. Rosenkranz) and certain of their affiliates have indicated their present intention to vote, or cause to be voted, their shares of common stock for the adjournment proposal. Mr. Rosenkranz has agreed to vote, or cause to be voted, all shares of common stock which he has the power to vote, or direct the voting of, with respect to the adjournment proposal (subject to the terms and restrictions contained in the existing voting agreement, dated as of May 13, 1997) as directed by the Special Committee. As a result of Mr. Rosenkranz’s power to vote, or direct the voting of, all of the outstanding shares of Class B common stock, the outcome of the vote on the adjournment proposal will effectively be determined by the Special Committee.

As of [—], 2012, Tokio Marine did not beneficially own any shares of the Company’s Class A common stock or Class B common stock.

Please see the sections titled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Voting and Support Agreement” and “Security Ownership of Certain Beneficial Owners and Management” for additional information.

Opinion of Lazard (page 72 and Annex B)

On December 20, 2011, Lazard rendered its written opinion to the Special Committee that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the sum of the Class A Merger Consideration and the special dividend to be paid to holders of Class A common stock (other than (1) Tokio Marine, Delphi or any other direct or indirect wholly owned subsidiary of Tokio Marine or Delphi, except to the extent that they hold Class A common stock on behalf of third parties, (2) holders who are entitled to demand and have properly exercised and perfected their appraisal rights under Section 262 of the DGCL and (3) any holder of Class B common stock who also owns Class A common stock) in connection with the merger was fair, from a financial point of view, to such holders.

The full text of Lazard’s written opinion, dated December 20, 2011, which sets forth the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. We encourage you to read Lazard’s opinion, and the section titled “The Merger—Opinion of Lazard” beginning on page 72, carefully and in their entirety. Lazard’s engagement and opinion were for the benefit of the Special Committee and the other independent directors of the Company’s board of directors (each in their capacity as such), and Lazard’s opinion was rendered to the Special Committee in connection with its evaluation of the merger and only addressed the fairness, from a financial point of view, to the holders of Class A common stock of the sum of the Class A Merger Consideration and the special dividend to be paid to such holders in connection with the merger as of the date of Lazard’s opinion. Lazard’s opinion did not address any other aspect of the transaction contemplated by the merger agreement and was not intended to and does not constitute a recommendation to any holder of the Company’s common stock as to how such holder should vote or act with respect to the merger or any matter relating thereto.

Material United States Federal Income Tax Consequences (page 84)

The merger will be a taxable transaction for United States federal income tax purposes to U.S. holders of shares of the Company’s common stock. U.S. holders generally will recognize gain or loss from the merger in an amount equal to the difference between the amount of cash they receive in the merger and the adjusted tax basis in their shares of the Company’s common stock. Although the tax treatment of the special dividend is not entirely clear, we intend to report the special dividend as a distribution with respect to our common stock that will be a taxable dividend to the extent of our current and accumulated earnings and profits for United States federal income tax purposes. We do not expect that the amount of the special dividend will exceed our current and accumulated earnings and profits.

The United States federal income tax consequences described above may not apply to all holders of the Company’s common stock, including certain holders specifically referred to on page 86. Your tax consequences will depend on your own situation. You should consult your own tax advisor to determine the particular tax consequences to you.

Amendment to Certificate of Incorporation (page 88)

The merger is conditional upon the approval of the certificate amendment proposal. The merger will not take place unless the certificate amendment is adopted by both (1) holders of a majority of the voting power of the outstanding shares of Class A common stock and Class B common stock entitled to vote on the proposal, voting together as a single class, and (2) holders of a majority of the outstanding shares of Class A common stock entitled to vote on the proposal (including [—] shares of Class A common stock beneficially owned by Mr. Rosenkranz and [—] shares of Class A common stock beneficially owned, in the aggregate, by our other directors and executive officers), voting as a single class. The Company’s certificate of incorporation currently prohibits the payment of different types or amounts of consideration to holders of Class B common stock from the type or amount of consideration holders of Class A common stock receive in the merger. The Special Committee Sub-Committee and the Special Committee (after having received the unanimous recommendation of the Special Committee Sub-Committee) have approved and declared advisable an amendment to the Company’s certificate of incorporation to allow shares of Class B common stock to receive the higher consideration as contemplated by the merger agreement than shares of Class A common stock and, in the case of the Special Committee, unanimously recommends that stockholders vote “FOR” the certificate amendment proposal. After having received the unanimous recommendations of the Special Committee Sub-Committee and the Special Committee, our board of directors, subject to stockholder adoption, has approved and declared advisable this amendment to the Company’s certificate of incorporation, and recommends that stockholders vote “FOR” the certificate amendment proposal. The amendment, which we refer to as the “certificate amendment”, would only permit holders of Class B common stock to receive higher consideration than holders of Class A common stock specifically in connection with the transactions contemplated by the merger agreement with Tokio Marine and not otherwise; therefore, if the proposed merger does not occur, the Company’s certificate of incorporation would continue to require all holders of common stock to receive equal consideration in connection with another merger or similar transaction. In accordance with the General Corporation Law of the State of Delaware, which we refer to as the “DGCL”, the certificate amendment will only become effective if adopted by the Company’s stockholders as described in the section titled “The Special Meeting—Required Vote; Effect of Failure to Vote, Abstentions and Broker Non-Votes”. If the Company’s stockholders adopt and approve the merger agreement and adopt the certificate amendment, the Company intends to file the certificate amendment with the Secretary of State of the State of Delaware prior to the effective time of the merger. If the merger does not occur, the Company’s board of directors anticipates that it will adopt resolutions to abandon the certificate amendment rather than make such filing. A copy of Article Fourth, Section A.7 of the Company’s current certificate of incorporation showing the proposed amendment is attached as Annex D.

Appraisal Rights (page 126)

If the merger is consummated, stockholders of the Company will have certain rights under Delaware law to demand appraisal of, and payment in cash of the fair value of, their shares of the Company’s common stock. Any shares of the Company’s common stock held by a person who does not vote in favor of adoption of the merger agreement, demands appraisal of such shares of common stock and complies with the applicable provisions of Delaware law will not be converted into the right to receive the applicable merger consideration, but will be entitled to receive the special dividend. Such appraisal rights, if the statutory procedures were complied with, will lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the merger) required to be paid in cash to such dissenting stockholders for their shares of the Company’s common stock. The value so determined could be more or less than, or the same as, the applicable merger consideration.

Although holders of Class A common stock and Class B common stock could not receive different consideration in the merger unless the certificate amendment were implemented, the Company does not believe that the implementation of the certificate amendment immediately prior to the merger will affect the “fair value” of shares of Class A common stock as determined in an appraisal proceeding if any such proceeding is held in connection with the merger. The certificate amendment permits differential consideration only in connection with the merger, so to the extent that the potential for differential consideration has any impact on value, it would be an element of value that would arise only from the accomplishment of the merger and therefore would be excluded from the determination of fair value under Section 262 of the DGCL.

You should read the section titled “Appraisal Rights” beginning on page 126 for a more complete discussion of the appraisal rights in relation to the merger, as well as Annex C, which contains the full text of the applicable Delaware statute.

Market Price of the Company’s Common Stock and Dividend Data (page 130)

Our Class A common stock is listed on the New York Stock Exchange, which we refer to as the “NYSE”, under the trading symbol “DFG”. The cash consideration (including the $1.00 special dividend) to be received in the merger represents a premium of 76% for our Class A stockholders relative to the closing price of $25.43 per share of Class A common stock on December 20, 2011 and a premium of 63% for our Class A stockholders relative to the trailing twelve-month average as of December 20, 2011 of $27.50. On [—], 2012, which was the last trading day before the printing of this proxy statement, our common stock closed at $[—] per share.

You are encouraged to obtain current market quotations for shares of the Company’s Class A common stock in connection with voting your shares of common stock.

The merger agreement provides that record holders of Class A common stock and Class B common stock immediately prior to the effective time of the merger will be entitled to receive $1.00 in cash per share pursuant to a one-time special dividend from Delphi to be paid shortly after closing. The special dividend is contingent upon the completion of the merger. In addition, under the terms of the merger agreement, the Company may pay regular quarterly cash dividends with respect to shares of common stock not in excess of $0.12 per share with the timing of declaration, record and payment dates thereof consistent with past practice. While the declaration and payment of dividends, including the amount and frequency of dividends, are at the discretion of the board of directors and depend upon many factors, including the Company’s consolidated financial position, liquidity requirements, operating results and such other factors as the board of directors may deem relevant, the board of directors currently expects to continue to declare and pay quarterly dividends of $0.12 per share in accordance with past practice.

Where You Can Find More Information (page 135)

You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, please see the section titled “Where You Can Obtain Additional Information” beginning on page 135.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder. You should read the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to in this proxy statement.

Q:	Why am I receiving this proxy statement and proxy card?

A:	On December 21, 2011, we entered into an Agreement and Plan of Merger, which we refer to as the “merger agreement”, with Tokio Marine and Merger Sub.

You should carefully read this proxy statement, including its annexes and the other documents we refer to in this proxy statement, because they contain important information about the merger, the merger agreement, the certificate amendment and the special meeting. The enclosed voting materials allow you to have your stock voted without attending the special meeting.

Your vote is very important. We encourage you to vote by proxy as soon as possible.

Q:	What proposals will be considered at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on the following proposals:

•	a proposal to adopt and approve the merger agreement, which we refer to as the “merger proposal” (a copy of the merger agreement is attached to this proxy statement as Annex A);

•

a proposal to adopt an amendment to Delphi’s certificate of incorporation to permit holders of Class B common stock to receive higher consideration than holders of Class A common stock in the merger as contemplated by the merger agreement, which we refer to as the “certificate amendment proposal” (a copy of Article Fourth, Section A.7 of the Company’s current certificate of incorporation showing the proposed amendment is attached as Annex D);

•

a non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the merger (this non-binding, advisory proposal relates only to already existing contractual obligations of the Company that may result in a payment to the Company’s named executive officers in connection with the completion of the merger and does not relate to any new compensation or other arrangements between the Company’s named executive officers and Tokio Marine or, following the merger, the Company and its subsidiaries), which we refer to as the “non-binding compensation proposal”; and

•

a proposal to approve the adjournment of the special meeting, if necessary or desirable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the merger agreement or adopt the certificate amendment, which we refer to as the “adjournment proposal”.

Q:	If the merger is completed, what will I receive for my shares of the Company’s common stock?

A:	Holders of shares of Class A common stock will be paid $43.875 in cash, without interest and less any applicable withholding taxes, for each share of Class A common stock that they own. Holders of Class B common stock will be paid $52.875 in cash, without interest and less any applicable withholding taxes, for each share of Class B common stock that they own.

In addition to the consideration described above, the merger agreement provides that record holders of Class A common stock and Class B common stock immediately prior to the effective time of the merger will be entitled to receive $1.00 in cash per share pursuant to a one-time special dividend from Delphi to be paid shortly after closing. The special dividend is contingent upon the completion of the merger.

Please see the section titled “The Merger—Background of the Merger—Special Committee Sub-Committee Presentation on Differential Consideration” for a description of certain considerations related to the dual-class structure of Delphi and the higher consideration to be received by the holders of Class B common stock in the merger that Lazard reviewed with the Special Committee Sub-Committee and the Special Committee. Please see the section titled “The Merger—Material United States Federal Income Tax Consequences” for a more detailed explanation of the tax consequences of the merger and special dividend.

Q:	Who sent me this proxy statement?

A:	The Company, on behalf of the Special Committee and our board of directors, sent you this proxy statement and proxy card. We began mailing this proxy statement and proxy card on or about [—], 2012. We will pay for the solicitation of proxies for use at the special meeting. Officers, directors or employees of the Company or our subsidiaries may solicit proxies, for no additional compensation, by telephone, facsimile, electronic mail or in person. We may request that brokerage houses and other custodians, nominees and fiduciaries forward soliciting material to the beneficial owners of the Company’s common stock, and we will reimburse them for their related expenses. In addition, we have retained MacKenzie Partners, Inc., which we refer to as “MacKenzie Partners”, a professional soliciting organization, to assist in soliciting proxies.

Q:	What will happen to outstanding Company equity compensation awards in the merger?

A:	For information regarding the treatment of the Company’s equity awards, please see the sections titled “The Merger Agreement—Treatment of Company Equity Awards” and “—Treatment of the Company’s Employee Stock Purchase Plan”.

Q:	When and where is the special meeting being held?

A:	The special meeting will be held at [—] on [—], 2012, commencing at [—], local time.

Q:	Who is entitled to vote at the special meeting?

A:	The record date for the special meeting is [—], 2012. Only holders of record of issued and outstanding shares of the Company’s common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting.

Q:	How do the Special Committee and the board of directors recommend that I vote?

A:	The Special Committee, after having received the unanimous recommendation of the Special Committee Sub-Committee, and our board of directors, after having received the unanimous recommendations of the Special Committee Sub-Committee and the Special Committee, recommend that you vote “FOR” each of the merger proposal and the certificate amendment proposal. Our board of directors also recommends that you vote “FOR” each of the non-binding compensation proposal and the adjournment proposal. For a more complete description of the Special Committee’s and the board of directors’ reasons for recommending the adoption and approval of the merger agreement and the certificate amendment, as well as the reasons for the Special Committee Sub-Committee’s and the Special Committee’s recommendations to the board of directors, please see the section titled “The Merger—Recommendation of the Special Committee and Board of Directors; Reasons for the Merger”. In addition, in considering the recommendations of the Special Committee and the board of directors, you should be aware that some of the Company’s directors and executive officers have interests that are different from, or in addition to, the interests of our stockholders generally or of the holders of Class A common stock. Please see the section titled “The Merger—Interests of Our Directors and Executive Officers in the Merger”.

Q:	How many votes do I have?

A:	Holders of Class A common stock are entitled to one vote for each share of Class A common stock that they owned as of the close of business on the record date.

Holders of Class B common stock are entitled to a number of votes per share equal to the lesser of (1) the number of votes such that the aggregate of all outstanding shares of Class B common stock will be entitled to cast 49.9% of all of the votes represented by the aggregate of all outstanding shares of Class A common stock and Class B common stock or (2) 10 votes. Based on the shares of common stock outstanding as of the close of business on the record date, shares of Class B common stock will have the number of votes described in clause [(1)] of the preceding sentence (i.e., in the aggregate holders of Class B common stock will be entitled to cast [49.9]% of all the votes represented by our common stock).

Q:	What vote is required to approve each of the proposals?

A:	Approval of the merger proposal requires the affirmative vote of both (1) holders of a majority of the voting power of the outstanding shares of the Class A common stock and Class B common stock entitled to vote on the proposal, voting together as a single class, and (2) holders of a majority of the outstanding shares of Class A common stock entitled to vote on the proposal (other than shares of Class A common stock owned, directly or indirectly, by holders of Class B common stock, any holder of shares of Class A common stock that were transferred to such holder by any holder of Class B common stock after December 21, 2011, Tokio Marine, Merger Sub or any officers or directors of Delphi, or any of their respective affiliates or “associates” (as defined in Section 12b-2 of the Exchange Act)), voting as a single class (the approval of the merger proposal by holders of a majority of the outstanding shares of Class A common stock held by the unaffiliated stockholders is not required by law or the Company’s certificate of incorporation, but is a condition that cannot be waived under the terms of the merger agreement). Failure to vote, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal. As a result of Mr. Rosenkranz’s power to vote, or direct the voting of, all of the outstanding shares of Class B common stock and the voting agreement, pursuant to which Mr. Rosenkranz and the other Class B stockholders have agreed to vote their shares in favor of the adoption of the merger agreement, the approval described in clause (1) of the first sentence of this paragraph is effectively assured.

Approval of the certificate amendment proposal requires the affirmative vote of both (1) holders of a majority of the voting power of the outstanding shares of Class A common stock and Class B common stock entitled to vote on the proposal, voting together as a single class, and (2) holders of a majority of the outstanding shares of Class A common stock entitled to vote on the proposal (including [—] shares of Class A common stock beneficially owned by Mr. Rosenkranz and [—] shares of Class A common stock beneficially owned, in the aggregate, by our other directors and executive officers), voting as a single class. Failure to vote, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the certificate amendment proposal. As a result of Mr. Rosenkranz’s power to vote, or direct the voting of, all of the outstanding shares of Class B common stock and the voting agreement, pursuant to which Mr. Rosenkranz and the other Class B stockholders have agreed to vote their shares in favor of the adoption of the certificate amendment, the approval described in clause (1) of the first sentence of this paragraph is effectively assured.

Approval of the non-binding compensation proposal requires approval by a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. Assuming a quorum is present, failure to vote, broker non-votes and abstentions will have no effect on the non-binding compensation proposal. Mr. Rosenkranz has agreed to vote, or cause to be voted, all shares of common stock which he has the power to vote, or direct the voting of, in the same proportion as the votes cast (whether for, against or abstaining) by the unaffiliated stockholders with respect to the non-binding compensation proposal (subject to the terms and restrictions contained in the existing voting agreement, dated as of May 13, 1997). As a result of Mr. Rosenkranz’s power to vote, or direct the voting of, all of the outstanding shares of Class B common stock, the outcome of the vote on the non-binding compensation proposal will effectively be determined by the unaffiliated stockholders.

Approval of the adjournment proposal requires approval by a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. Assuming a quorum is present, failure to vote, broker non-votes and abstentions will have no effect on the adjournment proposal. Mr. Rosenkranz has agreed to vote, or cause to be voted, all shares of common stock which he has the power to vote, or direct the voting of, with respect to the adjournment proposal (subject to the terms and restrictions contained in the existing voting agreement, dated as of May 13, 1997) as directed by the Special Committee. As a result of Mr. Rosenkranz’s power to vote, or direct the voting of, all of the outstanding shares of Class B common stock, the outcome of the vote on the adjournment proposal will effectively be determined by the Special Committee.

Q:	How do the Company’s directors and executive officers intend to vote?

A:	Each of our directors and executive officers and certain of their affiliates have indicated that they currently intend to vote all of their shares of the Company’s common stock “FOR” each of the merger proposal and the certificate amendment proposal. However, certain votes of our directors and executive officers will not count for certain votes relating to the merger proposal and the certificate amendment proposal.

Each of our directors and executive officers (other than Mr. Rosenkranz) and certain of their affiliates have also indicated that they currently intend to vote all of their shares of the Company’s common stock “FOR” the non-binding compensation proposal. Mr. Rosenkranz has agreed to vote, or cause to be voted, all shares of common stock which he has the power to vote, or direct the voting of, in the same proportion as the votes cast (whether for, against or abstaining) by the unaffiliated stockholders with respect to the non-binding compensation proposal (subject to the terms and restrictions contained in the existing voting agreement, dated as of May 13, 1997). As a result of Mr. Rosenkranz’s power to vote, or direct the voting of, all of the outstanding shares of Class B common stock, the outcome of the vote on the non-binding compensation proposal will effectively be determined by the unaffiliated stockholders.

Each of our directors and executive officers (other than Mr. Rosenkranz) and certain of their affiliates have also indicated that they currently intend to vote all of their shares of the Company’s common stock “FOR” the adjournment proposal. Mr. Rosenkranz has agreed to vote, or cause to be voted, all shares of common stock which he has the power to vote, or direct the voting of, with respect to the adjournment proposal (subject to the terms and restrictions contained in the existing voting agreement, dated as of May 13, 1997) as directed by the Special Committee. As a result of Mr. Rosenkranz’s power to vote, or direct the voting of, all of the outstanding shares of Class B common stock, the outcome of the vote on the adjournment proposal will effectively be determined by the Special Committee. For a more complete description, please see the section titled “The Special Meeting—Voting by Company Directors and Executive Officers”.

Mr. Rosenkranz and certain of his affiliates have entered into a voting agreement with the Company and Tokio Marine pursuant to which Mr. Rosenkranz and certain of his affiliates have agreed, subject to certain exceptions, to vote all of their shares of the Company’s common stock in favor of the merger proposal and the certificate amendment proposal. This voting agreement is subject to an existing voting agreement, dated as of May 13, 1997, by and between the Company and Mr. Rosenkranz, pursuant to which Mr. Rosenkranz has agreed not to vote or cause to be voted certain shares of Class A common stock or Class B common stock, as applicable, if and to the extent that such shares would cause Mr. Rosenkranz and Rosenkranz & Company, L.P., collectively, to have more than 49.9% of the combined voting power of the Company’s stockholders. However, the merger proposal is subject to the approval of a majority of the unaffiliated stockholders (this condition is not required by law or the Company’s certificate of incorporation, but cannot be waived under the terms of the merger agreement). As of the close of business on the record date, Mr. Rosenkranz owns approximately [—] shares of Class A common stock, representing approximately [—]% of the aggregate voting power of the Company’s common stock, and directors and executive officers of the Company (other than Mr. Rosenkranz) beneficially owned, in the aggregate, [—] shares of Class A common stock, representing approximately [—]% of the aggregate voting power of the Company’s common stock. For a more complete description of the voting agreement, please see the section titled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Voting and Support Agreement”.

Q:	Do any of the Company’s executive officers or directors have any interests in the merger that are different from, or are in addition to, my interests as a stockholder?

A:

In considering the recommendations of the Special Committee and our board of directors that Company stockholders vote “FOR” the merger proposal and related proposals, you should be aware that certain of the Company’s directors and executive officers have financial interests in the merger that are different from, or are in addition to, the interests of the Company’s stockholders generally. The members of the Special Committee Sub-Committee, the Special Committee and the Company’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and, in the case of the Special Committee and the board of directors, in recommending to the Company’s stockholders that they approve the merger proposal and related proposals.

Mr. Rosenkranz, as of the close of business on the record date, had the power to vote, or direct the voting of, all of the outstanding shares of Class B common stock, which as of the close of business on the record date represented [49.9]% of the aggregate voting power of the Company’s common stock, and Mr. Rosenkranz and his affiliates directly owned all of the outstanding shares of Class B common stock (unrelated third parties had indirect economic interests in approximately [9]% of the outstanding shares of Class B common stock through minority interests held in affiliates of Mr. Rosenkranz). Other than Mr. Rosenkranz, no member of our board of directors has any direct or indirect interest in the Company’s Class B common stock. In the merger (including the payment of the special dividend), holders of shares of Class B common stock will be entitled to receive $53.875 in cash per share and holders of shares of Class A common stock will be entitled to receive $44.875 in cash. This consideration represents $9.00 more per share of Class B common stock, or a per-share incremental premium of approximately 20%, relative to the consideration to be paid in respect of Class A common stock. The aggregate incremental premium to be paid in respect of Class B common stock relative to the consideration to be paid in respect of Class A common stock is approximately 2.7% of the equity value of the transaction (equity value calculated assuming holders of Class A common stock and Class B common stock would be receiving $44.875 per share of common stock rather than the applicable merger consideration). In the merger, the holders of Class B common stock will receive an aggregate premium of approximately $64 million relative to the $46.00 per share blended price.

In addition, affiliates of Mr. Rosenkranz are parties to certain consulting agreements and other arrangements whereby the Company or its subsidiaries pay to these affiliates fees for Mr. Rosenkranz’s and his affiliates’ services. Mr. Rosenkranz and his affiliates may continue to receive payments from the Company or its subsidiaries pursuant to these consulting agreements or other arrangements after the completion of the merger. The interests of Mr. Rosenkranz also include the right to accelerated vesting and cash-out of Time-Based Class B Options and Class B RSUs and the right to receive an amount equal to the special dividend with respect to each equity award held by Mr. Rosenkranz. For additional information on Mr. Rosenkranz’s interests in the transaction, please see the section titled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Interests of Mr. Robert Rosenkranz”.

The interests of the Company’s non-employee directors include, among other things, the right to accelerated vesting and cash-out of certain Time-Based Class A Restricted Shares and Time-Based Class A Options and the right to receive an amount equal to the special dividend with respect to each equity award held by the director. In connection with their service on the Special Committee and in consideration for the time and effort required of the Special Committee, the members of the Special Committee are entitled to be paid a monthly fee. The interests of Mr. Rosenkranz include the right to accelerated vesting and cash-out of Time-Based Class B Options and Class B RSUs and the right to receive an amount equal to the special dividend with respect to each equity award held by Mr. Rosenkranz. The interests of certain of the Company’s executive officers, other than Mr. Rosenkranz, include the rights to (1) solely with respect to Messrs. Sherman, Kiratsous and Coulter, accelerated vesting and cash-out of Time-Based Class A Options, and Class A RSUs, (2) solely with respect to Messrs. Wilhelm, Burghart and Daurelle, certain payments with respect to Performance-Based Class A Restricted Shares and Performance-Based Class A Options, (3) an amount equal to the special dividend with respect to each equity award held by the executive officer, (4) solely with respect to Mr. Wilhelm, certain severance payments in the event of a qualifying termination of employment following the merger and (5) solely with respect to Mr. Coulter, certain payments with respect to a retention bonus pool to be established by the Company. It is not expected that any executive officer other than Mr. Coulter will participate in the retention bonus pool, and Messrs. Rosenkranz, Sherman and Kiratsous are each ineligible to participate in the retention bonus pool. In addition, Tokio Marine has had discussions with Messrs. Rosenkranz, Sherman and Kiratsous regarding post-closing compensation, retention and employment arrangements for the Company’s senior management; however, as of the date of this proxy statement, neither the Company nor Tokio Marine has entered into any agreements with the Company’s executive officers with respect to post-merger services. The Company’s board of directors and executive officers also have the right to indemnification and insurance coverage that will survive the completion of the merger. Please see the section titled “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 90 for additional information about these interests.

Q:	Why is the board of directors proposing an amendment to its certificate of incorporation?

A:	The merger is conditional upon the approval of the certificate amendment proposal. The merger will not take place unless the certificate amendment is adopted by both (1) holders of a majority of the voting power of the outstanding shares of Class A common stock and Class B common stock entitled to vote on the proposal, voting together as a single class, and (2) holders of a majority of the outstanding shares of Class A common stock entitled to vote on the proposal (including [—] shares of Class A common stock beneficially owned by Mr. Rosenkranz and [—] shares of Class A common stock beneficially owned, in the aggregate, by our other directors and executive officers), voting as a single class. The Company’s certificate of incorporation currently prohibits the payment of different types or amounts of consideration to holders of Class B common stock from the type or amount of consideration holders of Class A common stock receive in the merger. If the proposed merger is completed, pursuant to the terms of the merger agreement the holders of Class A common stock will be entitled to receive $43.875 per share of Class A common stock and the holders of Class B common stock will be entitled to receive $52.875 per share of Class B common stock, in each case plus the $1.00 per share special dividend. Our board of directors is proposing the amendment to the Company’s certificate of incorporation to permit holders of Class B common stock to receive higher consideration than holders of Class A common stock in the merger as contemplated by the merger agreement and has approved and declared advisable the certificate amendment. The Special Committee Sub-Committee and the Special Committee have each determined that (1) it is advisable and in the best interests of the Class A stockholders and the Company that the Company enter into the merger agreement and that the merger and the terms thereof, together with all of the other transactions contemplated by the merger agreement, including the certificate amendment, are fair and in the best interests of the Class A stockholders and the Company, (2) the consideration to be received in the merger is fair to the Class A stockholders (taking into account the higher consideration to be paid to the Class B stockholders) and (3) the premium to be paid to the Class B stockholders is fair to the Class A stockholders. The Special Committee Sub-Committee and the Special Committee have each also determined that the certificate amendment is in the best interests of the Class A stockholders, because without permitting the Class B stockholders to receive higher consideration than the Class A stockholders the Special Committee Sub-Committee and the Special Committee believe that Mr. Rosenkranz would not vote in favor of the merger (and the merger would therefore not occur). If the Company’s stockholders adopt and approve the merger agreement and adopt the certificate amendment, the Company intends to file the certificate amendment with the Secretary of State of the State of Delaware prior to the effective time of the merger. If the merger does not occur, the Company’s board of directors anticipates that it will adopt resolutions to abandon the certificate amendment rather than make such filing. A copy of Article Fourth, Section A.7 of the Company’s current certificate of incorporation showing the proposed amendment is attached as Annex D.

Q:	Why am I being asked to cast a vote on a non-binding, advisory vote on the compensation that may be payable to the Company’s named executive officers in connection with the merger?

A:

In accordance with the rules promulgated under Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that may be payable to its named executive officers in connection with the merger as described in the table titled “Potential Change of Control Payments to Executive Officers” on page 99 (which, for the avoidance of doubt, does not include any compensation that may be payable to Mr. Daurelle because Mr. Daurelle is not a named executive officer of the Company). This non-binding, advisory vote relates only to already existing contractual obligations of the Company that may result in a payment to the Company’s named executive officers in connection with the completion of the merger and does not relate to any new compensation or other arrangements between the Company’s named executive officers and Tokio Marine or, following the merger, the Company and its subsidiaries. Since the vote is advisory in nature only, it will not be binding on the Company. Accordingly, because the Company is contractually obligated to pay the compensation subject to the non-binding, advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is completed and regardless of the outcome of the advisory vote.

Our board of directors recommends that you vote “FOR” the non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the merger (this non-binding, advisory proposal relates only to already existing contractual obligations of the Company that may result in a payment to the Company’s named executive officers in connection with the completion of the merger and does not relate to any new compensation or other arrangements between the Company’s named executive officers and Tokio Marine or, following the merger, the Company and its subsidiaries).

Q:	How do I submit my proxy?

A:	If you are a record holder of our common stock, you have two voting options:

•

Proxy Card: You can submit your proxy by signing, dating and mailing your proxy card in the postage-paid envelope provided. If you intend to submit your proxy card by mail, please return your proxy card as soon as possible.

•	Vote in Person: You can attend the special meeting and vote at the meeting.

If you hold your shares through a broker, bank, trust company or other nominee, you should follow the separate voting instructions, if any, provided by the broker, bank, trust company or other nominee. Your broker, bank, trust company or other nominee may provide for proxy submission via the Internet or by telephone. Please contact your broker, bank, trust company or other nominee for additional information on the procedure for voting those shares of the Company’s common stock.

If a proxy is properly submitted by any of these methods, and is not subsequently revoked, your shares will be voted in accordance with the instructions you provide.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of common stock. If you are a holder of record and your shares of common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive.

Q:	What happens if I fail to vote or I abstain from voting?

A:	If you fail to vote, fail to instruct your broker, bank, trust company or other nominee to vote, or mark your proxy or voting instructions to abstain, it will have the effect of a vote “AGAINST” the merger proposal and the certificate amendment proposal.

If you fail to vote, fail to instruct your broker, bank, trust company or other nominee to vote or mark your proxy or voting instructions to abstain, it will have no effect on the non-binding compensation proposal or the adjournment proposal, assuming a quorum is present.

Q:	What if I sign and return my proxy card without specifying a vote or an abstention?

A:	If you sign and return a proxy card without specifying a vote or an abstention and do not revoke your proxy, your shares will be voted in accordance with the board of directors’ recommendations, which, as of the date of this proxy statement, are “FOR” each of the merger proposal, the certificate amendment proposal, the non-binding compensation proposal and the adjournment proposal.

Q:	Can I change my vote after I have submitted a proxy?

A:	Yes. If you are the record holder of stock, you can change your vote or revoke your proxy before your proxy is voted at the special meeting by:

•	timely delivery of a later dated and valid proxy by mail;

•	timely delivery of a duly executed revocation sent to the Investor Relations Department of Delphi Financial Group, Inc., 1105 North Market Street, Suite 1230, Wilmington, Delaware 19801; or

•	attending the special meeting and voting in person (attendance at the special meeting without voting will not in and of itself revoke your proxy).

If your shares of the Company’s common stock are held in street name, you should follow the instructions of your broker, bank, trust company or other nominee regarding the revocation of proxies. If your broker, bank, trust company or other nominee allows you to submit a proxy via the Internet or by telephone, you may be able to change your vote by submitting a new proxy via the Internet or by telephone.

Q:	If my broker, bank, trust company or other nominee holds my shares in “street name,” will my broker, bank, trust company or other nominee vote my shares for me?

A:	No. Your broker, bank, trust company or other nominee will not be able to vote your shares without instructions from you. You should instruct your broker, bank, trust company or other nominee to vote your shares following the procedure provided by your broker, bank, trust company or other nominee.

Q:	What will happen if all of the proposals to be considered at the special meeting are not approved?

A:	As a condition to completion of the merger, our stockholders must approve the merger proposal and the certificate amendment proposal (for the required votes to approve each of these proposals, please see the section titled “The Special Meeting—Required Vote; Effect of Failure to Vote, Abstentions and Broker Non-Votes”). The merger will not take place unless the certificate amendment proposal receives the required approvals from our stockholders. If the required approvals are not obtained, the merger will not be completed and, accordingly, stockholders will not receive the applicable merger consideration or the special dividend.

Completion of the merger will not be conditioned or dependent on the Company’s stockholder approval of the non-binding compensation proposal. The vote with respect to the non-binding compensation proposal is an advisory vote and will not be binding on the Company. In addition, this vote relates only to already existing contractual obligations of the Company that may result in a payment to Delphi’s named executive officers in connection with the completion of the merger and does not relate to any new compensation or other arrangements between Delphi’s named executive officers and Tokio Marine or, following the merger, the Company and its subsidiaries. Therefore, if the other requisite stockholder approvals are obtained and the merger is completed, the compensation payable to the Company’s named executive officers in connection with the completion of the merger will still be paid to those named executive officers as long as all conditions applicable thereto are satisfied. Mr. Rosenkranz has agreed to vote, or cause to be voted, all shares of common stock which he has the power to vote, or direct the voting of, in the same proportion as the votes cast (whether for, against or abstaining) by the unaffiliated stockholders with respect to the non-binding compensation proposal (subject to the terms and restrictions contained in the existing voting agreement, dated as of May 13, 1997). As a result of Mr. Rosenkranz’s power to vote, or direct the voting of, all of the outstanding shares of Class B common stock, the outcome of the vote on the non-binding compensation proposal will effectively be determined by the unaffiliated stockholders.

Q:	What happens if I sell my shares of common stock before the special meeting?

A:

The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the Class A Merger Consideration or Class B Merger Consideration, as applicable, in the merger. In order to receive the applicable merger consideration, you must hold your shares through the completion of the merger.

In addition to the consideration described above, the merger agreement provides that record holders of Class A common stock and Class B common stock immediately prior to the effective time of the merger will be entitled to receive the special dividend, which would be contingent upon the completion of the merger and paid shortly after closing. Accordingly, in order to receive the special dividend, you must hold your shares through the time immediately prior to the effective time of the merger.

Q:	If I am a holder of certificated shares of common stock, should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive your cash payment. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled as a result of the merger. Please do not send in any stock certificates with your proxy card.

Registered holders of uncertificated shares of common stock (i.e., holders whose shares are held in their own name in book-entry form) will automatically receive the cash payment to which they are entitled as soon as practicable after the merger is completed without any further action required on the part of such holders.

Q:	When is the merger expected to be completed?

A:	We are working toward completing the merger as promptly as possible. We expect to complete the merger in the second quarter of 2012, but we cannot be certain when or if the conditions to the merger will be satisfied or, to the extent permitted, waived. The merger cannot be completed until a number of conditions are satisfied, including the adoption of the merger agreement and the certificate amendment by the Company’s stockholders at the special meeting, approval of the merger agreement by the unaffiliated stockholders, approval of the merger by the insurance regulators of the states of Illinois, Missouri, New York and Texas and the Cayman Islands, pre-acquisition competition law filing in the state of Hawaii, which is subject to the early termination or expiration of the applicable waiting period, approval of the merger by the JFSA and the early termination or expiration of the waiting period under the HSR Act.

Q:	What happens if the merger is not completed?

A:	If the merger agreement and the certificate amendment are not adopted by the Company’s stockholders, if the merger agreement is not approved by the unaffiliated stockholders, or if the merger is not completed for any other reason, stockholders will not receive the applicable merger consideration or the special dividend. Instead, stockholders will continue to own their shares of the Company’s common stock, the Company will remain an independent public company and the Company’s Class A common stock will continue to be registered under the Exchange Act and listed and traded on the NYSE. Under specified circumstances, the Company will be required to pay Tokio Marine a termination fee in the amount of $82,000,000, as described in the sections titled “The Merger Agreement—Termination of the Merger Agreement” and “—Termination Fee”.

Q:	What are the United States federal income tax consequences of the transaction?

A:	The merger will be a taxable transaction for United States federal income tax purposes to U.S. holders of the Company’s common stock. In general, U.S. holders will recognize gain or loss equal to the difference between the amount of cash they receive in the merger and the aggregate adjusted tax basis of their shares of the Company’s common stock. We intend to report the special dividend as a distribution with respect to our common stock that will be taxable to you as a dividend to the extent of our current and accumulated earnings and profits for United States federal income tax purposes. We do not expect that the amount of the special dividend will exceed our current and accumulated earnings and profits.

Please see the section titled “The Merger—Material United States Federal Income Tax Consequences” for a more detailed explanation of the tax consequences of the merger and special dividend. You are urged to consult your own tax advisor to determine the particular tax consequences of the transaction to you.

Q:	Will I still be paid dividends prior to the merger?

A:	We have historically paid quarterly dividends to our stockholders. In accordance with the merger agreement, in addition to the special dividend, we may pay regular quarterly cash dividends with respect to shares of our common stock not in excess of $0.12 per share, with the timing of declaration, record and payment dates thereof consistent with past practice. While the declaration and payment of dividends, including the amount and frequency of dividends, are at the discretion of the board of directors and depend upon many factors, including the Company’s consolidated financial position, liquidity requirements, operating results and such other factors as the board of directors may deem relevant, we currently expect to continue to declare and pay quarterly dividends of $0.12 per share in accordance with past practice.

Q:	Are stockholders entitled to appraisal rights in connection with the merger?

A:	Holders of common stock who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal and receive the fair value of their shares of common stock in lieu of receiving the Class A Merger Consideration or the Class B Merger Consideration, as applicable, if the merger closes, but only if they perfect their appraisal rights by complying with the required procedures under Delaware law. Holders of common stock who seek and perfect their appraisal rights will still be entitled to receive the special dividend. Please see the section titled “Appraisal Rights” beginning on page 126. For the full text of Section 262 of the DGCL, please see Annex C hereto.

Q:	What is householding and how does it affect me?

A:	The Securities and Exchange Commission, which we refer to as the “SEC”, permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my other questions?

A:	If you need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card, you should contact MacKenzie Partners at 105 Madison Avenue, 17th Floor, New York, New York 10016, email at: proxy@mackenziepartners.com, call collect: (212) 929-5500, or call toll-free: (800) 322-2885. If your broker holds your shares, you should also call your broker for additional information.

Q:	Where can I find more information about the Company?

A:	We file reports, proxy statements and other information with the SEC. These filings are available to the public at the SEC’s website, http://www.sec.gov. Our website, http://www.delphifin.com, has copies of these filings as well. Our Class A common stock is listed on the NYSE under the symbol “DFG” and you may inspect our filings at the SEC’s public reference facilities. For a more detailed description of the information available, please see the section titled “Where You Can Obtain Additional Information”.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information both included and incorporated by reference in this proxy statement may contain statements that are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks, other developments or the acquisition of the Company by Tokio Marine. Some forward-looking statements may be identified by the use of terms such as “expects”, “believes”, “anticipates”, “intends”, “judgment”, “outlook”, “effort”, “attempt”, “achieve”, “project” or other similar expressions. We or our representatives may also make similar forward-looking statements from time to time orally or in writing. We cannot guarantee that we will achieve these plans, intentions or expectations, including completing the merger on the terms summarized in this proxy statement. All statements regarding our expected financial position and business are forward-looking statements. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, competitive and other risks, uncertainties and contingencies, many of which are beyond the Company’s control and many of which, with respect to future business decisions, are subject to change. Examples of such risks, uncertainties and contingencies include, among other important factors:

•	the risk that the merger may not be consummated in a timely manner, if at all;

•

the occurrence of events, changes or other circumstances that could give rise to the termination of the merger agreement, including under circumstances which would require us to pay Tokio Marine a termination fee of $82,000,000;

•	we may be unable to obtain the Company’s stockholder approvals required for the merger;

•	conditions to the closing of the merger may not be satisfied or, to the extent permitted, waived;

•	the failure of the merger to close for any other reason;

•	the possible adverse effect on our business and the price of our common stock if the merger is not completed in a timely manner or at all;

•	the timing of, and our ability to pay, the special dividend;

•	our businesses may suffer as a result of uncertainty surrounding the merger;

•	the announcement of the merger could have a negative effect on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	risks regarding employee retention;

•	diversion of management’s attention from our ongoing business operations;

•	the merger agreement’s contractual restrictions on the conduct of our business prior to the closing of the merger;

•	our industry may be subject to future regulatory or legislative actions that could adversely affect us and our business;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against us and others relating to the merger;

•	we may be adversely affected by other economic, business and/or competitive factors;

•	actions taken or conditions imposed by governmental or regulatory authorities; and

•	other risks detailed in our current filings with the SEC, including our most recent filings on Form 10-K and Form 10-Q, which discuss these and other important risk factors concerning our operations.

These factors can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. The Company operates in a continually changing business environment and new factors emerge from time to time. We cannot predict such factors, nor can we assess the impact, if any, of such factors on our financial position or our results of operations. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

Additional factors that may affect the future results of the Company are provided in our filings with the SEC, which are available at http://www.sec.gov/ or at http://www.delphifin.com/. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All forward-looking statements included in this proxy statement speak only as of the date of this proxy statement and all forward-looking statements incorporated by reference into this proxy statement speak only as of the date of the document in which they were included. We expressly disclaim any obligation to release publicly any revision or updates to any forward-looking statements, except to the extent required by law. All subsequent written and oral forward-looking statements attributable to us or to any person acting on our behalf are qualified by the cautionary statements in this section.

All information contained in this proxy statement concerning Tokio Marine, Merger Sub and their affiliates has been supplied by Tokio Marine and has not been independently verified by us.

THE SPECIAL MEETING

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Special Committee and the Company’s board of directors for use at the special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof.

Date, Time and Place

The special meeting will be held at [—] on [—], 2012, commencing at [—], local time.

Purpose of the Special Meeting

The purpose of the special meeting will be to consider and vote upon:

•	a proposal to adopt and approve the merger agreement, which we refer to as the “merger proposal” (please see the section titled “The Merger Agreement” beginning on page 105);

•

a proposal to adopt an amendment to Delphi’s certificate of incorporation to permit holders of Class B common stock to receive higher consideration than holders of Class A common stock in the merger as contemplated by the merger agreement, which we refer to as the “certificate amendment proposal” (please see the section titled “The Merger—Amendment to Certificate of Incorporation” beginning on page 88);

•

a non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the merger (this non-binding, advisory proposal relates only to already existing contractual obligations of the Company that may result in a payment to the Company’s named executive officers in connection with the completion of the merger and does not relate to any new compensation or other arrangements between the Company’s named executive officers and Tokio Marine or, following the merger, the Company and its subsidiaries), which we refer to as the “non-binding compensation proposal” (please see the section titled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Advisory Vote on Golden Parachutes” beginning on page 101);

•

a proposal to approve the adjournment of the special meeting, if necessary or desirable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the merger agreement or adopt the certificate amendment, which we refer to as the “adjournment proposal”; and

•	any other business as may be properly submitted for stockholder action by or at the direction of the Company’s board of directors.

A copy of the merger agreement and Article Fourth, Section A.7 of the Company’s current certificate of incorporation showing the proposed amendment are attached as Annex A and Annex D to this proxy statement, respectively.

Recommendation of the Special Committee and Board of Directors

The Special Committee Sub-Committee and the Special Committee, each of which is composed entirely of independent directors, unanimously determined, among other things, that (1) it is advisable and in the best interests of the Class A stockholders and the Company that the Company enter into the merger agreement and that the merger and the terms thereof, together with all of the other transactions contemplated by the merger agreement, including the certificate amendment, are fair and in the best interests of the Class A stockholders and the Company, and recommended that our board of directors approve and declare the advisability of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the certificate amendment, and, in the case of the Special Committee, recommends that our stockholders adopt the merger agreement and the certificate amendment and that the unaffiliated stockholders approve the merger agreement, (2) the consideration to be received in the merger is fair to the Class A stockholders (taking into account the higher consideration to be paid to the Class B stockholders) and (3) the premium to be paid to the Class B stockholders is fair to the Class A stockholders. The Special Committee (after having received the unanimous recommendation of the Special Committee Sub-Committee) unanimously recommends that stockholders vote (1) “FOR” the merger proposal and (2) “FOR” the certificate amendment proposal. The merger is conditional upon the approval of the certificate amendment proposal. The merger will not take place unless the certificate amendment proposal receives the required approvals from our stockholders.

Our board of directors, after careful consideration and acting after having received the unanimous recommendations of the Special Committee Sub-Committee and the Special Committee, has deemed and declared it advisable and in the best interests of the Company and its stockholders that the Company enter into the merger agreement and that the merger and the terms thereof, together with all of the other transactions contemplated by the merger agreement, including the certificate amendment, are advisable and in the best interests of the Company and its stockholders. Our board of directors, after having received the unanimous recommendations of the Special Committee Sub-Committee and the Special Committee, recommends that our stockholders vote “FOR” each of the merger proposal and the certificate amendment proposal. Our board of directors also recommends that our stockholders vote “FOR” each of the non-binding compensation proposal and the adjournment proposal.

For a detailed description of the determinations of the Special Committee Sub-Committee, the Special Committee and our board of directors and the recommendations of the Special Committee and our board of directors, please see the section titled “The Merger—Recommendation of the Special Committee and Board of Directors; Reasons for the Merger”.

Stockholders should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the transactions contemplated by the merger agreement. In addition, stockholders are directed to the merger agreement and a copy of Article Fourth, Section A.7 of the Company’s current certificate of incorporation showing the proposed amendment, which are attached as Annex A and Annex D to this proxy statement, respectively.

Record Date and Stockholders Entitled to Vote

Only holders of record of the Company’s common stock as of the close of business on [—], 2012, the record date for the special meeting, will be entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof. As of the close of business on the record date, there were [—] shares of Class A common stock issued and outstanding (of which [—] shares were held, directly or indirectly, by holders of Class B common stock) and [—] shares of Class B common stock issued and outstanding.

Each share of Class A common stock entitles the holder thereof to one vote, and each share of Class B common stock entitles the holder thereof to a number of votes per share equal to the lesser of (1) the number of votes such that the aggregate of all outstanding shares of Class B common stock will be entitled to cast 49.9% of all of the votes represented by the aggregate of all outstanding shares of Class A common stock and Class B common stock or (2) 10 votes. Based on the shares of common stock issued and outstanding as of the close of business on the record date, the shares of Class B common stock will have the number of votes described in clause [(1)] of the preceding sentence.

Mr. Rosenkranz, as of the close of business on the record date, had the power to vote, or direct the voting of, all of the outstanding shares of Class B common stock, which as of the close of business on the record date represented [49.9]% of the aggregate voting power of the Company’s common stock, and Mr. Rosenkranz and his affiliates directly owned all of the outstanding shares of Class B common stock (unrelated third parties had indirect economic interests in approximately [9]% of the outstanding shares of Class B common stock through minority interests held in affiliates of Mr. Rosenkranz). Other than Mr. Rosenkranz, no member of our board of directors has any direct or indirect interest in the Company’s Class B common stock. Mr. Rosenkranz, as of the close of business on the record date, also had the power to vote, or direct the voting of, approximately [—] shares of Class A common stock, representing approximately [—]% of the aggregate voting power of the Company’s common stock. However, pursuant to an existing voting agreement, dated as of May 13, 1997, by and between the Company and Mr. Rosenkranz, Mr. Rosenkranz has agreed not to vote or cause to be voted certain shares of Class A common stock or Class B common stock, as applicable, if and to the extent that such shares would cause Mr. Rosenkranz and Rosenkranz & Company, L.P., collectively, to have more than 49.9% of the combined voting power of the Company’s stockholders. In addition, as of the close of business on the record date, directors and executive officers of the Company (other than Mr. Rosenkranz) beneficially owned, in the aggregate, [—] shares of Class A common stock.

The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of common stock after the close of business on the record date but before the special meeting, you will retain the right to vote at the special meeting, but you will have transferred the right to receive the applicable merger consideration. To receive the applicable merger consideration, you must beneficially own your shares of common stock through the completion of the merger. The Company expects to declare the special dividend to holders of record of common stock as of a record date immediately preceding the effective time of the merger. Accordingly, in order to receive the special dividend, you must hold your shares through the time immediately prior to the effective time of the merger.

Quorum

To constitute a quorum for the transaction of business at the special meeting, including the merger proposal, the non-binding compensation proposal and the adjournment proposal, stockholders representing a majority of the voting power of all classes of the Company’s common stock issued and outstanding and entitled to vote at the special meeting must be present in person or represented by proxy. As a result of Mr. Rosenkranz’s power to vote, or direct the voting of, all of the outstanding shares of Class B common stock, Mr. Rosenkranz, together with the other members of the Company’s board of directors and the Company’s other executive officers, would establish a quorum for the transaction of business at the special meeting, including the merger proposal, the non-binding compensation proposal and the adjournment proposal.

In addition to the general quorum requirement above, for the certificate amendment proposal, the stockholders representing a majority of the voting power of Class A common stock (including [—] shares of Class A common stock beneficially owned by Mr. Rosenkranz and [—] shares of Class A common stock beneficially owned, in the aggregate, by our other directors and executive officers) entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the separate vote of the Class A stockholders on the certificate amendment proposal.

In the event that either of the required quorums are not present at the special meeting, or if there are insufficient votes to approve the merger proposal or the certificate amendment proposal at the time of the special meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies.

Abstentions (including shares of common stock for which proxies have been received but for which the holders have abstained from voting) and “broker non-votes” (shares of common stock for which proxies have been returned by a broker indicating that the broker has not received voting instructions from the beneficial owners of the shares and does not have discretionary authority to vote the shares with respect to one or more proposals) will be treated as present for purposes of determining the presence of a quorum.

The following section titled “—Required Vote; Effect of Failure to Vote, Abstentions and Broker Non-Votes” explains the effect of an abstention or “broker non-vote” for each of the proposals expected to be considered and voted upon at the special meeting.

Required Vote; Effect of Failure to Vote, Abstentions and Broker Non-Votes

Approval of the merger proposal requires the affirmative vote of both (1) holders of a majority of the voting power of the outstanding shares of Class A common stock and Class B common stock entitled to vote on the proposal, voting together as a single class, and (2) holders of a majority of the outstanding shares of Class A common stock entitled to vote on the proposal (other than shares of Class A common stock owned, directly or indirectly, by holders of Class B common stock, any holder of shares of Class A common stock that were transferred to such holder by any holder of Class B common stock after December 21, 2011, Tokio Marine, Merger Sub or any officers or directors of Delphi, or any of their respective affiliates or “associates” (as defined in Section 12b-2 of the Exchange Act)), voting as a single class. The approval of the merger proposal by holders of a majority of the outstanding shares of Class A common stock held by the unaffiliated stockholders is not required by law or the Company’s certificate of incorporation, but is a condition that cannot be waived under the terms of the merger agreement. Failure to vote, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal. As a result of Mr. Rosenkranz’s power to vote, or direct the voting of, all of the outstanding shares of Class B common stock and the voting agreement, pursuant to which Mr. Rosenkranz and the other Class B stockholders have agreed to vote their shares in favor of the adoption of the merger agreement, the approval described in clause (1) of the first sentence of this paragraph is effectively assured.

Approval of the certificate amendment proposal requires the affirmative vote of both (1) holders of a majority of the voting power of the outstanding shares of Class A common stock and Class B common stock entitled to vote on the proposal, voting together as a single class, and (2) holders of a majority of the outstanding shares of Class A common stock entitled to vote on the proposal (including [—] shares of Class A common stock beneficially owned by Mr. Rosenkranz and [—] shares of Class A common stock beneficially owned, in the aggregate, by our other directors and executive officers), voting as a single class. Failure to vote, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the certificate amendment proposal. As a result of Mr. Rosenkranz’s power to vote, or direct the voting of, all of the outstanding shares of Class B common stock and the voting agreement, pursuant to which Mr. Rosenkranz and the other Class B stockholders have agreed to vote their shares in favor of the adoption of the certificate amendment, the approval described in clause (1) of the first sentence of this paragraph is effectively assured.

Approval of the non-binding compensation proposal requires approval by a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. Assuming a quorum is present, failure to vote, broker non-votes and abstentions will have no effect on the non-binding compensation proposal. Mr. Rosenkranz has agreed to vote, or cause to be voted, all shares of common stock which he has the power to vote, or direct the voting of, in the same proportion as the votes cast (whether for, against or abstaining) by the unaffiliated stockholders with respect to the non-binding compensation proposal (subject to the terms and restrictions contained in the existing voting agreement, dated as of May 13, 1997). As a result of Mr. Rosenkranz’s power to vote, or direct the voting of, all of the outstanding shares of Class B common stock, the outcome of the vote on the non-binding compensation proposal will effectively be determined by the unaffiliated stockholders.

Approval of the adjournment proposal requires approval by a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. Assuming a quorum is present, failure to vote, broker non-votes and abstentions will have no effect on the adjournment proposal. Mr. Rosenkranz has agreed to vote, or cause to be voted, all shares of common stock which he has the power to vote, or direct the voting of, with respect to the adjournment proposal (subject to the terms and restrictions contained in the existing voting agreement, dated as of May 13, 1997) as directed by the Special Committee. As a result of Mr. Rosenkranz’s power to vote, or direct the voting of, all of the outstanding shares of Class B common stock, the outcome of the vote on the adjournment proposal will effectively be determined by the Special Committee.

Voting Procedures

Whether or not you plan to attend the special meeting, please submit a proxy for your shares. Please ensure that your shares of the Company’s common stock can be voted at the special meeting by submitting your proxy or contacting your broker, bank, trust company or other nominee.

If you are a registered or “record” holder, which means your shares are registered in your name with American Stock Transfer & Trust Company, LLC, Delphi’s transfer agent and registrar, you may vote in person at the special meeting or by submitting a proxy promptly by following the instructions on the enclosed proxy card to vote by mail.

If your shares are held in “street name,” which means your shares are held of record in an account with a broker, bank, trust company or other nominee, you must follow the instructions from your broker, bank, trust company or other nominee in order to vote.

For additional questions about the merger, assistance in submitting proxies or voting shares of common stock, or to request additional copies of this proxy statement or the enclosed proxy card, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue, 17th Floor

New York, New York 10016

Toll-Free: (800) 322-2885

Collect: (212) 929-5500

Email: proxy@mackenziepartners.com

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote at the special meeting, you must bring to the special meeting a “legal proxy” executed in your favor from the record holder (your broker, bank, trust company or other nominee) of the shares authorizing you to vote at the special meeting.

In addition, if you are a registered stockholder, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your broker, bank, trust company or other nominee, along with proper identification. Stockholders will not be allowed to use cameras, recording devices and other similar electronic devices at the meeting.

Voting of Proxies by Holders of Record

If you are a registered stockholder, a proxy card is enclosed for your use. We request that you submit a proxy promptly by following the instructions on the enclosed proxy card to vote by mail. When the accompanying proxy card is properly executed and submitted, the shares of the Company’s common stock represented by it will be voted at the special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy card.

Voting Shares Held in Street Name

If you hold your shares in “street name,” you may direct the vote of your shares by mail by completing, signing and returning the voting instruction form provided by your broker, bank, trust company or other nominee. In addition to voting by mail, a number of brokers, dealers, banks and other nominees participate in a program that also permits “street name” stockholders to direct their vote via the Internet or by telephone. If your shares are held in an account with a broker, bank, trust company or other nominee that participates in such a program, you may direct the vote of those shares telephonically by calling the telephone number shown on the voting instruction form received from your broker, bank, trust company or other nominee, or by accessing the Internet as described on the voting instruction form. Please follow the voting instructions provided by your broker, bank, trust company or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to the Company or by voting in person at the special meeting unless you have a “legal proxy” executed in your favor from your broker, bank, trust company or other nominee. Further, brokers, banks, trust companies or other nominees who hold shares of the Company’s common stock on behalf of their customers may not give a proxy to the Company to vote those shares without specific instructions from their customers.

How Proxies Are Counted

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the stockholders giving those proxies. If a properly executed proxy is returned without an indication as to how the shares of common stock represented thereby are to be voted with regard to a particular proposal, the common stock represented by the proxy will be voted in accordance with the recommendation of the Company’s board of directors and, therefore, “FOR” each of the proposals currently expected to be considered at the special meeting.

As of the date of this proxy statement, we are not aware of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in Company’s Notice of Special Meeting of Stockholders. However, if any other proposal properly comes before the special meeting by or at the direction of the Company’s board of directors, the persons named in the proxy form enclosed will vote in accordance with their best judgment upon such matter.

Revocation of Proxies

If you are the record holder of stock, you can change your vote or revoke your proxy before your proxy is voted at the special meeting by:

•	timely delivery of a later dated and valid proxy by mail;

•	timely delivery of a duly executed revocation sent to the Investor Relations Department of Delphi Financial Group, Inc, 1105 North Market Street, Suite 1230, Wilmington, Delaware 19801; or

•	attending the special meeting and voting in person (attendance at the special meeting without voting will not in and of itself revoke your proxy).

If your shares of the Company’s common stock are held in “street name,” you should follow the instructions of your broker, bank, trust company or other nominee regarding the revocation of proxies. If your broker, bank, trust company or other nominee allows you to submit a proxy via the Internet or by telephone, you may be able to change your vote by submitting a new proxy via the Internet or by telephone or by mail. If your shares are held in the name of a bank, broker, trust company or other nominee, you must obtain a proxy, executed in your favor, from the institution that holds your shares to be able to vote at the special meeting.

Appraisal Rights of Stockholders Who Object to the Merger

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares of common stock determined by the Court of Chancery of the State of Delaware, and to receive payment based on that valuation instead of receiving the Class A Merger Consideration or the Class B Merger Consideration, as applicable, if the merger closes, but only if you perfect your appraisal rights by complying with the required procedures under Delaware law. If you seek and perfect your appraisal rights you will still be entitled to receive the special dividend. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights in accordance with Section 262 of the DGCL, you must submit a written demand for appraisal to us before the vote is taken on the merger agreement and you must NOT vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law may result in the loss of your appraisal rights. Please see the section titled “Appraisal Rights” beginning on page 126 and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reprinted in its entirety as Annex C to this proxy statement.

Solicitation of Proxies

The expense of soliciting proxies with this proxy statement and related materials will be borne by the Company. Proxies will be solicited by mail and may be solicited, for no additional compensation, by officers, directors or employees of the Company or its subsidiaries, by telephone, facsimile, electronic mail or in person. Brokers, banks, trust companies or other nominees may be requested to forward soliciting material to the beneficial owners of common stock, and will be reimbursed for their related expenses. In addition, we have retained MacKenzie Partners, a professional soliciting organization, to assist in soliciting proxies. The Company expects to pay MacKenzie Partners a fee of $30,000, and to reimburse MacKenzie Partners for its reasonable out-of-pocket costs and expenses incurred in connection with the solicitation.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned, recessed or postponed for the purpose of soliciting additional proxies. If a quorum is present or represented, an adjournment of the special meeting may be made from time to time by approval of a majority of the votes cast affirmatively or negatively on the adjournment proposal. If any of the required quorums are not present or represented, the chairman of the meeting, if so directed by the board of directors, may adjourn the meeting from time to time, without notice other than announcement at the meeting until a quorum is present or represented.

No notice of an adjourned meeting need be given unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. At any subsequent reconvening of the special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

Voting by Company Directors and Executive Officers

As of the close of business on the record date, directors and executive officers of the Company beneficially owned, in the aggregate, [—] shares of Class A common stock, or approximately [—]% of the voting power of the issued and outstanding shares of the Company’s common stock and approximately [—]% of the issued and outstanding shares of Class A common stock.

Mr. Rosenkranz, as of the close of business on the record date, had the power to vote, or direct the voting of, all of the outstanding shares of Class B common stock, which as of the close of business on the record date represented [49.9]% of the aggregate voting power of the Company’s common stock, and Mr. Rosenkranz and his affiliates directly owned all of the outstanding shares of Class B common stock (unrelated third parties had indirect economic interests in approximately [9]% of the outstanding shares of Class B common stock through minority interests held in affiliates of Mr. Rosenkranz). Other than Mr. Rosenkranz, no member of our board of directors has any direct or indirect interest in the Company’s Class B common stock. Mr. Rosenkranz, as of the close of business on the record date, also had the power to vote, or direct the voting of, approximately [—] shares of Class A common stock, representing approximately [—]% of the aggregate voting power of the Company’s common stock. However, pursuant to an existing voting agreement, dated as of May 13, 1997, by and between the Company and Mr. Rosenkranz, Mr. Rosenkranz has agreed not to vote or cause to be voted certain shares of

Class A common stock or Class B common stock, as applicable, if and to the extent that such shares would cause Mr. Rosenkranz and Rosenkranz & Company, L.P., collectively, to have more than 49.9% of the combined voting power of the Company’s stockholders.

Mr. Rosenkranz and certain of his affiliates have entered into a voting agreement with the Company and Tokio Marine pursuant to which Mr. Rosenkranz and certain of his affiliates have agreed, subject to certain exceptions, to vote all of their shares of the Company’s common stock in favor of the merger proposal and the certificate amendment proposal. This voting agreement is subject to the terms and restrictions of the existing voting agreement, described above, pursuant to which Mr. Rosenkranz has agreed not to vote or cause to be voted certain shares of Class A common stock or Class B common stock, as applicable, if and to the extent that such shares would cause Mr. Rosenkranz and Rosenkranz & Company, L.P., collectively, to have more than 49.9% of the combined voting power of the Company’s stockholders. However, the merger proposal is subject to the approval of a majority of the unaffiliated stockholders (this condition is not required by law or the Company’s certificate of incorporation, but cannot be waived under the terms of the merger agreement). Please see the sections titled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Voting and Support Agreement” and “Security Ownership of Certain Beneficial Owners and Management” for additional information.

Each of our directors and executive officers and certain of their affiliates have indicated their present intention to vote, or cause to be voted, their shares of common stock for the merger proposal. However, the merger proposal requires the affirmative vote of both (1) holders of a majority of the voting power of the outstanding shares of Class A common stock and Class B common stock entitled to vote on the proposal, voting together as a single class, and (2) holders of a majority of the outstanding shares of Class A common stock entitled to vote on the proposal (other than shares of Class A common stock owned, directly or indirectly, by holders of Class B common stock, any holder of shares of Class A common stock that were transferred to such holder by any holder of Class B common stock after December 21, 2011, Tokio Marine, Merger Sub or any officers or directors of Delphi, or any of their respective affiliates or “associates” (as defined in Section 12b-2 of the Exchange Act)), voting as a single class. As a result, the votes of our directors and executive officers will not count for the vote on the merger proposal of holders of a majority of the outstanding shares of Class A common stock entitled to vote on the proposal (other than shares of Class A common stock owned, directly or indirectly, by holders of Class B common stock, any holder of shares of Class A common stock that were transferred to such holder by any holder of Class B common stock after December 21, 2011, Tokio Marine or any officers or directors of Delphi, or any of their respective affiliates or “associates” (as defined in Section 12b-2 of the Exchange Act)). As a result of Mr. Rosenkranz’s power to vote, or direct the voting of, all of the outstanding shares of Class B common stock and the voting agreement, pursuant to which Mr. Rosenkranz and the other Class B stockholders have agreed to vote their shares in favor of the adoption of the merger agreement, the approval described in clause (1) of the second sentence of this paragraph is effectively assured.

Each of our directors and executive officers and certain of their affiliates have indicated their present intention to vote, or cause to be voted, their shares of common stock for the certificate amendment proposal. However, the certificate amendment proposal requires the affirmative vote of both (1) holders of a majority of the voting power of the outstanding shares of Class A common stock and Class B common stock entitled to vote on the proposal, voting together as a single class, and (2) holders of a majority of the outstanding shares of Class A common stock entitled to vote on the proposal (including [—] shares of Class A common stock beneficially owned by Mr. Rosenkranz and [—] shares of Class A common stock beneficially owned, in the aggregate, by our other directors and executive officers), voting as a single class. As a result, Mr. Rosenkranz’s shares of Class B common stock will not count for purposes of the vote on the certificate amendment proposal of Class A stockholders, voting as a single class. However, because Mr. Rosenkranz has the power to vote, or direct the voting of, all of the outstanding shares of Class B common stock and, pursuant to the voting agreement, Mr. Rosenkranz and the other Class B stockholders have agreed to vote their shares in favor of the adoption of the certificate amendment, the approval described in clause (1) of the second sentence of this paragraph is effectively assured.

Each of our directors and executive officers (other than Mr. Rosenkranz) and certain of their affiliates have indicated their present intention to vote, or cause to be voted, their shares of common stock for the non-binding compensation proposal. Mr. Rosenkranz has agreed to vote, or cause to be voted, all shares of common stock which he has the power to vote, or direct the voting of, in the same proportion as the votes cast (whether for, against or abstaining) by the unaffiliated stockholders with respect to the non-binding compensation proposal (subject to the terms and restrictions contained in the existing voting agreement, dated as of May 13, 1997). As a result of Mr. Rosenkranz’s power to vote, or direct the voting of, all of the outstanding shares of Class B common stock, the outcome of the vote on the non-binding compensation proposal will effectively be determined by the unaffiliated stockholders.

Each of our directors and executive officers (other than Mr. Rosenkranz) and certain of their affiliates have indicated their present intention to vote, or cause to be voted, their shares of common stock for the adjournment proposal. Mr. Rosenkranz has agreed to vote, or cause to be voted, all shares of common stock which he has the power to vote, or direct the voting of, with respect to the adjournment proposal (subject to the terms and restrictions contained in the existing voting agreement, dated as of May 13, 1997) as directed by the Special Committee. As a result of Mr. Rosenkranz’s power to vote, or direct the voting of, all of the outstanding shares of Class B common stock, the outcome of the vote on the adjournment proposal will effectively be determined by the Special Committee.

As of [—], 2012, Tokio Marine did not beneficially own any shares of the Company’s Class A common stock or Class B common stock.

Electronic Access to Proxy Materials

This proxy statement is available on Delphi’s Internet site at www.delphifin.com/financial/proxymaterials.html.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact MacKenzie Partners at 105 Madison Avenue, 17th Floor, New York, New York 10016, email at: proxy@mackenziepartners.com, call collect: (212) 929-5500, or call toll-free: (800) 322-2885.

THE MERGER

Introduction

The Company is seeking adoption and approval by its stockholders of the merger agreement among the Company, Tokio Marine and Merger Sub. If the merger agreement and the certificate amendment are adopted by the Company’s stockholders, the unaffiliated stockholders approve the merger agreement and certain other conditions to the closing of the merger are either satisfied or, to the extent permitted, waived, then at the effective time of the merger, Merger Sub will be merged with and into the Company, with the Company as the surviving entity. As a result of the merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving entity and will be an indirect wholly owned subsidiary of Tokio Marine.

Upon the completion of the merger, (1) each share of Class A common stock (other than (a) shares of Class A common stock owned by the Company, Tokio Marine or any of their respective wholly owned subsidiaries, in each case not held on behalf of third parties, and (b) shares in respect of which appraisal rights have been properly demanded and those demands not effectively withdrawn) will be converted into the right to receive $43.875 in cash, without interest and less any applicable withholding taxes, and (2) each share of Class B common stock (other than (x) shares of Class B common stock owned by the Company, Tokio Marine or any of their respective wholly owned subsidiaries, in each case not held on behalf of third parties, and (y) shares in respect of which appraisal rights have been properly demanded and those demands not effectively withdrawn) will be converted into the right to receive $52.875 in cash, without interest and less any applicable withholding taxes.

The merger agreement provides that record holders of common stock immediately prior to the effective time of the merger will also be entitled to receive $1.00 in cash per share pursuant to a one-time special dividend from Delphi, contingent upon the completion of the merger and to be paid shortly after closing.

The Parties to the Merger

Delphi Financial Group, Inc.

Delphi Financial Group, Inc.

1105 North Market Street, Suite 1230

Wilmington, DE 19801

Telephone: (302) 478-5142

Delphi Financial Group, Inc., a Delaware corporation, is a financial services company focused on specialty insurance and insurance-related businesses. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related group insurance coverages: long-term and short-term disability, life, excess workers’ compensation for self-insured employers, large casualty programs including large deductible workers’ compensation, travel accident, dental and limited benefit health insurance. Delphi’s asset accumulation business emphasizes individual annuity products.

Tokio Marine Holdings, Inc.

Tokio Marine Holdings, Inc.

Tokio Kaijo Nichido Building Shinkan

1-2-1 Marunouchi, Chiyoda-Ku

Tokyo 100-0005 Japan

81-3-6212-3333

Tokio Marine Holdings, Inc., the ultimate holding company of the Tokio Marine Group, is incorporated in Japan and is listed on both the Tokyo and Osaka Stock Exchanges. The Tokio Marine Group operates in the property and casualty insurance, reinsurance and life insurance sectors globally with a presence in approximately 40 countries/areas. Consolidated net premiums written of the Tokio Marine Group for the fiscal year 2010 was approximately Yen 2.3 trillion (approximately U.S. $30 billion, based on exchange rates at the end of September 2011). Tokio Marine Group’s main operating subsidiary, Tokio Marine & Nichido Fire, was founded in 1879 and is the oldest and largest property and casualty insurer in Japan. Tokio Marine & Nichido Fire conducts business in the United States mainly through its U.S. branch.

Tokio Marine was formed on April 2, 2002 as a joint stock corporation (kabushiki kaisha) organized under the laws of Japan. It was incorporated under the name Millea Holdings, Inc., which was subsequently changed to Tokio Marine Holdings, Inc. in July 2008. It was, at the time of formation, Japan’s first publicly owned holding company that integrated life and non-life insurance operations. In 2004, Tokio Marine’s two subsidiaries, The Tokio Marine and Fire Insurance Company, Limited and The Nichido Fire and Marine Insurance Company, Limited merged to form Tokio Marine & Nichido Fire Insurance Co., Ltd.

TM Investment (Delaware) Inc.

TM Investment (Delaware) Inc.

c/o Tokio Marine Holdings, Inc.

Tokio Kaijo Nichido Building Shinkan

1-2-1 Marunouchi, Chiyoda-Ku

Tokyo 100-0005 Japan

81-3-6212-3333

Merger Sub is a Delaware corporation that was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It is an indirect wholly owned subsidiary of Tokio Marine. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Background of the Merger

The following is a description of the material aspects of the background and history behind the merger. This description may not contain all of the information that is important to you. The Company encourages you to carefully read the entire proxy statement, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

The Company has two classes of common stock issued and outstanding, consisting of Class A common stock and Class B common stock. Class A common stock is listed and traded on the NYSE under the symbol “DFG”; the Class B shares are not listed and do not trade on an exchange. Each share of Class A common stock entitles the holder to one vote per share. Each share of Class B common stock entitles the holder to a number of votes per share equal to the lesser of (1) the number of votes such that the aggregate of all outstanding shares of Class B common stock will be entitled to cast 49.9% of all of the votes represented by the aggregate of all outstanding shares of Class A common stock and Class B common stock or (2) 10 votes. Based on the shares of common stock issued and outstanding as of the close of business on the record date, shares of Class B common stock will have the number of votes described in clause [(1)] of the preceding sentence. Mr. Robert Rosenkranz, the Chairman and Chief Executive Officer of the Company, as of the close of business on the record date, had the power to vote, or direct the voting of, all of the outstanding shares of Class B common stock, which as of the close of business on the record date represented [49.9]% of the aggregate voting power of the Company’s common stock, and Mr. Rosenkranz and his affiliates directly owned all of the outstanding shares of Class B common stock (unrelated third parties had indirect economic interests in approximately [9]% of the outstanding shares of Class B common stock through minority interests held in affiliates of Mr. Rosenkranz). Other than Mr. Rosenkranz, no member of our board of directors has any direct or indirect interest in the Company’s Class B common stock. Mr. Rosenkranz also owns, as of the close of business on the record date, approximately [—] shares of Class A common stock, representing approximately [—]% of the aggregate voting power of the Company’s common stock. However, pursuant to an existing voting agreement, dated as of May 13, 1997, by and between the Company and Mr. Rosenkranz, Mr. Rosenkranz has agreed not to vote or cause to be voted certain shares of Class A common stock or Class B common stock, as applicable, if and to the extent that such shares would cause Mr. Rosenkranz and Rosenkranz & Company, L.P., collectively, to have more than 49.9% of the combined voting power of the Company’s stockholders.

The board of directors of the Company, which we refer to as the “Board”, and senior management of the Company periodically review the Company’s long-term strategic plan with the goal of maximizing stockholder value. As part of this ongoing process, over the last two years the Board and senior management of the Company have from time to time considered and evaluated various strategic opportunities that were available to the Company, including potential acquisitions and other strategic combinations. Prior to July 20, 2011, none of these potential transactions involved Tokio Marine Holdings, Inc., which we refer to as “Tokio Marine”.

On July 20, 2011, Mr. Rosenkranz received a call from a representative of Macquarie Capital, financial advisor to Tokio Marine, which we refer to as “Macquarie”, during which the Macquarie representative indicated that Tokio Marine was interested in having a very preliminary discussion with senior management of the Company about exploring a potential acquisition of the Company by Tokio Marine and asked whether the Company would be agreeable to having this discussion. Mr. Rosenkranz tentatively agreed to have a meeting between senior management of the Company and Tokio Marine, which was subsequently scheduled for August 4, 2011.

On August 3, 2011, a regular quarterly meeting of the Board was held in New York City. During a regular quarterly executive session of the independent directors of the Board following the Board meeting, the Company’s senior management informed the independent directors that representatives of Tokio Marine, through Macquarie, had raised with Mr. Rosenkranz a preliminary interest in exploring an acquisition of the Company. After discussion, the independent directors approved senior management of the Company engaging in preliminary discussions with representatives of Tokio Marine and exchanging certain non-public information with representatives of Tokio Marine, including the Company’s 2010 management plan, which we refer to as the “2010 management plan”.

On August 4, 2011, a meeting was held between Mr. Rosenkranz, Mr. Donald A. Sherman, President and Chief Operating Officer of the Company and Mr. Stephan A. Kiratsous, Executive Vice President and Chief Financial Officer of the Company, Mr. Ian Brimecome, Executive Chairman International of Tokio Marine, Mr. Kunihiko Fujii, Director and General Manager of International Business Development Department of Tokio Marine and Mr. Tomoya Kittaka, Manager of Corporate Planning Group, International Business Development Department of Tokio Marine and representatives of Macquarie in New York City. During this meeting, representatives of Tokio Marine indicated that, in light of the information that Tokio Marine had been able to evaluate to date, Tokio Marine was interested in exploring the possibility of acquiring the Company, and also indicated that it would be important from Tokio Marine’s perspective for Tokio Marine to retain the Company’s senior management if a transaction were to occur. This meeting did not proceed beyond a general discussion and did not include a discussion of the price or other terms of any potential transaction. At the end of the meeting, the representatives of Tokio Marine indicated that they were going to do some further thinking about a potential transaction and would then get back in touch with the Company.

On August 8, 2011, Mr. Sherman and Mr. Kiratsous called a representative of Macquarie to inform him that, in light of the volatility in the market and in the Company’s stock price, the Company was putting discussions with Tokio Marine regarding a potential transaction on hold.

On August 17, 2011, Mr. Sherman and Mr. Kiratsous called a representative of Macquarie to express that the Company would be prepared to re-engage in preliminary discussions with Tokio Marine regarding a potential transaction if there was still an interest on the part of Tokio Marine in having such discussions.

On August 22, 2011, the Company and Tokio Marine executed a confidentiality agreement. Following the execution of the confidentiality agreement, the Company’s senior management provided representatives of Tokio Marine with selected due diligence information, including the Company’s 2010 management plan and other information about the business and operations of the Company and its subsidiaries.

On August 26, 2011, a meeting was held between Messrs. Rosenkranz, Sherman and Kiratsous, Messrs. Brimecome, Fujii, Kittaka and Mr. Tsuyoshi Nagano, Senior Managing Director of Tokio Marine, and representatives of Macquarie in New York City to discuss business and financial due diligence based on the materials that the Company had provided Tokio Marine following execution of the confidentiality agreement on August 22, 2011. During this meeting, members of the Company’s senior management reviewed the Company’s 2010 management plan and the Company’s investment strategy, and discussed with representatives of Tokio Marine their preliminary thoughts on potential synergies and other potential benefits, including potential benefits resulting from the Company’s investment expertise, that might be realized in connection with an acquisition of the Company. There was no discussion of the price or other terms of any potential transaction at this meeting.

On August 29, 2011, Mr. Kiratsous and a representative of Macquarie had a phone conversation, during which the representative of Macquarie informed Mr. Kiratsous that Tokio Marine continued to be interested in pursuing a potential transaction with the Company, and a follow-up meeting between the parties was scheduled for September 7, 2011.

On September 7, 2011, a meeting was held between Messrs. Rosenkranz, Sherman and Kiratsous, Messrs. Brimecome and Fujii and representatives of Macquarie in New York City. During this meeting, representatives of Tokio Marine provided positive feedback on Tokio Marine’s preliminary due diligence analysis of the Company and provided the members of the Company’s senior management present with an initial verbal indication of interest in acquiring the Company at a price of $33.00 to $35.00 per share of the Company’s common stock (this represented a premium of 50% to 59%, respectively, relative to the closing price of the Company’s Class A common stock on September 6, 2011). Mr. Rosenkranz indicated to the representatives of Tokio Marine that this offer, in light of the modest premium to the Company’s recent stock price and book value per share, was disappointing and not close to the value of the Company.

On September 8, 2011, Mr. Rosenkranz called Mr. Brimecome to reiterate his disappointment with Tokio Marine’s valuation range and inform Mr. Brimecome that he had expected that Tokio Marine’s initial offer would have been in the range of 1.5x to 2.0x the Company’s reported book value per share, which implied a price range of approximately $45.00 to $60.00 per share of the Company’s common stock.

On September 12, 2011, Mr. Brimecome called Mr. Rosenkranz and provided him with a revised verbal indication of interest of $45.00 per share of the Company’s common stock (this represented a premium of 106% relative to the closing price of the Company’s Class A common stock on September 9, 2011). Mr. Brimecome informed Mr. Rosenkranz that the top of Tokio Marine’s range for the value of the Company was $40.00 per share, but that Tokio Marine was willing to offer $45.00 per share in light of the potential synergies that might be realized if Tokio Marine acquired the Company, and that $45.00 per share was the maximum amount Tokio Marine would consider paying to acquire the Company.

On September 16, 2011, a special telephonic meeting of the Board was held to discuss Tokio Marine’s potential interest in acquiring the Company. Mr. Chad W. Coulter, Senior Vice President, General Counsel and Secretary of the Company, and Mr. Kiratsous also participated in a portion of the meeting. During this meeting, Mr. Rosenkranz informed the directors of the events that had occurred following the last Board meeting on August 3, 2011, including that Tokio Marine had proposed an initial indication of interest in the range of $33.00 to $35.00 per share of the Company’s common stock on September 7, 2011, that he had informed Tokio Marine that in his view this range was too low, that he subsequently conveyed to Tokio Marine his expectation that Tokio Marine’s initial offer would have been in the range of 1.5x to 2.0x the Company’s reported book value per share, and that Tokio Marine had proposed a revised indication of interest of $45.00 per share of the Company’s common stock on September 12, 2011 (which Tokio Marine had indicated was the maximum amount it would consider paying to acquire the Company). Mr. Rosenkranz also informed the directors that he did not find Tokio Marine’s offer compelling from a personal standpoint and was unlikely to vote in favor of a merger transaction with Tokio Marine at a price of $45.00 per share of the Company’s common stock. Mr. Rosenkranz indicated that from a personal standpoint he would likely be more interested in a transaction if it were at two times the book value per share of the Company. Mr. Sherman raised with the Board the possibility of structuring a transaction with Tokio Marine whereby the Class B shares would receive higher consideration than the Class A shares. Mr. Rosenkranz stated that the possibility of a differential consideration transaction should be explored, but said that if the Board decided to pursue a differential consideration transaction, he would not support such a transaction unless (1) the Board appointed a special committee consisting of independent directors and (2) the potential transaction was conditioned upon the approval of a majority of the disinterested Class A stockholders. The independent directors determined that it was advisable and in the best interests of the Company’s Class A stockholders and the Company to form a special committee, initially consisting of all of the independent directors: Messrs. Kevin R. Brine, Edward A. Fox, Steven A. Hirsh, James M. Litvack, James N. Meehan and Robert F. Wright and Dr. Philip R. O’Connor. After Messrs. Rosenkranz, Sherman, Ilg, Kiratsous and Coulter left the meeting, an executive session of the independent directors was held to discuss, among other things, the retention of qualified and independent legal and financial advisors.

Later on September 16, 2011, and then again on September 19, 2011, Mr. Fox and a representative of Cravath, Swaine & Moore LLP, which we refer to as “Cravath”, had several telephone conversations regarding the legal representation of the special committee. Mr. Fox and the Cravath representative discussed Cravath’s qualifications and experience, and the Cravath representative informed Mr. Fox that Cravath had no conflicts with representing a special committee of the Board and that Cravath was independent with respect to each of the Company, Tokio Marine and Mr. Rosenkranz.

On September 20, 2011, a telephonic meeting of the Board (excluding Messrs. Rosenkranz, Sherman and Ilg, each of whom had recused himself) was held. After a discussion, the directors determined to retain Cravath to advise the special committee on a potential transaction with Tokio Marine. Shortly thereafter, representatives of Cravath joined the meeting to discuss with the directors their fiduciary obligations, the various legal requirements, obligations and process considerations of a special committee (including that the special committee would only be representing the interests of the Class A stockholders in connection with a potential transaction and not the interests of the Class B stockholders), the make-up of the special committee and the potential use and implications of differential consideration in any potential transaction (including the terms of the certificate of incorporation relating to the equal treatment of shares of Class A and Class B common stock in a merger and the need to amend the certificate of incorporation if a merger agreement were to provide for differential consideration). The directors also discussed the retention of an independent financial advisor and, after ruling out a number of financial advisors that the directors determined had conflicts or were not independent of the Company, Mr. Rosenkranz or Tokio Marine, the directors asked a representative of Cravath to confirm with each of Lazard and another major investment banking firm whether it had any conflicts or independence issues. The directors determined that if both financial advisors met the criteria, they would further discuss which advisor to engage, and if only one of the financial advisors was independent and not conflicted, their intention was to engage that bank. After representatives of Cravath left the meeting, the independent directors discussed which of the independent directors would continue to serve on the special committee, and tentatively determined that Messrs. Fox, Hirsh, Litvack and Meehan and Dr. O’Connor would serve on the special committee. The directors determined that, although Mr. Brine and Mr. Wright were independent under the rules of the NYSE and would likely be considered independent for Delaware law purposes, neither Mr. Brine nor Mr. Wright would serve on the special committee because of the desire to have a special committee with fewer than seven directors and because of Mr. Brine’s and Mr. Wright’s social and business relationships with Mr. Rosenkranz. While those relationships were viewed as immaterial to the question of whether these two directors were independent of Mr. Rosenkranz, they were relationships of a type that the other five independent directors did not have.

Following the meeting of the Board on September 20, 2011, a representative of Cravath contacted Lazard and the other financial advisor. Over the course of the next few days, after it was determined that the other investment banking firm was conflicted and that Lazard did not have any conflicts and was independent of the Company, Mr. Rosenkranz and Tokio Marine, Lazard began preliminary discussions with the Company’s senior management and received certain financial information from the Company’s senior management.

On September 21, 2011, a representative of Cravath met with Mr. Rosenkranz, Mr. Sherman, Mr. Kiratsous and Mr. Coulter. During this meeting, Mr. Rosenkranz informed the representative of Cravath that he would only be willing to support the potential transaction with Tokio Marine if the Class B stockholders received significantly higher consideration for their Class B shares than $45.00 per share. Given that Tokio Marine had previously expressed that it was important from Tokio Marine’s perspective for Tokio Marine to retain the Company’s senior management team if a transaction were to occur, Mr. Rosenkranz also raised the question of when an appropriate time would be to begin discussions with Tokio Marine regarding post-closing compensation, retention and employment arrangements, which the representative of Cravath informed Mr. Rosenkranz would not be permissible at that time.

On September 21, 2011, Mr. Brimecome emailed Mr. Rosenkranz suggesting that Mr. Rosenkranz meet with representatives of Tokio Marine in New York City on September 27, 2011. In response to this email, Mr. Rosenkranz sent an email to Mr. Brimecome to inform him that (1) the Board had established a special committee (which had hired Cravath as its legal advisor and was in the process of hiring a financial advisor) and (2) he was hopeful that the financial advisor would be up to speed by the end of the following week. Mr. Rosenkranz and Mr. Brimecome exchanged additional emails in which they scheduled a lunch meeting on September 27, 2011, between representatives of Tokio Marine and members of the Company’s senior management for the purpose of giving the parties an opportunity to get better acquainted.

On September 26, 2011, Mr. Rosenkranz engaged Cleary Gottlieb Steen & Hamilton LLP, which we refer to as “Cleary”, to advise him on the potential transaction with Tokio Marine in his personal capacity as a beneficial owner of Class B common stock.

On September 26, 2011, a telephonic meeting of the Board was held to formally establish, and set forth the mandate of, and delegations of authority to, the special committee. Mr. Coulter, Mr. Kiratsous and representatives of Cravath also participated in the meeting. The members of the Board confirmed that it was advisable and in the best interests of the Company’s Class A stockholders and the Company to form a Special Committee, which we refer to as the “Special Committee”, consisting of Messrs. Fox, Hirsh, Litvack and Meehan and Dr. O’Connor. The Board delegated full power and authority to the Special Committee (subject to applicable law) to take any action that the Board itself could take in connection with a possible transaction with Tokio Marine, including but not limited to the power and authority to:

•	represent, consider and advance the interests of the Class A stockholders in connection with the potential transaction with Tokio Marine or any alternative transaction;

•	formulate, establish, oversee, control and direct a process for the evaluation and negotiation of the potential transaction with Tokio Marine and any alternative transaction;

•	review and evaluate the potential transaction with Tokio Marine and any alternative transaction;

•

if the Special Committee determines that such action is advisable, negotiate the terms and conditions of the potential transaction with Tokio Marine (and any related agreements or documents), including but not limited to the total consideration to be paid by Tokio Marine in connection therewith;

•

solicit, review and evaluate, and negotiate the terms and conditions of, any alternative transaction (and any related agreements or documents) if and to the extent the Special Committee determines such action is advisable;

•

make recommendations to the Board in respect of the potential transaction with Tokio Marine or any alternative transaction, including but not limited to any recommendation to not proceed with or to recommend that the Company’s stockholders reject the potential transaction with Tokio Marine or any alternative transaction;

•

make recommendations to the Board that the Board take other actions or consider other matters that the Special Committee may determine are necessary or advisable or appropriate with respect to the potential transaction with Tokio Marine or any alternative transaction;

•	approve any transaction (including but not limited to any transaction resulting in a person becoming an “interested stockholder”) for purposes of Section 203 of the Delaware General Corporation Law;

•	approve any actions or agreements and other documents as the Special Committee deems advisable in connection with the exercise of its authority pursuant to these resolutions;

•

authorize, empower or direct the officers and employees of the Company and its subsidiaries, and any of them, for and on behalf of the Company, to provide the Special Committee with such information (including but not limited to books, records, financial statements and projections with respect to the Company or any of its subsidiaries) and assistance requested by the Special Committee and to negotiate, execute and deliver, and to cause the performance of, or waiver of rights under, any such agreement, undertaking, documents or instruments as may be necessary or advisable for the Special Committee to perform its functions, including but not limited to any engagement letter, indemnification agreement, confidentiality agreement, nonsolicitation agreement or standstill agreement; and

•	retain, at the Company’s expense, such legal, financial and other advisors and consultants or experts as the Special Committee may from time to time deem advisable in its sole discretion.

The Board further resolved that the Board could not approve or recommend to the Company’s stockholders a potential transaction with Tokio Marine or any alternative transaction without the prior favorable recommendation of the Special Committee.

Later on September 26, 2011, immediately after the Board meeting, a telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee, with Mr. Fox serving as chairman. Messrs. Brine, Coulter and Wright and representatives of Cravath also participated in the meeting. The members of the Special Committee discussed the formation of a Sub-Committee of the Special Committee, which we refer to as the “Special Committee Sub-Committee”, and determined that it was advisable and in the best interests of the Company’s Class A stockholders and the Company to form the Special Committee Sub-Committee, consisting of Mr. Fox (who also would serve as chairman of the Special Committee Sub-Committee), Mr. Meehan and Dr. O’Connor. The directors determined that, although Mr. Hirsh and Mr. Litvack were independent of Mr. Rosenkranz, neither Mr. Hirsh nor Mr. Litvack would serve on the Special Committee Sub-Committee because they had known Mr. Rosenkranz for many decades (the longest period of time of the members of the Special Committee) and socialized infrequently with Mr. Rosenkranz. The members of the Special Committee formed the Special Committee Sub-Committee to act on the Special Committee’s behalf in connection with any and all matters (including but not limited to the taking of any and all actions) in any way related to the participation or involvement by Mr. Rosenkranz or other Class B stockholders in, or any benefit to Mr. Rosenkranz or other Class B stockholders that is not shared on an equivalent basis with the Class A stockholders from, the potential transaction with Tokio Marine or any alternative transaction or in any way related to the Class B stockholders being treated in any way different from the Class A stockholders in the potential transaction with Tokio Marine or any alternative transaction, including but not limited to the power and authority to:

•	consider, review, evaluate and determine whether the potential transaction with Tokio Marine or any alternative transaction is in the best interests of the Class A stockholders;

•

take any and all actions relating to the allocation of the total consideration to be paid by Tokio Marine in connection with the potential transaction between the Class A stockholders and the Class B stockholders, including but not limited to engaging in arm’s length negotiations relating to the allocation of the transaction consideration between the Class A stockholders, on the one hand, and the Class B stockholders, on the other hand, in the potential transaction with Tokio Marine or any alternative transaction;

•	take any and all actions relating to any differential treatment that may be given, or any differential consideration that may be paid, to the Class B stockholders;

•

consider, review, evaluate and determine whether the consideration to be received in the potential transaction with Tokio Marine or any alternative transaction is fair to the Class A stockholders, taking into account any differential consideration paid to the Class B stockholders, if any;

•	take any and all actions relating to dealings, interactions, communications, discussions and negotiations by the Company with Mr. Rosenkranz or the Class B stockholders;

•

approve any transaction (including but not limited to any transaction resulting in a person becoming an “interested stockholder”) for purposes of Section 203 of the Delaware General Corporation Law; and

•

make recommendations to the Special Committee and the Board in respect of the potential transaction with Tokio Marine or any alternative transaction, including but not limited to any recommendation to not proceed with or to reject the potential transaction with Tokio Marine or any alternative transaction.

The Special Committee further resolved that the Special Committee could not approve or recommend a potential transaction with Tokio Marine or any alternative transaction without the prior favorable recommendation of the Special Committee Sub-Committee.

At this same meeting, the Special Committee confirmed that it would engage Lazard as its independent financial advisor based on Lazard’s qualifications, independence, expertise and reputation in investment banking, mergers and acquisitions and special committee assignments, as well as the strength of its financial institutions group. The Special Committee also authorized and approved the September 27, 2011 lunch meeting between Messrs. Rosenkranz, Sherman and Kiratsous and representatives of Tokio Marine.

On September 27, 2011, there was a lunch meeting between Messrs. Rosenkranz, Sherman and Kiratsous and Mr. Brimecome and Mr. James J. Maguire, Jr., Chairman and Chief Executive Officer of Philadelphia Consolidated Holding Corp., which was acquired by Tokio Marine in 2008, in New York City. The meeting consisted of informal conversation, including a discussion of Mr. Maguire’s experience when Tokio Marine acquired Philadelphia Consolidated Holding Corp. During this meeting Mr. Rosenkranz informed the representatives of Tokio Marine that he and other members of the Company’s management could not discuss any potential post-closing compensation, retention or employment arrangements with representatives of Tokio Marine at that time. As instructed by the Special Committee, the meeting participants did not discuss the price or other terms of any potential transaction between Tokio Marine and the Company.

On September 29, 2011, a telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee, to discuss the process and timing of Lazard’s preliminary valuation of the Company and to receive Lazard’s initial views. Messrs. Brine, Coulter and Wright and representatives of Cravath, Lazard and Morris, Nichols, Arsht & Tunnell LLP, counsel to the Company, which we refer to as “Morris Nichols”, also participated in a portion of or all of the meeting.

On October 3, 2011, a representative of Cleary called a representative of Cravath to propose holding a meeting on Friday, October 7, 2011, with Mr. Rosenkranz, Mr. Fox and representatives of Cravath and Lazard, to allow Mr. Rosenkranz to give the representatives of the Special Committee Sub-Committee his specific proposal on consideration for the Class B shares. That same day, Mr. Rosenkranz called Mr. Fox and informed him of his desire to hold the proposed meeting.

On October 6, 2011, a telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee, to discuss Lazard’s preliminary views on the valuation of the Company. Representatives of Cravath also participated in the meeting. Messrs. Brine, Coulter, Kiratsous, Sherman and Wright and representatives of Morris Nichols also joined the meeting to review Lazard’s preliminary analysis with the Special Committee. During this meeting, representatives of Lazard made a presentation to the members of the Special Committee that included, among other things, an overview of the Company and its financial forecasts, a review of selected companies in the insurance industry whose operations Lazard believed to be relevant for purposes of its analyses of the Company, various analyses on standalone and takeover valuations of the Company (these analyses included a comparable company, sum-of-the-parts, dividend discount, precedent transactions and premiums paid analysis) and an assessment of other potential buyers of the Company. After Messrs. Brine, Coulter, Kiratsous, Sherman and Wright and representatives of Lazard and Morris Nichols left the meeting, the Special Committee proceeded to formally retain Lazard as its financial advisor and authorized and determined to instruct Lazard to share the presentation materials with Mr. Rosenkranz.

Later on October 6, 2011, immediately following the Special Committee meeting, a telephonic meeting of the Special Committee Sub-Committee was held, which was attended by all members of the Special Committee Sub-Committee. Representatives of Cravath and Lazard also participated in the meeting. Mr. Fox and a representative of Cravath each described the respective conversations with Mr. Rosenkranz and Mr. Rosenkranz’s attorney that had occurred on October 3, 2011. During this meeting, the members of the Special Committee Sub-Committee authorized the meeting between Mr. Rosenkranz and his attorneys and Mr. Fox and representatives of the Special Committee Sub-Committee scheduled for October 7, 2011.

On October 7, 2011, a representative of Macquarie contacted Mr. Rosenkranz to schedule a meeting for October 14, 2011 to discuss Tokio Marine’s revised offer.

On October 7, 2011, at the prior direction of the Special Committee, a meeting was held between Messrs. Rosenkranz, Sherman and Kiratsous and representatives of Lazard to discuss Lazard’s financial analyses of the Company that had been presented to the Special Committee on October 6, 2011.

Later on October 7, 2011, a meeting was held between Mr. Fox, Mr. Rosenkranz and representatives of Cravath, Lazard and Cleary. At this meeting, Mr. Rosenkranz insisted that the Class B shares receive $59.00 per share, assuming a blended price of $45.00 (by “blended price” we mean the aggregate number of shares of the Company’s Class A and Class B common stock multiplied by the price per share contemplated to be paid for such shares in the merger divided by the aggregate number of shares of the Company’s Class A and Class B common stock, which at the time resulted in a price of $45.00 per share for all shares of the Company’s common stock), which would have resulted in the Class A shares receiving approximately $43.00 per share, and that any further increase in Tokio Marine’s offer be shared equally between the Class A and Class B shares on a dollar-for-dollar basis.

Later on October 7, 2011, after the meeting between Mr. Rosenkranz and representatives of the Special Committee Sub-Committee described in the preceding paragraph, a telephonic meeting of the Special Committee Sub-Committee was held, which was attended by all members of the Special Committee Sub-Committee, to inform Mr. Meehan and Dr. O’Connor of Mr. Rosenkranz’s proposal. The Special Committee Sub-Committee had an initial discussion regarding his proposal. Representatives of Cravath and Lazard also participated in the meeting.

On October 10, 2011, a telephonic meeting of the Special Committee Sub-Committee was held, which was attended by all members of the Special Committee Sub-Committee, to further discuss Mr. Rosenkranz’s proposal and his request for differential consideration. Representatives of Cravath and Lazard also participated in the meeting. At this meeting, representatives of Lazard reviewed a presentation with the directors, which included a financial analysis of Mr. Rosenkranz’s proposal on a possible differential consideration transaction, a review of precedent acquisitions of companies with dual-class structures (including those that did not provide for differential consideration, which constituted the overwhelming majority of such transactions), a review of the levels of differential consideration in precedent transactions that provided for differential consideration and various metrics in connection with evaluating the size of the premium to “high vote” stockholders in differential consideration transactions in comparison to Mr. Rosenkranz’s proposal. During the meeting, the members of the Special Committee Sub-Committee discussed the possibility of running an auction or quietly shopping the

Company to other potential buyers, and considered the risk of a leak disrupting the Company’s ongoing business as well as its dialogue with Tokio Marine and the low possibility that there would be other bidders willing to offer a topping price to Tokio Marine’s current offer. The members of the Special Committee Sub-Committee also discussed the role that Mr. Rosenkranz should play, if any, in any negotiations with Tokio Marine. At the end of the meeting, after discussing their concerns regarding a transaction involving differential consideration, the members of the Special Committee Sub-Committee determined that urging Mr. Rosenkranz to accept the same consideration as the Class A stockholders was in the best interests of the Class A stockholders.

During the morning of October 11, 2011, Mr. Fox called Mr. Rosenkranz to urge Mr. Rosenkranz to reconsider his request for higher consideration than the Class A stockholders. Mr. Fox outlined a number of reasons why the Special Committee Sub-Committee believed that Mr. Rosenkranz should forgo his request, but at the end of the call Mr. Rosenkranz informed Mr. Fox that under no circumstances would Mr. Rosenkranz vote in favor of a transaction that did not pay Mr. Rosenkranz significantly more than $45.00 per share for his Class B common stock.

During the afternoon of October 11, 2011, there was a conference call between Mr. Fox, Mr. Meehan, Dr. O’Connor and Mr. Rosenkranz, during which all of the members of the Special Committee Sub-Committee argued against pursuing a differential consideration transaction and urged Mr. Rosenkranz to accept equal consideration for his shares of Class B common stock. Mr. Rosenkranz reiterated to the directors that he would only vote in favor of a transaction that provided for a price of significantly more than $45.00 per share for the Class B common stock.

Later on October 11, 2011, a telephonic meeting of the Special Committee Sub-Committee was held, which was attended by all members of the Special Committee Sub-Committee, to discuss the phone conversations between the members of the Special Committee Sub-Committee and Mr. Rosenkranz that had taken place earlier that day. Representatives of Cravath and Lazard also participated in the meeting. The members of the Special Committee Sub-Committee discussed their concerns regarding differential consideration, the likelihood of Mr. Rosenkranz changing his position and the risk of losing the favorable potential transaction with Tokio Marine as a result of not coming to an agreement with Mr. Rosenkranz on differential consideration. After discussion, the members of the Special Committee Sub-Committee decided to tell Mr. Rosenkranz that they would very reluctantly be willing to consider a differential consideration transaction, but only if the incremental per share premium paid to the Class B stockholders would be less than 10%, which was at the low end of the range of per-share incremental premiums that had been paid to high-vote stockholders in precedent differential consideration transactions (a 10% incremental per share premium would have equated to an aggregate incremental premium of approximately 1.2% of the equity value of the transaction (equity value calculated assuming holders of Class A common stock and Class B common stock would be receiving $44.45 per share of common stock rather than the applicable merger consideration), which was at the low end of the range of aggregate incremental premiums that had been paid to high-vote stockholders in precedent differential consideration transactions).

On October 12, 2011, Mr. Fox called Mr. Rosenkranz and informed him that the Special Committee Sub-Committee was very reluctantly willing to consider a differential consideration transaction, but only if the incremental per share premium received by the Class B stockholders was less than 10%. Mr. Rosenkranz countered with a proposal that the Class B stockholders receive $55.50 per share, which implied that the Class A stockholders would receive approximately $43.50 per share, and that any further increase in Tokio Marine’s offer (and he was skeptical that there would be an increase by Tokio Marine) be shared equally between the Class A and Class B shares on a dollar-for-dollar basis. At the end of the phone conversation, Mr. Fox reiterated to Mr. Rosenkranz that the Special Committee Sub-Committee was not willing to agree to differential consideration at the level Mr. Rosenkranz was proposing, and Mr. Rosenkranz responded that the Special Committee Sub-Committee’s proposal was unacceptable to him.

In the afternoon on October 12, 2011, after the phone conversation between Mr. Fox and Mr. Rosenkranz had occurred, a telephonic meeting of the Special Committee Sub-Committee was held, which was attended by all members of the Special Committee Sub-Committee, to discuss the conversation between Mr. Fox and Mr. Rosenkranz and Mr. Rosenkranz’s most recent proposal. Representatives of Cravath and Lazard also participated in the meeting. During this meeting, the directors discussed the possible scenarios that could play out prior to the October 14, 2011 meeting between the Company and Tokio Marine and the pros and cons of each of the scenarios, including the risks of canceling the October 14, 2011 meeting if they were unable to reach an agreement with Mr. Rosenkranz on the differential consideration issue. After discussion, the Special Committee Sub-Committee determined not to make a counterproposal to Mr. Rosenkranz and to wait to see if Mr. Rosenkranz called Mr. Fox or any other Special Committee Sub-Committee representative to respond to what he had heard from Mr. Fox earlier that day.

Later in the afternoon on October 12, 2011, after the Special Committee Sub-Committee meeting, a telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee. Representatives of Cravath and Lazard also participated in the meeting. During this meeting, Mr. Fox updated the members of the Special Committee on the discussions and negotiations between the members of the Special Committee Sub-Committee and Mr. Rosenkranz, including Mr. Rosenkranz’s insistence on a differential consideration transaction and the Special Committee Sub-Committee’s concern that Mr. Rosenkranz would walk away from the potential transaction if the transaction did not provide the Class B stockholders with significantly more than $45.00 per share, which would result in a material premium being paid to the Class B shares relative to what the Class A shares would receive. At this meeting, the members of the Special Committee also considered whether the Company should attempt to privately solicit other bidders or publicly announce that the Company was considering selling itself, the likelihood of another bidder topping Tokio Marine’s current offer of $45.00 per share of the Company’s common stock and the risks associated with contacting third parties.

On October 13, 2011, a representative of Cleary called a representative of Cravath to inform him that Mr. Rosenkranz’s proposal of $55.50 per share for the Class B stockholders, which would result in approximately $43.50 per share for the Class A stockholders, was Mr. Rosenkranz’s bottom line and final offer and that Mr. Rosenkranz would require any further increase in Tokio Marine’s offer to be shared equally between the Class A shares and Class B shares on a dollar-for-dollar basis. The Cleary representative added that Mr. Rosenkranz thought it was unlikely that Tokio Marine would increase the size of Tokio Marine’s offer.

Later on October 13, 2011, a telephonic meeting of the Special Committee Sub-Committee was held, which was attended by all members of the Special Committee Sub-Committee. Representatives of Cravath and Lazard also participated in the meeting. During this meeting, the members of the Special Committee Sub-Committee discussed the Cleary call to Cravath and possible responses to Mr. Rosenkranz in light of the upcoming meeting scheduled for Friday, October 14, 2011 with Tokio Marine. After considering the risks that canceling the meeting posed, the members of the Special Committee Sub-Committee determined that it was in the best interests of the Class A stockholders not to cancel or postpone the meeting with Tokio Marine. After discussion, the directors also determined that Mr. Fox should contact Mr. Rosenkranz and reiterate that the Special Committee Sub-Committee would not consider a differential consideration transaction unless the incremental per share premium that the Class B shares would receive relative to the Class A shares was less than 10%.

Later on October 13, 2011, after the Special Committee Sub-Committee meeting, Mr. Fox called Mr. Rosenkranz and informed him that the Special Committee Sub-Committee was not willing to consider proceeding with a differential consideration transaction unless the incremental per share premium that the Class B shares would receive relative to the Class A shares was less than 10%. Mr. Rosenkranz insisted on a transaction in which the Class B stockholders would receive $55.50 per share, which would have resulted in the Class A stockholders receiving approximately $43.50 per share, and that any additional consideration offered by Tokio Marine would be shared equally on a dollar-for-dollar basis between the Class A and Class B stockholders. Despite their disagreement on differential consideration, Mr. Fox and Mr. Rosenkranz agreed that the October 14, 2011 meeting should still be held and Mr. Fox informed Mr. Rosenkranz that representatives of Lazard would be attending that meeting and told Mr. Rosenkranz not to discuss differential consideration at that meeting.

Later on October 13, 2011, after the telephone conversation between Mr. Fox and Mr. Rosenkranz had occurred and at the prior direction and authorization of the Special Committee, there was a meeting between Messrs. Rosenkranz, Sherman and Kiratsous and representatives of Lazard to discuss the tactics and approach for the October 14, 2011 meeting with Tokio Marine.

In the morning on October 14, 2011, a telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee, to discuss the proposed approach for the meeting with representatives of Tokio Marine scheduled for later that day. Representatives of Cravath and Lazard also participated in the meeting. During this meeting, the members of the Special Committee determined that Mr. Rosenkranz would be permitted to attend the meeting and to participate in the negotiations on behalf of the Company. The Special Committee also determined to grant authority to Lazard and Mr. Rosenkranz to ask Tokio Marine to increase its offer price to $48.50 per share of the Company’s common stock, as well as the authority, if they determined that circumstances warranted, to tell Tokio Marine that they would recommend a price of $47.00 per share or higher to the Special Committee.

Later on October 14, 2011, after the Special Committee meeting, a meeting was held between Messrs. Rosenkranz, Sherman, Kiratsous, Brimecome, Fujii and Kittaka and representatives of Lazard and Macquarie in New York City. During this meeting, representatives of Lazard and Mr. Rosenkranz asked Tokio Marine to raise its offer price to $48.50 per share of the Company’s common stock. The representatives of Tokio Marine indicated that they would respond to the Company’s proposal early the following week, but reminded the representatives of Lazard and Mr. Rosenkranz that Tokio Marine had already told them that $45.00 per share was Tokio Marine’s maximum price.

Later on October 14, 2011, following the meeting described in the immediately preceding paragraph, a second telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee, so that Lazard could update the Special Committee on the meeting with representatives of Tokio Marine. Representatives of Cravath and Lazard also participated in the meeting. During this meeting, representatives of Lazard also informed the directors that the Company’s senior management currently anticipated that the Company’s third quarter earnings would be slightly below the current “Street” expectations on October 25, 2011. The members of the Special Committee concluded that there were potential benefits in reaching an agreement with Tokio Marine on value prior to the Company’s earnings announcement.

On October 17, 2011, Mr. Brimecome called Mr. Rosenkranz and informed him that the offer of $45.00 per share of the Company’s common stock was Tokio Marine’s best and final offer and that Tokio Marine was not going to increase its price. Mr. Rosenkranz countered and raised with Mr. Brimecome the idea of Tokio Marine paying $45.00 per share of the Company’s common stock plus a $2.00 special dividend per share at or around the time of the closing of the potential transaction (this represented a premium of 93% relative to the closing price of the Company’s Class A common stock on October 14, 2011). Mr. Brimecome concluded the phone conversation by informing Mr. Rosenkranz that Tokio Marine would respond to this proposal within one to two days. Shortly thereafter, Mr. Rosenkranz had a phone conversation with a representative of Lazard to inform him of the phone conversation he had with Mr. Brimecome.

On October 19, 2011, Mr. Brimecome called Mr. Rosenkranz and informed him that Tokio Marine had rejected Mr. Rosenkranz’s proposal of $45.00 per share of the Company’s common stock plus a $2.00 special dividend per share, and instead proposed to pay $45.00 per share of the Company’s common stock plus a $1.00 special dividend per share (this represented a premium of 84% relative to the closing price of the Company’s Class A common stock on October 18, 2011). Mr. Brimecome indicated to Mr. Rosenkranz that this was truly Tokio Marine’s best and final offer. Mr. Rosenkranz informed Mr. Brimecome that he would take Tokio Marine’s proposal to the Special Committee for consideration.

Later on October 19, 2011, after Mr. Rosenkranz had spoken with Mr. Brimecome, Mr. Rosenkranz called Mr. Fox and informed him that Tokio Marine had revised its offer to $45.00 per share of the Company’s common stock plus a $1.00 special dividend per share and that Mr. Brimecome had stated this was truly Tokio Marine’s best and final offer. Mr. Rosenkranz then informed Mr. Fox that Mr. Rosenkranz would not support, and was prepared to walk away from, a potential transaction with Tokio Marine unless the Class B stockholders received total consideration (including the special dividend) of $56.50 per share, resulting in the Class A stockholders receiving total consideration (including the special dividend) of approximately $44.50 per share.

Later on October 19, 2011, after the phone conversation between Mr. Fox and Mr. Rosenkranz had occurred, a telephonic meeting of the Special Committee Sub-Committee was held, which was attended by all members of the Special Committee Sub-Committee. Representatives of Cravath and Lazard also participated in the meeting. During this meeting, the directors discussed Tokio Marine’s revised offer of $45.00 plus a $1.00 special dividend, Mr. Rosenkranz’s most recent proposal and the possible responses to Mr. Rosenkranz’s proposal. During this discussion, a representative of Cleary called a representative of Cravath to inform him that Mr. Rosenkranz was not wavering from his proposal, would not agree to negotiate it further and was very comfortable walking away from a potential transaction with Tokio Marine if the Special Committee Sub-Committee was not willing to move forward on the basis of $56.50 per Class B share (including the special dividend). At this meeting and at all subsequent meetings, the Special Committee Sub-Committee and its advisors viewed the special dividend as a form of additional merger consideration and all analyses subsequently prepared by the Special Committee Sub-Committee’s advisors treated the special dividend in this manner. After further discussion, the Special Committee Sub-Committee determined that Mr. Fox would contact Mr. Rosenkranz and respond with a revised proposal providing that the Class A stockholders receive total consideration (including the special dividend) of $45.25 per share and the Class B stockholders receive total consideration (including the special dividend) of $51.25 per share.

On October 20, 2011, Mr. Fox had several phone conversations with Mr. Rosenkranz, during which Mr. Fox informed Mr. Rosenkranz that the Special Committee Sub-Committee could not approve of Mr. Rosenkranz’s proposal and urged Mr. Rosenkranz to carefully consider the Special Committee Sub-Committee’s proposal under which the Class A stockholders would receive total consideration (including the special dividend) of $45.25 per share and the Class B stockholders would receive total consideration (including the special dividend) of $51.25 per share. In the last of these phone conversations, Mr. Rosenkranz proposed to Mr. Fox that the Class A stockholders receive total consideration (including the special dividend) of approximately $44.75 per share, resulting in the Class B stockholders receiving total consideration (including the special dividend) of approximately $54.75 per share. Mr. Fox concluded the call by telling Mr. Rosenkranz that he would take that proposal back to the Special Committee Sub-Committee for consideration.

Later on October 20, 2011, after the phone conversations between Mr. Fox and Mr. Rosenkranz had occurred, a telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee, to discuss the events that had occurred following the last Special Committee meeting on October 14, 2011. At this meeting and at all subsequent meetings, the Special Committee and its advisors viewed the special dividend as a form of additional merger consideration and all analyses subsequently prepared by the Special Committee’s advisors treated the special dividend in this manner. Representatives of Cravath and Lazard also participated in the meeting.

Later on October 20, 2011, immediately following the Special Committee meeting, a telephonic meeting of the Special Committee Sub-Committee was held, which was attended by all members of the Special Committee Sub-Committee, to discuss Mr. Rosenkranz’s most recent proposal. Representatives of Cravath and Lazard also participated in the meeting. The members of the Special Committee Sub-Committee discussed the possible responses to Mr. Rosenkranz’s most recent proposal and considered the risks and likelihood of Mr. Rosenkranz walking away from the transaction if the Special Committee Sub-Committee did not agree to his proposal. After discussion, the members of the Special Committee Sub-Committee determined that Mr. Fox would call Mr. Rosenkranz and continue to insist that the Class A stockholders receive total consideration (including the special dividend) of $45.25 per share in the potential transaction with Tokio Marine. The members of the Special Committee Sub-Committee also authorized a representative of Cravath to call Mr. Rosenkranz’s attorneys to confirm the substance of the conversations that had occurred that morning between Mr. Rosenkranz and Mr. Fox.

Later on October 20, 2011, after the Special Committee Sub-Committee meeting, a representative of Cravath, on behalf of the Special Committee Sub-Committee, had two phone conversations with representatives of Cleary. During the first phone conversation, the representative of Cravath reiterated the Special Committee Sub-Committee’s position to the representatives of Cleary. During the second phone conversation, a representative of Cleary informed the representative of Cravath that Mr. Rosenkranz would not budge from his proposal that Class A stockholders receive total consideration (including the special dividend) of $44.75 per share, resulting in the Class B stockholders receiving total consideration (including the special dividend) of approximately $54.75 per share. The representative of Cravath informed the representative of Cleary that he would inform the Special Committee Sub-Committee of Mr. Rosenkranz’s position.

Later on October 20, 2011, after Mr. Fox had spoken with the representative of Cravath about the phone conversations he had with representatives of Cleary, Mr. Fox called Mr. Rosenkranz and informed him that the Special Committee Sub-Committee could not recommend proceeding with a transaction unless the Class A stockholders received at least $45.25 per share (including the special dividend). Mr. Rosenkranz refused to move off of his most recent proposal and told Mr. Fox that he could not understand the basis for the Special Committee Sub-Committee’s position.

Later, during the evening of October 20, 2011, Mr. Sherman called Mr. Fox and urged that he and the other members of the Special Committee Sub-Committee reach an agreement with Mr. Rosenkranz as quickly as possible. Mr. Sherman indicated to Mr. Fox that he thought it was an excellent transaction for the Class A stockholders on the terms proposed by either the Special Committee Sub-Committee or Mr. Rosenkranz. In addition, Mr. Sherman told Mr. Fox that because Tokio Marine had made an offer at the beginning of the week of October 17, 2011, Mr. Sherman thought that it was important to respond to Tokio Marine by the end of that week (that is before the close of business on October 21, 2011 in Tokyo, Japan, which was the morning of October 21, 2011, New York City time). Mr. Sherman told Mr. Fox that he was concerned that if Tokio Marine had not heard back by the end of the week in which Tokio Marine had made its offer, it could raise questions from Tokio Marine’s perspective about the interest of the Special Committee and the Company in pursuing the transaction and, therefore, the potential transaction could be put at risk.

In the morning on October 21, 2011, a telephonic meeting of the Special Committee Sub-Committee was held, which was attended by all members of the Special Committee Sub-Committee. Representatives of Cravath and Lazard also participated in the meeting. After the members of the Special Committee Sub-Committee discussed the details of the various phone conversations that had occurred on October 20, 2011 and how the Special Committee Sub-Committee should respond to Mr. Rosenkranz in light of those phone conversations, the directors determined that Mr. Fox would call Mr. Rosenkranz to inform him once again that the Special Committee Sub-Committee could not recommend proceeding with a transaction unless the Class A stockholders received total consideration (including the special dividend) of at least $45.25 per share.

Later in the morning on October 21, 2011, after the Special Committee Sub-Committee meeting, Mr. Fox called Mr. Rosenkranz and explained to him that the Special Committee Sub-Committee could not recommend proceeding with a transaction unless the Class A stockholders would receive at least total consideration (including the special dividend) of $45.25 per share. During their discussion, Mr. Rosenkranz expressed to Mr. Fox that he was unwilling to change his position and was prepared to walk away from the potential transaction. Mr. Fox informed Mr. Rosenkranz that he would report Mr. Rosenkranz’s view to the Special Committee Sub-Committee.

Later in the morning on October 21, 2011, after the call between Mr. Fox and Mr. Rosenkranz described in the previous paragraph, a telephonic meeting of the Special Committee Sub-Committee was held, which was attended by all members of the Special Committee Sub-Committee. Representatives of Cravath and Lazard also participated in the meeting. The directors discussed the substance of the phone conversation between Mr. Fox and Mr. Rosenkranz and how they would respond to Mr. Rosenkranz. During the discussion, a representative of Cravath discussed with the directors the Special Committee Sub-Committee’s duties and obligations under applicable law in connection with its negotiations with Mr. Rosenkranz. After further discussion, the directors determined that Mr. Fox would call Mr. Rosenkranz and inform him that the Special Committee Sub-Committee was prepared to recommend proceeding with a transaction in which the Class A stockholders would receive total consideration (including the special dividend) of $45.00 per share, resulting in the Class B stockholders receiving approximately $52.90 per share.

Later on October 21, 2011, after the second Special Committee Sub-Committee meeting, Mr. Fox had a phone conversation with Mr. Rosenkranz to inform him that the Special Committee Sub-Committee would recommend proceeding with a transaction that provided that the Class A stockholders receive $45.00 per share (including the special dividend). Mr. Rosenkranz informed Mr. Fox that he was willing to walk away from the potential transaction with Tokio Marine if the Special Committee Sub-Committee did not agree to his proposal in which Class A stockholders would receive total consideration (including the special dividend) of $44.75 per share. After further discussion and under the belief that Mr. Rosenkranz was ready to abandon the potential transaction, Mr. Fox indicated that he was prepared to take to the Special Committee Sub-Committee a proposal in which Class A stockholders would receive total consideration (including the special dividend) of $44.875 per share and Class B stockholders would receive total consideration (including the special dividend) of $53.875 per share. Mr. Rosenkranz agreed to this proposal.

Later on October 21, 2011, after the call between Mr. Fox and Mr. Rosenkranz described in the previous paragraph, a telephonic meeting of the Special Committee Sub-Committee was held, which was attended by all members of the Special Committee Sub-Committee, to discuss the most recent proposal. Representatives of Cravath and Lazard also participated in the meeting. Representatives of Lazard reviewed and discussed with the directors the differential consideration materials that Lazard had provided to the directors prior to the meeting. After consideration, the Special Committee Sub-Committee determined that the current differential consideration proposal providing the Class A stockholders with $44.875 per share (including the special dividend) and the Class B stockholders with $53.875 per share (including the special dividend) would be in the best interests of the Class A stockholders, that the premium to be received by the Class B stockholders would be fair to the Class A stockholders, and that the Company should continue to pursue the potential transaction with Tokio Marine on the basis of the terms of this differential consideration proposal.

Later on October 21, 2011, after the meeting of the Special Committee Sub-Committee described in the previous paragraph, a telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee, to inform the Special Committee of the Special Committee Sub-Committee’s recommendation. Representatives of Cravath and Lazard also participated in the meeting. Representatives of Lazard discussed with the directors the valuation materials that had been provided to the directors prior to the meeting. After discussion, the members of the Special Committee determined that the differential consideration proposal providing the Class A stockholders with total consideration (including the special dividend) of $44.875 per share was in the best interests of the Class A stockholders and that the Company should continue to pursue the potential transaction with Tokio Marine on the terms of the current proposal.

After the final Special Committee meeting on October 21, 2011, Mr. Fox contacted Mr. Rosenkranz and informed him of the Special Committee Sub-Committee’s and Special Committee’s decisions. Shortly thereafter, Mr. Rosenkranz called Mr. Brimecome and informed him that Tokio Marine’s revised offer of $45.00 per share of the Company’s common stock plus a $1.00 special dividend per share was acceptable and that, in connection with this offer, the Class A stockholders would receive $44.875 per share (including the special dividend) and the Class B stockholders would receive $53.875 per share (including the special dividend). The first time that Tokio Marine or any of its representatives learned of the possibility of a differential consideration transaction was during this phone call between Mr. Rosenkranz and Mr. Brimecome.

On October 25, 2011, a representative of Macquarie, on behalf of Tokio Marine, emailed a non-binding preliminary indication of interest letter, which we refer to as the “letter of interest”, to Mr. Rosenkranz, Mr. Sherman and a representative of Lazard. Among other things, the letter of interest proposed an offer of

$45.00 per share of the Company’s common stock, allocated as $43.875 per share of Class A common stock and $52.875 per share of Class B common stock, plus a $1.00 per share special dividend payable to all eligible shares, which pursuant to Tokio Marine’s math equaled an aggregate consideration of $2.650 billion (representatives of Lazard and Macquarie subsequently clarified that this equaled an aggregate consideration of $2.661 billion). The letter of interest from Tokio Marine also included a non-binding provision that contemplated that the Company would not talk with other potential parties regarding a business combination prior to December 31, 2011, or, if it did so, would so inform Tokio Marine. In addition, the letter of interest specified that Tokio Marine expected that voting agreements with Tokio Marine would be part of any potential transaction, and Macquarie separately informed Mr. Kiratsous that a voting agreement with Mr. Rosenkranz and his affiliates would be an essential part of any potential transaction from Tokio Marine’s standpoint.

After receiving the letter of interest on October 25, 2011, Mr. Kiratsous and a representative of Lazard had various phone conversations with a representative of Macquarie to clarify several terms of the letter of interest, including that the aggregate consideration calculated by Tokio Marine in the letter of interest would be increased by $11.0 million as a result of (1) a slightly higher than $46.00 blended per share price, calculated based on the allocation of $43.875 per share of Class A common stock and $52.875 per share of Class B, plus a $1.00 per share special dividend payable to all eligible shares and (2) option holders receiving the economic benefit of the special dividend. In addition, Mr. Kiratsous and a representative of Lazard requested that the non-binding provision that contemplated that the Company would not talk with other potential parties regarding a business combination prior to December 31, 2011 be removed from the letter of interest. Representatives of Macquarie responded that Tokio Marine felt this language was important, in light of the significant amount of time and money Tokio Marine would be investing as a result of its diligence process, and representatives of Macquarie stressed Tokio Marine’s concerns about maintaining confidentiality and avoiding the risk of a leak.

Later on October 25, 2011, after the phone conversation between Mr. Kiratsous and representatives of Lazard and Macquarie, a telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee, to discuss the letter of interest. Representatives of Cravath, Lazard and Morris Nichols also participated in the meeting. Messrs. Brine, Coulter, Kiratsous, Rosenkranz, Sherman and Wright and Ms. Nita I. Savage, Vice President, Finance of the Company, also joined the meeting for the discussion of the letter of interest. During this meeting, the directors, with advice from representatives of Cravath and Lazard, discussed the terms of the letter of interest and the conversation that Mr. Kiratsous had with representatives of Lazard and Macquarie regarding the letter of interest prior to the Special Committee meeting. After discussion and after Messrs. Brine, Coulter, Kiratsous, Rosenkranz, Sherman and Wright and Ms. Savage left the meeting, the members of the Special Committee determined that the letter of interest (including the non-binding language regarding discussions with other potential acquirors) was a sound basis for moving forward with a potential transaction with Tokio Marine.

Later, during the evening of October 25, 2011, at the direction of the Special Committee, a representative of Lazard sent a representative of Macquarie an email to confirm the points from their prior conversation regarding the letter of interest, including that the special dividend or the economic benefit of the special dividend would be paid with respect to all shares and stock options, respectively.

From October 25, 2011 through December 20, 2011, representatives of Lazard, Macquarie, Tokio Marine, other advisors of Tokio Marine and the Company engaged in various due diligence sessions and discussions related to the potential transaction. These due diligence sessions included in-person meetings with senior management of Reliance Standard Life Insurance Company, which we refer to “RSLIC”, and Safety National Casualty Corporation, which we refer to as “SNCC”, the Company’s two primary operating subsidiaries. In addition, following receipt of the letter of interest, the Company made available to Tokio Marine and its advisors an electronic data room, which was periodically updated with additional due diligence materials.

During the week of October 24, 2011, Mr. Rosenkranz requested that the Special Committee Sub-Committee and the compensation committee of the Board authorize the Company to deliver to

Mr. Rosenkranz, on an accelerated basis, 357,724 shares of Class B common stock underlying 357,724 of Mr. Rosenkranz’s vested RSUs. These shares would otherwise be deliverable upon various events, including a change-in-control transaction or Mr. Rosenkranz’s death or termination.

On October 27, 2011, a representative of Macquarie emailed a representative of Lazard to inform him that representatives of Macquarie and Tokio Marine were still discussing the Company’s request that option holders receive the economic benefit of the special dividend.

On October 31, 2011, Mr. Kiratsous sent a representative of Macquarie a copy of the Company’s preliminary 2011 management plan, which the Special Committee had previously authorized the Company’s senior management to provide to Tokio Marine during the Special Committee meeting on October 25, 2011. On November 1, 2011, there was a meeting between Mr. Sherman, Mr. Kiratsous, Mr. Thomas W. Burghart, Senior Vice President and Treasurer of the Company, and representatives of Lazard and Macquarie to discuss the Company’s preliminary 2011 management plan and other general business and financial due diligence issues. Immediately following the meeting, a representative of Macquarie informed a representative of Lazard that Tokio Marine was agreeable with the Company’s request that option holders receive the economic benefit of the special dividend.

On November 3, 2011, during a regular quarterly meeting of the Board, the Board approved the 2011 management plan, which we refer to as the “2011 management plan”.

On November 4, 2011, a telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee, to discuss the proposed terms for an initial draft of the merger agreement. Mr. Coulter and representatives of Cravath, Lazard and Morris Nichols also participated in the meeting. After discussion, the members of the Special Committee authorized representatives of Cravath to provide an initial draft of the merger agreement based on the terms discussed to representatives of Tokio Marine and Sullivan & Cromwell LLP, which we refer to as “Sullivan & Cromwell”, counsel to Tokio Marine. The members of the Special Committee also authorized the members of the Company’s management, other than Mr. Rosenkranz, to engage in discussions about potential post-closing compensation, retention and employment arrangements with representatives of Tokio Marine.

Immediately following the Special Committee meeting on November 4, 2011, a telephonic meeting of the Special Committee Sub-Committee was held, which was attended by all members of the Special Committee Sub-Committee, to discuss Mr. Rosenkranz’s request to authorize the Company to deliver to Mr. Rosenkranz, on an accelerated basis, 357,724 Class B shares underlying 357,724 of Mr. Rosenkranz’s vested RSUs, as part of his tax planning. Representatives of Cravath, Lazard and Morris Nichols also participated in the meeting. During this meeting, the directors considered, among other things, the impact that early delivery of the shares would have on the Company, Tokio Marine and Mr. Rosenkranz, and whether it would be advisable to negotiate with Mr. Rosenkranz for the Class A shares to receive a portion of the value of the potential tax benefits that Mr. Rosenkranz might be able to obtain if his request was granted. After discussion, and consideration of the fact that Mr. Rosenkranz’s request, if granted, would not decrease the consideration payable in the merger to the Class A stockholders or increase the consideration payable in the merger to the Class B stockholders, the members of the Special Committee Sub-Committee decided to grant Mr. Rosenkranz’s request as long as representatives of Tokio Marine were informed and did not object. The Special Committee Sub-Committee also authorized Mr. Rosenkranz to engage in discussions about potential post-closing compensation, retention and employment arrangements with representatives of Tokio Marine.

On November 5, 2011, Mr. Fox called Mr. Rosenkranz to inform him of the Special Committee Sub-Committee’s decision regarding Mr. Rosenkranz’s request that the Company allow early delivery to Mr. Rosenkranz of 357,724 shares of Class B common stock underlying 357,724 of Mr. Rosenkranz’s vested RSUs. During the week of November 7, 2011, Messrs. Kiratsous and Sherman informed a representative of Macquarie of Mr. Rosenkranz’s request, and the representative of Macquarie did not object to the early delivery of the shares of Class B common stock underlying Mr. Rosenkranz’s vested RSUs, subject to clearance by Tokio Marine (which clearance was later obtained). On November 10, 2011, a telephonic meeting of the compensation committee was held, during which the compensation committee authorized the Company to deliver the shares to Mr. Rosenkranz on an accelerated basis. On November 11, 2011, the Company delivered to Mr. Rosenkranz 357,724 shares of Class B common stock underlying 357,724 of Mr. Rosenkranz’s vested RSUs.

On November 9, 2011, Messrs. Rosenkranz, Sherman and Kiratsous met with representatives of Tokio Marine in New York City to discuss potential post-closing compensation, retention and employment arrangements for the Company’s senior management. In the course of this discussion, Messrs. Rosenkranz, Sherman and Kiratsous provided a presentation, which included a proposed term sheet, to the Tokio Marine representatives regarding the potential post-closing compensation, retention and employment arrangements for the Company’s senior management. Between November 9, 2011 and December 17, 2011, there were further discussions between members of the Company’s senior management and representatives of Tokio Marine regarding potential post-closing compensation, retention and employment arrangements. No post-closing compensation, retention or employment arrangements for the Company’s senior management were resolved prior to announcing the transaction except for the creation of a $5 million aggregate retention bonus pool (discussed in the section titled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Retention Bonus Pool”). Messrs Rosenkranz, Sherman and Kiratsous are not eligible to participate in this retention bonus pool.

On November 18, 2011, a representative of Cravath sent drafts of a proposed merger agreement and voting agreement to a representative of Sullivan & Cromwell.

On November 21, 2011, Mr. Rosenkranz met with Mr. Brimecome, Mr. Fujii and Mr. Shuzo Sumi, President of Tokio Marine, for dinner in Tokyo, Japan. That same evening, Messrs. Sherman and Kiratsous separately met with Mr. Nagano, Mr. Hiroshi Endo, Senior Managing Executive Officer of Tokio Marine, and Mr. Takaaki Tamai, Senior Managing Director of Tokio Marine, for dinner in Tokyo, Japan. The dinner meetings were organized so that the participants could become better acquainted with one another. The following day, on November 22, 2011, there were several meetings between Messrs. Rosenkranz, Sherman and Kiratsous and various representatives of Tokio Marine in Tokyo, Japan to discuss due diligence issues. There was no discussion of the terms of the potential transaction or of any post-closing compensation, retention and employment arrangements at either of the dinners on November 21, 2011 or at the due diligence meetings the following day.

On November 30, representatives of Sullivan & Cromwell sent representatives of Cravath an issues list outlining certain terms of the initial drafts of the merger agreement and the voting agreement that Tokio Marine would not accept or that Tokio Marine believed required further discussion. Later that day, a representative of Cravath asked a representative of Sullivan & Cromwell for full mark-ups of the draft merger agreement and voting agreement before it would respond on behalf of the Special Committee and the Company.

On December 1, 2011, a telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee, to discuss, among other things, strategic alternatives available to the Company other than a sale of the Company, including a recapitalization of the Company or a separation of one of the Company’s two principal businesses. Messrs. Brine, Coulter, Rosenkranz and Wright and representatives of Cravath, Lazard and Morris Nichols also participated in the meeting. During this meeting, representatives of Lazard reviewed non-sale strategic alternatives with the directors.

On December 2, 2011, Messrs. Rosenkranz, Sherman, Kiratsous, Coulter, Ms. Savage and representatives of Lazard met with Mr. Brimecome, Mr. Fujii, Mr. Eiji Harada, Corporate Planning Officer—Americas Office of Tokio Marine Management, Inc., and Mr. Yukiyoshi Tanakamaru, Manager, Financial Planning Department of Tokio Marine, and representatives of Macquarie to discuss due diligence issues. At this meeting, Messrs. Rosenkranz, Sherman and Kiratsous also discussed with representatives of Tokio Marine post-closing compensation, retention and employment arrangements for the Company’s senior management.

On December 5, 2011, representatives of Sullivan & Cromwell sent representatives of Cravath full mark-ups of the draft merger agreement and draft voting agreement that reflected Tokio Marine’s and Sullivan & Cromwell’s proposed changes.

On December 6, 2011, a telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee, to discuss Tokio Marine’s mark-ups of the draft merger agreement and draft voting agreement. Representatives of Cravath, Lazard and Morris Nichols also participated in the meeting. A representative of Cravath discussed with the directors the issues raised by Tokio Marine’s proposed changes, including that Tokio Marine had proposed, among other things, that (1) the Company be prohibited from paying regular quarterly cash dividends between the signing and closing of the potential transaction, (2) Mr. Rosenkranz be prohibited from speaking with third-party bidders in his capacity as a stockholder even if the Special Committee were permitted to do so under the terms of the merger agreement and the Special Committee wished for Mr. Rosenkranz to speak to such third party bidders, (3) the termination fee and expense reimbursement equal a total of approximately 3.55% of the equity value of the proposed transaction and (4) the Company be required to pay a termination fee and expenses of Tokio Marine in circumstances not involving either a change in control of the Company or a change in recommendation by the Company’s Board or a committee thereof.

On December 8, 2011, there was a teleconference between representatives of Cravath and Sullivan & Cromwell to discuss Tokio Marine’s mark-ups of the draft merger agreement and draft voting agreement. During this teleconference, Sullivan & Cromwell, subject to clearance by Tokio Marine (which clearance was later obtained), agreed to the Special Committee’s position (1) regarding Mr. Rosenkranz’s ability to engage with third-party bidders in his capacity as a stockholder if the Special Committee were permitted to do so under the terms of the merger agreement and the Special Committee wished for Mr. Rosenkranz to speak to such third party bidders and (2) with respect to the termination fee not being payable if there was not a change in control of the Company or a change in recommendation by the Company’s Board or a committee thereof. The issues regarding payment of regular quarterly dividends through closing and the size of the termination fee remained outstanding, as did a number of other issues.

On December 9, 2011, representatives of Cravath, on behalf of the Special Committee, sent representatives of Sullivan & Cromwell revised drafts of the merger agreement and the voting agreement.

During conversations in November and December between senior management of the Company and Tokio Marine relating to post-closing compensation, retention and employment arrangements for the Company’s senior management, Mr. Rosenkranz and Tokio Marine had also discussed the need to continue, and the treatment of, two existing investment consulting agreements between the Company and one of its subsidiaries and Rosenkranz Asset Managers LLC, which we refer to as “RAM” (for a description of RAM, which is an entity beneficially owned by Mr. Rosenkranz, please see the section titled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Interests of Mr. Robert Rosenkranz—Investment Consulting Agreements”). These discussions included the possibility of modifying these arrangements, which are currently terminable by either party upon 30 days’ notice, to make them non-terminable for a period of time. As part of these discussions, Mr. Rosenkranz raised the possibility of making these investment consulting agreements non-terminable by either party for five years.

During the course of these discussions, Tokio Marine developed Japanese accounting and regulatory concerns in relation to extending the investment consulting agreements with RAM because RAM relies completely on access to other entities controlled by Mr. Rosenkranz and to Mr. Rosenkranz himself to provide services under the investment consulting agreements. In an effort to address these concerns, on December 12, 2011, a representative of Tokio Marine tentatively raised the possibility of the Company purchasing RAM from an affiliate of Mr. Rosenkranz immediately prior to the closing of a transaction. After a series of discussions, Tokio Marine suggested a purchase price for RAM of not more than $57 million, which amount reflected a net present value calculation of expected payments under the contracts to RAM over a five-year term, instead of extending the terms of these agreements. Tokio Marine and Mr. Rosenkranz did not reach any agreement regarding such arrangements or discuss any other terms of such a purchase or what or whether ongoing consulting arrangements would be put in place following such purchase, including how RAM would provide investment consulting services once it was wholly owned by the Company.

During the remainder of December 12, 2011 and on December 13, 2011, there were discussions among senior management of the Company and representatives of Cravath, Lazard and Cleary regarding the possibility of the Company acquiring RAM immediately prior to closing for $57 million.

On December 13, 2011, a representative of Tokio Marine informed Mr. Rosenkranz, and a representative of Sullivan & Cromwell informed a representative of Cravath, that Tokio Marine was no longer interested in pursuing the possibility of a purchase of RAM by the Company and was evaluating alternatives. Over the next two days, Mr. Rosenkranz and representatives of Tokio Marine had further conversations regarding how to address the RAM investment consulting agreements post-closing.

In the afternoon of December 13, 2011, the Special Committee held a telephonic meeting, which was attended by all members of the Special Committee, to receive an update on the status of the merger agreement and the status of the Company’s senior management’s discussions with Tokio Marine relating to post-closing compensation, retention and employment arrangements, which Mr. Rosenkranz described as ongoing. This meeting was immediately followed by a telephonic meeting of the Special Committee Sub-Committee, which was attended by all members of the Special Committee Sub-Committee, at which the Special Committee Sub-Committee members were informed about the RAM purchase discussions.

On December 14, 2011, a representative of Tokio Marine raised with Mr. Rosenkranz, and a representative of Sullivan & Cromwell raised with a representative of Cravath, an alternative arrangement under which the existing RAM investment consulting agreements would remain in place on their existing terms, except that immediately prior to closing RAM’s rights and obligations to provide investment consulting services to the Company would be assigned from RAM to Acorn Advisory Capital, L.P., which we refer to as “Acorn”, another entity controlled by Mr. Rosenkranz. Acorn is an SEC registered investment advisor that manages a series of private investment funds which have been marketed to third-party investors for approximately 30 years. Mr. Rosenkranz and his affiliated entities also invest in Acorn’s investment funds. The representative of Tokio Marine and the representative of Sullivan & Cromwell each explained that this alternative arrangement would allow the Company to continue to receive the benefits of the current RAM consulting services while at the same time addressing Tokio Marine’s concerns. Under this alternative arrangement, no additional consideration would be paid in connection with the assignment and the investment consulting agreements would remain terminable by either party upon 30 days’ notice. In the afternoon of December 14, 2011, all of the members of the Special Committee Sub-Committee met telephonically to receive an update on the status of discussions relating to the RAM investment consulting agreements and expressed their support for the alternative arrangement to assign the RAM investment consulting agreements on their existing terms. Representatives of Cravath, Lazard and Morris Nichols participated in this meeting.

On December 15, 2011, Mr. Rosenkranz agreed to the alternative arrangement to assign the obligations under the RAM investment consulting agreements on their existing terms to Acorn immediately prior to closing without payment of additional consideration or any agreement in place relating to an extension or replacement of these agreements.

On December 15, 2011, a telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee, to update the entire Special Committee on the RAM investment consulting agreements and the proposal to assign those agreements to Acorn. Representatives of Cravath, Lazard and Morris Nichols also participated in the meeting. During this meeting, the members of the Special Committee also considered whether to ask Tokio Marine to increase the merger consideration for all shares of the Company’s common stock. The Special Committee determined during this meeting to ask Tokio Marine for a $0.625 per share price increase (applicable to both shares of Class A common stock and Class B common stock), and directed Cravath to make this request to Tokio Marine through Sullivan & Cromwell. Shortly after this meeting, a representative of Cravath called a representative of Sullivan & Cromwell and communicated the Special Committee’s proposal.

Later that evening on December 15, 2011, a representative of Sullivan & Cromwell sent a representative of Cravath an email that stated that Tokio Marine was not willing to change the price previously discussed. The email also stated that any further reopening of the price would imperil and substantially delay further progress on the potential transaction.

On December 16, 2011, a representative of Sullivan & Cromwell reiterated to a representative of Cravath by phone that Tokio Marine was not going to increase its offer and that the Tokio Marine offer that had been accepted by the Special Committee in late October was Tokio Marine’s best and final offer.

Later on December 16, 2011, a telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee, to discuss Tokio Marine’s response to the Special Committee’s proposal. Representatives of Cravath, Lazard and Morris Nichols also participated in the meeting. After considering the current terms of the potential transaction, the very low likelihood of being able to secure a price increase and the risks of attempting to do so, the members of the Special Committee determined that they would not pursue a price increase.

On December 17, 2011, there were several teleconferences between representatives of Cravath and Sullivan & Cromwell to discuss the draft merger agreement, draft voting agreement and the other draft transaction documents. As a result of these negotiations, the parties agreed, among other things, that (1) the termination fee would be equal to $82 million (equating to about 3% of the equity value of the transaction) and there would be no separate reimbursement for transaction-related expenses and (2) the Company would be permitted to declare regular quarterly cash dividends between the signing and closing of the potential transaction.

Over the course of the next several days, Cravath and Sullivan & Cromwell continued to finalize the terms of the merger agreement, the voting agreement and the other transaction documents.

On December 19, 2011, a telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee, to update the members of the Special Committee on the negotiations regarding the terms of the merger agreement, the voting agreement and the other transaction documents. Representatives of Cravath, Lazard and Morris Nichols also participated in the meeting.

Later on December 19, 2011, a telephonic meeting of the Special Committee Sub-Committee was held, which was attended by all members of the Special Committee Sub-Committee, to review and discuss the higher consideration that would be paid to the Class B stockholders relative to the Class A stockholders in the potential transaction. Representatives of Cravath, Lazard and Morris Nichols also participated in the meeting. During this meeting, representatives of Lazard reviewed with the directors its financial presentation regarding the differential consideration that would be paid in the potential transaction, which included a review of, and a comparison against, precedent acquisitions of companies with dual-class structures. A description of certain information that Lazard reviewed with the members of the Special Committee Sub-Committee during its financial presentation regarding differential consideration is contained in the section titled “—Special Committee Sub-Committee Presentation on Differential Consideration”. A representative of Cravath also discussed the obligations of the members of the Special Committee Sub-Committee under applicable law.

On the morning of December 20, 2011, a telephonic meeting of the Board was held to discuss various matters in connection with the potential transaction. Mr. Kiratsous and Mr. Coulter and representatives of Cravath, Lazard and Morris Nichols also participated in the meeting. Representatives of Lazard reviewed with the Board Lazard’s financial presentation regarding the Company and the consideration that would be paid to the Company’s Class A stockholders in the potential merger. Representatives of Cravath reviewed a presentation regarding the proposed terms of the merger agreement and the other transaction documents and discussed with the directors the likely payments that the Company’s executive officers would receive if the potential transaction was consummated. Messrs. Rosenkranz, Sherman, Ilg, Kiratsous and Coulter then left the meeting to permit the independent directors of the Board to continue discussing the terms of the potential transaction. A representative of Cravath then discussed with the independent directors the proposed terms of the merger agreement and voting agreement that related specifically to Mr. Rosenkranz. A representative of Lazard reviewed with the independent directors a financial presentation regarding the differential consideration that would be paid in the potential transaction. A representative of Cravath then discussed with the independent directors their fiduciary duties under applicable law. There was then a discussion regarding the post-closing compensation, retention and employment arrangements that had been proposed by Mr. Rosenkranz, Mr. Sherman and Mr. Kiratsous to Tokio Marine. Thereafter, a representative of Lazard provided Lazard’s oral opinion, subsequently confirmed in writing, to the Special Committee to the effect that, as of December 20, 2011, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein (as described in more detail in the section titled “—Opinion of Lazard”), the sum of the Class A Merger Consideration and the special dividend to be paid to holders of Class A common stock (other than (1) Tokio Marine, the Company or any other direct or indirect wholly owned subsidiary of Tokio Marine or the Company, except to the extent that they hold Class A common stock on behalf of third parties, (2) holders who are entitled to demand and have properly exercised and perfected their appraisal rights under Section 262 of the DGCL and (3) any holder of Class B common stock who also owns Class A common stock) in connection with the merger was fair, from a financial point of view, to such holders. The representative of Lazard also indicated that, in addition to the members of the Special Committee, the other independent directors of the Board (Mr. Brine and Mr. Wright) were entitled to rely on the opinion. The meeting of the Board then adjourned and Mr. Brine and Mr. Wright left the meeting.

Immediately thereafter, a telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee, to continue discussing the terms of the potential transaction. Representatives of Cravath, Lazard and Morris Nichols also participated in the meeting. The members of the Special Committee then reviewed the draft resolutions of the Special Committee and the Special Committee Sub-Committee. After a discussion, the meeting of the Special Committee was adjourned and Mr. Hirsh and Mr. Litvack left the meeting.

Immediately thereafter, a telephonic meeting of the Special Committee Sub-Committee was held, which was attended by all members of the Special Committee Sub-Committee, in order to continue discussing the terms of the potential transaction, as well as the draft resolutions of the Special Committee Sub-Committee. Representatives of Cravath, Lazard and Morris Nichols also participated in the meeting. Following a discussion, the Special Committee Sub-Committee unanimously adopted various resolutions which included, among other things, (1) the Special Committee Sub-Committee’s determination that it is advisable and in the best interests of the Company’s Class A stockholders and the Company that the Company enter into the merger agreement and that the merger and the terms thereof, together with all other transactions contemplated by the merger agreement, including the certificate amendment, are fair and in the best interests of the Company’s Class A stockholders and the Company, (2) the Special Committee Sub-Committee’s determination that the consideration to be received in the merger is fair to the Class A stockholders (taking into account the higher consideration to be paid to the Class B stockholders), (3) the Special Committee Sub-Committee’s determination that the premium to be paid to the Class B stockholders is fair to the Class A stockholders and (4) the Special Committee Sub-Committee’s recommendation that the Board approve and declare advisable the merger agreement, the voting agreement and the certificate amendment and recommend that the stockholders adopt the merger agreement and the certificate amendment. Please see the section titled “—Recommendation of the Special Committee and Board of Directors; Reasons for the Merger” for further details. The meeting of the Special Committee Sub-Committee was then adjourned and Mr. Hirsh and Mr. Litvack rejoined the meeting.

Immediately thereafter, a telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee. Representatives of Cravath, Lazard and Morris Nichols also participated in the meeting. Following a discussion, and after taking into account the recommendations of the Special

Committee Sub-Committee, the Special Committee unanimously adopted various resolutions which included, among other things, (1) the Special Committee’s determination that it is advisable and in the best interests of the Company’s Class A stockholders and the Company that the Company enter into the merger agreement and that the merger and the terms thereof, together with all other transactions contemplated by the merger agreement, including the certificate amendment, are fair and in the best interests of the Company’s Class A stockholders and the Company, (2) the Special Committee’s determination that the consideration to be received in the merger is fair to the Class A stockholders (taking into account the differential consideration to be paid to the Class B stockholders), (3) the Special Committee’s determination that the premium to be paid to the Class B stockholders is fair to the Class A stockholders, (4) the Special Committee’s determination that the terms and conditions of the merger agreement and the voting agreement and the transactions contemplated by these agreements are not preclusive or coercive and are within the range of reasonableness and (5) the Special Committee’s recommendation that the Board approve and declare advisable the merger agreement, the voting agreement and the certificate amendment and recommend that the stockholders adopt the merger agreement and the certificate amendment. Please see the section titled “—Recommendation of the Special Committee and Board of Directors; Reasons for the Merger” for further details. The meeting of the Special Committee was then adjourned.

Later on December 20, 2011, the Board again convened for a telephonic meeting to discuss the draft resolutions of the Board and to vote on the potential transaction with Tokio Marine and the other related transactions. Mr. Kiratsous and Mr. Coulter and representatives of Cravath, Lazard and Morris Nichols also participated in the meeting. After a discussion of various matters in connection with the potential transaction, Messrs. Rosenkranz, Sherman and Ilg recused themselves from the meeting. Mr. Kiratsous and Mr. Coulter then left the meeting. After considering (1) the proposed terms of the merger agreement and the other transaction documents, (2) the various presentations of Cravath and Lazard, (3) the Special Committee Sub-Committee’s recommendations, (4) the Special Committee’s recommendations and (5) Lazard’s fairness opinion provided to the Special Committee that the Special Committee and the other independent directors of the Board (Mr. Brine and Mr. Wright) were entitled to rely upon, and taking into account the other factors described below in the section titled “—Recommendation of the Special Committee and Board of Directors; Reasons for the Merger”, the Board, with the affirmative vote of all directors voting (but excluding the three directors who had recused themselves), approved and declared advisable the merger agreement, the voting agreement, the certificate amendment and the other transactions contemplated by the merger agreement and recommended that the Company’s stockholders adopt the merger agreement and the certificate amendment.

In the early hours of December 21, 2011, the Company, Tokio Marine and Tokio Marine’s special purpose subsidiary, TM Investment (Delaware) Inc., executed the merger agreement and the other transaction documents, and the Company and Tokio Marine issued a joint press release announcing the execution of such documents.

Special Committee Sub-Committee Presentation on Differential Consideration

For informational purposes only, Lazard reviewed with the Special Committee Sub-Committee and the Special Committee certain considerations described below related to the dual-class capital structure of Delphi and the higher consideration to be received by the holders of Class B common stock in the merger. However, Lazard expressed no view or opinion as to (1) the fairness to the holders of the Class A common stock of the sum of the Class A Merger Consideration and the special dividend, relative to the sum of the Class B Merger Consideration and the special dividend to be paid to the holders of Class B common stock, (2) the fairness to the holders of Class B common stock of the sum of the Class B Merger Consideration and the special dividend or (3) the fairness to the holders of the Company’s common stock of the allocation of the sum of (a) the Class A Merger Consideration and the special dividend and (b) the Class B Merger Consideration and the special dividend, between the holders of Class A common stock and the holders of Class B common stock. Lazard, as a policy matter, does not render relative fairness opinions and advised the Special Committee of this policy prior to its engagement.

Lazard identified and reviewed a group of 61 selected acquisitions of U.S. companies with dual-class structures since January 1, 1995, and with transaction value in excess of $250 million. Of the 61 acquisitions, the following 7 transactions provided for differential consideration with the payment of an incremental premium to the holders of high-vote shares:

Announcement Date	Acquiror	Target	High Vote Consideration Premium to Low Vote Consideration(a)(b)	Aggregate Premium as a Percentage of Transaction Value(a)(c)	Premium to Unaffected Price Paid to Low Vote Shares(a)(d)
September 2009	Xerox Corporation	Affiliated Computer Services, Inc.	72%	4.7%	34%
October 2004	Constellation Brands, Inc.	Robert Mondavi Corporation	16%	5.5%	42%
February 2000	Clear Channel Communications, Inc.	SFX Entertainment, Inc.	67%	2.4%	19%
March 1999	Adelphia Communications Corporation	Century Communications Corp.	9%	4.9%	25%
June 1998	AT&T Corp.	Tele-Communications, Inc.	10%	1.0%	31%
August 1997	Capstar Broadcasting Partners, Inc. / Hicks, Muse, Tate & Furst, Inc.	SFX Broadcasting, Inc.	30%	2.3%	10%
August 1996	Silver King Communications, Inc.	Home Shopping Network, Inc.	20%	4.3%	12%

(a)	Percentage figures are based on consideration paid in respect of shares and do not include payments that may be made in respect of employment or other arrangements. Information is based on the announced deal price information (with the exception of the Constellation Brands, Inc. / Robert Mondavi Corporation transaction, which reflects announced deal price information at the time of the revised offer on October 19, 2004).
(b)	Calculated as the premium of the consideration per share to be paid to the high-vote class relative to the consideration per share to be paid to the low-vote class.
(c)	Expressed as a percentage of the fully diluted equity transaction value assuming that all classes of stock receive a consideration per share equal to the consideration per share paid to the low-vote class.
(d)	Calculated as the premium of the consideration per share to be paid to the low-vote class relative to the unaffected market trading price of the low-vote class.

Lazard reviewed the per share premium of the high-vote shares relative to the low-vote shares, calculated as the premium of the consideration per share to be paid to the high-vote class relative to the consideration per share to be paid to the low-vote class as described upon announcement of such precedent transactions. In the seven transactions in which differential consideration was paid, these per share premiums ranged from 9% to 72% with a mean of 32% and a median of 20%. Lazard noted that the per-share incremental premium payable to the Class B stockholders relative to the consideration payable to the Class A stockholders was 20%.

Lazard also reviewed the aggregate premium of the high-vote shares relative to the low-vote shares, expressed as a percentage of the fully diluted equity transaction value assuming that all classes of stock receive a consideration per share equal to the consideration per share paid to the low-vote class. In the seven transactions in which differential consideration was paid, these aggregate premiums ranged as a percentage of the fully diluted transaction value (as described above) from 1.0% to 5.5% with a mean of 3.6% and a median of 4.3%. Lazard noted that the aggregate incremental premium payable in respect of Class B common stock relative to the consideration payable in respect of Class A common stock was approximately $73 million and, as a percentage of the fully diluted transaction value (as described above), was 2.7%. Lazard further noted that the holders of Class B common stock were to receive an aggregate premium of approximately $64 million relative to the $46.00 per share blended price.

Lazard further reviewed the per share premium payable to the low-vote shares relative to the unaffected share price of the low-vote class, calculated as the premium of the consideration per share to be paid to the low-vote class relative to the unaffected market trading price of the low-vote class prior to the announcement of the transaction. In the seven transactions in which differential consideration was to be paid, these per share premiums relative to the unaffected share price of the low-vote class ranged from 10% to 42% with a mean of 25% and a median of 25%. Lazard noted that the premium payable to the Class A stockholders relative to the unaffected market trading price of the Company’s Class A common stock was 76%.

Recommendation of the Special Committee and Board of Directors; Reasons for the Merger

After Mr. Rosenkranz informed the Board that he did not find the $45.00 per share offer from Tokio Marine (which was later increased by Tokio Marine agreeing that the Company could pay a $1.00 special dividend) compelling from a personal standpoint and was unlikely to vote in favor of a merger transaction with Tokio Marine at a price of $45.00 per share, the Company’s independent directors determined that it was advisable and in the best interests of the Company’s Class A stockholders and the Company to form the Special Committee. The Board delegated full power and authority to the Special Committee (subject to applicable law) to take any action that the Board itself could take in connection with a possible transaction with Tokio Marine. In connection with the formation of the Special Committee, the Board resolved that it would not approve or recommend to the Company’s stockholders a potential transaction with Tokio Marine or any alternative transaction without the prior favorable recommendation of the Special Committee.

The members of the Special Committee determined that it was advisable and in the best interests of the Company’s Class A stockholders and the Company to form the Special Committee Sub-Committee to act on the Special Committee’s behalf in connection with any and all matters (including but not limited to the taking of any and all actions) in any way related to the participation or involvement by Mr. Rosenkranz or other Class B stockholders in, or any benefit to Mr. Rosenkranz or other Class B stockholders that is not shared on an equivalent basis with the Class A stockholders from, the potential transaction with Tokio Marine or any alternative transaction or in any way related to the Class B stockholders being treated in any way different from the Class A stockholders in the potential transaction with Tokio Marine or any alternative transaction. In connection with the formation of the Special Committee Sub-Committee, the Special Committee resolved that it would not approve or recommend a potential transaction with Tokio Marine or any alternative transaction without the prior favorable recommendation of the Special Committee Sub-Committee.

Special Committee Sub-Committee

The Special Committee Sub-Committee, at a meeting held on December 20, 2011, unanimously determined, among other things, that (1) it is advisable and in the best interests of the Company’s Class A stockholders and the Company that the Company enter into the merger agreement and that the merger and the terms thereof, together with all other transactions contemplated by the merger agreement, including the certificate amendment, are fair and in the best interests of the Company’s Class A stockholders and the Company, (2) the consideration to be received in the merger is fair to the Class A stockholders (taking into account the higher consideration to be paid to the Class B stockholders) and (3) the premium to be paid to the Class B stockholders in the merger is fair to the Class A stockholders. The Special Committee Sub-Committee also unanimously determined that it was advisable and in the best interests of the Company’s Class A stockholders and the Company that the Company (x) enter into the voting agreement and each of the assignment agreements and (y) take such actions as are necessary to effect the certificate amendment. In addition, the Special Committee Sub-Committee made various other determinations.

The Special Committee Sub-Committee unanimously recommended, among other things, that (1) the Special Committee recommend to the Board that the Board adopt a resolution approving, and declaring the advisability of, the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the certificate amendment, and recommend that the Company’s stockholders adopt the merger agreement and the unaffiliated stockholders approve the merger agreement, (2) the Board adopt a resolution approving, and declaring the advisability of, the merger agreement and the merger and the other transactions contemplated by the merger agreement, including the certificate amendment, and recommend that the Company’s stockholders adopt the merger agreement and the unaffiliated stockholders approve the merger agreement, (3) the Special Committee recommend to the Board that the Board adopt a resolution declaring the advisability of the certificate amendment and recommend that the Company’s stockholders adopt the certificate amendment and (4) the Board adopt a resolution declaring the advisability of the certificate amendment and recommend that the Company’s stockholders adopt the certificate amendment.

In reaching its determinations, the Special Committee Sub-Committee consulted with and received the advice of its independent financial and legal advisors and considered a number of factors that it believed supported its determinations, including, but not limited to, the following:

•

the value to be received by the Class A stockholders in the merger, including the fact that the cash consideration to be received by the Class A stockholders (including the special dividend) represented a significant premium relative to the trading price of the Company’s Class A common stock. The premium payable to the Class A stockholders was 76% relative to the closing price of the Company’s Class A common stock on December 20, 2011 (the last trading day before the announcement of the merger agreement) and 63% relative to the trailing twelve-month average trading price of the Company’s Class A common stock as of December 20, 2011;

•

the value to be received by the Class A stockholders in the merger (including the special dividend) was 1.48x the Company’s reported book value per share and 1.56x the Company’s adjusted book value per share (adjusted book value excludes accumulated other comprehensive income);

•

the strategic alternatives available to the Company other than a sale of the Company (including continuing to pursue the Company’s strategy as a standalone enterprise) were less favorable to the Company’s Class A stockholders than the merger given the potential risks, rewards, likely value creation and uncertainties associated with these alternatives;

•

the possibility that, if the Company did not enter into the merger agreement, (1) there would not be another opportunity for the Class A stockholders to receive as high a price as a result of a sale of the Company, in light of the belief of the Special Committee Sub-Committee, the Special Committee and the Board that there are likely to be few, if any, parties interested in purchasing a company that has both property and casualty insurance and life insurance subsidiaries and their belief that in any event it was unlikely that there would be other bidders that would be willing to offer more than Tokio Marine’s current offer and (2) it could take a considerable period of time before the trading price of the Company’s Class A common stock would reach and sustain the $44.875 price (including the $1.00 special dividend) for the shares of Class A common stock available in the merger, as adjusted for present value;

•	Lazard’s review of premiums paid to stockholders in precedent acquisitions of companies with dual-class structures (including such acquisitions that did not provide for differential consideration);

•

that the approximately 2.7% aggregate incremental premium of the equity value of the transaction (equity value calculated assuming holders of Class A common stock and Class B common stock would be receiving $44.875 per share of common stock rather than the applicable merger consideration) payable in respect of Class B common stock relative to the consideration payable in respect of Class A common stock compared favorably to the mean (3.6%) and median (4.3%) of precedent transactions involving differential consideration, though the Special Committee Sub-Committee and the Special Committee understood that the vast majority of precedent acquisitions of companies with dual-class structures did not provide for differential consideration;

•

that the approximately 20% per-share incremental premium payable to the Class B stockholders relative to the consideration payable to the Class A stockholders compared favorably to the mean (32%) and median (20%) of precedent transactions involving differential consideration, though the Special Committee Sub-Committee and the Special Committee understood that the vast majority of precedent acquisitions of companies with dual-class structures did not provide for differential consideration;

•

that the 76% premium payable to the Class A stockholders relative to the unaffected trading price of the Company’s Class A common stock compared favorably to the mean (25%) and median (25%) of precedent transactions involving differential consideration, though the Special Committee Sub-Committee and the Special Committee understood that the vast majority of precedent acquisitions of companies with dual-class structures did not provide for differential consideration;

•

the impact on the Class A stockholders of the incremental consideration paid to the Class B stockholders, including the economic dilution to Class A stockholders resulting from the incremental consideration paid to Class B stockholders, and that in the view of the Special Committee Sub-Committee and the Special Committee, the benefits to Class A stockholders of the proposed transaction with Tokio Marine outweighed the impact of such dilution on the Class A stockholders;

•

the fact that the premium payable to the Class B stockholders relative to the price the Class A stockholders will receive was the result of extensive and vigorous arm’s length negotiations between the Special Committee Sub-Committee and Mr. Rosenkranz and the view of the Special Committee Sub-Committee and the Special Committee that the Special Committee Sub-Committee had obtained for the Class A stockholders the best transaction it could have achieved with Mr. Rosenkranz and Tokio Marine without putting the entire transaction in significant jeopardy, which they believed would have been contrary to the best interests of the Class A stockholders;

•

the financial analyses of Lazard and the opinion of Lazard rendered to the Special Committee that the sum of the merger consideration and the special dividend to be paid to the Class A stockholders (other than (1) Tokio Marine, the Company or any other direct or indirect wholly owned subsidiary of Tokio Marine or the Company, except to the extent that they hold Class A common stock on behalf of third parties, (2) holders who are entitled to demand and have properly exercised and perfected their appraisal rights under Section 262 of the DGCL and (3) any holder of Class B common stock who also owns Class A common stock) in connection with the merger is fair, from a financial point of view, to such stockholders, as more fully described in the section titled “—Opinion of Lazard”;

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the fact that the merger agreement would need to be approved by holders of a majority of the outstanding shares of Class A common stock (other than shares of Class A common stock owned, directly or indirectly, by holders of Class B common stock, any holder of shares of Class A common stock that were transferred to such holder by any holder of Class B common stock after December 21, 2011, Tokio Marine, Merger Sub or any officers or directors of Delphi, or any of their respective affiliates or “associates” (as defined in Section 12b-2 of the Exchange Act)), voting as a single class;

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the fact that a vote of the Company’s stockholders on the merger is required under Delaware law, and that stockholders who do not vote in favor of the adoption of the merger agreement will have the right to demand appraisal of the fair value of their shares under Delaware law;

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the fact that the amount Tokio Marine will pay to the Company’s stockholders was the result of negotiations and price increases by Tokio Marine from its original proposed valuation of $33.00-$35.00 per share;

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the fact that the consideration to be received by the Company’s Class A stockholders in the merger (including the special dividend) will consist entirely of cash, which will provide liquidity and certainty of value to the Company’s Class A stockholders;

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the fact that the terms and conditions of the merger agreement, including, but not limited to, the representations, warranties and covenants of the parties, the conditions to closing and the form and structure of the merger consideration, are reasonable;

•

the fact that the terms of the merger agreement provide that, under certain circumstances, the Company is permitted to entertain competing transaction proposals, withdraw its approval or recommendation with respect to the merger agreement or terminate the merger agreement, subject, in each case, to compliance with certain procedural requirements, which may include the payment of the $82,000,000 termination fee;

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the fact that the $82,000,000 termination fee is equal to approximately 3.0% of the equity value of the Company (based on the equity value of the transaction calculated assuming holders of Class A common stock would receive $44.875 per share of common stock and holders of Class B common stock would receive $53.875 per share of common stock) and the belief of the Special Committee Sub-Committee, the Special Committee and the Board that the $82,000,000 termination fee would not preclude any other party from making a competing proposal for the Company;

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the fact that the terms of the voting agreement permit Mr. Rosenkranz to speak with a third-party bidder in cooperation with the Company (acting at the direction of the Special Committee) if the Company is permitted to do so under the terms of the merger agreement and that the voting agreement terminates upon the termination of the merger agreement;

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the fact that in determining whether an alternative proposal is a “Superior Proposal” (as defined in the merger agreement), the Special Committee is not required to take into account the likelihood of Mr. Rosenkranz supporting the alternative proposal;

•	the fact that the terms of the merger agreement permit the Company to continue to pay regular quarterly cash dividends (not in excess of $0.12 per share) consistent with past practice;

•	the absence of any financing condition or contingency to the merger;

•	the fact that Tokio Marine is a strong, well capitalized company with ample resources to consummate the transaction;

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the high likelihood that Tokio Marine would proceed to complete the proposed merger without significant delay, given its financial resources and high credit ratings and the absence of any material regulatory barriers to the merger;

•	Tokio Marine’s commitments in the merger agreement to use its reasonable best efforts to consummate the proposed merger (subject to the terms and conditions of the merger agreement); and

•	the ability of the parties to consummate the merger.

The Special Committee Sub-Committee has also considered a variety of risks and other potentially negative factors concerning the merger. These factors include, but are not limited to, the following:

•	the fact that the holders of Class B common stock (and stock options and RSUs) would receive an aggregate premium of approximately $64 million relative to the $46.00 per share blended price;

•

that the aggregate incremental premium payable in respect of Class B common stock relative to the consideration payable in respect of Class A common stock would amount to approximately 2.7% of the equity value of the transaction (equity value calculated assuming holders of Class A common stock and Class B common stock would be receiving $44.875 per share of common stock rather than the applicable merger consideration);

•

the fact that the holders of Class B common stock would receive a per-share incremental premium of approximately 20% (or $9.00 per share) relative to the consideration payable to holders of Class A common stock;

•	the fact that the overwhelming number of precedent acquisitions of companies with dual-class structures did not provide for differential consideration;

•	the fact that the Company’s certificate of incorporation currently prohibits differential consideration;

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the fact that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of the Company’s Class A stockholders, as described more fully in the section titled “—Interests of Our Directors and Executive Officers in the Merger” beginning on page 90;

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the fact that, following the merger, the Company’s public stockholders will have no ongoing equity in the surviving corporation, meaning that the public stockholders will cease to participate in any future earnings growth of the Company or benefit from any future increase in its value;

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the possible effect of the public announcement, pendency or consummation of the transactions contemplated by the merger agreement, including any suit, action or proceeding in respect of the merger agreement or the transactions contemplated by the merger agreement;

•

the absence of a pre-signing market check by the Company as to the availability of alternative proposals even though the Special Committee Sub-Committee and the Special Committee determined that forgoing a pre-signing market check was in the best interests of the Class A stockholders because (1) Tokio Marine was offering a significant premium to the Class A stockholders, (2) it seemed unlikely that there would be other bidders that would be willing to offer more than Tokio Marine’s current offer and (3) initial contacts with alternative potential acquirors and substantive discussions with one or more alternative potential acquirors might not remain confidential and a leak might disrupt the Company’s discussions with Tokio Marine, jeopardize any potential transaction with Tokio Marine or adversely impact the Company’s ongoing operations;

•

the possibility that the following factors, either individually or in combination, could discourage potential acquirors from making a competing bid to acquire the Company: (1) the restrictions on the Company’s ability to solicit or engage in discussions or negotiations with any third parties regarding other proposals, (2) the requirement that, in certain circumstances and subject to the terms and conditions of the merger agreement, the Company is required to pay Tokio Marine an $82,000,000 termination fee and (3) Mr. Rosenkranz’s substantial ownership of the Company’s voting power and his entry into the voting agreement;

•	the possibility that not all closing conditions to the merger, including stockholder approvals and regulatory approvals, may be satisfied or waived such that the merger may not be consummated;

•

the amount of time it could take to complete the merger, including the risk that the Company and Tokio Marine might not receive the necessary regulatory approvals or clearances to complete the merger or that governmental authorities could attempt to condition their approvals or clearances of the merger on one or more parties’ compliance with certain conditions, which may be burdensome;

•

the fact that, for United States federal income tax purposes, the cash merger consideration will be taxable to U.S. holders of the Company’s Class A common stock entitled to receive such consideration and the special dividend will be a taxable dividend to the extent of the Company’s current and accumulated earnings and profits;

•

the fact that restrictions on the conduct of the Company’s business prior to completion of the merger could delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger; and

•

the risks and costs to the Company if the merger does not close, including the incurrence of substantial costs, the payment of a termination fee of $82,000,000 (in certain circumstances), the diversion of management and employee attention, potential employee attrition and the potential adverse effect on the Company’s relations with various parties, including customers, employees and agents.

In addition to considering the factors described above, the Special Committee Sub-Committee also identified and considered a variety of factors relevant to the merger, including, but not limited to, the following:

•

the fact that Mr. Rosenkranz had not reached an agreement with Tokio Marine on post-closing compensation, retention and employment arrangements, but that he and Mr. Sherman and Mr. Kiratsous have had discussions with Tokio Marine regarding post-closing compensation, retention and employment arrangements for the Company’s senior management, including with respect to a term sheet provided by Messrs. Rosenkranz, Sherman and Kiratsous to Tokio Marine;

•

the fact that Mr. Rosenkranz and his affiliates may continue to receive fees from the Company and its subsidiaries after the completion of the merger under certain investment consulting agreements and other agreements if these agreements are not terminated or amended;

•

other strategic alternatives that may be available to the Company, including continuing to operate as an independent company, the possibility of growing its business through acquisitions and internal growth and whether there were other potential parties that might have an interest in and be financially capable of engaging in an alternative strategic transaction with the Company, and the valuation, regulatory and financing issues that might arise in connection with pursuing an alternative strategic transaction;

•	the financial projections of the Company; and

•

the fact that the terms of the transaction and the merger agreement were determined through concurrent arm’s length negotiations between the Special Committee, with the advice of its advisors, and Tokio Marine, and arm’s length negotiations between the Special Committee Sub-Committee, with advice of its advisors, and Mr. Rosenkranz.

Special Committee

The Special Committee, at a meeting held on December 20, 2011, unanimously determined, among other things, that (1) it is advisable and in the best interests of the Company’s Class A stockholders and the Company that the Company enter into the merger agreement and that the merger and the terms thereof, together with all other transactions contemplated by the merger agreement, including the certificate amendment, are fair and in the best interests of the Company’s Class A stockholders and the Company, (2) the consideration to be received in the merger is fair to the Class A stockholders (taking into account the higher consideration to be paid to the Class B stockholders), (3) the premium to be paid to the Class B stockholders is fair to the Class A stockholders and (4) the terms and conditions of the merger agreement and the voting agreement and the transactions contemplated by these agreements are not preclusive or coercive and are within the range of reasonableness. The Special Committee also unanimously determined that it was advisable and in the best interests of the Company’s Class A stockholders and the Company that the Company (x) enter into the voting agreement and (y) take such actions as are necessary to effect the certificate amendment.

The Special Committee unanimously recommended, among other things, that (1) the Board adopt a resolution approving, and declaring the advisability of, the merger agreement and the merger and the other transactions contemplated by the merger agreement, including the certificate amendment, and recommend that the Company’s stockholders adopt the merger agreement and the unaffiliated stockholders approve the merger agreement and (2) the Board adopt a resolution declaring the advisability of the certificate amendment and recommend that the Company’s stockholders adopt the certificate amendment.

The Special Committee (after having received the unanimous recommendation of the Special Committee Sub-Committee) unanimously recommends that the Company’s stockholders vote (1) “FOR” the merger proposal and (2) “FOR” the certificate amendment proposal.

In reaching its determinations and making its recommendations, the Special Committee consulted with and received the advice of its independent financial and legal advisors and considered a number of factors that it believed supported its determinations, including, but not limited to, (1) the factors considered by the Special Committee Sub-Committee that are listed in the section titled “—Special Committee Sub-Committee” and (2) the following:

•

the Special Committee Sub-Committee’s unanimous determinations, including its determination that the consideration to be received in the merger is fair to the Class A stockholders (taking into account the higher consideration to be paid to the Class B stockholders) and that the premium to be paid to the Class B stockholders is fair to the Class A stockholders; and

•

the Special Committee Sub-Committee’s unanimous recommendations, including its unanimous recommendation to the Special Committee that the Special Committee recommend to the Board that the Board adopt resolutions (1) approving, and declaring the advisability of, the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommending that the Company’s stockholders adopt the merger agreement and the unaffiliated stockholders approve the merger agreement, (2) approving, and declaring the advisability of, the voting agreement and the other transactions contemplated by the voting agreement and (3) declaring the advisability of the certificate amendment.

The Special Committee has also considered a variety of risks and other potentially negative factors concerning the merger, including, but not limited to, the factors considered by the Special Committee Sub-Committee that are listed in the section titled “—Special Committee Sub-Committee”.

In addition to considering the factors described above, the Special Committee also identified and considered a variety of factors relevant to the merger, including, but not limited to, the factors considered by the Special Committee Sub-Committee that are listed in the section titled “—Special Committee Sub-Committee”.

Board of Directors

The Board, with the affirmative vote of all directors voting (but excluding Messrs. Rosenkranz, Sherman and Ilg who had recused themselves prior to the time the vote was taken), at a meeting held on December 20, 2011, determined, among other things, that (1) it is advisable and in the best interests of the Company and its stockholders that the Company enter into the merger agreement and that the merger and the terms thereof, together with all other transactions contemplated by the merger agreement, including the certificate amendment, are in the best interests of the Company and its stockholders, (2) the merger agreement be submitted to the Company’s stockholders for their adoption, (3) the terms and conditions of the merger agreement and the voting agreement and the transactions contemplated by these agreements are not preclusive or coercive and are within the range of reasonableness and (4) it is advisable and in the best interests of the Company and its stockholders that the Company take such actions as are necessary to effect the certificate amendment and that the certificate amendment be submitted to the Company’s stockholders for their adoption. The Board also determined that it was advisable and in the best interests of the Company and its stockholders that the Company enter into the voting agreement and each of the assignment agreements.

The Special Committee (after having received the unanimous recommendation of the Special Transaction Sub-Committee) unanimously recommends that you vote “FOR” the merger proposal and “FOR” the certificate amendment proposal. The Board (after having received the unanimous recommendation of the Special Committee) also recommends that you vote “FOR” the merger proposal and “FOR” the certificate amendment proposal. In addition, the Board recommends that you vote “FOR” the compensation proposal and “FOR” the adjournment proposal.

As described in the section titled “—Background of the Merger”, prior to and in reaching its decision at its meeting on December 20, 2011 to approve the merger agreement and the transactions contemplated thereby, including the merger and the certificate amendment, the Board consulted with the Special Committee Sub-Committee, the Special Committee, the Company’s management, the Special Committee’s financial advisors and the Company’s legal advisors and considered a variety of factors that it believed supported its determinations, including, but not limited to, (1) the factors considered by the Special Committee Sub-Committee that are listed in the section titled “—Special Committee Sub-Committee”, (2) the factors considered by the Special Committee that are listed in the section titled “—Special Committee” and (3) the following:

•	the Special Committee Sub-Committee’s and the Special Committee’s determinations relating to the merger; and

•

the unanimous recommendations of the Special Committee Sub-Committee and the Special Committee, including the recommendations that the Board (1) adopt a resolution approving, and declaring the advisability of, the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommend that the Company’s stockholders adopt the merger agreement and the unaffiliated stockholders approve the merger agreement, (2) adopt a resolution declaring the advisability of the certificate amendment and recommend that the Company’s stockholders adopt the certificate amendment and (3) adopt a resolution approving, and declaring the advisability of, the voting agreement.

The Board also considered a variety of risks and other potentially negative factors concerning the merger and a variety of factors relevant to the merger, including, but not limited to, (1) the factors considered by the Special Committee Sub-Committee that are listed in the section titled “—Special Committee Sub-Committee” and (2) the factors considered by the Special Committee that are listed in the section titled “—Special Committee”.

The foregoing discussion of the factors considered by the Special Committee Sub-Committee, the Special Committee and the Board is not intended to be exhaustive, but rather includes the principal factors considered by the Special Committee Sub-Committee, the Special Committee and the Board, as applicable. After considering these factors, the Special Committee Sub-Committee, the Special Committee and the Board concluded that the positive factors relating to the merger agreement and the merger outweighed the potential negative factors. In view of the wide variety of factors considered by the Special Committee Sub-Committee, the Special Committee and the Board and the complexity of these matters, the Special Committee Sub-Committee, the Special Committee and the Board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Special Committee Sub-Committee, the Special Committee and the Board may have assigned different weights to various factors. The Special Committee Sub-Committee, the Special Committee and the Board made their determinations and recommendations based upon the totality of the information presented to and considered by them. It should be noted that this explanation of the reasoning of the Special Committee Sub-Committee, the Special Committee and the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors discussed in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27.

Certain Financial Projections

The Company does not as a matter of course publicly disclose detailed financial forecasts or projections, and the Company generally does not disclose forecasts for extended periods due to the unpredictability of the underlying assumptions and estimates. However, as part of Tokio Marine’s due diligence review in connection with the merger and its evaluation of a possible transaction involving the Company, the Company provided to Tokio Marine and Macquarie the following: (1) the Company’s 2010 management plan, dated November 3, 2010 (we refer to certain forecasts in the 2010 management plan as the “2010 forecasts”), (2) the five-year projections of the Company’s management, dated October 13, 2011, which were prepared, at the request of Tokio Marine, solely for use in connection with the merger (we refer to certain forecasts in the projections of the Company’s management, dated October 13, 2011, as the “2011 5-year forecasts”) and (3) the Company’s 2011 management plan, dated November 2, 2011 (we refer to certain forecasts in the 2011 management plan as the “2011 3-year forecasts”). We refer to the 2010 forecasts, the 2011 5-year forecasts and the 2011 3-year forecasts collectively as the “financial forecasts”. The financial forecasts are non-public, internal financial forecasts that the management of the Company prepared regarding the Company’s future operations. The financial forecasts were also provided to Lazard and Lazard used the 2011 3-year forecasts (and the forecasts for 2015 and 2016 in the 2011 5-year forecasts for its dividend discount analysis) in its financial analyses relating to the potential transaction and other potential strategic alternatives. The Special Committee Sub-Committee, the Special Committee and the board of directors also considered the financial forecasts for the purpose of evaluating the merger and other potential strategic alternatives.

The financial forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or with GAAP. The financial forecasts include certain non-GAAP financial measures. The footnotes to the tables below provide certain supplemental information with respect to the calculation of these non-GAAP financial measures. Certain of this supplemental information may not have been included in the forecasts. For further discussion regarding the use of non-GAAP financial measures, please see the Company’s Annual Report on Form 10-K, which has been filed with the SEC. In addition, the financial forecasts are unaudited and neither the Company’s independent registered public accounting firm, nor any other independent auditor, has compiled, examined or performed any procedures with respect to the financial forecasts, nor have they expressed any opinion or given any form of assurance on the financial forecasts or their achievability.

The forecasts cover multiple years and such information by its nature becomes less reliable with each successive year. In addition, the forecasts will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. The assumptions upon which the forecasts are based necessarily involve judgments as of the time of their preparation with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The forecasts also reflect assumptions as of the time of their preparation as to certain business decisions that are subject to change. Such forecasts cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such.

Information from the forecasts is included in this proxy statement solely to give stockholders access to information that was provided by the Company to Tokio Marine and Macquarie and is not included in this proxy statement in order to influence your decision about whether to vote for the merger proposal or the other proposals to be considered and voted upon at the special meeting.

Furthermore, the financial forecasts:

•

were based upon numerous variables and assumptions (including, without limitation, those related to industry performance and competition and general business, economic, market and financial conditions) that are inherently uncertain, may be beyond the control of the Company and may not prove to be accurate;

•

do not necessarily reflect current estimates or assumptions that the management of the Company may have about prospects for the Company’s businesses (including, without limitation, the Company’s ability to achieve strategic goals, objectives and targets over applicable periods), changes in general business or economic conditions, industry performance, the regulatory environment and other factors described in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27; and

•	reflect assumptions as to certain business decisions that are subject to change.

As a result, actual results may differ materially from those contained in the financial forecasts. Accordingly, there can be no assurance that the financial forecasts will be realized.

The inclusion of the financial forecasts in this proxy statement should not be regarded as an indication that the Company or its affiliates, advisors, representatives or any other recipient of this information considered, or now considers, the financial forecasts to be predictive of actual future results, and the financial forecasts should not be relied upon as such. None of the Company, its respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ from the financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile the financial forecasts to reflect circumstances existing after the date the financial forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the financial forecasts are shown to be in error. The Company does not intend to make publicly available any update or other revision to the financial forecasts. Further, the inclusion of the financial forecasts in this proxy statement does not constitute an admission or representation by the Company that this information is material. None of the Company, its affiliates, advisors, officers, directors, partners or representatives has made or makes any representation to any stockholder or other person regarding the Company’s ultimate performance compared to the information contained in the financial forecasts or that forecasted results will be achieved. The Company has made no representation to Tokio Marine, in the merger agreement or otherwise, concerning the financial forecasts. The 2010 forecasts and 2011 3-year forecasts were, in general, prepared solely for use by the Company’s senior management and board of directors in connection with the Company’s annual strategic and long-term planning process and are subjective in many respects and thus subject to interpretation.

The financial forecasts are forward-looking statements. For additional information on factors which may cause the Company’s future financial results to materially vary from the forecasts, please see the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 27.

Although the Company is disclosing the 2010 forecasts and the 2011 5-year forecasts, the 2010 forecasts and the first three years of the 2011 5-year forecasts are superseded by the 2011 3-year forecasts. The following is a summary of the 2010 forecasts, the 2011 5-year forecasts and the 2011 3-year forecasts prepared by management of the Company and given to Tokio Marine, Macquarie and Lazard:

	2010 3-Year Forecasts (dated November 3, 2010)
	(dollars in thousands, except per share data)
	2011	2012	2013
Premium and Fee Income	$1,499,607	$1,594,771	$1,739,524
Net Investment Income	$343,807	$364,295	$372,889
Income before realized gains (losses) and income taxes	$276,028	$303,973	$324,664
Net Income before realized gains (losses)	$207,873	$227,118	$244,340
Diluted Net Income per Share before realized gains (losses)	$3.70	$4.01	$4.27
Total Assets	$8,373,980	$8,966,270	$9,563,648
Total Shareholders’ Equity(1)	$1,807,177	$2,007,552	$2,225,042
Adjusted Shareholders’ Equity(2)	$1,667,575	$1,867,950	$2,085,440
Accumulated other comprehensive income	$138,180	$138,180	$138,180
Return on beginning equity (net income before realized gains (losses) over prior year equity)(3)	12.3%	12.6%	12.2%

(1)	Includes noncontrolling interest of $1,422, $1,422 and $1,422 in 2011, 2012 and 2013, respectively.
(2)	Excludes noncontrolling interest and accumulated other comprehensive income.
(3)	Equity excludes noncontrolling interest. No realized investment losses, net of tax in 2011, 2012 and 2013 were included in the 2010 management plan.

	2011 5-Year Forecasts (dated October 13, 2011)
	(dollars in thousands, except per share data)
	2011	2012	2013	2014	2015	2016
Premium and Fee income	$1,571,864	$1,680,281	$1,807,764	$1,941,142	$2,079,191	$2,226,633
Net Investment Income	$334,270	$389,812	$421,502	$447,090	$468,447	$485,696
Income before realized gains (losses) and income taxes	$257,654	$299,744	$346,608	$388,178	$424,670	$457,478
Net Income before realized gains (losses)	$198,615	$229,375	$262,872	$292,846	$318,444	$340,979

	2011 3-Year Forecasts (dated November 2, 2011)
	(dollars in thousands, except per share data)
	2011	2012	2013	2014
Premium and Fee income	$1,581,989	$1,681,162	$1,809,182	$1,945,787
Net Investment Income	$338,176	$391,304	$420,077	$447,690
Income before realized gains (losses) and income taxes	$261,295	$297,841	$339,369	$380,445
Net Income before realized gains (losses)	$200,062	$227,604	$258,234	$288,598
Diluted Net Income per Share before realized gains (losses)	$3.54	$4.01	$4.45	$4.80
Total Assets	$8,763,232	$9,587,572	$10,390,599	$11,239,587
Total Shareholders’ Equity(1)	$1,774,223	$1,974,892	$2,205,530	$2,465,662
Adjusted Shareholders’ Equity(2)	$1,671,955	$1,863,224	$2,085,762	$2,338,394
Accumulated other comprehensive income	$94,939	$104,339	$112,439	$119,939
Return on beginning equity (net income before realized gains (losses) over prior year equity)(3)	12.5%	12.9%	13.1%	13.1%

(1)	Includes noncontrolling interest of $7,329, $7,329, $7,329 and $7,329 in 2011, 2012, 2013 and 2014, respectively.
(2)	Excludes noncontrolling interest and accumulated other comprehensive income.
(3)	Equity excludes noncontrolling interest. Net income excludes realized investment losses, net of tax of ($6,612), ($9,400), ($8,100) and ($7,500) in 2011, 2012, 2013 and 2014, respectively.

Opinion of Lazard

On December 20, 2011, Lazard rendered its written opinion to the Special Committee that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the sum of the Class A Merger Consideration and the special dividend, which, together for purposes of this section titled “Opinion of Lazard” only, we refer to as the “aggregate Class A consideration”, to be paid to holders of Class A common stock (other than (1) Tokio Marine, Delphi or any other direct or indirect wholly owned subsidiary of Tokio Marine or Delphi, except to the extent that they hold Delphi Class A common stock on behalf of third parties, (2) holders who are entitled to demand and have properly exercised and perfected their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, and (3) any holder of Class B common stock who also owns Class A common stock) in connection with the merger was fair, from a financial point of view, to such holders.

The full text of Lazard’s written opinion, dated December 20, 2011, which sets forth the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The description of Lazard’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Lazard’s written opinion attached as Annex B. We encourage you to read Lazard’s opinion and this section carefully and in their entirety.

Lazard’s engagement and opinion were for the benefit of the Special Committee and the other independent directors of the Company’s board of directors (each in their capacity as such), and Lazard’s opinion was rendered to the Special Committee in connection with its evaluation of the merger and only addressed the fairness, from a financial point of view, to holders of Class A common stock (other than (1) Tokio Marine, Delphi or any other direct or indirect wholly owned subsidiary of Tokio Marine or Delphi, except to the extent that they hold Delphi Class A common stock on behalf of third parties, (2) holders who are entitled to demand and have properly exercised and perfected their appraisal rights under Section 262 of the DGCL, and (3) any holder of Class B common stock who also owns Class A common stock) of the aggregate Class A consideration to be paid to such holders in connection with the merger as of the date of Lazard’s opinion. The Special Committee did not request Lazard to consider, and Lazard’s opinion did not address, the relative merits of the merger as compared to any other transaction or business strategy in which Delphi might engage or the merits of the underlying decision by Delphi to engage in the merger. In connection with Lazard’s engagement, it was not authorized to, and it did not, solicit indications of interest from third parties regarding a potential transaction with Delphi. Lazard’s opinion was not intended to and does not constitute a recommendation to any holder of the Company’s common stock as to how such holder should vote or act with respect to the merger or any matter relating thereto. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of Lazard’s opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of Lazard’s opinion. Lazard’s opinion did not express any opinion as to the prices at which shares of the Class A common stock may trade at any time subsequent to the announcement of the merger. Lazard noted that, pursuant to the merger agreement, at the effective time of the merger, each share of Class B common stock issued and outstanding immediately prior to the merger (other than such shares owned by Tokio Marine, Delphi or any other direct or indirect wholly owned subsidiary of Tokio Marine or Delphi, except to the extent that they hold Class B common stock on behalf of third parties, and other than such shares for which a holder who is entitled to demand and has properly exercised and perfected its appraisal rights under Section 262 of the DGCL) will be converted into the right to receive the Class B Merger Consideration and would receive the special dividend (for purposes of this section titled “Opinion of Lazard” only, we refer to the sum of the Class B Merger Consideration and the special dividend as the “aggregate Class B consideration”, and the sum of the aggregate Class A consideration and the aggregate Class B consideration as the “aggregate merger consideration”). Lazard expressed no view or opinion as to (1) the fairness to the holders of Class A common stock of the aggregate Class A consideration, relative to the aggregate Class B consideration to be paid to the holders of Class B common stock, (2) the fairness to the holders of the Class B common stock of the aggregate Class B consideration, or (3) the fairness to the holders of the Company’s common stock of the allocation of the aggregate merger consideration between the holders of the Class A common stock and the holders of the Class B common stock. Lazard, as a policy matter, does not render relative fairness opinions and advised the Special Committee of this policy prior to its engagement.

The following is a summary of Lazard’s opinion. We encourage you to read Lazard’s written opinion carefully in its entirety.

In connection with its opinion, Lazard:

•	Reviewed the financial terms and conditions of a draft merger agreement, dated December 20, 2011, and a draft voting and support agreement, dated December 20, 2011;

•	Reviewed certain publicly available historical business and financial information relating to Delphi;

•

Reviewed various financial forecasts and other data provided to Lazard by Delphi relating to the business of Delphi (for more information, please see the section titled “The Merger—Certain Financial Projections” beginning on page 69);

•	Held discussions with members of the senior management of Delphi with respect to the business and prospects of Delphi;

•	Reviewed public information with respect to certain other companies in lines of business that Lazard believed to be generally relevant in evaluating the business of Delphi;

•	Reviewed the financial terms of certain business combinations involving companies in lines of business that Lazard believed to be generally relevant in evaluating the business of Delphi;

•	Reviewed historical stock prices and trading volumes of the Class A common stock; and

•	Conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Delphi or concerning the solvency or fair value of Delphi, and Lazard was not furnished with any such valuation or appraisal. With respect to all of the financial forecasts utilized in its analyses, Lazard assumed, with the consent of the Special Committee, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Delphi. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based.

In rendering its opinion, Lazard assumed, with the consent of the Special Committee, that the merger will be consummated on the terms described in the December 20, 2011 draft merger agreement, without any waiver or modification of any material terms or conditions. Representatives of the Special Committee advised Lazard, and Lazard assumed that the merger agreement and voting and support agreement, when executed, would conform to the drafts reviewed by Lazard in all material respects. Lazard also assumed, with the consent of the Special Committee, that obtaining the necessary governmental, regulatory or third-party approvals and consents for the merger will not have an adverse effect on Delphi or the merger. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that the Special Committee obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the aggregate Class A consideration to the extent expressly specified therein) of the merger, including, without limitation, the form or structure of the merger and any agreements or arrangements entered into in connection with, or contemplated by, the merger, including, without limitation, the voting and support agreement. Lazard also expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to or other arrangements with any officers, directors or employees of any parties to the merger or any of their respective affiliates, or class of such persons, relative to the aggregate Class A consideration or otherwise.

The following is a brief summary of the material financial analyses and reviews that Lazard deemed appropriate in connection with rendering its opinion. The brief summary of Lazard’s analyses and reviews provided below is not a complete description of the analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description. Considering selected portions of the analyses and reviews or the summary set forth below, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion.

In arriving at its opinion, Lazard considered the results of all of its analyses and reviews and did not attribute any particular weight to any factor, analysis or review considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses and reviews.

For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Delphi. No company, business or transaction used in Lazard’s analyses and reviews as a comparison is identical to Delphi or the merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Lazard’s analyses and reviews.

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard’s analyses and reviews.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 16, 2011, and is not necessarily indicative of current market conditions.

Valuation Analyses

Comparable Public Company Analysis

Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data relating to selected publicly traded insurance companies whose operations Lazard believed, based on its experience with companies in the insurance industry, to be relevant for purposes of this analysis. Lazard then compared such information to the corresponding information for Delphi. The selected group of companies used in this analysis was as follows:

Selected life and health insurers:

•	Unum Group

•	Torchmark Corporation

•	Assurant, Inc.

•	StanCorp Financial Group, Inc.

Selected specialty property & casualty insurers:

•	W.R. Berkley Corporation

•	American Financial Group, Inc.

Although none of the selected companies is directly comparable to Delphi, the companies included are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks and size and scale of business, that Lazard considered relevant for purposes of this analysis.

Lazard calculated and compared various financial multiples and ratios of Delphi and of the above referenced companies, including, among other things, (1) the ratio of each company’s December 16, 2011 closing share price to its calendar year 2011 and 2012 estimated earnings per share, which we refer to as “EPS”, and (2) the ratio of each company’s December 16, 2011 closing share price to its reported book value per share (as of September 30, 2011) and its book value per share adjusted to exclude accumulated other comprehensive income (as of September 30, 2011), which we refer to as adjusted book value per share. The calendar year 2011 and 2012 estimated EPS for each of the referenced companies used by Lazard in its analysis were based on I/B/E/S, which represents publicly available consensus estimates. The following table summarizes the range, mean and median of the results of this review for the above referenced companies:

	Share Price to 2011E EPS	Share Price to 2012E EPS	Share Price to Reported Book Value per Share	Share Price to Adjusted Book Value per Share
Low	7.0x	6.5x	0.67x	0.74x
Mean	10.4x	8.9x	0.89x	1.00x
Median	9.8x	8.5x	0.78x	0.89x
High	15.7x	13.0x	1.19x	1.35x
Delphi	7.2x	6.6x	0.83x	0.88x

Lazard also conducted a regression analysis to measure the relationship between estimated calendar year 2012 return on adjusted equity and the ratio of price to adjusted book value per share for selected publicly traded insurance companies that Lazard believed, based on its experience with companies in the insurance industry, to be relevant for purposes of this analysis, considering such companies’ operations, lines of business, markets, size and geographies. Based on this analysis, Lazard noted that the 2012 return on adjusted equity estimated by Delphi management implied a ratio of price to adjusted book value per share for Delphi of 1.07x.

Based on an analysis of the multiples summarized above, the regression analysis summarized above, and Lazard’s professional judgment, Lazard selected a reference range of:

•	7.0x to 10.0x for share price to 2011 estimated EPS;

•	6.5x to 9.0x for share price to 2012 estimated EPS;

•	0.80x to 1.05x for share price to reported book value per share; and

•	0.85x to 1.15x for share price to adjusted book value per share.

Lazard applied each such range to the estimated 2011 and 2012 EPS of Delphi (based on the 2011 management plan) and reported book value per share and adjusted book value per share of Delphi (as reported by the Company as of September 30, 2011).

From this analysis, Lazard estimated an implied price per reference share range for shares of Class A common stock as follows:

Multiple	Implied Price Per Share Reference Range
Share Price to 2011E EPS	$24.76 - $35.36
Share Price to 2012E EPS	$26.06 - $36.09
Share Price to Reported Book Value per Share	$24.25 - $31.82
Share Price to Adjusted Book Value per Share	$24.37 - $32.98

Based on the foregoing results and Lazard’s professional judgment, Lazard estimated an implied price per share reference range for the Class A common stock of $26.00 to $33.00, as compared to the aggregate Class A consideration of $44.875 per share.

Sum-of-the-Parts Analysis

Lazard analyzed the respective standalone valuation of Delphi’s operating subsidiaries, Safety National and Reliance Standard (including Matrix), by reviewing various financial multiples and ratios of selected publicly traded insurance companies that Lazard believed, based on its experience with companies in the insurance industry, to be relevant for purposes of this analysis, considering such companies’ operations, lines of business, markets, size and geographies. Lazard then compared such information to the corresponding information for Delphi’s respective operating subsidiaries.

With respect to Safety National, Lazard calculated and compared various multiples and financial ratios for Delphi and for selected specialty property & casualty insurers (listed above in the section titled “—Comparable Public Company Analysis”) and a broader set of selected property & casualty insurers that Lazard believed, based on its experience with companies in the insurance industry, to be relevant for purposes of this analysis, considering such companies’ operations, lines of business, markets, size and geographies.

The following table summarizes the range, mean and median of the results of this review for such selected specialty property & casualty insurers and such broader set of selected property & casualty insurers:

	Share Price to 2011E EPS	Share Price to 2012E EPS	Share Price to Reported Book Value per Share	Share Price to Adjusted Book Value per Share
Selected Specialty Property & Casualty Insurers:
Low	10.4x	10.0x	0.79x	0.90x
Mean	13.0x	11.5x	0.99x	1.10x
Median	13.0x	11.5x	0.99x	1.10x
High	15.7x	13.0x	1.19x	1.30x
Broader Set of Selected Property & Casualty Insurers:
Low	8.2x	6.7x	0.60x	0.65x
Mean	18.8x	12.3x	0.98x	1.07x
Median	15.6x	10.0x	0.88x	0.94x
High	52.6x	32.9x	1.99x	2.21x
Delphi	7.2x	6.6x	0.83x	0.88x

Based on this analysis and Lazard’s professional judgment, Lazard selected a reference range of:

•	10.5x to 13.0x for share price to 2011 estimated EPS;

•	10.0x to 11.5x for share price to 2012 estimated EPS;

•	0.85x to 1.10x for share price to reported book value per share; and

•	0.95x to 1.20x for share price to adjusted book value per share.

Lazard applied each such range to the estimated 2011 and 2012 EPS of the Safety National operating subsidiary (as estimated by Delphi management based on the 2011 management plan) and reported book value per share and adjusted book value per share of the Safety National operating subsidiary (as estimated by Delphi management as of September 30, 2011). Lazard then estimated an implied price per share reference range for the Safety National operating subsidiary as follows:

Multiple	Implied Price Per Reference Share Range
Share Price to 2011E EPS	$22.76 - $28.18
Share Price to 2012E EPS	$24.26 - $27.90
Share Price to Reported Book Value per Share	$17.16 - $22.20
Share Price to Adjusted Book Value per Share	$18.10 - $22.86

Based on the foregoing results, Lazard estimated an implied price per share reference range for the Safety National operating subsidiary of $21.00 to $25.00.

With respect to Reliance Standard (including Matrix), Lazard calculated and compared various multiples and financial ratios for Delphi and for selected life insurers (listed above in the section titled “—Comparable Public Company Analysis”) and a broader set of selected life and health insurers that Lazard believed, based on its experience with companies in the insurance industry, to be relevant for purposes of this analysis, considering such companies’ operations, lines of business, markets, size and geographies.

The following table summarizes the range, mean and median of the results of this review for such selected life insurers and such broader set of selected life and health insurers:

	Share Price to 2011E EPS	Share Price to 2012E EPS	Share Price to Reported Book Value per Share	Share Price to Adjusted Book Value per Share
Selected Life and Health Insurers:
Low	7.0x	6.5x	0.67x	0.74x
Mean	9.1x	7.7x	0.84x	0.95x
Median	9.1x	7.6x	0.76x	0.86x
High	11.1x	9.0x	1.15x	1.35x
Broader Set of Selected Life and Health Insurers:
Low	4.4x	4.6x	0.21x	0.28x
Mean	8.2x	6.6x	0.65x	0.76x
Median	8.4x	6.6x	0.67x	0.74x
High	12.8x	9.0x	1.21x	1.35x
Delphi	7.2x	6.6x	0.83x	0.88x

Based on this analysis and Lazard’s professional judgment, Lazard selected a reference range of:

•	7.0x to 9.5x for share price to 2011 estimated EPS;

•	6.5x to 8.0x for share price to 2012 estimated EPS;

•	0.70x to 0.90x for share price to reported book value per share; and

•	0.80x to 1.00x for share price to adjusted book value per share.

Lazard applied each such range to the estimated 2011 and 2012 EPS of the Reliance Standard (including Matrix) operating subsidiary (as estimated by Delphi management based on the 2011 management plan) and reported book value per share and adjusted book value per share of the Reliance Standard (including Matrix) operating subsidiary (as estimated by Delphi management as of September 30, 2011). Lazard then estimated an implied price per share reference range for the Reliance Standard (including Matrix) operating subsidiary as follows:

Multiple	Implied Price Per Reference Share Range
Share Price to 2011E EPS	$14.47 - $19.64
Share Price to 2012E EPS	$14.60 - $17.97
Share Price to Reported Book Value per Share	$12.88 - $16.56
Share Price to Adjusted Book Value per Share	$14.19 - $17.74

Based on the foregoing results, Lazard estimated an implied price per share reference range for the Reliance Standard (including Matrix) operating subsidiary of $14.50 to $17.50.

Lazard then calculated the sum of the valuation of each operating subsidiary described above and subtracted the capitalized value of certain corporate costs (which Lazard estimated to range from $1.81 to $2.16 per share) and net debt (which Lazard estimated to range from $7.57 to $7.45 per share) to calculate a combined value of Delphi. Based on the foregoing analysis and Lazard’s professional judgment, Lazard estimated an implied per share reference range for the Class A common stock of $26.00 to $33.00, as compared to the aggregate Class A consideration of $44.875 per share.

Dividend Discount Analysis

Based on the projections provided by Delphi management for the fiscal years ended 2011 through 2016, Lazard performed a dividend discount analysis of Delphi to calculate the estimated present value of the maximum theoretical dividend distribution by the Company (assuming the maximum theoretical dividends that could be generated by Delphi’s statutory entities under certain insurance regulatory or rating agency based capital constraints) during the fiscal years 2011 through 2016. Lazard also calculated terminal values at fiscal year end 2016 by applying a price to adjusted book value multiple range of 0.90x to 1.50x (derived based on the historical and current statistics of the selected comparable companies listed above in the section titled “—Comparable Public Company Analysis”) to Delphi’s estimated adjusted book value based on Delphi management projections for the fiscal year ending 2016. The projected dividend distribution and terminal values were discounted to present value using discount rates ranging from 8.5% to 11.5%, which were based, among other things, on the estimated cost of equity for Delphi and other selected publicly traded insurance companies that Lazard believed, based on its experience with companies in the insurance industry, to be relevant for purposes of this analysis, considering such companies’ operations, lines of business, markets, size and geographies. The dividend discount analysis resulted in an implied per share reference range for the Class A common stock of $32.50 to $39.50, as compared to the aggregate Class A consideration of $44.875 per share.

Precedent Transactions Analysis

Lazard reviewed and analyzed certain publicly available financial information in selected recent precedent merger and acquisition transactions involving selected insurance companies. In performing these analyses, Lazard analyzed certain financial information and transaction multiples relating to the target companies involved in the selected transactions and compared such information to the corresponding information for Delphi.

Although none of the selected precedent transactions or the target companies party to such transactions is directly comparable to the merger or to Delphi, all of the transactions were chosen because Lazard believed, based on its experience with companies in the insurance industry, that they involve transactions and/or involve targets that Lazard considered relevant for purposes of this analysis, considering such transactions’ announcement date, size and terms and such companies’ operations, lines of business, markets, size and geographies, respectively.

The transactions reviewed involving life insurance companies were:

Announcement Date	Acquiror	Target
October 2010	Athene Holding Ltd.	Liberty Life Insurance Company
December 2007	ACE Limited	Aon’s Combined Insurance Company of America
August 2007	AEGON USA, Inc.	Merrill Lynch Life Insurance Company and ML Life Insurance Company of New York
January 2007	Sun Life Financial Inc.	Genworth Financial, Inc.’s U.S. Employee Benefits Group
July 2006	Aviva PLC	AmerUs Group Co.
February 2006	Protective Life Corporation	Chase Insurance Group

Announcement Date	Acquiror	Target
October 2005	Lincoln National Corporation	Jefferson-Pilot Corporation
January 2005	MetLife, Inc.	Travelers Life & Annuity (from Citigroup, Inc.)
March 2004	Occum Acquisition Corp.	Safeco Life Insurance Co. & Safeco National Life Insurance Co.
February 2004	Swiss Re	Valley Forge Life Insurance Company
September 2003	Manulife Financial Corporation	John Hancock Financial Services, Inc.
September 2003	AXA Financial, Inc.	The MONY Group Inc.
May 2003	Bank One Corporation	Zurich Financial Services’ U.S. life insurance unit
December 2002	Prudential Financial, Inc.	American Skandia, Inc.

For transactions where sufficient public information was available, Lazard calculated and compared (1) the ratio of the price paid to the target company in the relevant transaction to, in each case, the target company’s EPS for the last twelve months prior to the date the transaction was announced and the target company’s estimated EPS for the fiscal year ending after the date the transaction was announced and (2) the ratio of the price paid in the relevant transaction to the target company’s reported book value per share and its adjusted book value per share at the time of the transaction’s announcement.

The results of the analysis were as follows:

Target	Share Price to Last Twelve Months EPS	Share Price to Next Fiscal Year Estimated EPS	Share Price to Reported Book Value per Share	Share Price to Adjusted Book Value per Share
Low	12.6x	12.2x	0.53x	0.77x
Mean	14.5x	13.4x	1.24x	1.61x
Median	13.4x	13.6x	1.22x	1.68x
High	18.5x	14.0x	1.93x	2.28x

The transactions reviewed involving property & casualty insurance companies were:

Announcement Date	Acquiror	Target
November 2011	Alleghany Corp.	Transatlantic Holdings Inc.
September 2011	Nationwide Mutual Insurance Co.	Harleysville Mutual Insurance Co.
September 2011	ACE Limited	Penn Millers Holding Corporation
February 2011	QBE Insurance Group Limited	Balboa insurance portfolio (from Bank of America Corporation)
October 2010	Fairfax Financial Holdings Limited	First Mercury Financial Corp.
September 2010	ACE Limited	Rain and Hail Insurance Service, Inc.
June 2010	Old Republic International Corp.	PMA Capital Corp.
April 2010	QBE Insurance Group Limited	NAU Country Insurance Co.
February 2010	Fairfax Financial Holdings Limited	Zenith National Insurance Corp.
April 2009	Zurich Financial Services Group	AIG’s U.S. Personal Auto Group (21st Century Insurance and Agency Auto)
December 2008	Munich Re Group AG	HSB Group, Inc.
July 2008	Tokio Marine Holdings, Inc.	Philadelphia Consolidated Holding Corp.
June 2008	Allied World Assurance Company Holdings, Ltd.	Darwin Professional Underwriters, Inc.
April 2008	Liberty Mutual Group	Safeco Corporation
March 2008	Berkshire Hathaway Inc.	Railsplitter Holdings Inc.
January 2008	Employers Holdings Inc.	AmCOMP Inc.

Announcement Date	Acquiror	Target
October 2007	Mapfre S.A.	The Commerce Group, Inc.
October 2007	Munich Re Group AG	Midland Co.
June 2007	D.E. Shaw & Co.	James River Group Inc.
May 2007	Liberty Mutual Group	Ohio Casualty Corp.
March 2007	Zurich Financial Services Group	Bristol West Holdings, Inc.
January 2007	QBE Insurance Group Limited	Winterthur U.S. Holdings Inc.
November 2005	Swiss Re	GE Insurance Solutions

For transactions where sufficient public information was available, Lazard calculated and compared (1) the ratio of the price paid to the target company in the relevant transaction to, in each case, the target company’s EPS for the last twelve months prior to the date the transaction was announced and the target company’s estimated EPS for the fiscal year ending after the date the transaction was announced and (2) the ratio of the price paid in the relevant transaction to the target company’s reported book value per share and its adjusted book value per share at the time of the transaction’s announcement.

The results of the analysis were as follows:

Target	Share Price to Last Twelve Months EPS	Share Price to Next Fiscal Year Estimated EPS	Share Price to Reported Book Value per Share	Share Price to Adjusted Book Value per Share
Low	6.1x	3.1x	0.55x	0.54x
Mean	12.1x	14.7x	1.48x	1.65x
Median	11.7x	13.0x	1.52x	1.73x
High	16.4x	39.9x	2.81x	2.84x

Additionally, Lazard reviewed the historical ratio of the trading share price to the reported book value per share for (1) Delphi, (2) a broad set of selected property and casualty insurers that Lazard believed, based on its experience with companies in the insurance industry, to be relevant for purposes of this analysis, considering such companies’ operations, lines of business, markets, size and geographies and (3) a broad set of selected life and health insurers that Lazard believed, based on its experience with companies in the insurance industry, to be relevant for purposes of this analysis, considering such companies’ operations, lines of business, markets, size and geographies, over the period of time between December 16, 2001 and December 16, 2011. Lazard noted that between the periods of December 16, 2001 to December 31, 2008 and January 1, 2009 to December 16, 2011, which we refer to as the “Post-2008 Period”, such ratios had declined, in average, (1) from 1.44x to 0.94x for Delphi, (2) from 1.64x to 0.99x for the selected property and casualty insurers and (3) from 1.38x to 0.84x for the selected life insurers.

Based on these observations, Lazard reviewed the aforementioned selected ratios for the subset of reviewed transactions announced in the Post-2008 Period. Lazard noted that no such ratios were available for the reviewed transactions involving life insurance companies announced in the Post-2008 Period. Lazard further noted that such ratios for the reviewed transactions involved property & casualty insurance companies announced in the Post-2008 Period were as follows:

Target	Share Price to Last Twelve Months EPS	Share Price to Next Fiscal Year Estimated EPS	Share Price to Reported Book Value per Share	Share Price to Adjusted Book Value per Share
Low	6.1x	3.1x	0.55x	0.54x
Mean	8.9x	8.2x	1.09x	0.99x
Median	9.0x	9.8x	1.00x	1.04x
High	11.4x	11.7x	1.59x	1.39x

Based on the foregoing analyses and Lazard’s professional judgment and industry knowledge, Lazard applied a reference range with respected to the selected multiples of:

•	12.0x to 14.0x for share price to last twelve months EPS;

•	11.0x to 13.0x for share price to 2011 estimated EPS;

•	1.00x to 1.50x for share price to reported book value per share; and

•	1.00x to 1.75x for share price to adjusted book value per share.

Lazard applied each such range to the estimated 2011 EPS of Delphi (based on the 2011 management plan) and the last twelve months EPS, reported book value per share, and adjusted book value per share of Delphi (as reported by the Company as of September 30, 2011).

This analysis resulted in the following implied price per share reference ranges for the Class A common stock:

Multiple	Implied Price Per Share Reference Range
Share Price to Last Twelve Months EPS	$42.24 - $49.28
Share Price to 2011E EPS	$38.90 - $45.97
Share Price to Reported Book Value per Share	$30.31 - $45.46
Share Price to Adjusted Book Value per Share	$28.67 - $50.18

Based on the foregoing results and Lazard’s professional judgment, Lazard estimated an implied price per share reference range for the Class A common stock of $35.00 to $47.50, as compared to the aggregate Class A consideration of $44.875 per share.

Other Analyses

Premiums Paid Analysis

Lazard reviewed the premiums paid in selected acquisition transactions since January 1, 2001, involving North American target companies in all industries, the financial services industry, and the insurance industry, respectively, and involving a total transaction value of $1 billion to $4 billion.

For purposes of this analysis, Lazard calculated the premiums represented by the per share acquisition price in each of those transactions to the unaffected share price of the applicable target company’s shares as of one day, one week and one month prior to the announcement of the applicable transaction (based on data provided in the Thomson SDC database). The results of these calculations are set forth below:

	Premium to Unaffected Share Price
	1-Day	1-Week	1-Month
All Industries (397 Deals)
Mean	29%	31%	35%
Median	24%	27%	31%
All Financial Services Transactions (44 Deals)
Mean	35%	32%	32%
Median	30%	28%	29%
All Insurance Transactions (12 Deals)
Mean	34%	34%	35%
Median	27%	27%	25%

Based on the foregoing results and Lazard’s professional judgment, Lazard applied a premium of 30% to the comparable public company valuation range of $26.00 to $33.00, which is described above in the section titled “—Comparable Public Company Analysis”. Based on this analysis, Lazard derived an implied price per share reference range for the Class A common stock of approximately $34.00 to $43.00, as compared to the aggregate Class A consideration of $44.875 per share.

In addition, based on the foregoing results and Lazard’s professional judgment, Lazard applied a premium of 30% to the sum-of-the-parts valuation range of $26.00 to $33.00, which is described above in the section titled “—Sum-of-the-Parts Analysis”. Based on this analysis, Lazard derived an implied price per share reference range for the Class A common stock of approximately $34.00 to $43.00, as compared to the aggregate Class A consideration of $44.875 per share.

Historical Trading Prices Analysis

Lazard reviewed the historical price performance of the Class A common stock for the 52-week period ending December 16, 2011. During this period the closing prices of the Class A common stock ranged from $20.38 to $32.43, as compared to the aggregate Class A consideration of $44.875 per share.

Analyst Price Targets

Lazard reviewed the 12-month target trading prices of the Class A common stock published by five Wall Street analysts. Such target trading prices ranged from $26.00 to $34.00, as compared to the aggregate Class A consideration of $44.875 per share.

Miscellaneous

Lazard prepared these analyses solely for purposes of, and the analyses were delivered to the Special Committee in connection with, the provision of its opinion to the Special Committee as to the fairness from a financial point of view of the aggregate Class A consideration to be paid to holders of Class A common stock (other than (1) Tokio Marine, Delphi or any other direct or indirect wholly owned subsidiary of Tokio Marine or Delphi, except to the extent that they hold Class A common stock on behalf of third parties, (2) holders who are entitled to demand and have properly exercised and perfected their appraisal rights under Section 262 of the DGCL, and (3) any holder of Class B common stock who also owns Class A common stock) pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect or purport to reflect the prices at which businesses or securities actually may be sold or the prices at which any securities have traded or may trade at any time in the future. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Lazard nor any other person assumes responsibility if future results are materially different from those forecast.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In the ordinary course of their respective businesses, Lazard Frères & Co. LLC and LFCM Holdings LLC (an entity indirectly owned in large part by current and former managing directors of Lazard Frères & Co. LLC) and their respective affiliates may actively trade securities of Delphi, Tokio Marine and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Delphi, Tokio Marine and certain of their respective affiliates. Other than in connection with the merger, Lazard has not been engaged by Delphi or Tokio Marine in the past two years. The issuance of Lazard’s opinion was approved by the Opinion Committee of Lazard.

In connection with Lazard’s services as financial advisor to the Special Committee and pursuant to the terms of the Lazard engagement letter dated October 6, 2011, Delphi agreed to pay Lazard an aggregate fee based on a percentage formula of the product of the fully diluted number of shares of the Company and the aggregate Class A consideration to be paid in the merger, with such percentage being greater if the aggregate Class A consideration were to be in excess of $45.00 per share. Based on this formula, Lazard’s fee is approximately $14.6 million, of which $250,000 was payable upon Lazard’s engagement, $2.5 million was payable upon the date Lazard rendered its opinion, and approximately $11.85 million is contingent upon the closing of the merger. Delphi also agreed to pay Lazard $2.5 million upon the date on which Lazard provided to the Special Committee, at the Special Committee’s request, a written presentation regarding its financial analysis of the consideration to be paid to the Company or its Class A common stockholders pursuant to a proposed transaction at a meeting of the Special Committee at the conclusion of which the Special Committee determined not to proceed with or recommend a transaction and to cease negotiations with any potential buyer. Delphi also agreed to pay Lazard 10% of any break-up, termination, topping or similar fee or payment that Delphi may receive in connection with the merger, provided that such amount shall not exceed the amount of Lazard’s aggregate fee described above. In addition, Delphi also agreed to reimburse Lazard for its reasonable expenses incurred in connection with the engagement and to indemnify Lazard and certain related parties against certain liabilities under certain circumstances that may arise out of the rendering of its advice, including certain liabilities under U.S. federal securities laws.

The type and amount of consideration payable pursuant to the merger agreement was determined through arm’s length negotiations between the Special Committee Sub-Committee and Mr. Rosenkranz and between the Special Committee and Tokio Marine, rather than by any financial advisor, and was approved by the Special Committee Sub-Committee, the Special Committee and the board of directors. Lazard did not recommend any specific merger consideration to the Special Committee Sub-Committee, the Special Committee or the board of directors or that any given merger consideration constituted the only appropriate consideration for the merger. The decision to enter into the merger agreement was solely that of the Special Committee Sub-Committee, the Special Committee and the board of directors. As described above, the opinion of Lazard was one of many factors taken into consideration by the Special Committee Sub-Committee, the Special Committee and the board of directors in making the determination to approve the merger agreement. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Special Committee Sub-Committee, the Special Committee and the board of directors with respect to the merger consideration.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected as financial advisor to the special transaction committee because of its qualifications, independence, expertise and reputation in investment banking, mergers and acquisitions, and special committee assignments, as well as the strength of its Financial Institutions Group.

Material United States Federal Income Tax Consequences

The following is a discussion of the material United States federal income tax consequences of the merger and the special dividend to holders of shares of the Company’s common stock. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, applicable current and proposed United States Treasury Regulations promulgated thereunder, which we refer to as the “Treasury Regulations”, judicial authorities, and administrative rulings and practice, all as in effect as of the date of this proxy statement and all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of the Company’s common stock that, for United States federal income tax purposes, is: (1) an individual citizen or resident of the United States; (2) a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or (3) an estate or trust the income of which is subject to United States federal income tax regardless of its source. A “Non-U.S. holder” is a beneficial owner of the Company’s common stock that is not a U.S. holder.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds shares of the Company’s common stock, the United States federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. A holder of the Company’s common stock that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of the receipt of cash in exchange for the Company’s common stock pursuant to the merger and of the special dividend.

This discussion assumes that a holder holds the Company’s common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of United States federal income taxation that may be relevant to a holder in light of the holder’s particular circumstances, or holders subject to special treatment under the Code (including, without limitation, insurance companies, dealers or brokers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, tax-exempt organizations, financial institutions, real estate investment trusts, regulated investment companies, mutual funds, United States expatriates and stockholders subject to the alternative minimum tax), persons who hold the Company’s common stock as part of a “hedging,” “straddle,” “conversion” or other integrated transaction for United States federal income tax purposes, persons whose “functional currency” is not the U.S. dollar or persons who acquired their shares of the Company’s common stock through the exercise of employee stock options or other compensation arrangements. In addition, this discussion does not address any aspect of foreign, state, local, estate or gift taxation that may be applicable to a holder. Holders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for the Company’s common stock pursuant to the merger and of the special dividend.

Consequences to U.S. Holders

Merger Consideration. The receipt of cash in exchange for the Company’s common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. A U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash received in exchange for the Company’s common stock and the U.S. holder’s adjusted tax basis in the exchanged stock. Gain or loss will be calculated separately for each block of common stock (i.e., shares acquired at the same cost in a single transaction) converted to cash in the merger. If, at the effective time of the merger, the U.S. holder’s shares of common stock were held for more than one year, the gain or loss will be long-term capital gain or loss. Currently, long-term capital gains of non-corporate U.S. holders are eligible for reduced rates of taxation. If, however, at the effective time of the merger, the U.S. holder’s shares of common stock were held for one year or less, the gain or loss will be short-term capital gain or loss. The deductibility of capital losses by U.S. holders is subject to limitations under the Code.

Special Dividend. Although the tax treatment of the special dividend is not entirely clear, the Company intends to report the special dividend as a distribution with respect to the Company’s common stock for United States federal income tax purposes. The Internal Revenue Service may take the position that the special dividend is additional cash received in connection with the merger, and to the extent it were to prevail, the amount of the special dividend would not be treated as a distribution as described in the succeeding paragraphs and would instead be treated as additional cash in exchange for the Company’s common stock, the tax treatment of which is discussed above in the section titled “—Consequences to U.S. Holders—Merger Consideration”.

If the special dividend is treated as a distribution with respect to the Company’s common stock, the amount paid to holders will be characterized as dividend income to the extent paid out of the Company’s current or accumulated earnings and profits (as determined for United States federal income tax purposes). The Company does not expect that the amount of the special dividend will exceed its current and accumulated earnings and profits.

Dividend income will be includible in each U.S. holder’s gross income on the day received by such stockholder. Under current legislation, which is scheduled to expire with respect to taxable years beginning after December 31, 2012, this income generally will be taxed for U.S. federal income tax purposes to U.S. holders that are non-corporate taxpayers at the rates applicable to long-term capital gains, provided that a minimum holding period and other requirements are satisfied. Corporate U.S. holders of the Company’s common stock may be entitled to a dividends-received deduction with respect to distributions treated as dividend income for United States federal income tax purposes, subject to limitations and conditions. In addition, U.S. holders of the Company’s common stock should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code in light of their particular circumstances.

If the special dividend were to exceed the Company’s current and accumulated earnings and profits, the excess will be treated first as a return of capital that reduces a U.S. holder’s tax basis in its common stock, and then as gain from the sale or exchange of the Company’s common stock, the tax treatment of which is discussed above in the section titled “—Consequences to U.S. Holders—Merger Consideration”.

Consequences to Non-U.S. Holders

Merger Consideration. Any gain realized on the receipt of cash in exchange for Company stock by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder unless an applicable income tax treaty provides otherwise. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a 30% rate on the gain derived from the merger, which may be offset by U.S. source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

Special Dividend. Although the tax treatment of the special dividend is not entirely clear, the Company intends to report the special dividend as a distribution with respect to the Company’s common stock for United States federal income tax purposes. The Internal Revenue Service may take the position that the special dividend is additional cash received in connection with the merger, and to the extent it were to prevail, the amount of the special dividend would not be treated as a distribution as described in the succeeding paragraphs and would instead be treated as additional cash in exchange for the Company’s common stock, the tax treatment of which is discussed above in the section titled “—Consequences to Non-U.S. Holders—Merger Consideration”.

If the special dividend is treated as a distribution with respect to the Company’s common stock, the amount paid to non-U.S. holders generally will be characterized as dividend income to the extent paid out of the Company’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). The Company does not expect that the amount of the special dividend will exceed its current and accumulated earnings and profits. Dividend income is subject to U.S. withholding tax at a 30% rate if such dividend income is not effectively connected with a trade or business of the non-U.S. holder in the United States. The 30% rate may be reduced under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. holder resides or is organized. Income of non-U.S. holders that is effectively connected with a United States trade or business (and, if required by an applicable income tax treaty, attributable to a United States permanent establishment of the non-U.S. holder) is subject to United States federal income tax at the graduated rates applicable to U.S. holders.

If the special dividend to non-U.S. holders were to exceed the Company’s current and accumulated earnings and profits, the excess will be treated first as a return of capital that reduces a non-U.S. holder’s tax basis in its common stock, and then as gain from the sale or exchange of the Company’s common stock, the tax treatment of which is discussed above in the section titled “—Consequences to Non-U.S. Holders—Merger Consideration”.

Information Reporting and Backup Withholding

Under the United States federal income tax backup withholding rules, unless an exemption applies, the exchange agent or Tokio Marine, or the Company in the case of the special dividend, generally is required to and will withhold and remit to the United States Treasury 28% of all payments to which a holder is entitled pursuant to the merger, unless the holder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact and otherwise complies with the applicable requirements of the backup withholding rules, (2) is a non-U.S. holder and complies with certification procedures to establish that it is not subject to backup withholding or (3) provides such holder’s correct taxpayer identification number (i.e., the holder’s social security number, in the case of an individual, or the holder’s employer identification number, in the case of other holders) and certifies, under penalties of perjury, that the number is correct (or properly certifies that the holder is awaiting a taxpayer identification number) and certifies that such holder is exempt from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each U.S. holder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the exchange agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent. Non-U.S. holders should complete, sign and submit a Form W-8BEN “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding” or other applicable Form W-8 to claim an exception from backup withholding. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above will be refunded or credited against a holder’s United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service in a timely manner.

The discussion above of material United States federal income tax consequences is included for general information purposes only. Holders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of the special dividend and cash in exchange for the Company’s common stock pursuant to the merger.

Certain Effects of the Merger

If the merger proposal and the certificate amendment proposal each receive the required approvals from our stockholders and the other conditions to the closing of the merger are either satisfied or, to the extent permitted, waived, Merger Sub will be merged with and into the Company, with the Company as the surviving entity. As a result of the merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving entity and will be an indirect wholly owned subsidiary of Tokio Marine.

Following the merger, all of our equity interests will be owned by a wholly owned subsidiary of Tokio Marine and two wholly owned subsidiaries of the Company. Upon the completion of the merger, (1) each share of Class A common stock (other than (a) shares of Class A common stock owned by the Company, Tokio Marine or any of their respective wholly owned subsidiaries, in each case not held on behalf of third parties, and (b) shares in respect of which appraisal rights have been properly demanded and those demands not effectively withdrawn) will be converted into the right to receive $43.875 in cash, without interest and less any applicable withholding taxes, and (2) each share of Class B common stock (other than (x) shares of Class B common stock owned by the Company, Tokio Marine or any of their respective wholly owned subsidiaries, in each case not held on behalf of third parties, and (y) shares in respect of which appraisal rights have been properly demanded and those demands not effectively withdrawn) will be converted into the right to receive $52.875 in cash, without interest and less any applicable withholding taxes. The merger agreement also provides that record holders of Class A common stock and Class B common stock immediately prior to the effective time of the merger will be entitled to receive the special dividend, which is contingent upon the completion of the merger and will be paid shortly after closing. At the effective time of the merger, the Company’s stockholders (other than stockholders holding shares in respect of which appraisal rights have been properly demanded and those demands not effectively withdrawn and Safety National Casualty Corporation and Reliance Standard Life Insurance Company of Texas, which are wholly owned subsidiaries of the Company) will cease to have ownership interests in the Company or rights as stockholders of the Company. Therefore, the current stockholders of the Company will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company.

For information on the effects of the merger on the Company’s equity awards, restricted stock units and options, please see the section titled “The Merger—Interests of Our Directors and Executive Officers in the Merger”.

The Company’s Class A common stock is currently registered under the Exchange Act and is listed on the NYSE under the symbol “DFG”. As a result of the merger, the Company’s common stock will cease to be listed on the NYSE and there will be no public market for the Company’s common stock. In addition, the Company will no longer be required to file periodic and other reports with the SEC as a result of its Class A common stock.

Effects on the Company and Our Stockholders If the Merger Is Not Completed

In the event that either the merger proposal or the certificate amendment proposal does not receive the required approvals from our stockholders, or if the merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares in connection with the merger and will not receive the special dividend. Instead, stockholders will continue to own their shares of the Company’s common stock, the Company will remain an independent public company and the Company’s Class A common stock will continue to be registered under the Exchange Act and listed and traded on the NYSE. In that event, we anticipate that management will continue to operate the business in a manner similar to that in which it is being operated today and that the Company’s stockholders will continue to be subject to the same general risks and opportunities as they currently are, including, among other things, those arising from economic and market conditions.

In addition, if the merger agreement is terminated under certain circumstances, the Company would be obligated to pay an $82,000,000 termination fee to Tokio Marine. For a description of the circumstances obligating payment of the termination fee and expenses, please see the section titled “The Merger Agreement—Termination Fee”.

The Company’s equity compensation plans and related award agreements provide for the immediate vesting and acceleration of unvested time-based vesting equity awards (other than RSUs), including those held by the Company’s non-employee directors and Messrs. Rosenkranz, Sherman, Kiratsous and Coulter, upon approval of certain mergers of the Company by the Company’s stockholders (which would include the merger). Accordingly, if the merger proposal is approved by the Company’s stockholders, but the merger is not completed despite such approval, such time-based vesting equity awards (other than RSUs) will immediately vest in full notwithstanding the failure to complete the merger.

Amendment to Certificate of Incorporation

The merger is conditional upon the approval of the certificate amendment proposal. The merger will not take place unless the certificate amendment is adopted by both (1) holders of a majority of the voting power of the outstanding shares of Class A common stock and Class B common stock entitled to vote on the proposal, voting together as a single class, and (2) holders of a majority of the outstanding shares of Class A common stock entitled to vote on the proposal (including [—] shares of Class A common stock beneficially owned by Mr. Rosenkranz and [—] shares of Class A common stock beneficially owned, in the aggregate, by our other directors and executive officers), voting as a single class. The Company’s certificate of incorporation currently prohibits the payment of different types or amounts of consideration to holders of Class B common stock from the type or amount of consideration holders of Class A common stock receive in the merger. The Special Committee Sub-Committee and the Special Committee (after having received the unanimous recommendation of the Special Committee Sub-Committee) has approved and declared advisable an amendment to the Company’s certificate of incorporation to allow shares of Class B common stock to receive the higher consideration as contemplated by the merger agreement than shares of Class A common stock and, in the case of the Special Committee, unanimously recommends that stockholders vote “FOR” the certificate amendment proposal. After having received the unanimous recommendations of the Special Committee Sub-Committee and the Special Committee, our board of directors, subject to stockholder adoption in accordance with Section 242 of the DGCL, has approved and declared advisable the certificate amendment, and recommends that stockholders vote “FOR” the certificate amendment proposal. The amendment would only permit holders of Class B common stock to receive higher consideration than holders of Class A common stock specifically in connection with the transactions contemplated by the merger agreement with Tokio Marine and not otherwise; therefore, if the proposed merger does not occur the Company’s certificate of incorporation would continue to require all holders of common stock to receive equal consideration in connection with a merger or similar transaction. In accordance with the DGCL, the certificate amendment will only become effective if adopted by the requisite vote of the Company’s stockholders as described in the section titled “The Special Meeting—Required Vote; Effect of Failure to Vote, Abstentions and Broker Non-Votes” and the amendment is filed with the office of the Secretary of State of Delaware. If the Company’s stockholders adopt and approve the merger agreement and adopt the certificate amendment, the Company intends to file the certificate amendment with the Secretary of State of the State of Delaware prior to the effective time of the merger. If the merger does not occur, the Company’s board of directors anticipates that it will adopt resolutions to abandon the certificate amendment rather than make such filing. A copy of Article Fourth, Section A.7 of the Company’s current certificate of incorporation showing the proposed amendment is attached as Annex D.

Governmental and Regulatory Approvals

Completion of the merger is subject to certain governmental or regulatory clearance procedures, including the early termination or expiration of the waiting period under the HSR Act and the approval of the insurance regulators of certain jurisdictions.

United States Antitrust Filing

Under the provisions of the HSR Act, transactions such as the merger may not be completed until the expiration of a 30-day waiting period following the filing of completed notification reports with the Antitrust Division and the FTC, unless a request for additional information or documentary material is received from the Antitrust Division or the FTC, or unless early termination of the waiting period is granted by the reviewing agencies.

In the event the FTC or the Antitrust Division issues a request for additional information, the waiting period will be extended until the parties substantially comply with such request. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with the proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the merger while such negotiations continue.

At any time before or after the merger, the Antitrust Division or the FTC could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of the Company or Tokio Marine or their subsidiaries. Private parties, foreign competition authorities, and state attorneys general also may bring an action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result.

Insurance Laws and Regulations

The insurance laws and regulations of the states of Illinois, Missouri, New York and Texas and the Cayman Islands, the jurisdictions where our insurance company subsidiaries are domiciled, generally require that, prior to the acquisition of an insurance company domiciled in those respective jurisdictions, the acquiring company must obtain the approval of the insurance regulator of that jurisdiction. In addition, in the state of Hawaii, based on an analysis of applicable market share data, a pre-acquisition competition law filing, which is subject to the early termination or expiration of the applicable waiting period, will be required.

The Insurance Business Act of Japan requires Tokio Marine to file a prior notification with, and Tokio Marine & Nichido Fire Insurance Co., Ltd. to obtain the prior approval of, the JFSA in connection with the merger. Each of Tokio Marine and Tokio Marine & Nichido Fire Insurance Co., Ltd. intends to file the necessary notification or application, as applicable, with the JFSA promptly after all other necessary regulatory approvals are obtained.

Although the Company and Tokio Marine do not expect these regulatory authorities to disapprove of the merger, there is no assurance that the Company and Tokio Marine will obtain all required regulatory approvals, or that those approvals will not include terms, conditions or restrictions that may have an adverse effect on the Company or Tokio Marine.

Other than the filings described above, neither the Company nor Tokio Marine is aware of any regulatory approvals required to be obtained, or waiting periods required to expire, to complete the merger. If the parties discover that other approvals or waiting periods are necessary, they will seek to obtain or comply with them. If any additional approval or action is needed, however, the Company or Tokio Marine may not be able to obtain it, as is the case with respect to the other necessary approvals. Even if the Company or Tokio Marine obtain all necessary approvals, and the merger agreement is adopted by the Company’s stockholders and approved by the unaffiliated stockholders, conditions may be placed on any such approval that could cause either the Company or Tokio Marine to abandon the merger.

Interests of Our Directors and Executive Officers in the Merger

Details of the beneficial ownership of the Company’s directors and executive officers of the Company’s common stock are set out in the section titled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 131. In addition to their interests in the merger as stockholders, certain of the Company’s directors and executive officers have financial interests in the merger that are different from, or are in addition to, the interests of the Company’s stockholders generally. In considering the recommendations of the Special Committee and the Company’s board of directors to vote “FOR” the approval of the merger proposal and related proposals, you should be aware of these interests. The members of the Special Committee Sub-Committee, the Special Committee and the Company’s board of directors were aware of and considered these interests in reaching the decision to approve the merger agreement and the transactions contemplated by the merger agreement and, in the case of the Special Committee and the board of directors, in recommending that the Company’s stockholders vote in favor of adopting the merger agreement and the certificate amendment and that the unaffiliated stockholders approve the merger agreement. For purposes of all of the agreements and plans described below, the completion of the merger will constitute a “change of control” of the Company.

The interests of Mr. Rosenkranz include:

•

that Mr. Rosenkranz had the power to vote, or direct the voting of, all of the outstanding shares of Class B common stock, which as of the close of business on the record date represented [49.9]% of the aggregate voting power of the Company’s common stock, and Mr. Rosenkranz and his affiliates directly owned all of the outstanding shares of Class B common stock (unrelated third parties had indirect economic interests in approximately [9]% of the outstanding shares of Class B common stock through minority interests held in affiliates of Mr. Rosenkranz). Other than Mr. Rosenkranz, no member of our board of directors has any direct or indirect interest in the Company’s Class B common stock. In the merger (including the payment of the special dividend), holders of shares of Class B common stock will be entitled to receive $53.875 in cash per share and holders of shares of Class A common stock will be entitled to receive $44.875 in cash. This consideration represents $9.00 more per share of Class B common stock, or a per-share incremental premium of approximately 20%, relative to the consideration to be paid in respect of Class A common stock. The aggregate incremental premium to be paid in respect of Class B common stock relative to the consideration to be paid in respect of Class A common stock is approximately 2.7% of the equity value of the transaction (equity value calculated assuming holders of Class A common stock and Class B common stock would be receiving $44.875 per share of common stock rather than the applicable merger consideration). In the merger, the holders of Class B common stock will receive an aggregate premium of approximately $64 million relative to the $46.00 per share blended price;

•	the right to accelerated vesting and cash-out of Time-Based Class B Options and Class B RSUs (please see the sections titled “—Treatment of Stock Options” and “—Treatment of RSUs”);

•	the right to receive an amount equal to the special dividend with respect to his equity awards (please see the section titled “—Treatment of Equity Awards”); and

•	the other interests described below in the section titled “—Interests of Mr. Robert Rosenkranz”.

The interests of the Company’s non-employee directors include, among other things, the right to accelerated vesting and cash-out of certain Time-Based Class A Restricted Shares and Time-Based Class A Options and the right to receive an amount equal to the special dividend with respect to each equity award held by the director. Members of the Special Committee are entitled to be paid a monthly fee in consideration of the time and effort required of the Special Committee (please see the section titled “—Special Committee Compensation”).

The interests of the Company’s executive officers other than Mr. Rosenkranz include the rights to:

•	solely with respect to Messrs. Sherman, Kiratsous and Coulter, accelerated vesting and cash-out of Time-Based Class A Options, and Class A RSUs;

•	solely with respect to Messrs. Wilhelm, Burghart and Daurelle, certain payments with respect to Performance-Based Class A Restricted Shares and Performance-Based Class A Options;

•	receipt of an amount equal to the special dividend with respect to each equity award held by the executive officer;

•	solely with respect to Mr. Wilhelm, certain severance payments in the event of a qualifying termination of employment following the merger; and

•	solely with respect to Mr. Coulter, certain payments to which he may be entitled from a $5,000,000 retention bonus pool to be established by the Company.

The Company’s board of directors and executive officers also have the right to indemnification and insurance coverage that will survive the completion of the merger (please see the section titled “—Director and Officer Indemnification and Liability Insurance” for additional information).

On December 30, 2011, Mr. Ilg retired from his position as Executive Vice President, Business Development of the Company. Concurrent with his retirement, Mr.  Ilg also retired from the Company’s board of directors.

Interests of Mr. Robert Rosenkranz

Differential Consideration. Mr. Rosenkranz, the Chairman and Chief Executive Officer of the Company, as of the close of business on the record date, had the power to vote, or direct the voting of, all of the outstanding shares of Class B common stock, which as of the close of business on the record date represented [49.9]% of the aggregate voting power of the Company’s common stock, and Mr. Rosenkranz and his affiliates directly owned all of the outstanding shares of Class B common stock (unrelated third parties had indirect economic interests in approximately [9]% of the outstanding shares of Class B common stock through minority interests held in affiliates of Mr. Rosenkranz). Other than Mr. Rosenkranz, no member of our board of directors has any direct or indirect interest in the Company’s Class B common stock. In the merger (including the payment of the special dividend), holders of shares of Class B common stock will be entitled to receive $53.875 in cash per share and holders of shares of Class A common stock will be entitled to receive $44.875 in cash. This consideration represents $9.00 more per share of Class B common stock, or a per-share incremental premium of approximately 20%, relative to the consideration to be paid in respect of Class A common stock. The aggregate incremental premium to be paid in respect of Class B common stock relative to the consideration to be paid in respect of Class A common stock is approximately 2.7% of the equity value of the transaction (equity value calculated assuming holders of Class A common stock and Class B common stock would be receiving $44.875 per share of common stock rather than the applicable merger consideration). In the merger, the holders of Class B common stock will receive an aggregate premium of approximately $64 million relative to the $46.00 per share blended price.

Investment Consulting Agreements. Pursuant to two separate consulting agreements, the Company and Reliance Standard Life Insurance Company each pay to Rosenkranz Asset Managers, LLC, which we refer to as “RAM”, an entity beneficially owned by Mr. Rosenkranz, fees associated with the formulation of investment and other strategies. The consulting agreements have been in place since 1987 (in the case of Reliance Standard Life Insurance Company) and 1988 (in the case of the Company). These consulting agreements provide for a variety of investment management and other consulting services. A particular focus of these services relates to the construction and management of alternative investment portfolios whose assets are allocated among a series of third-party investment managers employing diversified investment strategies. Mr. Rosenkranz has managed, directly or through affiliated entities, a group of private investment funds which have employed similar strategies since 1982. Under these consulting agreements, fees are assessed at a quarterly rate of five basis points (0.05%), applied to the average quarterly market values of the specified investment portfolios, subject to specified annual maximum amounts which are escalated annually at a rate of 10%. The fees under these consulting agreements totaled $8.5 million for the year ended December 31, 2010 and $9.4 million for the year ended December 31, 2011. The fees under these consulting agreements are expected to total $10.3 million for the year ended December 31, 2012.

In connection with the merger, these consulting agreements will be assigned from RAM to Acorn (which is an entity controlled by Mr. Rosenkranz) pursuant to two assignment and assumption agreements, which we refer to as the “assignment agreements”. Delphi and Reliance Standard Life Insurance Company entered into the assignment agreements at the same time as the merger agreement. The assignment agreements will automatically become effective upon the closing of the merger. No additional consideration was paid by Tokio Marine, the Company or Reliance Standard Life Insurance Company in connection with the assignment and the investment consulting agreements remain terminable by either party upon 30 days’ notice. Acorn may continue to receive payments from the Company and Reliance Standard Life Insurance Company pursuant to these investment consulting agreements after the completion of the merger.

In 2011, Mr. Sherman received a payment from RAM in the amount of $450,000 in respect of services rendered by him during 2010 to various entities in which Mr. Rosenkranz has personal financial interests. Mr. Sherman may continue to receive similar payments after the completion of the merger.

Other Investment Arrangements. During 2010, a subsidiary of the Company maintained investment management arrangements pursuant to a discrete investment program with Pergamon Advisors and its affiliated entities, of which Mr. Rosenkranz and his related entities own a substantial majority of the financial interests. Under such arrangements, management and, to the extent earned, performance-based fees are paid to such entities. These fees totaled $0.3 million in each of 2010 and 2011. These fees may continue to be paid after the completion of the merger.

Pursuant to an expense allocation agreement, a subsidiary of the Company received periodic payments from RAM, Acorn and various other entities in which Mr. Rosenkranz has personal financial interests in respect of expenses associated with certain shared office space, facilities and personnel. The total amount of these payments for 2010 was $5.8 million. These payments may continue to be made after the completion of the merger.

For additional information on the arrangements described above, please see the section titled “Certain Relationships and Related Transactions” in the Company’s definitive proxy statement for the 2011 Annual Meeting of Stockholders, which was filed with the SEC on April 14, 2011.

Other Interests. For information on other interests Mr. Rosenkranz may have, please see the sections titled “—Treatment of Equity Awards”, “—Section 280G Gross-Up”, “—Future Management Employment Arrangements” and “—Director and Officer Indemnification and Liability Insurance”.

Special Committee Compensation

In consideration of the expected time and effort that would be required of the members of the Special Committee, our board of directors determined that the chairman of the Special Committee would receive a retainer of $25,000 per month and that each other member of the Special Committee would receive a retainer of $20,000 per month for the duration of their service on the Special Committee. These fees are payable whether or not the potential transaction with Tokio Marine or any other alternative transaction is completed, and the board of directors approved these fees on September 26, 2011. No other meeting fees or other compensation (other than reimbursement for all reasonable expenses incurred in connection with service on the Special Committee) will be paid to the members of the Special Committee in connection with their service on the Special Committee. On September 26, 2011, the board of directors also determined that the members of the Special Committee would be indemnified and would receive an advancement of expenses with respect to any losses or expenses incurred in any threatened, pending or completed action, suit or proceeding (1) brought against any member of the Special Committee by reason of his service as a member of the Special Committee or (2) brought by any member of the Special Committee to enforce his rights to indemnification, in each case to the fullest extent permitted by law.

Treatment of Equity Awards

As of the date of this proxy statement, certain of the Company’s non-employee directors hold Time-Based Class A Restricted Shares and Time-Based Class A Options, certain of the Company’s executive officers, other than Mr. Rosenkranz, hold Performance-Based Class A Restricted Shares, Time-Based Class A Options, Performance-Based Class A Options and Class A RSUs, and Mr. Rosenkranz holds Time-Based Class B Options and Class B RSUs.

For information regarding beneficial ownership of the Company’s common stock, other than the equity awards described below, by each of the Company’s current directors and certain executive officers and all of such directors and executive officers as a group, please see the section titled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 131. The Company’s directors and executive officers will be entitled to receive (1) for each vested share of Class A common stock, the Class A Merger Consideration, and (2) for each vested share of Class B common stock, the Class B Merger Consideration, in each case, in the same manner as other stockholders.

The special dividend will be payable with respect to shares of common stock and an amount equal to the special dividend will be payable with respect to all outstanding equity awards under the Company stock plans, whether vested or unvested.

Treatment of Restricted Shares

Each Time-Based Class A Restricted Share will fully vest upon approval of the merger proposal by the Company’s stockholders and be treated the same as all other shares of Class A common stock at the effective time of the merger.

Each Performance-Based Class A Restricted Share will be canceled at the effective time of the merger, and the holder thereof will be entitled to receive in consideration for such cancelation a cash payment from Tokio Marine equal to the Class A Merger Consideration, with the performance criteria applicable to such Performance-Based Class A Restricted Share deemed achieved at 100% of target performance. Such amount will be payable on March 5, 2013, subject to the holder’s continued provision of services to Tokio Marine and its affiliates (including the Company and its subsidiaries) through the payment date, and subject to earlier payment in the event of certain qualifying terminations of the holder’s employment. In addition, holders of Performance-Based Class A Restricted Shares will be entitled to receive an amount equal to the special dividend with respect to each share of Class A Common Stock underlying such award, in the same manner as stockholders of the Company.

Treatment of Stock Options

Each Time-Based Class A Option, to the extent unvested, will fully vest upon approval of the merger proposal by the Company’s stockholders, and whether vested or unvested, will be canceled at the effective time of the merger and will entitle the holder thereof to receive an amount in cash equal to the product of (x) the total number of shares of Class A common stock subject to such option times (y) the excess, if any, of the Class A Equity Award Consideration over the exercise price per share of Class A common stock under such option.

Each Time-Based Class B Option, to the extent unvested, will fully vest upon approval of the merger proposal by the Company’s stockholders, and whether vested or unvested, will be canceled at the effective time of the merger and will entitle the holder thereof to receive an amount in cash equal to the product of (x) the total number of shares of Class B common stock subject to such option times (y) the excess, if any, of the Class B Equity Award Consideration over the exercise price per share of Class B common stock under such option.

Each Performance-Based Class A Option will be canceled at the effective time of the merger and the holder thereof will be entitled to receive in consideration for such cancelation a cash payment from Tokio Marine equal to the product of (x) the total number of shares of Class A common stock subject to such option with the performance criteria applicable to such option deemed achieved at 100% of target performance times (y) the excess, if any, of the Class A Merger Consideration over the exercise price per share of Class A common stock under such option. Such amount will be payable on December 31, 2012, subject to the holder’s continued provision of services to Tokio Marine and its affiliates (including the Company and its subsidiaries) through the payment date, and subject to earlier payment in the event of certain qualifying terminations of the holder’s employment. In addition, holders of Performance-Based Class A Options will be entitled to receive an amount equal to the special dividend with respect to each share of Class A common stock underlying such option, payable at the same time as the above payment with respect to such option.

The table below, titled “Payments to Directors and Executive Officers in Respect of Vested Options”, along with its footnotes, shows the number of outstanding vested stock options held by the Company’s directors and executive officers (taking into account any stock options that are expected to vest in accordance with their terms between the date of this proxy statement and March 16, 2012), and the payments each of them can expect to receive for such vested stock options. Mr. Rosenkranz holds options only with respect to shares of Class B common stock and the Company’s other directors and officers hold options only with respect to shares of Class A common stock. Compensation payable in respect of outstanding unvested options held by the Company’s named executive officers is quantified in the tables contained in the section titled “—Quantification of Payments and Benefits” beginning on page 98. Compensation payable in respect of outstanding unvested options held by the Company’s directors is quantified in the tables contained in the section titled “—Summary of Director Equity Awards” beginning on page 95.

Payments to Directors and Executive Officers in Respect of Vested Options

Name	No. of Shares Underlying Vested Stock Options	Resulting Consideration from Vested Stock Options ($)(1)
Directors
Kevin R. Brine	73,095	$1,102,699
Edward A. Fox	129,182	$2,422,675
Steven A. Hirsh	70,029	$1,053,894
Harold Ilg(2)	412,500	$9,807,941
James A. Litvack	66,927	$1,034,756
James N. Meehan	65,968	$1,075,740
Philip R. O’Connor	109,937	$1,919,692
Robert F. Wright	67,736	$1,026,055
Executive Officers
Robert Rosenkranz	802,530	$16,827,314
Stephan Kiratsous	0	$0
Donald A. Sherman	388,860	$4,889,433
Mark A. Wilhelm	135,000	$2,124,225
Thomas W. Burghart	300,000	$4,858,508
Chad W. Coulter	106,000	$1,589,260
Lawrence E. Daurelle	300,000	$4,858,508

(1)	The table above takes into account each stock option that is expected to vest in accordance with its terms between the date of this proxy statement and March 16, 2012. Depending on when approval of the merger proposal by the Company’s stockholders actually occurs, certain stock options not currently shown in the table above may become vested in accordance with their terms without regard to the merger. Amounts disclosed above are inclusive of payments of an amount equal to the special dividend payable with respect to vested options.
(2)	On December 30, 2011, concurrently with his retirement from his position as Executive Vice President, Business Development of the Company, Mr. Ilg retired from the board of directors of the Company.

Treatment of RSUs

Each outstanding Class A RSU, to the extent unvested, will fully vest upon the effective time of the merger, and whether vested or unvested, will be canceled at the effective time of the merger and will entitle the holder thereof to receive with respect to each share subject to such RSU an amount equal to the Class A Merger Consideration, and each outstanding Class B RSU, to the extent unvested, will fully vest upon the effective time of the merger, and whether vested or unvested, will be canceled at the effective time of the merger and will entitle the holder thereof to receive with respect to each share subject to such RSU an amount equal to the Class B Merger Consideration. In addition, each holder of an RSU will be entitled to receive an amount equal to the special dividend on the same terms as other holders of common stock with respect to each share of Class A common stock or Class B common stock underlying such RSU.

Summary of Director Equity Awards

The table below, titled “Payments to Directors in Respect of Time-Based Class A Restricted Shares and Unvested Time-Based Class A Options”, shows the outstanding Time-Based Class A Restricted Shares and Time-Based Class A Options held by the Company’s non-employee directors and the payments each of them can expect to receive for such awards (taking into account any Time-Based Class A Restricted Shares and Time-Based Class A Options that are expected to vest in accordance with their terms between the date of this proxy statement and March 16, 2012).

Payments to Directors in Respect of Time-Based Class A Restricted Shares and Unvested Time-Based Class A Options

Name	No. of Time- Based Class A Restricted Shares	Resulting Consideration from Time- Based Class A Restricted Shares ($)(1)	No. of Time-Based Unvested Class A Options	Resulting Consideration from Time- Based Class A Options ($)(1)
Kevin R. Brine	2,942	$132,022	13,933	$275,262
Edward A. Fox	2,942	$132,022	13,933	$275,262
Steven A. Hirsh	2,942	$132,022	14,562	$284,725
Harold Ilg(2)	0	$0	0	$0
James A. Litvack	2,942	$132,022	14,436	$282,829
James N. Meehan	2,942	$132,022	13,933	$275,262
Philip R. O’Connor	2,942	$132,022	15,190	$294,173
Robert F. Wright	3,361	$150,825	13,933	$275,262

(1)	The table above takes into account each Time-Based Class A Restricted Share and Time-Based Class A Option that is expected to vest in accordance with its terms between the date of this proxy statement and March 16, 2012. Depending on when approval of the merger proposal by the Company’s stockholders actually occurs, certain Time-Based Class A Restricted Shares and certain Time-Based Class A Options shown in the table above may become vested in accordance with their terms without regard to the merger. The table above does not include any grants of Time-Based Class A Restricted Shares or Time-Based Class A Options which may occur following the filing of this proxy statement. Amounts disclosed above are inclusive of payments of an amount equal to the special dividend payable with respect to Time-Based Class A Restricted Shares and Time-Based Class A Options.
(2)	On December 30, 2011, concurrently with his retirement from his position as Executive Vice President, Business Development of the Company, Mr. Ilg retired from the board of directors of the Company. In connection with Mr. Ilg’s retirement, his 50,000 unvested Time-Based Class A Options were forfeited.

Employment Agreement with Mr. Wilhelm

The Company is party to an employment agreement with Mr. Wilhelm, which provides for certain payments and benefits in the event that his employment is terminated by the Company without “cause” (as defined in his employment agreement) or by Mr. Wilhelm for “good reason” (as defined in his employment agreement and described below).

In the event of a termination of employment by the Company without “cause” (except in the event of a termination pursuant to the annual termination option described below) or by Mr. Wilhelm for “good reason,” Mr. Wilhelm will be entitled to: (a) accrued obligations, (b) a lump-sum payment in an amount equal to 18 months’ base salary, at the rate of his then-current annual base salary, (c) welfare benefit continuation for a period of up to 18 months (including medical, prescription, dental, disability, salary continuance, employee life, accidental death and travel insurance plans and programs) and (d) to the extent not previously paid or provided, the timely payment to Mr. Wilhelm or his family of any other amounts or benefits required to be paid or provided to which Mr. Wilhelm and/or his family is entitled. Notwithstanding the foregoing severance entitlements, each December, with the unanimous consent of the management of the Company’s subsidiary, Safety National Casualty Corporation, the board of directors of the Company may terminate Mr. Wilhelm’s employment upon its determination that he has failed to satisfactorily perform his duties as an executive of the Company by giving Mr. Wilhelm notice of termination effective December 31. In the event of such termination, Mr. Wilhelm is only entitled to payment of accrued obligations.

In the event that Mr. Wilhelm’s employment is terminated by the Company for “cause” or by Mr. Wilhelm other than for “good reason,” Mr. Wilhelm is not entitled to any payments or benefits under their respective employment agreements.

For purposes of Mr. Wilhelm’s employment agreement, “good reason” is generally defined to mean any of the following events: (1) the assignment to Mr. Wilhelm of any duties inconsistent in any respect with Mr. Wilhelm’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated under Mr. Wilhelm’s employment agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities; (2) the failure by the Company or any affiliate of the Company to continue in effect any benefit or compensation plan, stock ownership plan, life insurance plan, health and accident plan or disability plan to which Mr. Wilhelm is entitled as specified in Mr. Wilhelm’s employment agreement such that any or all of such failures shall materially and adversely affect Mr. Wilhelm’s benefits or compensation thereunder taken as a whole, unless any such discontinuation of any such benefit or plan is applicable to all Company executives; (3) the taking of any action by the Company which would adversely affect Mr. Wilhelm’s participation in, or materially reduce Mr. Wilhelm’s benefits under, any plans described in Mr. Wilhelm’s employment agreement such that the taking of any such action or actions shall materially and adversely affect Mr. Wilhelm’s benefits or compensation thereunder taken as a whole, unless any such reduction in benefits is applicable to all plan participants, or deprive Mr. Wilhelm of any material fringe benefit enjoyed by Mr. Wilhelm as described in Mr. Wilhelm’s employment agreement, or the failure by the Company to provide Mr. Wilhelm with the number of paid vacation days to which Mr. Wilhelm is entitled as described in Mr. Wilhelm’s employment agreement such that any or all of such failures shall materially and adversely affect Mr. Wilhelm’s benefits or compensation hereunder taken as a whole; (4) the Company’s requiring Mr. Wilhelm to be based at any office or location other than St. Louis, Missouri; (5) a material breach by the Company of any provision of Mr. Wilhelm’s employment agreement; or (6) any purported termination by the Company of Mr. Wilhelm’s employment otherwise than as expressly permitted by Mr. Wilhelm’s employment agreement. In general, with respect to each of the foregoing “good reason” events, Mr. Wilhelm’s employment agreement provides the Company with the opportunity to cure such event, in which case “good reason” will not be triggered.

Section 280G Gross-Up

Each of Messrs. Rosenkranz, Sherman, Kiratsous and Coulter is entitled to receive a payment in respect of any “golden parachute” excise tax imposed by Section 4999 of the Code in order to adjust, on an after-tax basis, for the amount of any such tax. Based on the Company’s analysis as of the date of this proxy statement, it is anticipated that no such payment will be required.

Retention Bonus Pool

Pursuant to the merger agreement, the Company may, between the date of the merger agreement and the effective time of the merger, establish a retention bonus pool of up to $5,000,000 for the benefit of the employees of the Company and its subsidiaries, including the Company’s executive officers (Messrs. Rosenkranz, Sherman and Kiratsous are each ineligible to participate in the retention bonus pool). Tokio Marine will have the opportunity to review and consult with the Company on the individual retention awards granted to employees (including the amounts and terms and conditions of such awards) prior to the grant of such awards. It is not expected that any executive officer other than Mr. Coulter will participate in the retention bonus pool. Retention awards provided to employees of the Company and its subsidiaries will vest and be payable in equal 50% installments on each of the first and second anniversaries of the date of the closing, subject, in each case, to the recipients’ continued employment with Tokio Marine and its affiliates (including the Company and its subsidiaries) through the applicable payment date.

Future Management Employment Arrangements

Tokio Marine has engaged in discussions with Messrs. Rosenkranz, Sherman and Kiratsous regarding post-closing compensation, retention and employment arrangements for the Company’s senior management. As of the date of this proxy statement, neither the Company nor Tokio Marine has entered into any agreements with the Company’s executive officers with respect to post-merger services. It is not expected that any executive officer other than Mr. Coulter will participate in the retention bonus pool, and Messrs. Rosenkranz, Sherman and Kiratsous are each ineligible to participate in the retention bonus pool.

Director and Officer Indemnification and Liability Insurance

In the merger agreement, Tokio Marine and the Company agreed that from and after the effective time of the merger, each of Tokio Marine and the surviving corporation of the merger will jointly and severally, and Tokio Marine will cause the surviving corporation of the merger to, (1) indemnify and hold harmless, to the fullest extent permitted under applicable law, all past and present directors and officers of the Company or our subsidiaries against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger or relating to the enforcement of the indemnification provision in the merger agreement or any other indemnification, exculpation or advancement right of any such directors and officers, and pertaining to the fact that any such director and officer is or was a director or officer of the Company or its subsidiaries, whether asserted or claimed prior to, at or after the effective time of the merger and (2) advance expenses as incurred to such persons to the fullest extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

At the effective time of the merger, the Company will have purchased (to the extent funds from Tokio Marine are advanced to the Company for such purpose) and, following the effective time of the merger, the surviving company will maintain a “tail” insurance policy for the extension of the existing directors’ and officers’ liability insurance policy maintained by the Company as of the date of the merger agreement for a period of at least six years from the effective time of the merger. Such “tail” insurance policy will have terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any matter claimed against a director or officer of the Company or any of our subsidiaries by reason of such director or officer’s service at or prior to the effective time of the merger (including in connection with the merger agreement or the transactions contemplated thereby) and with respect to claims arising from facts or events that existed or occurred prior to the effective time of the merger. Such “tail policy” will contain the same coverage and amount as, and contain terms and conditions no less advantageous than, the coverage currently provided by the Company’s existing directors’ and officers’ liability insurance as of the date of the merger agreement. Tokio Marine and the Company will not be required to spend an aggregate amount to purchase such “tail” insurance policy that would be in excess of an amount equal to 300% of the annual premium currently paid by the Company at the date of the merger agreement for such insurance.

Pursuant to the terms of the voting agreement, Mr. Rosenkranz and his affiliates that hold Class B common stock or options have granted a release to the Company and Tokio Marine and their affiliates from their indemnification obligations relating to the fact Mr. Rosenkranz is or was a stockholder of the Company, but not relating to the fact Mr. Rosenkranz is or was a director and officer of the Company. This release does not apply to the Company’s obligations to pay expenses incurred in defending against litigation until it is finally judicially determined that the expenses were incurred in connection with a released claim or rights under any existing directors’ and officers’ insurance policy or any directors’ and officers’ insurance tail policy. This release will terminate if the merger agreement is terminated.

Quantification of Payments and Benefits

The following table, titled “Potential Change of Control Payments to Executive Officers”, shows the amounts of payments and benefits that each executive officer of the Company would receive in connection with the merger, assuming the consummation of the merger occurred on March 16, 2012 and the employment of the executive officer was terminated by the Company without “cause” or by the executive officer for “good reason” on such date.

The table below, along with its footnotes, shows the compensation payable to the Company’s chief executive officer, current and former chief financial officers and the three other most highly compensated executive officers, as determined for purposes of its most recent annual proxy statement, all of which are subject to an advisory vote of the Company’s stockholders, as described below in the section titled “—Advisory Vote on Golden Parachutes”. In addition, although the rules of the SEC do not require tabular disclosure with respect to payments to the Company’s other executive officer, Mr. Daurelle, and such payments are not subject to an advisory vote of the Company’s stockholders, information with respect to Mr. Daurelle has been included so that quantification of the potential change of control payments and benefits that could be received by all of the Company’s executive officers is presented in a uniform manner.

Compensation payable in respect of outstanding unvested options held by the Company’s executive officers is included in the table below.

Potential Change of Control Payments to Executive Officers

Name	Cash ($)(1)		Equity ($)(2)	Perquisites/ Benefits($)(3)	Other(4)	Total($)
Robert Rosenkranz	$0		$14,764,307	$0	$573,930	$15,338,237
Stephan Kiratsous	$0		$3,205,882	$0	$107,256	$3,313,138
Donald A. Sherman	$0		$7,055,332	$0	$274,310	$7,329,642
Mark A. Wilhelm	$1,007,540		$1,326,150	$28,080	$90,000	$2,451,770
Thomas W. Burghart	$0		$2,272,244	$0	$85,854	$2,358,098
Chad W. Coulter	$[—	]	$1,613,046	$0	$59,346	$1,672,392
Lawrence E. Daurelle	$0		$2,272,244	$0	$85,854	$2,358,098

(1)	As described above, the cash payments for Mr. Wilhelm consist of a lump-sum payment in an amount equal to 18 months’ base salary, at the rate of his then-current salary, payable five business days after the date of termination, or to the extent necessary to comply with Section 409A, the earlier of six months and one day following termination of employment and Mr. Wilhelm’s death. Accordingly, these payments are “double-trigger,” as they will only be payable in the event of a termination of employment by the Company without “cause”, or by Mr. Wilhelm for “good reason” following the consummation of the merger during the term specified in Mr. Wilhelm’s employment agreement described above, which would include the period of time through the expiration of his employment agreement on December 31, 2012. These payments are based on the compensation and benefit levels in effect on December 31, 2011; therefore, if compensation and benefit levels are increased after December 31, 2011, actual payments to Mr. Wilhelm may be greater than those provided for above.

As described above, the cash payments for Mr. Coulter also consist of payments pursuant to a retention bonus pool to be established by the Company, which are “double-trigger,” as they will vest and be payable in equal 50% installments on each of the first and second anniversaries of the date of the closing, generally subject, in each case, to the recipient’s continued employment with Tokio Marine and its affiliates (including the Company and its subsidiaries) through the applicable payment date. The following table shows the retention payments that Mr. Coulter would be entitled to receive under the retention bonus pool, and the applicable retention dates, assuming Mr. Coulter remains employed with Tokio Marine and its affiliates (including the Company and its subsidiaries) through the applicable retention date (assuming a closing date of March 16, 2012):

Name	Retention Date	Retention Award ($)
Chad W. Coulter	March 16, 2013	[—]
Chad W. Coulter	March 16, 2014	[—]

As of the date of this proxy statement, the amount of Mr. Coulter’s retention bonus has not been determined.

(2)	As described above, the equity amounts consist of the accelerated vesting of unvested Time-Based Class A Options, Time-Based Class B Options, Class A RSUs and Class B RSUs, which, in each case, are “single-trigger” in that they will occur upon approval of the merger proposal by the Company’s stockholders with respect to options and upon the effective time of the merger with respect to RSUs, whether or not employment is terminated. The following table shows the amounts in this column attributable to such unvested restricted shares, options and RSUs (taking into account any Time-Based Class A Options, Time-Based Class B Options and RSUs that are expected to vest in accordance with their terms between the date of this proxy statement and March 16, 2012):

Name	No. of Shares Underlying Time-Based Class A Options and Time-Based Class B Options	Resulting Consideration from Time-Based Class A Options and Time-Based Class B Options($)	No. of Shares Underlying Class A RSUs	Resulting Consideration from Class A RSUs ($)	No. of Shares Underlying Class B RSUs	Resulting Consideration from Class B RSUs ($)
Robert Rosenkranz	522,221	$12,030,194	0	$0	51,709	$2,734,113
Stephan Kiratsous	53,628	$852,953	53,628	$2,352,929	0	$0
Donald A. Sherman	184,596	$3,119,130	89,714	$3,936,202	0	$0
Chad W. Coulter	34,000	$500,990	25,346	$1,112,056	0	$0

The table above excludes each Time-Based Class A Option, Time-Based Class B Option, Class A RSU and Class B RSU that is expected to vest in accordance with its terms between the date of this proxy statement and March 16, 2012. Depending on when approval of the merger proposal by the Company’s stockholders actually occurs, certain of such unvested options in the table may become vested in accordance with their terms without regard to the merger. Depending on when the effective time of the merger actually occurs, certain of such unvested RSUs in the table may become vested in accordance with their terms without regard to the merger. The table above does not include any grants of awards which may occur following the filing of this proxy statement.

As described above, the equity amounts also consist of the accelerated vesting of both unvested (i) Performance-Based Class A Restricted Shares and (ii) Performance-Based Class A Options. These payments are “double-trigger” as they will be payable in the event of either (a) continued employment with the Company through March 5, 2013 or December 31, 2012, as applicable or (b) a termination of employment by the Company without “cause” or by the named executive officer for “good reason” following the consummation of the merger. All payments with respect to the Performance-Based Class A Restricted Shares will be made on March 5, 2013 and all payments with respect to the Performance-Based Class A Options will be made on December 31, 2012, in each case, unless earlier accelerated pursuant to certain qualifying termination of employment. The following table shows the amounts in this column attributable to such unvested performance-based awards.

Name	No. of Shares Underlying Performance- Based Class A Restricted Shares	Resulting Consideration from Performance- Based Class A Restricted Shares ($)	No. of Shares Underlying Performance- Based Class A Options	Resulting Consideration from Performance- Based Class A Options ($)
Mark A. Wilhelm	0	$0	90,000	$1,326,150
Thomas W. Burghart	25,854	$1,134,344	60,000	$1,137,900
Lawrence E. Daurelle	25,854	$1,134,344	60,000	$1,137,900

The table above excludes each Performance-Based Class A Restricted Share and Performance-Based Class A Option that is expected to vest in accordance with its terms between the date of this proxy statement and March 16, 2012. Depending on when approval of the merger proposal by the Company’s stockholders actually occurs, certain of such unvested Performance-Based Class A Restricted Shares and Performance-Based Class A Options in the table may become vested in accordance with their terms without regard to the merger. The table above does not include any grants of Performance-Based Class A Restricted Shares and Performance-Based Class A Options which may occur following the filing of this registration statement.

(3)	As described above, upon termination of employment either by the Company without “cause” or by the executive officer for “good reason,” Mr. Wilhelm and his dependents are entitled to 18 months’ continuation of welfare benefits under the Company’s plans, including medical, prescription, dental disability, salary continuance, employee life, accidental death and travel insurance plans and programs. These benefits are “double-trigger” as they will only be payable in the event of a termination of employment following the consummation of the merger. The estimated value of this benefit is displayed above.

(4)	As discussed above, the Company expects to declare a $1.00 per share special dividend to holders of record of the Company’s common stock, including the Company’s executive officers, as of a record date immediately preceding the effective time of the merger, which would be contingent on the completion of the merger and payable shortly after the completion of the merger. The special dividend will be payable with respect to shares of common stock and an amount equal to the special dividend will be payable with respect to all outstanding equity awards under the Company stock plans, whether vested or unvested at the times described above. The estimated value of the special dividend payable with respect to unvested equity awards held by the Company’s executive officers is displayed above.

Advisory Vote on Golden Parachutes

In accordance with the rules promulgated under Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that may be payable to its named executive officers in connection with the merger. This non-binding, advisory proposal relates only to already existing contractual obligations of the Company that may result in a payment to the Company’s named executive officers in connection with the completion of the merger and does not relate to any new compensation or other arrangements between the Company’s named executive officers and Tokio Marine or, following the merger, the Company and its subsidiaries. As required by the rules promulgated under Section 14A of the Exchange Act, the Company is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, as disclosed in the table titled “Potential Change of Control Payments to Executive Officers” (which, for the avoidance of doubt, does not include any compensation that may be paid or payable to Mr. Daurelle because Mr. Daurelle is not a named executive officer of the Company) on page 99 of the Company’s proxy statement dated [—], 2012, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The board of directors recommends that you vote “FOR” the non-binding compensation proposal.

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the executive compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on the Company. Accordingly, because the Company is contractually obligated to pay the compensation, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is completed and regardless of the outcome of the advisory vote.

Approval of the non-binding compensation proposal requires approval by a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. Assuming a quorum is present, failure to vote, broker non-votes and abstentions will have no effect on the non-binding compensation proposal. Mr. Rosenkranz has agreed to vote, or cause to be voted, all shares of common stock which he has the power to vote, or direct the voting of, in the same proportion as the votes cast (whether for, against or abstaining) by the unaffiliated stockholders with respect to the non-binding compensation proposal (subject to the terms and restrictions contained in the existing voting agreement, dated as of May 13, 1997). As a result of Mr. Rosenkranz’s power to vote, or direct the voting of, all of the outstanding shares of Class B common stock, the outcome of the vote on the non-binding compensation proposal will effectively be determined by the unaffiliated stockholders.

Voting and Support Agreement

In connection with the execution of the merger agreement, Mr. Rosenkranz and certain of his affiliates have entered into a Voting and Support Agreement with the Company and Tokio Marine, which we refer to as the “voting agreement”, pursuant to which Mr. Rosenkranz and certain of his affiliates have agreed, subject to certain exceptions, to vote all of their shares of common stock in favor of the merger proposal and the certificate amendment proposal. This voting agreement is subject to the terms and restrictions of the existing voting agreement, dated as of May 13, 1997, by and between the Company and Mr. Rosenkranz, pursuant to which Mr. Rosenkranz has agreed not to vote or cause to be voted certain shares of Class A common stock or Class B common stock, as applicable, if and to the extent that such shares would cause Mr. Rosenkranz and Rosenkranz & Company, L.P., collectively, to have more than 49.9% of the combined voting power of the Company’s stockholders. Mr. Rosenkranz entered into the voting agreement solely in his capacity as a stockholder of the Company, and not in his capacity as a director or officer of the Company.

Except as otherwise stated below, each stockholder that is a party to the voting agreement has generally agreed, among other things, to vote or cause to be voted or deliver or cause to be delivered a written consent covering all of the shares of the common stock that the stockholder has the power to vote as of the close of business on the record date:

•	in favor of adoption of the merger agreement, the certificate amendment and any other action of the Company’s stockholders requested by the Company in furtherance thereof;

•

against any action, agreement or transaction submitted for approval of the stockholders of the Company that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the merger agreement or the stockholders contained in the voting agreement; and

•

against any acquisition proposal (as defined in the merger agreement) or any other action, agreement or transaction submitted for approval to the stockholders of the Company that would reasonably be expected to materially impede or interfere with, delay, postpone or materially and adversely affect the merger, the merger agreement or the voting agreement.

Furthermore, each stockholder that is a party to the voting agreement has agreed that the stockholder will not enter into any other voting agreement or voting trust with respect to the stockholder’s shares (other than to vote in accordance with the provisions of the voting agreement). In addition, each stockholder has agreed, if requested, to grant to Tokio Marine an irrevocable proxy to vote the stockholder’s shares in accordance with the voting agreement if the stockholder fails to do so for so long as the voting agreement is in effect. Furthermore, each stockholder that is a party to a voting agreement has agreed not to dispose of the stockholder’s shares or options or rights to acquire shares, subject to certain exceptions for, among other things, transfers to members of the stockholder’s family or related trusts, provided that the transferee agrees in writing to be bound by the terms of the voting agreement.

Each stockholder that is a party to the voting agreement (including Mr. Rosenkranz) has agreed not to, nor to authorize any representative to, directly or indirectly, (1) initiate, solicit or encourage, any inquiries or the making of any proposal or offer to acquire such stockholder’s shares or options, (2) engage in any discussions or negotiations concerning, or provide any confidential information or data to, any person relating to any proposal to acquire such stockholder’s shares or options, or otherwise facilitate any efforts or attempt to make or implement any proposal to acquire such stockholder’s shares. However, any stockholder, including in its capacity as beneficial owner of any shares, and any representative of such stockholder may take the foregoing actions at any time that the Company and its subsidiaries are permitted by the terms of the merger agreement to take such actions, so long as such stockholder takes such actions in cooperation with the Company (acting at the direction of the Special Committee).

The voting agreement terminates on the date and time of termination of the merger agreement. In addition, subject to certain notice provisions, each stockholder that is a party to the voting agreement may terminate the voting agreement if the merger consideration payable to Class B stockholders is reduced below $52.875 per share. Upon termination of the voting agreement, (1) no party will have any further obligations or liabilities, (2) no stockholder that is a party to the voting agreement will be obligated to vote against or refuse to tender and may otherwise support any alternative transaction or alternative acquisition agreement, (3) the Company will not be prohibited from consummating an alternative transaction or entering into an alternative acquisition agreement and (4) no stockholder that is a party to the voting agreement will be prohibited from entering into an alternative voting agreement or voting for or tendering or otherwise supporting any alternative transaction or alternative acquisition agreement (as described in the section titled “The Merger Agreement”, in the event the merger agreement is terminated, the Company, under certain circumstances, is required to pay Tokio Marine the $82,000,000 termination fee).

Litigation Related to the Merger

The Company, members of the Company’s board of directors, Tokio Marine and Merger Sub have been named as defendants in lawsuits brought by and on behalf of the Company’s stockholders challenging the merger.

On December 22, 2011, Pontiac General Employees Retirement System, a purported stockholder of the Company, filed an action in the Court of Chancery of the State of Delaware captioned Pontiac General Employees Retirement System v. Kevin R. Brine, et al, C.A. No. 7144-VCG. The complaint names as defendants the Company, Tokio Marine, Merger Sub and all of the Company’s directors individually and purports to be a class action on behalf of the plaintiff and all similarly situated public stockholders.

On December 23, 2011, KBC Asset Management NV, a purported stockholder of the Company, filed a similar action in the Court of Chancery of the State of Delaware captioned KBC Asset Management NV v. Delphi Financial Group, Inc., et al, C.A. No. 7146-VCG. The complaint names as defendants the Company, Tokio Marine, Merger Sub and all of the Company’s directors individually and purports to be a class action on behalf of the plaintiff and all similarly situated public stockholders.

On December 29, 2011, Cleveland Bakers and Teamsters Pension Fund, a purported stockholder of the Company, filed a similar action in the Court of Chancery of the State of Delaware captioned Cleveland Bakers and Teamsters Pension Fund v. Kevin R. Brine, et al, C.A. No. 7158-VCG. The complaint names as defendants the Company, Tokio Marine, Merger Sub and all of the Company’s directors individually and purports to be a class action on behalf of the plaintiff and all similarly situated public stockholders.

On January 4, 2012, these three actions were consolidated by the Court of Chancery of the State of Delaware into In re Delphi Financial Group Shareholder Litigation, Consolidated C.A. No. 7144-VCG.

The complaints each allege, among other things, that the Company’s directors have breached their fiduciary duties to the Company’s public stockholders by (1) entering into the merger without regard to the fairness of the transaction to the Company’s public stockholders, (2) allowing the payment of additional consideration to the Class B stockholders, (3) improperly ceding control over the merger process to Mr. Rosenkranz and (4) structuring the vote on the merger agreement in an improperly coercive manner. The complaints also allege that Mr. Rosenkranz in particular has breached his fiduciary duties to the Company’s stockholders by (a) dominating and controlling the board of directors’ negotiation and consideration of the merger and (b) appropriating for himself a disproportionate amount of the merger consideration by securing additional consideration to the Class B stockholders. The complaints also allege that Tokio Marine and Merger Sub knew of these alleged breaches and aided and abetted in their commission. Based on these allegations, the complaints, among other relief, seek certain injunctive relief, including enjoining the merger, and damages. They also purport to seek recovery of the costs of the actions, including attorneys’ fees.

On January 5, 2012, Oklahoma Firefighters Pension & Retirement System, a purported stockholder of the Company, filed an action in the Court of Chancery of the State of Delaware captioned Oklahoma Firefighters

Pension & Retirement System v. Kevin R. Brine, et al, Consolidated C.A. No. 7162-VCG. The complaint names as defendants the Company, Tokio Marine, Merger Sub and all of the Company’s directors individually and purports to be a class action on behalf of the plaintiff and all similarly situated public stockholders. The complaint makes similar allegations and demands as those in In re Delphi Financial Group Shareholder Litigation, Consolidated C.A. No. 7144-VCG. The complaint additionally alleges that (1) the merger agreement treats options and restricted share units in an illegal manner, (2) the merger agreement illegally circumvents the provisions in the Company’s certificate of incorporation providing for the conversion of Class B common stock into Class A common stock upon a sale, assignment, transfer or other disposition, (3) the merger agreement improperly lacks a provision specifying that the certificate amendment and the payment of additional consideration to the Class B stockholders will not affect the determination of the fair value of the Class A common stock in an appraisal and (4) the Company’s directors breached their fiduciary duties by entering into an agreement with these defects. In addition to the relief sought by the complaints in In re Delphi Financial Group Shareholder Litigation, Consolidated C.A. No. 7144-VCG, the complaint seeks injunctive and declaratory relief related to these additional allegations. On January 9, 2012, this action was consolidated by the Court of Chancery of the State of Delaware into In re Delphi Financial Group Shareholder Litigation, Consolidated C.A. No. 7144-VCG.

The Company and its directors believe that the claims asserted in these actions are without merit, and they intend to vigorously defend all pending claims.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Agreement and Plan of Merger, dated as of December 21, 2011, a copy of which is attached as Annex A to this proxy statement. The provisions of the merger agreement are extensive and not easily summarized. Accordingly, this summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is incorporated by reference in this proxy statement. We encourage you to read the merger agreement carefully and in its entirety for a more complete understanding of the terms of the merger.

Additional information about the Company and Tokio Marine may be found elsewhere in this proxy statement and in the other public filings that the Company and Tokio Marine make with the SEC. Please see the section titled “Where You Can Obtain Additional Information” beginning on page 135.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by the Company, Tokio Marine and Merger Sub were qualified and subject to important limitations agreed to by the Company, Tokio Marine and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters referred to in the representations and warranties as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Structure of the Merger

Under the merger agreement, on the date of the closing, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. The directors of Merger Sub at the effective time will be the directors of the surviving corporation.

Tokio Marine and the surviving corporation will cause the by-laws of Merger Sub in effect immediately prior to the effective time to become, in all substantive respects, the by-laws of the surviving corporation until thereafter amended as provided therein or by applicable law. The certificate of incorporation of the Company will be amended at the effective time to read in its entirety as set forth in Exhibit A to the merger agreement and, as so amended, will be the certificate of incorporation of the surviving corporation, until thereafter amended as provided therein or by applicable law.

Closing of the Merger

Unless we and Tokio Marine agree otherwise, the closing of the merger will take place on the sixth business day following the satisfaction or waiver of the conditions to closing set forth in the merger agreement (other than those conditions that by their terms are to be satisfied at closing, but subject to the satisfaction or waiver of those conditions at such time). The parties will file a certificate of merger with the Secretary of State of the State of Delaware on the closing date of the merger. The merger will become effective when the certificate of merger is filed or at such later time as is agreed between the parties and specified in the certificate of merger. We expect to complete the merger shortly after all conditions to the merger have been satisfied or, to the extent permitted, waived. We anticipate the completion of the merger in the second quarter of 2012, but we cannot be certain when or if the conditions to the closing of the merger will be satisfied or, to the extent permitted, waived.

Merger Consideration and Conversion of the Company’s Common Stock

At the effective time of the merger, (1) each share of Class A common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of Class A common stock owned by the Company, Tokio Marine or any of their respective wholly owned subsidiaries, in each case not held on behalf of third parties, and shares held by a stockholder who has properly demanded appraisal rights under Section 262 of the DGCL) will be converted into the right to receive $43.875 in cash, without interest and less any applicable withholding taxes, and (2) each share of Class B common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of Class B common stock owned by the Company, Tokio Marine or any of their respective wholly owned subsidiaries, in each case not held on behalf of third parties, and shares held by a stockholder who has properly demanded appraisal rights under Section 262 of the DGCL) will be converted into the right to receive $52.875 in cash, without interest and less any applicable withholding taxes.

At the effective time of the merger, each of the 4,000,000 shares of our Class A common stock held by Safety National Casualty Corporation (a wholly owned subsidiary of the Company) and 2,000,000 shares of our Class A common stock held by Reliance Standard Life Insurance Company of Texas (a wholly owned subsidiary of the Company) will be converted into 0.000018 shares of common stock, $1.00 par value per share, of the surviving corporation. For additional information on the effects of the merger on our Class A common stock, please see the section titled “The Merger—Certain Effects of the Merger”.

The merger agreement provides that record holders of Class A common stock and Class B common stock immediately prior to the effective time of the merger will be entitled to receive the special dividend of $1.00 per share, which would be contingent upon the completion of the merger and paid shortly after closing.

Certificate Amendment

It is a condition to each party’s obligation to effect the merger that the Company’s stockholders adopt an amendment to the Company’s certificate of incorporation to permit holders of Class B common stock to receive higher consideration than holders of Class A common stock in the merger as contemplated by the merger agreement. Following receipt of the necessary stockholder approvals, and prior to the effective time of the merger, the Company will take such actions as are necessary to file the certificate amendment with the Secretary of State of the State of Delaware such that the same shall be in full force and effect immediately prior to the closing. The certificate of incorporation of the Company will be amended by adding the following sentence to the end of the second paragraph of Article Fourth, Section A.7 thereof: “Notwithstanding the foregoing, the foregoing limitation on distributions and payments shall not apply to the transactions contemplated by the Agreement and Plan of Merger dated as of December 21, 2011, among Delphi Financial Group, Inc., Tokio Marine Holdings, Inc. and TM Investment (Delaware) Inc., as amended.” A copy of Article Fourth, Section A.7 of the Company’s current certificate of incorporation showing the proposed amendment is attached as Annex D.

Treatment of Company Equity Awards

Each Time-Based Class A Restricted Share will fully vest upon approval of the merger proposal by the Company’s stockholders and be treated the same as all other shares of Class A common stock at the effective time of the merger.

Each restricted share of Class B common stock, which we refer to as a “Time-Based Class B Restricted Share”, and all of which are subject solely to time-based vesting conditions, will fully vest upon approval of the merger proposal by the Company’s stockholders and be treated the same as all other shares of Class B common stock at the effective time of the merger. As of the date of this proxy statement, there were no outstanding Time-Based Class B Restricted Shares.

Each Performance-Based Class A Restricted Share will be canceled at the effective time of the merger, and the holder thereof will be entitled to receive in consideration for such cancelation a cash payment from Tokio Marine equal to the Class A Merger Consideration, with the performance criteria applicable to such Performance-Based Class A Restricted Share deemed achieved at 100% of target performance. Such amount will be payable on March 5, 2013, subject to the holder’s continued provision of services to Tokio Marine and its affiliates (including the Company and its subsidiaries) through the payment date, and subject to earlier payment in the event of certain qualifying terminations of the holder’s employment. In addition, holders of Performance-Based Class A Restricted Shares will be entitled to receive an amount equal to the special dividend with respect to each share of Class A common stock underlying such award, in the same manner as stockholders of the Company.

Each Time-Based Class A Option, to the extent unvested, will fully vest upon approval of the merger proposal by the Company’s stockholders, and whether vested or unvested, will be canceled at the effective time of the merger and will entitle the holder thereof to receive an amount in cash equal to the product of (x) the total number of shares of Class A common stock subject to such option and (y) the excess, if any, of the Class A Equity Award Consideration over the exercise price per share of Class A common stock underlying such option, payable at the same time as the cash-out of such option.

Each Time-Based Class B Option, to the extent unvested, will fully vest upon approval of the merger proposal by the Company’s stockholders, and whether vested or unvested, will be canceled at the effective time of the merger and will entitle the holder thereof to receive an amount in cash equal to the product of (x) the total number of shares of Class B common stock subject to such option and (y) the excess, if any, of the Class B Equity Award Consideration over the exercise price per share of Class B common stock under such option.

Each Performance-Based Class A Option will be canceled at the effective time of the merger and the holder thereof will be entitled to receive in consideration for such cancelation a cash payment from Tokio Marine equal to the product of (x) the total number of shares of Class A common stock subject to such option with the performance criteria applicable to such option deemed achieved at 100% of target performance and (y) the excess, if any, of the Class A Merger Consideration over the exercise price per share of Class A common stock under such option. Such amount will be payable on December 31, 2012, subject to the holder’s continued provision of services to Tokio Marine and its affiliates (including the Company and its subsidiaries) through the payment date, and subject to earlier payment in the event of certain qualifying terminations of the holder’s employment. In addition, holders of Performance-Based Class A Options will be entitled to receive an amount equal to the special dividend with respect to each share of Class A common stock underlying such option, payable at the same time as the above payment with respect to such option.

Each outstanding Class A RSU, to the extent unvested, will fully vest upon the effective time of the merger, and whether vested or unvested, will be canceled at the effective time of the merger and will entitle the holder thereof to receive with respect to each share subject to such RSU an amount equal to the Class A Merger Consideration and each outstanding Class B RSU, to the extent unvested, will fully vest upon the effective time of the merger, and whether vested or unvested, will be canceled at the effective time of the merger and will entitle the holder thereof to receive with respect to each share subject to such RSU an amount equal to the Class B Merger Consideration. In addition, each holder of an RSU will be entitled to receive an amount equal to the special dividend on the same terms as other holders of common stock with respect to each share of Class A common stock or Class B common stock underlying such RSU.

Treatment of the Company’s Employee Stock Purchase Plan

Immediately prior to the record date of the special dividend, in the case of any outstanding purchase rights under the ESPP, the then-current purchase period under the ESPP will end and each participant’s accumulated payroll deduction will be used to purchase shares of Class A common stock in accordance with the terms of the ESPP, which shares will be treated the same as all other shares of Class A common stock at the effective time of the merger, and the ESPP will terminate immediately after such purchases. At the effective time of the merger, all shares of Class A common stock purchased under the ESPP will be canceled, and the holders thereof will be entitled to receive in consideration for such cancelation a cash payment from Tokio Marine equal to the Class A Merger Consideration for each such share.

Exchange of Share Certificates

Prior to the closing of the merger, Tokio Marine will engage a paying agent to handle the exchange of shares of the Company’s common stock and equity awards for cash. Promptly after the effective time, the paying agent will send a letter of transmittal and instructions to each holder of record of the Company’s common stock explaining the procedure for surrendering stock certificates representing shares of the Company’s common stock for the applicable cash payment and will provide special instructions if any of the Company’s shares are uncertificated.

Stockholders should not return their stock certificates with the enclosed proxy card, and should not forward stock certificates to the paying agent without a letter of transmittal.

After the effective time of the merger, each stock certificate that previously represented shares of the Company’s common stock will only represent the right to receive payment in the amount that the holder is entitled to receive pursuant to the merger agreement (which includes payment of the special dividend and any other dividends or distributions with a record date prior to the effective time of the merger), less any required withholdings under tax or other applicable laws. After the effective time of the merger, there will be no further registration or transfer of the Company’s common stock.

No consideration will be paid to a stockholder until the stockholder’s shares of the Company’s common stock are surrendered to the paying agent, together with a duly completed and validly executed letter of transmittal. No interest will be paid or will accrue on the cash payable upon surrender of any stock certificate. The consideration may be paid to a person other than the person in whose name the corresponding stock certificate is registered if the stock certificate is properly endorsed or if the stock certificate formerly representing such shares is presented to the paying agent accompanied by all documents required to evidence and effect the transfer to such person and to evidence that any applicable stock transfer taxes have been paid or are not applicable. Stockholders no longer in possession of their stock certificates because the stock certificates have been lost, stolen or destroyed may, in exchange for the merger consideration of $43.875 per share of Class A common stock or $52.875 per share of Class B common stock (in each case less any required withholdings), as applicable, deliver an affidavit and, if required, place a bond against potential claims with respect to the missing certificates in a reasonable amount as Tokio Marine may require.

None of the Company, Tokio Marine, Merger Sub, the surviving entity or the paying agent will be liable to any stockholder for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws. All funds held by the paying agent for payment to the holders of shares that remain unclaimed by stockholders for 365 calendar days after the effective time of the merger will be delivered to the surviving entity. Thereafter, each holder of a stock certificate formerly representing shares in the Company entitled to the applicable merger consideration who has not received the applicable merger consideration must look only to the surviving entity for payment of the applicable merger consideration that may be payable upon due surrender of the stock certificates held by them, without interest and less any applicable withholding taxes.

Appraisal Rights

Notwithstanding anything in the merger agreement to the contrary, the shares of common stock that are issued and outstanding immediately prior to the effective time and which are held by a stockholder who is entitled to demand and has properly demanded appraisal rights under Section 262 of the DGCL shall not be converted into or be exchangeable for the right to receive the applicable merger consideration, but instead such holder shall be entitled to receive such consideration as may be determined to be due pursuant to Section 262 of the DGCL (and at the effective time of the merger, such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the special dividend and any other dividends or distributions and the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If, after the effective time of the merger, any such stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the effective time of the merger, the applicable merger consideration for each such share, without interest and less any applicable withholding taxes.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company, Tokio Marine and Merger Sub to each other as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement (including the disclosure letters delivered by the Company and Tokio Marine in connection therewith). In addition, some of those representations and warranties were made as of a specific date or may be subject to a contractual standard of materiality different from that generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts.

These representations and warranties of the Company (including, in certain cases, with respect to its subsidiaries) relate, among other things, to the following:

•	due organization, valid existence, good standing, corporate structure, qualification and corporate power, and licenses and permits to conduct the Company’s business;

•	the capital structure of the Company;

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corporate authority to enter into and perform its obligations under the merger agreement, enforceability of the merger agreement, and approval and recommendation to the stockholders of the merger agreement and the certificate amendment by the Special Committee and our board of directors;

•	the Special Committee’s receipt of a fairness opinion from Lazard;

•	required governmental filings or approvals;

•	absence of conflicts of the merger agreement and the transactions contemplated by the merger agreement with organizational documents, certain agreements or applicable law;

•	financial statements and filings with the SEC;

•	absence of certain changes or events and conduct of business since December 31, 2010;

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absence of litigation that would reasonably be expected to result in a material adverse effect on the Company or prevent, materially delay or materially impair the consummation of the transactions contemplated by the merger agreement;

•	employee benefit plan matters, post-employment compensation and deferred compensation matters;

•	compliance with applicable laws, including insurance laws, and permits;

•	material contracts;

•	real property;

•

inapplicability to the merger or the other transactions contemplated by the merger agreement (including the voting agreement) of certain anti-takeover laws and absence of anti-takeover provisions in the Company’s organizational documents;

•	environmental matters;

•	tax matters, including payment of taxes and filing of returns;

•	employees and labor matters;

•	intellectual property rights;

•	insurance policies;

•	conduct of and matters related to insurance agents and producers of the Company and its subsidiaries, certain reinsurance accounting matters and actuarial analyses;

•	conduct of insurance operations through, and insurance licenses and authorizations of, subsidiaries;

•	reinsurance and coinsurance matters;

•	insurance contracts and policies issued, and premium rates established, by the Company’s insurance subsidiaries;

•	reports of examinations relating to the Company’s insurance subsidiaries;

•	investment assets;

•	disclaimer of “investment advisor” status;

•	broker and finders’ fees due in connection with the merger; and

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related party contracts (this representation and warranty requires the Company to disclose any arrangement or understanding between the Company or any of its subsidiaries, on the one hand, and Mr. Rosenkranz or any other holder of Class B common stock or any of their affiliates, on the other hand).

The representations and warranties of Tokio Marine and Merger Sub are more limited and relate, among other things, to the following:

•	due organization, valid existence, good standing, corporate structure, qualification and corporate power, and licenses and permits to conduct business;

•	corporate authority to enter into and perform its obligations under the merger agreement and enforceability of the merger agreement;

•	required governmental filings or approvals;

•	absence of conflicts of the merger agreement and the transactions contemplated by the merger agreement with its organizational documents, material contracts, permits or applicable law;

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absence of litigation that would reasonably be expected to prevent or materially delay the ability of Tokio Marine and Merger Sub to consummate the merger and the transactions contemplated by the merger agreement;

•	availability of funds to make all required payments in connection with the merger;

•	capitalization, ownership and operations of Merger Sub;

•	accuracy of information supplied by Tokio Marine or Merger Sub for inclusion in this proxy statement;

•	finders’ fees due in connection with the merger;

•	absence of status as an interested stockholder of the Company under Section 203 of the DGCL prior to December 21, 2011; and

•	absence of certain arrangements between Tokio Marine and the Company’s management or board of directors.

Certain of the representations and warranties of the Company and of Tokio Marine and Merger Sub are qualified as to “materiality” or “material adverse effect”. For purposes of the merger agreement, “material adverse effect” means, with respect to the Company, a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its subsidiaries, taken as a whole. In determining whether there has been or would be a material adverse effect on the Company, there are specified exceptions, including (a) changes in the economy or financial markets generally in the United States, (b) changes that are the result of factors generally affecting the industries in which the Company and its subsidiaries operate in the geographic areas in which the Company or any of its subsidiaries operate, (c) any loss of, or adverse change in, the relationship of the Company or any of its subsidiaries with its customers, employees, agents or suppliers caused by the pendency or the announcement of the transactions contemplated by the merger agreement, in each case to the extent that the Company reasonably demonstrates that a causal relationship exists between such pendency or announcement, on the one hand, and such change, on the other hand, (d) changes in generally accepted accounting principles in the United States or Japan, statutory accounting principles, the rules or policies of the Public Company Accounting Oversight Board or any statute, rule, regulation or other law unrelated to the merger and of general applicability or interpretation of any of the foregoing after the date of the merger agreement, (e) any failure by the Company to meet any estimates of revenues or earnings for any period ending after the date of the merger agreement and prior to the closing (provided that this exception does not preclude a determination that any change, effect, circumstance or development underlying such failure has resulted in or contributed to a material adverse effect on the Company), (f) the suspension of trading in securities on the NYSE or a decline in the price of the Company’s Class A common stock on the NYSE (provided that this exception does not preclude a determination that any change, effect, circumstance or development underlying such decline has resulted in or contributed to a material adverse effect on the Company), (g) any change or announcement of a potential change in the Company’s credit rating or any other rating of the Company or any of its subsidiaries or any of their securities (provided that this exception does not preclude a determination that any change, effect, circumstance or development underlying such change or announcement has resulted in or contributed to a material adverse effect on the Company), and (h) the entry into or announcement of the merger agreement or the voting agreement or compliance by the Company with its terms; provided that with respect to (a) and (b) above, such change, event, circumstance or development does not (x) primarily relate to (or have the effect of primarily relating to) the Company and its subsidiaries or (y) disproportionately adversely affect the Company and its subsidiaries compared to other companies of similar size operating in the same lines of business within the insurance industry in which the Company and its subsidiaries operate.

The representations and warranties in the merger agreement do not survive the closing of the merger or the termination of the merger agreement.

Covenants Relating to Conduct of Business

The Company has agreed to covenants in the merger agreement that affect the conduct of its business between the date the merger agreement was signed and the closing date of the merger. Prior to the closing date of the merger (unless Tokio Marine otherwise approves in writing (such approval not to be unreasonably withheld, delayed or conditioned)), subject to specified exceptions, the Company and each of its subsidiaries are required to conduct business in the ordinary and usual course and, to the extent consistent therewith, use commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, third-party payors, agents, distributors, creditors, lessors, employees, reinsurers, Agents (as defined in the merger agreement), rating agencies and business associates and use commercially reasonable efforts to keep available the services of its and its subsidiaries’ present employees, reinsurers, Agents (as defined in the merger agreement), rating agencies and agents. In addition, absent the written approval of Tokio Marine (such approval not to be unreasonably withheld, delayed or conditioned) and subject to specified exceptions, the Company will not, and will not permit any of its subsidiaries to:

•	adopt or propose any change in the certificate of incorporation or by-laws or other applicable governing instruments (other than the certificate amendment);

•

merge or consolidate with any other person, except for any such transactions among wholly owned subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on the Company’s assets, operations or businesses;

•

acquire assets from any other person with a value or purchase price in the aggregate in excess of $5,000,000 in any transaction or series of related transactions, other than (a) acquisitions pursuant to contracts in effect as of the date of the merger agreement and (b) acquisitions of investment assets in the ordinary course of the Company’s or any of its subsidiaries’ investment operations;

•

issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of our subsidiaries (other than the issuance of shares by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than (a) issuances to the Company’s directors required under the directors’ stock plans in connection with such directors’ service as directors, and (b) issuances in connection with the exercise or settlement of stock awards outstanding as of the date of the merger agreement;

•

create or incur any lien material to the Company or any of our subsidiaries on any assets of the Company or any of our subsidiaries having a value in excess of $1,000,000, other than liens created or incurred in the ordinary course of the Company’s or any of its subsidiaries’ investment operations;

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make any loans, advances, guarantees or capital contributions to or investments in any person (other than the Company or any direct or indirect wholly owned subsidiary of the Company) in excess of $5,000,000 in the aggregate, other than loans, advances, guarantees or capital contributions to or investments in any Person made in the ordinary course of the Company’s or any of its subsidiaries’ investment operations;

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declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (a) dividends paid by any direct or indirect wholly owned subsidiary to the Company or to any other direct or indirect wholly owned subsidiary, (b) the special dividend and (c) regular quarterly cash dividends with respect to shares not in excess of $0.12 per share with the timing of declaration, record and payment dates thereof consistent with past practice) or enter into any agreement with respect to the voting of our capital stock;

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reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of our capital stock or securities convertible or exchangeable into or exercisable for any shares of our capital stock, except for any such transactions with regard to and among any of the wholly owned subsidiaries of the Company;

•

incur any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of our subsidiaries, except for (a) indebtedness owed by the Company or any of its subsidiaries to the Company or any of its wholly owned subsidiaries, (b) indebtedness for borrowed money incurred in the ordinary course of business (i) not to exceed $5,000,000 in the aggregate, (ii) in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced, (iii) under the Company’s existing credit facility, or (iv) under existing securities repurchase facilities and (c) guarantees incurred by the Company of indebtedness of wholly owned subsidiaries of the Company;

•	except as provided in our disclosure letter, make or authorize any capital expenditures in excess of $5,000,000 in the aggregate;

•

(a) enter into any contract that would have been a “Restricted Contract” (as defined in the merger agreement) had it been entered into prior to the merger agreement, or (b) other than in the ordinary course of business, enter into any contract that would have been a “Material Contract” (as defined in the merger agreement) had it been entered into prior to the merger agreement;

•	make any changes with respect to accounting policies or procedures, except as required by changes in generally accepted accounting principles, statutory accounting principles or by applicable law;

•

settle any litigation or other proceedings before a governmental entity for an amount in excess of $5,000,000 individually or $7,500,000 in the aggregate or any obligation or liability of the Company in excess of such amount, other than (a) ordinary course policy claim matters for amounts that are within policy limits, (b) the payment, discharge or satisfaction of obligations or liabilities in accordance with the terms of contracts in effect as of the date of the merger agreement or (c) settlement of any liability for which reserves have been made on the Company’s financial statements;

•

(a) amend, modify or terminate any “Restricted Contract” (as defined in the merger agreement), (b) except in the ordinary course of business, amend, modify or terminate any “Material Contract” (as defined in the merger agreement), or (c) cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $1,000,000;

•	make any material tax election, except in the ordinary course of business;

•

transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of (a) except in the ordinary course of business, any material assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or its subsidiaries, other than pursuant to contracts in effect prior to the date of the merger agreement or (b) any capital stock of any of our subsidiaries;

•

except as required pursuant to our written, binding agreements in effect prior to the date of the merger agreement or provided in our disclosure letter, or as otherwise required by applicable law (a) grant, provide or promise to grant or provide any severance, retention, termination or similar payments or benefits to any director or employee (except in the ordinary course of business to employees (other than the Company’s Chairman and Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer) in amounts not to exceed $2,000,000 in the aggregate for all such employees), (b) increase or promise to increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director or employee, other than issuances in connection with the exercise or settlement of stock awards outstanding as of the date of the merger agreement, (c) except as otherwise required by the merger agreement, establish, adopt, amend or terminate any benefit plan, amend the terms of any outstanding stock awards or grant any new awards of compensation or benefits, (d) except as otherwise provided in the merger agreement, take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any benefit plan, (e) change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan, or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, or (f) forgive or promise to forgive any loans to directors or employees; except that the Company and its subsidiaries may (i) pay out in 2012 ordinary course cash bonuses for employees in respect of 2011 performance so long as such bonuses are determined in a manner consistent with, and pursuant to the same processes as with respect to, the cash bonuses paid out in 2011 in respect of 2010 performance, (ii) make cash payments with respect to 2011 performance in lieu of equity grants that would otherwise be made under the Company’s plans and programs, so long as such cash awards are determined in a manner consistent with, and pursuant to the same processes as with respect to, the grants made in 2011 in respect of 2010 performance, and (iii) increase employee compensation in 2012 in the ordinary course so long as such increases are determined in a manner consistent with, and pursuant to the same processes as with respect to, increases of compensation in 2011;

•

(a) grant, extend, amend (except as required in the diligent prosecution of the Company’s intellectual property), waive or modify any material rights in or to, nor sell, assign, lease, transfer, license, let lapse, abandon, cancel, or otherwise dispose of, or extend or exercise any option to sell, assign, lease, transfer, license, or otherwise dispose of, any material intellectual property, other than in the ordinary course of business, (b) fail to diligently prosecute the Company’s and its subsidiaries’ material patent applications, if any, other than in the ordinary course of business consistent with past practice, or (c) fail to exercise a right of renewal or extension under any material intellectual property contract, other than in the ordinary course of business consistent with past practice;

•

except in the ordinary course of business, enter into any new quota share or other reinsurance transaction (this does not restrict or prohibit the Company or any of its subsidiaries from modifying, terminating or extending, in the ordinary course of business, any quota share or other reinsurance agreement that is in effect as of December 21, 2011);

•

enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from existing products or services of the Company and its subsidiaries or enter into or engage in new lines of business (as such term is defined in the National Association of Insurance Commissioners instructions for the preparation of the annual statement form);

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any of our insurance subsidiaries;

•

except in the ordinary course of business, alter or amend in any material respect any existing underwriting, claim handling, loss control, investment, actuarial practice guideline or policy or any material assumption underlying an actuarial practice or policy, except as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) generally accepted accounting principles, applicable statutory accounting principles, any governmental entity or applicable law; or

•	agree, authorize or commit to do any of the foregoing.

In addition, Tokio Marine has agreed not to knowingly take or permit any of its subsidiaries to take any action that is reasonably likely to prevent or materially delay the consummation of the merger and the other transactions contemplated by the merger agreement.

Regulatory Approvals

The merger agreement provides that Tokio Marine and the Company will cooperate with each other and use their respective reasonable best efforts to take, or to cause to be taken, all actions and do all things reasonably necessary, proper or advisable on its part under the merger agreement and applicable laws to consummate the merger and the other transactions contemplated by the merger agreement as soon as reasonably practicable. Without limitation, this includes taking the appropriate actions to obtain the required approvals under the HSR Act and to give notices to and obtain approvals from certain insurance regulators and the JFSA. More information on the required regulatory approvals and notices is available in the section titled “The Merger—Governmental and Regulatory Approvals” beginning on page 89.

Stockholder Litigation

The merger agreement provides that each of the Company and Tokio Marine shall (subject to applicable law and the fiduciary duties of each of their directors) consult with each other concerning the conduct of the defense of, and the Company and Tokio Marine each shall have the right to participate in any settlement discussions regarding, any proceedings arising in connection with the execution, announcement, delivery or performance of the merger agreement or the consummation of the merger and the other transactions contemplated by the merger agreement. For more information on the lawsuits that have been filed by and on behalf of the Company’s stockholders, please see the section titled “The Merger—Litigation Related to the Merger” beginning on page 103.

No Solicitations by the Company

Under the terms of the merger agreement, subject to certain exceptions described below, the Company has agreed that neither it nor any of its subsidiaries will, and the Company shall use its commercially reasonable efforts to cause its and its subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly, nor shall it authorize any of the officers and directors of it or its Subsidiaries to:

•	initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal; or

•

engage in or otherwise participate in any discussions or negotiations regarding an acquisition proposal, or provide any non-public information or data to any person that has made, or to the knowledge of the Company is reasonably likely to make or is considering (in each case whether alone or as part of a group), an acquisition proposal, except to notify such person of the restrictions in the merger agreement.

Under the merger agreement, an “acquisition proposal” means:

•

any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of our significant subsidiaries with any person other than the Company or any of our subsidiaries, Tokio Marine, Merger Sub or any controlled affiliate thereof, or

•

any proposal or offer by any third party for an acquisition which if consummated would result in such person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power or of any class of equity securities of the Company or 20% or more of the consolidated total assets (including equity securities of any subsidiary of the Company) of the Company and its subsidiaries, in each case other than the transactions contemplated by the merger agreement.

Notwithstanding the general restrictions above, if, at any time prior to obtaining the Company’s stockholder approvals, the Company receives a written and unsolicited acquisition proposal and the Special Committee determines in good faith based on the information then available and after consultation with its financial advisor and outside counsel that the acquisition proposal is, or could reasonably be expected to result in, a superior proposal and that the failure to take the actions described below would be inconsistent with the directors’ fiduciary duties under applicable law, then the Company may:

•

provide information and data in response to a request by a person who has made the acquisition proposal, which proposal the Special Committee reasonably believes to be credible providing for the acquisition of (a) more than 50% of the assets (on a consolidated basis) or (b) more than 50% of the total voting power and more than a majority of the number of outstanding shares of the Company’s common stock (or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity) if the Company receives from the person so requesting such information or data an executed confidentiality agreement on terms relating to confidentiality not significantly less restrictive to the other party than those contained in the confidentiality agreement between Tokio Marine and the Company; and promptly discloses any such information and data to Tokio Marine to the extent not previously provided to Tokio Marine; or

•	engage in or otherwise participate in any discussions or negotiations with any person who has made the unsolicited written acquisition proposal.

Prior to obtaining the Company’s stockholder approvals, the board of directors of the Company may, if it has received the affirmative recommendation of the Special Committee, approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) an unsolicited written acquisition proposal that the Special Committee reasonably believes to be credible providing for the acquisition of (x) more than 50% of the assets (on a consolidated basis) or (y) more than 50% of the voting power and more than a majority of the number of outstanding Shares of the Company (or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity) if and only to the extent that the Special Committee has determined in good faith based on the information then available and after consultation with its financial advisor and outside counsel that such acquisition proposal constitutes a superior proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law.

A “superior proposal” is an unsolicited acquisition proposal that would result in any third party (or the stockholders of a third party) becoming the beneficial owner (or owners), directly or indirectly, of (a) more than 50% of the assets (on a consolidated basis) or (b) more than 50% of the total voting power and more than 50% of the number of outstanding shares of the Company’s common stock (or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity) that the Special Committee has determined in its good faith judgment (x) would result in a transaction that, if consummated, would be more favorable to the stockholders of the Company than the merger, taking into account all of the terms and conditions of such proposal and of the merger agreement (including any proposal by Tokio Marine to amend the terms of the merger agreement) and the time likely to be required to consummate such acquisition proposal, and (y) is reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of such proposal, including the likelihood of termination and the existence of a financing contingency, but not taking into account the likelihood that the holders of Class B common stock would vote in favor of the adoption of, or otherwise support, that acquisition proposal.

Changes in the Company’s Recommendation

Subject to certain exceptions described below, under the merger agreement, our board of directors and each committee of our board of directors (including the Special Committee) are not permitted to withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Tokio Marine, its recommendation with respect to the merger, or fail to reaffirm its approval or recommendation of the merger within five business days after receiving a written request to do so from Tokio Marine, or approve, recommend or otherwise declare advisable (or publicly propose to approve or recommend) any acquisition proposal (any of the foregoing a “change in Company recommendation”).

Subject to certain exceptions described below, under the merger agreement, the Company, our board of directors and the Special Committee are not permitted to cause or permit the Company or any of our subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement, with the exception of confidentiality agreements on terms relating to confidentiality not significantly less restrictive to the other party than those contained in the confidentiality agreement between Tokio Marine and the Company, relating to any acquisition proposal.

Notwithstanding the above, the Special Committee and our board of directors may, prior to the time the Company’s stockholder approvals have been obtained, make a change in Company recommendation if the Special Committee has determined in good faith, after consulting with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law. However, neither the Special Committee nor our board of directors may take any such action unless (1) if such change in Company recommendation is in connection with an acquisition proposal, such acquisition proposal constitutes a superior proposal, (2) the Company provides written notice to Tokio Marine at least five business days prior to making such change in Company recommendation (the “change in recommendation notice period”), which notice must, in the case of a superior proposal, specify all material terms and conditions of the superior proposal (including the identity of the party making such superior proposal) and must attach the most current version of any documents evidencing such superior proposal and any material modifications to such superior proposal, and, in any other case, specify in reasonable detail the reasons for such action and (3) during the change in recommendation notice period the Company will, and will cause our financial advisors and outside counsel to, negotiate with Tokio Marine in good faith should Tokio Marine propose to make adjustments in the terms and conditions of the merger agreement to obviate the need for a change in recommendation (as determined in the good faith judgment of the Special Committee after taking into account any amendments that Tokio Marine agrees to make prior to the end of the change in Company recommendation notice period). Any material amendment to any acquisition proposal will be deemed to be a new acquisition proposal for purposes of the change in recommendation notice period.

The Company has agreed that it will promptly (and, in any event, within two business days) notify Tokio Marine if any inquiries, proposals or offers with respect to an acquisition proposal are received by, any information or data in connection with an acquisition proposal is requested from, or any discussions or negotiation in connection with an acquisition proposal are sought to be initiated or continued with, the Company or any of its representatives indicating, in connection with such notice, among other things, the name of the person making the proposal and the material terms and conditions of any proposals or offers. Thereafter, the Company is required to keep Tokio Marine informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

Employee Benefits and Plans

Tokio Marine and the Company have agreed that for 12 months following the effective time of the merger, Tokio Marine will provide or will cause to be provided to employees of the Company and its subsidiaries, cash compensation and employee benefits that are no less favorable in the aggregate than those in effect immediately prior to the date of the merger agreement.

To the extent applicable, Tokio Marine has agreed to cause any employee benefit plans in which the employees of the Company and its subsidiaries are entitled to participate after the effective time of the merger to take into account for purposes of eligibility, vesting, and level of benefits for purposes of vacation, paid time off and severance plans, except for purposes of qualifying for subsidized early retirement benefits or, to the extent it would result in a duplication of benefits, service with the Company and its subsidiaries as if such service were with the surviving corporation, to the same extent service was credited under a comparable plan of the Company or our applicable subsidiary. With respect to any welfare benefit plan adopted by the surviving corporation, after the effective time of the merger, Tokio Marine will waive any restrictions with respect to any pre-existing condition, actively at work requirements and waiting periods (except to the extent such restrictions were pre-existing), and any eligible expenses incurred by any employees of the Company and its subsidiaries and any respective covered dependents during the portion of the plan year prior to adoption of the new plan will be taken into account for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to a person for the applicable plan year as if such amounts had been paid in accordance with the plan.

In addition, Tokio Marine and the Company have agreed that between the date of the merger agreement and the effective time of the merger, the Company may establish a retention bonus pool of up to $5,000,000 for the benefit of employees of the Company and its subsidiaries (other than Messrs. Rosenkranz, Sherman and Kiratsous, who are not eligible to participate in the retention bonus pool). Tokio Marine will have the opportunity to review and consult with the Company on the individual retention awards granted to employees (including the amounts and terms and conditions of such awards) prior to the grant of such awards. It is not expected that any executive officer other than Mr. Coulter will participate in the retention bonus pool. Retention awards provided to employees of the Company and its subsidiaries will vest and be payable in equal 50% installments on each of the first and second anniversaries of the date of the closing, subject, in each case, to the recipient’s continued employment with Tokio Marine and its affiliates (including the Company and its subsidiaries) through the applicable payment date.

Director and Officer Indemnification and Liability Insurance

In the merger agreement, Tokio Marine and the Company agreed that from and after the effective time of the merger, each of Tokio Marine and the surviving corporation of the merger will jointly and severally, and Tokio Marine will cause the surviving corporation of the merger to, (1) indemnify and hold harmless, to the fullest extent permitted under applicable law, all past and present directors and officers of the Company or our subsidiaries against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger or relating to the enforcement of the indemnification provision in the merger agreement or any other indemnification, exculpation or advancement right of any such directors and officers, and pertaining to the fact that any such director and officer is or was a director or officer of the Company or its subsidiaries, whether asserted or claimed prior to, at or after the effective time of the merger and (2) advance expenses as incurred to such persons to the fullest extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

At the effective time of the merger, the Company will have purchased (to the extent funds from Tokio Marine are advanced to the Company for such purpose) and, following the effective time of the merger, the surviving company will maintain a “tail” insurance policy for the extension of the existing directors’ and officers’ liability insurance policy maintained by the Company as of the date of the merger agreement for a period of at least six years from the effective time of the merger. Such “tail” insurance policy will have terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any matter claimed against a director or officer of the Company or any of our subsidiaries by reason of such director or officer’s service at or prior to the effective time of the merger (including in connection with the merger agreement or the transactions contemplated thereby) and with respect to claims arising from facts or events that existed or occurred prior to the effective time of the merger. Such “tail policy” will contain the same coverage and amount as, and contain terms and conditions no less advantageous than, the coverage currently provided by the Company’s existing directors’ and officers’ liability insurance as of the date of the merger agreement. Tokio Marine and the Company will not be required to spend an aggregate amount to purchase such “tail” insurance policy that would be in excess of an amount equal to 300% of the annual premium currently paid by the Company at the date of the merger agreement for such insurance.

Pursuant to the terms of the voting agreement, Mr. Rosenkranz and his affiliates that hold Class B common stock or options have granted a release to the Company and Tokio Marine and their affiliates from their indemnification obligations relating to the fact Mr. Rosenkranz is or was a stockholder of the Company, but not relating to the fact Mr. Rosenkranz is or was a director and officer of the Company. This release does not apply to the Company’s obligations to pay expenses incurred in defending against litigation until it is finally judicially determined that the expenses were incurred in connection with a released claim or rights under any existing directors’ and officers’ insurance policy or any directors’ and officers’ insurance tail policy. This release will terminate if the merger agreement is terminated.

Other Covenants and Agreements

The merger agreement provides that, prior to the effective time of the merger, Tokio Marine and its affiliates will not without the prior written consent of the Company (this consent shall be granted at the direction of the Special Committee) (1) amend or otherwise modify any contract between (A) Tokio Marine or its affiliates and (B) any stockholders that are a party to the voting agreement or any of their affiliates or (2) enter into any contract between (X) Tokio Marine or its affiliates and (Y) any stockholders that are a party to the voting agreement or any of their affiliates, in each case only if any term of any such contract would become effective prior to the effective time of the merger.

The merger agreement also contains other covenants and agreements, including covenants and agreements relating to cooperation between Tokio Marine and the Company in the preparation of this proxy statement, public announcements regarding the merger, holding the special meeting to adopt and approve the merger agreement and adopt the certificate amendment, taking certain actions with respect to dormant subsidiaries, providing Tokio Marine with reasonable access to the Company (including the Company’s employees and records and other information relating to the Company), termination of certain related party contracts, disclosure of certain investments to Tokio Marine and efforts to render anti-takeover laws inapplicable.

Conditions to the Closing of the Merger

The obligations of Tokio Marine, Merger Sub and the Company to complete the merger are subject to the satisfaction or waiver (except where waiver is not permitted by the merger agreement or applicable law) of the following conditions:

•

adoption of the merger agreement by the affirmative vote of holders of the majority of the voting power of the outstanding shares of Class A common stock and Class B common stock entitled to vote at the special meeting, voting together as a single class (as a result of Mr. Rosenkranz’s power to vote, or direct the voting of, all of the outstanding shares of Class B common stock and the voting agreement, pursuant to which Mr. Rosenkranz and the other Class B stockholders have agreed to vote their shares in favor of the adoption of the merger agreement, the satisfaction of this condition is effectively assured);

•

approval of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of Class A common stock (other than shares of Class A common stock owned, directly or indirectly, by holders of Class B common stock, any holder of shares of Class A common stock that were transferred to such holder by any holder of Class B common stock after December 21, 2011, Tokio Marine, Merger Sub or any officers or directors of Delphi, or any of their respective affiliates or “associates” (as defined in Section 12b-2 of the Exchange Act)) entitled to vote at the special meeting, voting as a single class, which we refer to as the “unaffiliated stockholder approval” (this condition is not required by law or the Company’s certificate of incorporation, but cannot be waived under the terms of the merger agreement);

•

adoption of the certificate amendment (this would permit holders of Class B common stock to receive higher consideration than holders of Class A common stock in the merger as contemplated by the merger agreement) by the affirmative vote of both (1) holders of a majority of the voting power of the outstanding shares of Class A common stock and Class B common stock entitled to vote at the special meeting, voting together as a single class (as a result of Mr. Rosenkranz’s power to vote, or direct the voting of, all of the outstanding shares of Class B common stock and the voting agreement, pursuant to which Mr. Rosenkranz and the other Class B stockholders have agreed to vote their shares in favor of the adoption of the certificate amendment, the satisfaction of this condition is effectively assured), and (2) holders of a majority of the outstanding shares of Class A common stock entitled to vote at the special meeting (including [—] shares of Class A common stock beneficially owned by Mr. Rosenkranz and [—] shares of Class A common stock beneficially owned, in the aggregate, by our other directors and executive officers), voting as a single class;

•

the early termination or expiration of applicable waiting periods, including those under the HSR Act, the receipt of the approvals required to be obtained from insurance regulators of the states of Illinois, Missouri, New York and Texas and the Cayman Islands and the JFSA and a pre-acquisition competition law filing in the state of Hawaii, which is subject to the early termination or expiration of the applicable waiting period, none of which contains any condition that would constitute a “negative regulatory action” as that term is defined in the merger agreement; and

•

no laws having been adopted and no injunction, order, judgment, decision, opinion or decree (whether temporary, preliminary or permanent) having been issued by a court or other governmental entity that has the effect of restraining, enjoining or otherwise prohibiting the completion of the merger.

Tokio Marine’s and Merger Sub’s obligation to close is also conditioned on the satisfaction or waiver of the following conditions:

•

(1) the representations and warranties of the Company set forth in the merger agreement that are qualified by reference to material adverse effect being true and correct as of December 21, 2011 and as of the closing date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (2) the representations and warranties of the Company set forth in the merger agreement that are not qualified by reference to material adverse effect being true and correct as December 21, 2011 and as of the closing date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that, notwithstanding the foregoing, this condition will be deemed to have been satisfied even if any representations and warranties of the Company (other than (A) the Company’s representations relating to the Company’s capital structure, corporate authority, approval and recommendation of the merger agreement and related transactions, the Special Committee’s receipt of a fairness opinion and material contracts (other than the representation that the Company has made available all material contracts to Tokio Marine), which must be true and correct in all material respects, and (B) the Company’s representation that there has not been any event, occurrence, development or circumstance that has had or is reasonably likely to have, individually or in the aggregate, a material adverse effect with respect to the Company since December 31, 2010, which must be true and correct in all respects) are not so true and correct except to the extent that the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect and (3) Tokio Marine shall have received at the closing a certificate signed on behalf of the Company by an executive officer of the Company to such effect;

•

the Company’s performance in all material respects of all obligations required to be performed by the Company under the merger agreement, and the Company shall have provided an officer’s certificate signed by an executive officer of the Company to Tokio Marine to that effect;

•

the assignment agreements are in full force and effect, subject only to the occurrence of closing (please see the section titled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Interests of Mr. Robert Rosenkranz” beginning on page 91 for more information about the assignment agreements); and

•

the Contribution Agreement, dated as of December 21, 2011, between the Company and TER II, LLC, which we refer to as the “contribution agreement”, is in full force and effect, subject only to the occurrence of closing. The satisfaction of the contribution agreement is not subject to any third-party action. The contribution agreement was entered into to address Japanese regulatory clearance concerns identified by Tokio Marine arising from the fact that the Company’s proportionate economic interest of approximately 45% in TER II, LLC, which we refer to as “TER II”, was less than 50%. As of September 30, 2011, the Company’s interest in TER II represented less than 0.06% of the Company’s invested assets. Under the terms of the contribution agreement, the Company will make a cash capital contribution to TER II prior to the closing of the merger in an amount that will have the effect of increasing the proportion of the total economic interests in TER II held by the Company to at least 52%. The other investors having economic interests in TER II include various entities affiliated with Mr. Rosenkranz; however, Mr. Rosenkranz and his affiliates will not derive any monetary or other benefits from the Company’s performance of the contribution agreement.

The Company’s obligation to close is also conditioned on the satisfaction or waiver of the following conditions:

•

(1) the representations and warranties of Tokio Marine and Merger Sub set forth in the merger agreement being true and correct in all material respects as of December 21, 2011 and as of the closing date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (2) the Company shall have received at the closing a certificate signed on behalf of Tokio Marine by an executive officer of Tokio Marine to such effect; and

•

Tokio Marine’s and Merger Sub’s performance in all material respects of all agreements and covenants required to be performed by Tokio Marine and Merger Sub under the merger agreement (other than with respect to Tokio Marine’s obligation to provide sufficient funds necessary for the paying agent to make payments of the Class A Merger Consideration and the Class B Merger Consideration to the Company’s stockholders, which must be performed in all aspects), and each of Tokio Marine and Merger Sub shall have provided an officer’s certificate signed by an executive officer of Tokio Marine or Merger Sub, as applicable, to the Company to that effect.

Before the closing of the merger, the Company (at the direction of the Special Committee and, to the extent required by applicable law, our board of directors) or Tokio Marine may each waive any of the conditions to closing of the other party and complete the merger even though one or more of these conditions has not been met, except the unaffiliated stockholder approval, which may not be waived, and except where waiver is not permitted by applicable law.

Neither the Company nor Tokio Marine may rely, either as a basis for not consummating the merger or terminating the merger agreement and abandoning the merger, on the failure of the closing conditions if such failure was caused by such party’s willful or intentional breach in any material respect of any provision of the merger agreement or the failure to use reasonable best efforts to consummate the merger and the other transactions contemplated by the merger agreement.

Transaction Costs and Expenses

Tokio Marine and the Company have agreed that, whether or not the merger is closed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the expenses.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger abandoned at any time prior to the closing of the merger under the following circumstances:

•	by mutual written consent of the Company (acting at the direction of the Special Committee) and Tokio Marine (upon the action of its board of directors);

•

by either the Company or Tokio Marine (absent willful or intentional breach in any material respect by the terminating party that proximately contributed to the occurrence of the failure of a condition to consummating the merger) if:

•

the merger has not been consummated on or before July 31, 2012, unless the only outstanding conditions to the merger that are not satisfied are the receipt of the required governmental approvals, in which case the deadline is extended to October 31, 2012;

•	any of the Company’s stockholder approvals required by the merger agreement are not obtained at the special meeting or any adjournment or postponement thereof; or

•	any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger shall become final and non-appealable;

•

by the Company, acting at the direction of the Special Committee, if there has been a breach of any representation, warranty, covenant or agreement made by Tokio Marine or Merger Sub in the merger agreement, or any such representation and warranty shall have become untrue after December 21, 2011, such that the conditions under which the Company is required to close the merger would not be satisfied and (1) such breach is not curable or, if curable, is not cured within the earlier of (a) 30 days after written notice thereof is given by the Company to Tokio Marine and (b) July 31, 2012 (or October 31, 2012, if applicable) and (2) such condition is not satisfiable by July 31, 2012 (or October 31, 2012, if applicable);

•

by the Company’s board of directors, after having received the affirmative recommendation of the Special Committee, at any time prior to obtaining the Company’s stockholder approvals, if the Company’s board of directors, acting after having received the affirmative recommendation of the Special Committee, authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal and the Company pays Tokio Marine a termination fee equal to $82,000,000 (provided that, (1) prior to termination of the merger agreement, the Company must provide Tokio Marine with at least five business days’ advance notice that it intends to enter into such alternative acquisition agreement (including attaching a copy of the most current version of the alternative acquisition agreement), (2) Tokio Marine does not make within five business days of receipt of such notification an offer that the Special Committee determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as the superior proposal and (3) the Company negotiates (and causes its financial advisor and outside counsel to negotiate) with Tokio Marine in good faith during this five business day period should Tokio Marine propose to make adjustments in the terms and conditions of the merger agreement so that the superior proposal ceases to constitute (in the good faith judgment of the Special Committee) a superior proposal);

•

by the Company, acting at the direction of the Special Committee, at any time prior to obtaining the Company’s stockholder approvals, if the Special Committee or the Company’s board of directors makes a change in recommendation in connection with an acquisition proposal and the Company pays Tokio Marine a termination fee equal to $82,000,000 (provided that prior to any such change in recommendation the Company must (1) provide Tokio Marine with at least five business days’ advance notice of its intention to take such action (this notice shall, in the case of a superior proposal, specify the material terms and conditions of such proposal and attach the most current version of any documents evidencing such superior proposal and, in any other case, specify in reasonable detail the reasons for such action) and (2) negotiate (and cause its financial advisor and outside counsel to negotiate) with Tokio Marine in good faith during this five business day period should Tokio Marine propose to make adjustments in the terms and conditions of the merger agreement to obviate the need for a change in recommendation (as determined in the good faith judgment of the Special Committee after taking into account any amendments that Tokio Marine makes prior to the end of the five business day period).

•	by Tokio Marine if:

•	at any time prior to the stockholders’ approval of the merger, the Special Committee or our board of directors changes its recommendation to the Company’s stockholders;

•

the Company fails to hold a stockholder meeting prior to July 31, 2012 (or October 31, 2012, if applicable) for the purpose of voting on the Company’s stockholder approvals at which a quorum is present and a vote is taken;

•

at any time prior to the stockholders’ approval of the merger, the Special Committee or our board of directors fails to recommend rejection of a tender offer or exchange offer from a third party prior to the earlier of (1) the date of the Company’s stockholder meeting (if it is reasonably practicable to make such recommendation prior to the stockholder meeting) and (2) 11 business days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act; or

•

there has been a breach of any representation, warranty, covenant or agreement made by the Company in the merger agreement, or any such representation and warranty shall have become untrue after December 21, 2011, such that the conditions under which Tokio Marine is required to close the merger would not be satisfied and (1) such breach is not curable or, if curable, is not cured within the earlier of (a) 30 days after written notice thereof is given by Tokio Marine to the Company and (b) July 31, 2012 (or October 31, 2012, if applicable) and (2) such condition is not satisfiable by July 31, 2012 (or October 31, 2012, if applicable).

Upon termination, all of the provisions of the merger agreement will terminate, except certain provisions relating to such things as confidentiality and the payment of the termination fee. However, all remedies a party has against another party for a willful or intentional material breach of the merger agreement by the other party will survive termination.

The Company shall have the right to recover, solely through an action brought by the Company, damages from Tokio Marine in the event of a willful or intentional breach of the merger agreement by Tokio Marine, in which event the damages recoverable by the Company for itself and on behalf of the Company’s stockholders and the holders of the stock awards shall be determined by reference to the total amount that would have been recoverable by such stockholders and holders if all such stockholders and holders brought an action against Tokio Marine and were recognized as third party beneficiaries under the merger agreement.

Termination Fee

The Company will be required to pay Tokio Marine the $82,000,000 termination fee if the merger agreement is terminated under the following circumstances:

•

the Company terminates the merger agreement because our board of directors, after having received the affirmative recommendation of the Special Committee, authorized the Company to enter into an agreement with respect to a superior proposal;

•

the Company, acting at the direction of the Special Committee, terminates the merger agreement because the Special Committee or our board of directors made a change in recommendation in connection with an acquisition proposal;

•	Tokio Marine terminates the merger agreement because the Special Committee or our board of directors makes a change of recommendation to the Company’s stockholders;

•

Tokio Marine terminates the merger agreement because the Company fails, prior to the July 21, 2012 (or October 31, 2012, if applicable), to hold a meeting of its stockholders for the purpose of voting on the Company’s stockholder approvals at which a quorum is present and a vote is taken; provided the termination fee will not be payable to Tokio Marine unless and until within 12 months of such termination the Company or any of our subsidiaries enters into a legally binding alternative acquisition agreement pursuant to which the Company or any of our subsidiaries has agreed to undertake, solicit stockholder approval for or consummate, or shall have consummated, an acquisition proposal to acquire at least 48% of the total voting power of any class of equity securities of the Company or 48% or more of the consolidated total assets (including equity securities of any subsidiary of the Company) or any acquisition proposal with respect to a merger or other transaction pursuant to which a third party (or the stockholders of a third party) would acquire, directly or indirectly, 48% or more of the total voting power or more than 48% of the number of outstanding shares of common stock of the Company, or, in the case of such an acquisition proposal by way of a tender offer or exchange offer, the Company does not recommend that the Company’s stockholders reject such tender offer or exchange offer within the time period specified in Rule 14e-2(a) under the Exchange Act;

•	Tokio Marine terminates the merger agreement because the Special Committee or our board of directors has failed to recommend that the Company’s stockholders reject a tender offer or exchange offer from a third party prior to the earlier of (1) the date of the Company’s stockholder meeting (if it is reasonably practicable to make such recommendation prior to the stockholder meeting) and (2) 11 business days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act;

•

the merger agreement is terminated by either Tokio Marine or the Company because the merger is not consummated on or before July 31, 2012 (or October 31, 2012, if applicable) (without a vote of the Company’s stockholders with respect to the Company’s stockholder approvals having occurred) and (a) after December 21, 2011, any person publicly makes or publicly announces an intention to make (whether or not conditional) an acquisition proposal and that acquisition proposal is not publicly withdrawn without qualification prior to July 31, 2012 (or October 31, 2012, if applicable) and (b) neither Tokio Marine nor Merger Sub has willfully or intentionally breached in any material respect their obligations under the merger agreement in any manner that has proximately contributed to the occurrence of the failure of a condition to the consummation of the merger; provided the termination fee will not be payable to Tokio Marine unless and until within 12 months of such termination the Company or any of our subsidiaries enters into a legally binding alternative acquisition agreement pursuant to which the Company or any of our subsidiaries has agreed to undertake, solicit stockholder approval for or consummate, or shall have consummated, an acquisition proposal to acquire at least 48% of the total voting power of any class of equity securities of the Company or 48% or more of the consolidated total assets (including equity securities of any subsidiary of the Company) or any acquisition proposal with respect to a merger or other transaction pursuant to which a third party (or the stockholders of a third party) would acquire, directly or indirectly, 48% or more of the total voting power or more than 48% of the number of outstanding shares of common stock of the Company, or, in the case of such an acquisition proposal by way of a tender offer or exchange offer, the Company does not recommend that the Company’s stockholders reject such tender offer or exchange offer within the time period specified in Rule 14e-2(a) under the Exchange Act (any such acquisition proposal shall not be deemed to have been “publicly withdrawn” by any person if, within 12 months of such termination, the Company or any of its subsidiaries enters into a legally binding alternative acquisition agreement providing for the consummation of, or shall have consummated, an acquisition proposal made by or on behalf of such person or any of its affiliates or, in the case of an acquisition proposal made by way of a tender offer or exchange offer by or on behalf of such person or any of its affiliates, shall have not recommended that the Company’s stockholders reject such tender offer or exchange offer within the period specified in Rule 14e-2(a) under the Exchange Act) (we refer to the circumstances described in this proviso, collectively, as the “tail condition”);

•

the merger agreement is terminated by either Tokio Marine or the Company because the Company’s stockholder approvals are not obtained at the special meeting or any adjournment or postponement thereof and, after December 21, 2011, any person publicly makes or publicly announces an intention to make (whether or not conditional) an acquisition proposal prior to the Company obtaining the Company’s stockholder approvals and such acquisition proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least five business days prior to the vote of the Company’s stockholders with respect to the Company’s stockholder approvals; provided the tail condition has occurred; or

•

the merger agreement is terminated by Tokio Marine because there has been a breach of any representation, warranty, covenant or agreement made by the Company in the merger agreement, or any representation and warranty shall have become untrue after December 21, 2011, such that the conditions under which Tokio Marine is required to close the merger would not be satisfied and (1) such breach is either not curable or is not cured within the earlier of (a) 30 days after written notice thereof is given by Tokio Marine to the Company and (b) July 31, 2012 (or October 31, 2012, if applicable), (2) such condition is not satisfiable by July 31, 2012 (or October 31, 2012, if applicable) and (3) after December 21, 2011, any person publicly makes or publicly announces an intention to make (whether or not conditional) an acquisition proposal and such acquisition proposal or publicly announced intention is not publicly withdrawn without qualification prior to the date when the relevant breach commenced or the relevant representation and warranty became untrue; provided the tail condition has occurred.

Governing Law

The merger agreement is governed by the law of the State of Delaware and provides that any litigation relating to the merger agreement or the transactions contemplated by the merger agreement will be maintained in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware.

Specific Performance

The parties have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties have agreed that they shall be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of the terms and provisions of the merger agreement in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), without proof of actual damages (and each party waived any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity.

Amendments, Extensions and Waivers of the Merger Agreement

Subject to applicable law, Tokio Marine and the Company have agreed that the merger agreement may be modified or amended by the parties at any time prior to the effective time of the merger. The Company may only amend the merger agreement at the direction of the Special Committee and, to the extent required by applicable law, our board of directors.

The parties have agreed that conditions to each of the parties’ obligations to consummate the merger are for the sole benefit of such party and may be waived by such party in whole or in part (except with respect to the unaffiliated stockholder approval, which is not waivable, and except where waiver is not permitted by applicable law); provided that the Company may only grant any waiver at the direction of the Special Committee and, to the extent required by applicable law, the Company’s board of directors.

Contribution Agreement

The contribution agreement was entered into to address Japanese regulatory clearance concerns identified by Tokio Marine arising from the fact that the Company’s proportionate economic interest of approximately 45% in TER II was less than 50%. As of September 30, 2011, the Company’s interest in TER II represented less than 0.06% of the Company’s invested assets. Under the terms of the contribution agreement, the Company will make a cash capital contribution to TER II prior to the closing of the merger in an amount that will have the effect of increasing the proportion of the total economic interests in TER II held by the Company to at least 52%. The other investors having economic interests in TER II include various entities affiliated with Mr. Rosenkranz; however, Mr. Rosenkranz and his affiliates will not derive any monetary or other benefits from the Company’s performance of the contribution agreement.

APPRAISAL RIGHTS

If you do not vote for the adoption of the merger agreement at the special meeting of stockholders, make a written demand for appraisal prior to the taking of the vote on the adoption of the merger agreement and otherwise comply with the applicable statutory procedures of Section 262 of the DGCL, summarized herein, you may be entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of shares of the Company’s common stock should follow the steps summarized below properly and in a timely manner.

Section 262 of the DGCL is reprinted in its entirety as Annex C to this proxy statement. Set forth below is a summary description of Section 262 of the DGCL. The following summary describes the material aspects of Section 262 of the DGCL, and the law relating to appraisal rights and is qualified in its entirety by reference to Annex C. All references in Section 262 of the DGCL and this summary to “stockholder” are to the record holder of shares of the Company’s common stock. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL may result in the loss of appraisal rights.

Under the DGCL, holders of shares of common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid on the amount determined to be the fair value.

Although holders of Class A common stock and Class B common stock could not receive different consideration in the merger unless the certificate amendment were implemented, the Company does not believe that the implementation of the certificate amendment immediately prior to the merger will affect the “fair value” of shares of Class A common stock as determined in an appraisal proceeding if any such proceeding is held in connection with the merger. The certificate amendment permits differential consideration only in connection with the merger, so to the extent that the potential for differential consideration has any impact on value, it would be an element of value that would arise only from the accomplishment of the merger and therefore would be excluded from the determination of fair value under Section 262 of the DGCL.

Under Section 262 of the DGCL, when a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder as of the close of business on the record date for notice of such meeting with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice to the holders of common stock, and Section 262 of the DGCL is attached to this proxy statement as Annex C and incorporated herein by reference. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL.

If you wish to exercise appraisal rights in accordance with Section 262 of the DGCL, you must not vote for the adoption of the merger agreement and must deliver to the Company, before the vote on the proposal to adopt the merger agreement, a written demand for appraisal of your shares of common stock. If you sign and return a proxy card, without abstaining or expressly directing that your shares of common stock be voted against the adoption of the merger agreement, you will effectively waive your appraisal rights with respect to the shares represented by the proxy because such shares will be voted for the adoption of the merger agreement. Accordingly, if you desire to exercise and perfect appraisal rights with respect to any of your shares of common stock, you must either refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to adopt the merger agreement or check either the “against” or the “abstain” box next to the proposal on such card or vote in person against the proposal or register in person an abstention with respect thereto. A vote or proxy against the adoption of the merger agreement will not, in and of itself, constitute a demand for appraisal.

A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of common stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of common stock on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of common stock is entitled to assert appraisal rights for such shares of common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the stock certificates or, in the case of uncertificated shares, as the holder’s name appears on the stockholder register, and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a broker, bank, trust company or other nominee, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, it, he or she is acting as agent for such owner or owners.

A record holder such as a broker, bank, trust company or other nominee who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of the Company’s common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. If the number of shares of common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in an account with a broker, bank, trust company or other nominee and wish to exercise your appraisal rights, you are urged to consult with your broker, bank, trust company or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal of shares of common stock must be mailed or delivered to the Company at 1105 North Market Street, Suite 1230, Wilmington, Delaware 19801, attention: Secretary, or should be delivered to the Corporate Secretary at the special meeting, prior to the vote on the adoption of the merger agreement.

Within ten days after the effective time of the merger, we will notify each stockholder as of the effective time of the merger who properly asserted appraisal rights under Section 262 of the DGCL and has not voted for the adoption of the merger agreement of the date that the merger became effective. Within 120 days after the effective time of the merger, but not thereafter, we or any stockholder who has complied with the statutory requirements summarized above may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the fair value of the shares of common stock held by all such stockholders. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of common stock not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received by the Company, and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by the Company or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from the Company the statement described in this paragraph.

If a petition for an appraisal is timely filed and a copy thereof served upon the Company, we will then be obligated, within 20 days of service of the petition upon the Company, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal rights of their shares of common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

After the Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court of Chancery shall take into account all relevant factors. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the per share merger consideration you are entitled to receive pursuant to the merger agreement if you did not seek appraisal of your shares and that investment banking opinions as to the fairness from a financial point of view of the per share merger consideration payable in the merger are not necessarily opinions as to fair value under Section 262 of the DGCL. In determining “fair value” of shares, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

The Court of Chancery will direct the payment of the fair value of the shares of common stock, together with interest, if any by the surviving corporation to the stockholders entitled thereto. The costs of the action (which do not include attorneys’ fees or expert fees or expenses) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. The Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including without limitation reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions (such as the special dividend) payable to holders of record of shares of common stock as of a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his or her demand for appraisal and to accept the cash payment for his or her shares pursuant to the merger agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with our written consent. If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective time of the merger, a stockholder’s right to appraisal will cease and he or she will be entitled to receive the cash payment for his or her shares pursuant to the merger agreement, as if he or she had not demanded appraisal of his or her shares. No petition timely filed in the Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Court of Chancery and such approval may be conditioned on such terms as the Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the per share merger consideration offered pursuant to the merger agreement within 60 days after the effective time of the merger.

If you properly demand appraisal of your shares of the Company’s common stock under Section 262 of the DGCL and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares of common stock will be converted into the right to receive the per share merger consideration. Under Section 262 of the DGCL, you will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger, or if you deliver to the Company a written withdrawal of your demand for appraisal as described above.

If you desire to exercise your appraisal rights in accordance with Section 262 of the DGCL, you must not vote for adoption of the merger agreement and should strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal advisors.

MARKET PRICE OF THE COMMON STOCK AND DIVIDEND DATA

The Company’s Class A common stock is listed on the NYSE under the symbol “DFG”. The following table sets forth the high and low closing sales prices for the Company’s Class A common stock and the cash dividends paid per share of Class A common stock and Class B common stock for the periods indicated.

		High		Low		Dividends
2012:	First Quarter (until [—], 2012)	[—	]	[—	]

2011:	First Quarter	$31.19		$28.56		$0.11
	Second Quarter	32.43		26.46		0.12
	Third Quarter	30.31		20.57		0.12
	Fourth Quarter	44.43		20.38		0.12

2010:	First Quarter	$25.16		$19.21		$0.10
	Second Quarter	28.44		23.96		0.10
	Third Quarter	26.04		22.08		0.11
	Fourth Quarter	29.53		24.67		0.11

In accordance with the merger agreement, the Company may pay the special dividend and regular quarterly cash dividends with respect to shares of common stock not in excess of $0.12 per share with the timing of declaration, record and payment dates thereof consistent with past practice. The declaration and payment of dividends, including the amount and frequency of dividends, is at the discretion of the board of directors and depends upon many factors, including the Company’s consolidated financial position, liquidity requirements, operating results and such other factors as the board of directors may deem relevant. The Company’s insurance subsidiaries, like other insurance companies, are highly regulated by state insurance authorities in the states in which they are domiciled and the other states in which they conduct business. Such regulations, among other things, limit the amount of dividends and other payments that can be made by such subsidiaries without prior regulatory approval and impose restrictions on the amount and type of investments such subsidiaries may have. We currently expect to continue to declare and pay quarterly dividends of $0.12 per share in accordance with past practice.

On December 20, 2011, the last full trading day prior to the public announcement of the terms of the merger, the reported closing sales price per share of Class A common stock on the NYSE was $25.43 per share. The cash consideration (including the special dividend) to be received in the merger represents a premium of 76% for our Class A stockholders relative to the closing price of $25.43 per share of Class A common stock on December 20, 2011 and a premium of 63% for our Class A stockholders relative to the trailing twelve-month average as of December 20, 2011 of $27.50. On [—], 2012, which was the last trading day before the printing of this proxy statement, the closing price per share was $[—]. You are encouraged to obtain current market quotations for shares of the Company’s Class A common stock in connection with voting your shares of the Company’s common stock.

As of the close of business on the record date, there were approximately [—] holders of record of the Company’s Class A common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock by each of the Company’s directors and named executive officers, each person known by the Company to own beneficially more than five percent of common stock and all directors and executive officers of the Company as a group as of January 11, 2012. This information assumes the exercise by each person (or all directors and officers as a group) of such person’s stock options exercisable on or within 60 days of such date and the exercise by no other person (or group) of stock options. Unless otherwise indicated, each beneficial owner listed below is believed by the Company to own the indicated shares directly and have sole voting and dispositive power with respect thereto.

Name of Beneficial Owner	Amount and Nature of Ownership		Percent of Class
Class B Common Stock:
Five or greater percent owner:
Rosenkranz & Company, L.P.	5,228,739	(1)	83.1%
Directors and Named Executive Officers:(20)
Robert Rosenkranz	6,914,087	(1)	100.0%
Kevin R. Brine	—		—
Thomas W. Burghart	—		—
Chad W. Coulter	—		—
Edward A. Fox	—		—
Steven A. Hirsh	—		—
Stephan A. Kiratsous	—		—
James M. Litvack	—		—
James N. Meehan	—		—
Philip R. O’Connor	—		—
Donald A. Sherman	—		—
Mark A. Wilhelm	—		—
Robert F. Wright	—		—
Directors and Officers as a group (13 persons)	6,914,087		100.0%

Class A Common Stock:
Five or greater percent owners:
BlackRock, Inc	4,010,290	(2)	8.2%
EARNEST Partners, LLC	2,928,090	(3)	6.0%
Dimensional Fund Advisors LP	2,974,675	(4)	6.1%
Allianz Global Investors Capital LLC	2,785,350	(5)	5.7%
The Vanguard Group, Inc.	2,428,613	(6)	5.0%
Directors and Named Executive Officers:(20)
Robert Rosenkranz	303,464	(1)	*
Kevin R. Brine	291,553	(7)	*
Thomas W. Burghart	331,425	(8)	*
Chad W. Coulter	150,382	(9)	*
Edward A. Fox	147,757	(10)	*
Steven A. Hirsh	93,396	(11)	*
Stephan A. Kiratsous	53,628	(12)	*
James M. Litvack	71,085	(13)	*
James N. Meehan	87,577	(14)	*
Philip R. O’Connor	116,645	(15)	*
Donald A. Sherman	581,230	(16)	*
Mark A. Wilhelm	550,312	(17)	*
Robert F. Wright	90,764	(18)	*
Directors and Executive Officers as a group (13 persons)	2,869,218	(19)	5.9%

*	Amount is less than 1% of Class.

(1)	Mr. Rosenkranz, as the beneficial owner of the general partner of Rosenkranz & Company, L.P., has the power to vote the shares of Class B common stock held by Rosenkranz & Company, L.P. Accordingly, Mr. Rosenkranz may be deemed to be the beneficial owner of all of the shares of the Company held by Rosenkranz & Company, L.P. Mr. Rosenkranz disclaims beneficial ownership in such shares except to the extent of his pecuniary interest therein. At January 9, 2012, a total of 1,125,019 of such shares were pledged as security in connection with a revolving line of credit. In addition, a limited partnership beneficially owned by a family trust of Mr. Rosenkranz has 882,818 additional shares of Class B common stock. Mr. Rosenkranz also has direct or beneficial ownership of 53,464 shares of Class A common stock and may be deemed to be the beneficial owner of 250,000 shares of Class A common stock owned by a closely-held corporation. Mr. Rosenkranz disclaims beneficial ownership in such shares except to the extent of his pecuniary interest therein. The remaining indicated shares of Class B common stock consist of 802,530 shares of Class B common stock which may be acquired pursuant to stock options within 60 days. The address of Rosenkranz & Company, L.P. and Mr. Rosenkranz is 590 Madison Avenue, New York, NY 10022.
(2)	Based on a Schedule 13G/A, dated February 4, 2011, filed with the SEC, BlackRock, Inc. is deemed to have beneficial ownership of 4,010,290 shares of Class A common stock, of which BlackRock, Inc. is considered a beneficial owner since it has the sole dispositive and voting power for such shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of Class A common stock, with no one of such persons having an interest in such shares relating to more than five percent of the class. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(3)	Based on a Schedule 13G/A, dated February 10, 2011, filed with the SEC, EARNEST Partners, LLC is deemed to have beneficial ownership of 2,928,090 shares of Class A common stock owned by clients of EARNEST Partners, LLC, of which EARNEST Partners, LLC is considered a beneficial owner since it has the sole power to dispose or to direct the disposition of such shares and the sole or shared power to vote such shares, with no EARNEST Partners, LLC client’s interest relating to more than five percent of the class. The address of EARNEST Partners, LLC is 1180 Peachtree Street NE, Suite 2300, Atlanta, GA 30309.
(4)	Based on a Schedule 13G/A, dated February 11, 2011, filed with the SEC, Dimensional Fund Advisors LP is deemed to have beneficial ownership of 2,974,675 shares of Class A common stock owned by advisory clients consisting of commingled group trusts and separate accounts managed by Dimensional Fund Advisors LP, no one of which, to the knowledge of Dimensional Fund Advisors LP, owns more than five percent of the class. Dimensional Fund Advisors LP disclaims beneficial ownership of all such securities. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(5)	Based on a Schedule 13G, dated February 14, 2011, filed with the SEC, NFJ Investment Group LLC (“NFJ”), a wholly owned subsidiary of Allianz Global Investors Capital LLC (“AGIC”), which is a wholly owned subsidiary of Allianz Global Investors of America L.P., is made on behalf of NFJ and certain investment advisory clients or discretionary accounts of which AGIC and/or NFJ is the investment advisor. AGIC is deemed to have beneficial ownership of 2,785,350 shares of Class A common stock, with NFJ having the sole power to dispose or to direct the disposition of such shares and to vote such shares. The address of NFJ Investment Group LLC is 2100 Ross Avenue, Suite 700, Dallas, TX 75201 and the address of Allianz Global Investors Capital LLC is 600 West Broadway, Suite 2900, Dallas, TX 75201.
(6)	Based on a Schedule 13G, dated February 10, 2011, filed with the SEC, The Vanguard Group Inc. is deemed to have beneficial ownership of 2,428,613 shares of Class A common stock, having either the sole or shared power to dispose or to direct the disposition of such shares and to vote such shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of and has sole voting power with respect to 78,494 of such shares, as a result of its serving as investment manager of collective trust accounts. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(7)	Of the indicated shares of Class A common stock, 4,137 shares and 2,942 restricted shares are owned directly by Mr. Brine and 211,379 shares are presently owned by a limited partnership beneficially owned by Mr. Brine and are deemed to be beneficially owned by Mr. Brine. The remaining shares indicated consist of 73,095 shares of Class A common stock which may be acquired pursuant to stock options within 60 days. Mr. Brine’s address is c/o Delphi Capital Management, Inc., 590 Madison Avenue, New York, NY 10022.
(8)	Of the indicated shares of Class A common stock, 5,571 shares and 25,854 restricted shares are presently owned by Mr. Burghart. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Burghart’s address is c/o Reliance Standard Life Insurance Company, 2001 Market Street, Suite 1500, Philadelphia, PA 19103.
(9)	Of the indicated shares of Class A common stock, 38,991 shares are presently owned by Mr. Coulter. The remaining shares indicated may be acquired pursuant to stock options or the delivery of shares underlying RSUs within 60 days. Mr. Coulter’s address is c/o Reliance Standard Life Insurance Company, 2001 Market Street, Suite 1500, Philadelphia, PA 19103.
(10)	Of the indicated shares of Class A common stock, 15,633 shares and 2,942 restricted shares are presently owned by Mr. Fox. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Fox’s address is c/o Delphi Capital Management, Inc., 590 Madison Avenue, New York, NY 10022.

(11)	The indicated shares of Class A common stock include 20,425 shares and 2,942 restricted shares presently owned by Mr. Hirsh. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Hirsh’s address is c/o Delphi Capital Management, Inc., 590 Madison Avenue, New York, NY 10022.
(12)	The indicated shares of Class A common stock include 53,628 restricted shares presently owned by Mr. Kiratsous. Mr. Kiratsous’ address is c/o Delphi Capital Management, Inc., 590 Madison Avenue, New York, NY 10022.
(13)	Of the indicated shares of Class A common stock, 1,216 shares and 2,942 restricted shares are presently owned by Mr. Litvack. The remaining shares may be acquired pursuant to stock options within 60 days. Mr. Litvack’s address is c/o Delphi Capital Management, Inc., 590 Madison Avenue, New York, NY 10022.
(14)	Of the indicated shares of Class A common stock, 18,667 shares and 2,942 restricted shares are presently owned by Mr. Meehan. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Meehan’s address is c/o Delphi Capital Management, Inc., 590 Madison Avenue, New York, NY 10022.
(15)	Of the indicated shares of Class A common stock, 3,766 shares and 2,942 restricted shares are presently owned by Mr. O’Connor. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. O’Connor’s address is c/o Delphi Capital Management, Inc., 590 Madison Avenue, New York, NY 10022.
(16)	Of the indicated shares of Class A common stock, 192,370 shares are presently owned by Mr. Sherman. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Sherman’s address is c/o Delphi Capital Management, Inc., 590 Madison Avenue, New York, NY 10022.
(17)	Of the indicated shares of Class A common stock, 415,312 shares are presently owned by Mr. Wilhelm. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Wilhelm address is c/o Safety National Casualty Corp., 1832 Schuetz Road, St. Louis, MO 63146.
(18)	Of the indicated shares of Class A common stock, 16,693 shares and 3,361 restricted shares are directly owned by Mr. Wright. In addition, each of Mr. Wright and a corporation wholly owned by Mr. Wright may be deemed to beneficially own 2,974 shares of such stock. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Wright’s address is c/o Delphi Capital Management, Inc., 590 Madison Avenue, New York, NY 10022.
(19)	Includes 1,512,734 shares of Class A common stock which may be acquired pursuant to stock options within 60 days and 5,391 shares of Class A common stock underlying RSUs which may be delivered within 60 days and 100,495 restricted shares. Excludes Mr. Harold F. Ilg’s 412,500 shares of Class A common stock that may be acquired pursuant to stock options within 60 days.
(20)	On December 30, 2011, concurrently with Mr. Harold F. Ilg’s retirement from his position as Executive Vice President, Business Development of the Company, Mr. Ilg retired from the board of directors of the Company. Mr. Ilg’s 412,500 shares of Class A common stock may be acquired pursuant to stock options within 60 days.

STOCKHOLDER PROPOSALS

Inclusion of Proposals in Our Proxy Statement and Proxy Card Under the SEC’s Rules

A stockholder of the Company who satisfied the requirements of the SEC and wished to submit a proposal to be considered for inclusion in the Company’s proxy materials for the Company’s 2012 Annual Meeting of Stockholders was required to send such proposal to the Company at 1105 North Market Street, Suite 1230, Wilmington, Delaware 19801, attention: Secretary. Under the SEC’s rules, such proposal must have been received by the Company no later than December 10, 2011 (unless the date of our 2012 Annual Meeting of Stockholders is more than 30 days before or after May 10, 2012, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials).

By-Law Requirements for Stockholder Submission of Nominations and Proposals

Pursuant to the Company’s Amended and Restated By-Laws, in order for any matter not included in the Company’s proxy materials for the 2012 Annual Meeting to be brought before the meeting by a stockholder of the Company entitled to vote at the meeting, including, but not limited to, the nomination of a person for election as a director, the stockholder must give timely written notice of that business to the Company’s Secretary. To be timely, the notice must be received no earlier than January 11, 2012 and no later than February 10, 2012, unless the date of our 2012 annual meeting is more than 30 days before or 70 days after May 10, 2012, in which case notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The officer presiding at the meeting may exclude matters that are not properly presented in accordance with these requirements.

If the merger is completed, we do not expect to hold our 2012 Annual Meeting of Stockholders and there will not be any public participation in any future meetings of stockholders of the Company.

HOUSEHOLDING ISSUES

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This process, which is commonly referred to as “householding”, is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies. While the Company does not utilize householding, we understand that one or more intermediaries will be “householding” the Company’s proxy materials. If you hold your shares of the Company’s common stock through one of these intermediaries, a single proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this proxy statement to you if you send a written request to us at 1105 North Market Street, Suite 1230, Wilmington, Delaware 19801 or if you telephone us at (302) 478-5142. If you hold your shares of common stock through an intermediary and you wish to receive separate copies of our proxy statement and annual report in the future, you should contact your bank, broker, trust company or other nominee record holder. If you currently receive multiple copies of this proxy statement or you would like to receive only one copy for your household in the future, you should contact your broker, bank, trust company or other nominee record holder, or you may write to us at the address above.

DELISTING OF COMPANY COMMON STOCK

If the merger is completed, we expect that our common stock will be delisted from the NYSE and we will no longer file periodic reports with the SEC on account of Company common stock.

OTHER MATTERS

As of the date of this proxy statement, the board of directors knows of no other proposals which may be presented for action at the special meeting. However, if any other proposal properly comes before the special meeting by or at the direction of the board of directors, the persons named in the proxy form enclosed will vote in accordance with their best judgment upon such matter.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act. The Company files reports, proxy statements and other information with the SEC. The filings are available to the public at the SEC’s website, http://www.sec.gov. The Company’s website, http://www.delphifin.com/financial/secfilings, has copies of these filings as well. Our Class A common stock is listed on the NYSE under the symbol “DFG” and you may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

If you have questions about the special meeting or the merger after reading this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, you should contact the Company and the Company’s proxy solicitors, MacKenzie Partners, at 105 Madison Avenue, 17th Floor, New York, New York 10016, email at: proxy@mackenziepartners.com, call collect: (212) 929-5500, or call toll-free: (800) 322-2885.

We have not authorized anyone to give you any information or to make any representation about the proposed merger or our Company that differs from or adds to the information contained in this document or in the documents we have publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

We incorporate by reference into this proxy statement any Current Reports on Form 8-K filed by us pursuant to the Exchange Act after the date of this proxy statement and prior to the date of the special meeting. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

Annex A

AGREEMENT AND PLAN OF MERGER

Among

DELPHI FINANCIAL GROUP, INC.,

TOKIO MARINE HOLDINGS, INC.

and

TM INVESTMENT (DELAWARE) INC.

Dated as of December 21, 2011

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of December 21, 2011, among Delphi Financial Group, Inc., a Delaware corporation (the “Company”), Tokio Marine Holdings, Inc., a Japanese corporation (“Parent”), and TM Investment (Delaware) Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the Board of Directors of the Company, acting upon the affirmative recommendation of the Special Transaction Committee of the Board of Directors of the Company (the “Special Transaction Committee”), has approved and declared advisable this Agreement and the Merger in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the Special Transaction Committee and the Board of Directors of the Company, acting upon the affirmative recommendation of the Special Transaction Committee, have resolved, subject to Section 6.2, to recommend that the holders of Shares (as defined below) vote in favor of the Certificate Amendment (as defined below) and this Agreement.

WHEREAS, the Board of Directors of Parent and Merger Sub have approved and declared advisable this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, simultaneously with the execution of this Agreement, Parent, the Company and certain stockholders of the Company (the “Shareholder Parties”) are entering into a voting and support agreement, dated as of the date of this Agreement (the “Voting Agreement”), providing that, among other things, such Shareholder Parties will vote their Shares in favor of the adoption of this Agreement.

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease (the “Merger”). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL.

Section 1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the sixth Business Day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “Business Day” shall mean any day ending at 11:59 p.m. (Eastern U.S. Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York or Tokyo.

Section 1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company, Merger Sub and Parent shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”). At or prior to the consummation of the Merger, the parties shall make all other filings and/or notices required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger in accordance with the DGCL, or at such other later date and time as is agreed between the parties and specified in the Certificate of Merger in accordance with the DGCL (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

ARTICLE II

Certificate of Incorporation and By-Laws of the Surviving Corporation

Section 2.1. The Certificate of Incorporation and By-Laws. (a) The certificate of incorporation of the Company shall be amended at the Effective Time to read in its entirety as set forth in Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “Charter”) until thereafter amended as provided therein or by applicable Laws and (b) Parent and the Surviving Corporation shall cause the by-laws of Merger Sub as in effect immediately prior to the Effective Time to become, in all substantive respects, the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or by applicable Laws.

ARTICLE III

Directors of the Surviving Corporation

Section 3.1. Directors. The Board of Directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

Section 4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any capital stock of the Company:

(a) Merger Consideration.

(i) Each share of the Class A common stock, par value $0.01 per share, of the Company (a “Class A Share” or, collectively, the “Class A Shares”) issued and outstanding immediately prior to the Effective Time, other than Class A Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Class A Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties (each, an “Excluded Class A Share,” and collectively, “Excluded Class A Shares”), and any Dissenting Shares, shall be converted into the right to receive $43.875 per Share (the “Class A Per Share Merger Consideration”). At the Effective Time, all of the Class A Shares (other than Excluded Class A Shares owned by Safety National Casualty Corporation and Reliance Standard Life Insurance Company of Texas (“Converted Class A Shares”)) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any of the Class A Shares and any shares that are in non-certificated book-entry form (either case being referred to in this Agreement, to the extent applicable, as a “Class A Certificate”) formerly representing any of the Class A Shares (other than Excluded Class A Shares and Dissenting Shares) shall thereafter represent only the right to receive the Class A Per Share Merger Consideration, the Pre-Merger Special Dividend and any other dividends or distributions in accordance with Section 4.2(c), in each case without interest.

(ii) Each share of the Class B common stock, par value $0.01 per share, of the Company (a “Class B Share” or, collectively, the “Class B Shares,” and together with the Class A Shares, the “Shares”) issued and outstanding immediately prior to the Effective Time, other than Class B Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Class B Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties (each, an “Excluded Class B Share,” and collectively, “Excluded Class B Shares,” and together with the Excluded Class A Shares, the “Excluded Shares”), and any Dissenting Shares, shall be converted into the right to receive $52.875 per Class B Share (the “Class B Per Share Merger Consideration” and, the aggregate Class B Per Share Merger Consideration, together with the aggregate Class A Per Share Merger Consideration and the aggregate amount required to be paid in respect of Stock Awards pursuant to Sections 4.3(a) through 4.3(d) (without duplication), the “Aggregate Merger Consideration”). At the Effective Time, all of the Class B Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any of the Class B Shares and any shares that are in non-certificated book-entry form (either case being referred to in this Agreement, to the extent applicable, as a “Class B Certificate”, and collectively with Class A Certificates, the “Certificates”) formerly representing any of the Class B Shares (other than Excluded Class B Shares and Dissenting Shares) shall thereafter represent only the right to receive the Class B Per Share Merger Consideration, the Pre-Merger Special Dividend and any other dividends or distributions in accordance with Section 4.2(c), in each case without interest.

(b) Treatment of Excluded Shares. At the Effective Time, each Converted Class A Share shall be converted into .000018 shares of common stock, $1.00 par value per share, of the Surviving Corporation. All other Excluded Shares shall, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. At the Effective Time, each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $1.00 par value per share, of the Surviving Corporation.

Section 4.2. Exchange of Certificates.

(a) Paying Agent. Immediately prior to the Effective Time, Parent shall make available or cause to be made available to a paying agent which is a U.S.-based commercial bank or trust company selected by Parent, and engaged pursuant to an agreement in a form reasonably acceptable to the Company, at least five (5) Business Days prior to the Effective Time with the Company’s prior approval (such approval not to be unreasonably withheld, delayed or conditioned) (the “Paying Agent”) in an account for the benefit of the holders of the Shares (other than the Excluded Shares and Dissenting Shares) and the Options, RSUs, Restricted Shares and Stock Purchase Plan Awards (collectively, the “Stock Awards”), amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the Aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that any and all such investments shall be in obligations of or guaranteed by the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Standard & Poor’s or Moody’s Investors Service, respectively or a combination of the foregoing or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 and, in any such case, no such instrument shall have a maturity exceeding three months. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the Aggregate Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to Parent.

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within three Business Days), the Surviving Corporation shall cause the Paying Agent (x) to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) in exchange for the Class A Per Share Merger Consideration or the Class B Per Share Merger Consideration, as applicable, and (y) to mail to each holder of a Stock Award, a check in an amount due and payable to such holder pursuant to the provisions of Section 4.3. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) multiplied by (y) the Class A Per Share Merger Consideration or Class B Per Share Merger Consideration, as applicable, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) No Further Ownership Rights to Shares. Notwithstanding anything to the contrary contained in this Agreement, the Surviving Corporation is obligated to pay (i) any dividends and make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on Shares in accordance with the terms of this Agreement (to the extent permitted under Section 6.1(a)) prior to the date of this Agreement and which remain unpaid at the Effective Time and (ii) the Pre-Merger Special Dividend to the extent it remains unpaid after the Effective Time. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for 365 calendar days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares and Dissenting Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Class A Per Share Merger Consideration or Class B Per Share Merger Consideration as applicable (after giving effect to any required tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in a reasonable amount, the Paying

Agent will issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Class A Per Share Merger Consideration or Class B Per Share Merger Consideration, as applicable.

(f) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, the Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who is entitled to demand and has properly demanded appraisal rights under Section 262 of the DGCL (the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive the Class A Per Share Merger Consideration or the Class B Per Share Merger Consideration, as applicable (the “Dissenting Shares”), but instead such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (or any successor provision) (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the Pre-Merger Special Dividend and any other dividends or distributions in accordance with Section 4.2(c) and the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn such demand or lost its, his or her rights to appraisal under the DGCL. If, after the Effective Time, any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Class A Per Share Merger Consideration or the Class B Per Share Merger Consideration, as applicable, for each such Share, in accordance with Section 4.1, without interest. The Company shall give Parent prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal. Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands for appraisal; provided, however, that Parent shall not enter into any settlement or make any commitment with respect to such demands for appraisal that requires a payment or other action by the Company prior to Closing. Without limiting the generality of the foregoing, the Company shall not, except with the prior written consent of Parent, make any payment or agree or commit to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(g) Withholding Rights. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Stock Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by the Paying Agent, Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

Section 4.3. Treatment of Stock Plans and Stock Awards.

(a) Treatment of Options. Except as set forth in Section 4.3(d) below, at the Effective Time, (i) each outstanding option to purchase Class A Shares (a “Class A Option”) granted under a Stock Plan, vested or unvested, shall be cancelled and shall only entitle the holder of such Class A Option to receive an amount in cash equal to the product of (x) the total number of Class A Shares subject to the Class A Option times (y) the excess, if any, of the Class A Equity Award Consideration over the exercise price per Class A Share under such Class A Option and (ii) each outstanding option to purchase Class B Shares (a “Class B Option” and, collectively with the Class A Options, the “Options”) granted under a Stock Plan, vested or unvested, shall be cancelled and shall only entitle the holder of such Class B Option to receive an amount in cash equal to the product of (x) the total number of Class B Shares subject to the Class B Option and (y) the excess, if any, of the Class B Equity Award Consideration over the exercise price per Class B Share under such Class B Option.

(b) Treatment of Restricted Shares. Except as set forth in Section 4.3(d) below, immediately prior to the Effective Time, the Company shall waive any vesting or holding conditions or restrictions applicable to any Restricted Shares granted pursuant to a Stock Plan, and such Restricted Shares shall be treated the same as all other Class A Shares or Class B Shares, as applicable, in accordance with Section 4.1 of this Agreement.

(c) Treatment of RSUs. At the Effective Time, each outstanding RSU granted pursuant to a Stock Plan, vested or unvested, shall be cancelled and shall only entitle the holder of such RSU to receive with respect to each Share subject to such RSU an amount in cash equal to, as applicable, (i) the product of (x) the total number of Class A Shares subject to such RSU and (y) the Class A Per Share Merger Consideration plus (ii) the product of (x) the total number of Class B Shares subject to such RSU and (y) the Class B Per Share Merger Consideration.

(d) Treatment of Performance-based Restricted Shares and Options. At the Effective Time, the performance-based vesting conditions in respect of each outstanding Restricted Share and Class A Option, the vesting of which is conditioned on the achievement of certain performance criteria in respect of the Company Subsidiaries (collectively, the “Performance Awards” and individually, the “Performance Shares” and the “Performance Options”), shall be deemed satisfied, but the time-based vesting conditions in respect of the Performance Awards shall not be deemed satisfied at the Effective Time. At the Effective Time, each outstanding Performance Share shall automatically be converted into a right to receive an amount in cash equal to the Class A Per Share Merger Consideration, which will vest and be paid to holders thereof on March 5, 2013, subject to continued employment with Parent and its Affiliates (including the Company and the Company Subsidiaries) through March 5, 2013, and will otherwise retain the same terms and conditions (including, in the event of certain terminations of employment, accelerated vesting and payment) as contained in the original Performance Shares (but taking into account any changes to such Performance Shares that are necessary to reflect the provisions of this Section 4.3(d)). At the Effective Time, each outstanding Performance Option shall automatically be converted into a right to receive an amount in cash equal to the product of (x) the total number of Class A Shares subject to the Performance Option times (y) the excess of the Class A Equity Award Consideration over the exercise price per Class A Share under such Performance Option, which will vest and be paid to holders thereof on December 31, 2012, subject to continued employment with Parent and its Affiliates (including the Company and the Company Subsidiaries) through December 31, 2012, and will otherwise retain the same terms and conditions (including, in the event of certain terminations of employment, accelerated vesting and payment) as contained in the original Performance Options (but, taking into account any changes to such Performance Options that are necessary to reflect the provisions of this Section 4.3(d)).

(e) Treatment of ESPP. Immediately prior to the Pre-Merger Special Dividend Record Date, in the case of any outstanding purchase rights (the “Stock Purchase Plan Awards”) under the Company’s 2010 Employee Share Purchase Plan (the “ESPP”), (i) the then-current purchase period under the ESPP shall end and each participant’s accumulated payroll deduction shall be used to purchase Class A Shares in accordance with the terms of the ESPP, (ii) such Shares shall be treated the same as all other Shares in accordance with Section 4.1 of this Agreement and (iii) the ESPP shall terminate immediately after such purchases.

(f) Corporate Actions. At or prior to the Effective Time, the Company, the Board of Directors of the Company and the compensation committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Sections 4.3(a) through 4.3(e). The Company shall take all actions necessary to ensure that from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Shares, other capital stock of the Company, or other compensation of any kind (other than amounts required to be paid pursuant to Sections 4.3(a) through 4.3(e)) to any Person pursuant to or in settlement of the Stock Awards and the Stock Plans will thereupon terminate.

(g) Section 4.3 Definitions. For purposes of this Agreement:

(i) “Class A Equity Award Consideration” shall mean the sum of the Class A Per Share Merger Consideration and the Pre-Merger Special Dividend.

(ii) “Class B Equity Award Consideration” shall mean the sum of the Class B Per Share Merger Consideration and the Pre-Merger Special Dividend.

(iii) “Restricted Share” shall mean any Class A Share or Class B Share that is subject to vesting or holding conditions or restrictions.

(iv) “RSU” shall mean any restricted stock unit, share unit or deferred shares, whether or not performance-based, granted pursuant to a Stock Plan.

(v) “Stock Plan” shall mean, collectively, the Company 2003 Long-Term Incentive and Share Award Plan, the Company Second Amended and Restated Employee Stock Option Plan, the Company Second Amended and Restated Long-Term Performance-Based Incentive Plan, the Company 2010 Outside Directors Stock Plan (the “2010 Directors Plan”), the Company Second Amended and Restated Directors Stock Plan (and, together with the 2010 Directors Plan, the “Directors Plans”), the ESPP and all predecessors to such plans.

Section 4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Class A Per Share Merger Consideration and the Class B Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

Representations and Warranties

Section 5.1. Representations and Warranties of the Company. Except as set forth in the Company Reports filed on or after July 1, 2010 and prior to the date of this Agreement (excluding any disclosure set forth in the sections titled “risk factors” and “forward-looking statements” or in any other section to the extent the disclosure is a forward-looking statement or cautionary, predictive or forward-looking in nature) or otherwise disclosed to Parent in the corresponding sections or subsections of the letter (the “Company Disclosure Letter”) delivered to it by the Company prior to the execution of this Agreement (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter (i) shall be deemed disclosure with respect to any other section or subsection to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent and (ii) with respect to any disclosure of an item relating to a representation or warranty in which the phrase “Material Adverse Effect” appears shall not be deemed to be an admission that such item constitutes or would reasonably be expected to result in, a Material Adverse Effect), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. The Company has made available to Parent complete and correct copies of the Company’s and its Subsidiaries’ certificates of incorporation and by-laws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect. Section 5.1(a)(i) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and its Subsidiaries are organized.

As of the date of this Agreement, the Company conducts its insurance operations solely through the Subsidiaries set forth in Section 5.1(a)(ii) of the Company Disclosure Letter (collectively, the “Company Insurance Subsidiaries”). Each of the Company Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements, and the Company has made all required filings under applicable insurance holding company statutes, except where the failure to be so licensed or authorized, or to make any such filings, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. No insurance regulator in any state has notified the Company or any Company Insurance Subsidiary, orally or in writing, that any Company Insurance Subsidiary is commercially domiciled in any jurisdiction and, to the knowledge of the Company, there are no facts that would result in any Company Insurance Subsidiary being commercially domiciled in any state. For the purposes of this Agreement, the term “knowledge of the Company” means the actual knowledge of the individuals who have served since July 2011 and are serving as of the date of this Agreement as the Company’s Chairman and Chief Executive Officer, Chief Financial Officer, President and Chief Operating Officer, General Counsel or as any Executive Vice President of the Company or the Chief Executive Officer of Reliance Standard Life Insurance Company or the Chief Executive Officer of Safety National Casualty Corporation.

As used in this Agreement, the term (i) “Subsidiary” or “Company Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) “Material Adverse Effect” with respect to the Company means a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole, provided, that none of the following shall constitute, or be taken into account in determining whether there has been or would be, a Material Adverse Effect;

(A) changes in the economy or financial markets generally in the United States;

(B) changes that are the result of factors generally affecting the industries in which the Company and the Company Subsidiaries operate in the geographic areas in which the Company and the Company Subsidiaries operate;

(C) any loss of, or adverse change in, the relationship of the Company or any of the Company Subsidiaries with its customers, employees, agents or suppliers caused by the pendency or the announcement of the transactions contemplated by this Agreement, in each case to the extent that the Company reasonably demonstrates that a causal relationship exists between such pendency or announcement, on the one hand, and such change, on the other hand;

(D) changes in generally accepted accounting principles (“GAAP”) in the United States or Japan, SAP, the rules or policies of the Public Company Accounting Oversight Board, or any statute, rule, regulation or other Law unrelated to the Merger and of general applicability, or interpretation of any of the foregoing, after the date of this Agreement;

(E) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing, provided that the exception in this clause shall not preclude a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect on the Company;

(F) the suspension of trading in securities on the New York Stock Exchange (“NYSE”) or a decline in the price of the Class A Shares on the NYSE, provided that the exception in this clause shall not preclude a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to a Material Adverse Effect on the Company;

(G) any change or announcement of a potential change in the credit rating or any other rating of the Company or any of the Company Subsidiaries or any of their securities; provided that the exception in this clause shall not preclude a determination that any change, effect, circumstance or development underlying such change or announcement has resulted in, or contributed to a Material Adverse Effect on the Company; and

(H) the entry into or announcement of the execution of this Agreement or the Voting Agreement or compliance by the Company with the terms of this Agreement;

provided that, with respect to clauses (A) and (B), such change, event, circumstance or development does not (i) primarily relate to (or have the effect of primarily relating to) the Company and the Company Subsidiaries or (ii) disproportionately adversely affect the Company and the Company Subsidiaries compared to other companies of similar size operating in the same lines of business within the insurance industry in which the Company and the Company Subsidiaries operate.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 150,000,000 Class A Shares and 20,000,000 Class B Shares, of which 54,859,158 Class A Shares and 6,111,557 Class B Shares were outstanding as of the close of business on December 16, 2011, and 50,000,000 shares of Preferred Stock, par value $.01 per share, none of which are outstanding. As of the close of business on December 16, 2011, 2,182,716 Class A Shares and 227,216 Class B Shares were held in treasury. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 4,451,804 Class A Shares and 3,386,854 Class B Shares reserved for issuance as of December 19, 2011 under the Stock Plans, the Company has no Shares reserved for issuance. Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list as of December 19, 2011 of Options, Restricted Shares and RSUs, including the holder, date of grant, number of Shares and, where applicable, exercise or reference price and vesting schedule. All vesting thereunder will be accelerated by either the Requisite Company Vote or the consummation of the Merger. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and owned by the Company, or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance, other than a lien, charge, pledge, security interest, claim or other encumbrance for Taxes not yet due (each, a “Lien”). Except as set forth above and except for securities issued pursuant to the Stock Plans since December 19, 2011, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(ii) Section 5.1(b)(ii) of the Company Disclosure Letter sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary, (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person, other than securities in a Person held for investment by the Company or any of its Subsidiaries with a fair market value, market price and acquisition price of less than $66,000,000 as of October 31, 2011 and (z) a complete and correct list of the Company’s Subsidiaries that were included in the consolidated financial statements of the Company for the quarter ended September 30, 2011.

(iii) Section 5.1(b)(iii) of the Company Disclosure Letter sets forth a complete and correct list of each non-profit entity in which the Company or its Subsidiaries owns a majority interest or which the Company or its Subsidiaries otherwise controls and a description of its purpose and activities. None of the Company or any of its Subsidiaries has any obligation to fund such non-profit entities for amounts in excess of $150,000.

(iv) Neither Delphi Finance Trust I nor Delphi Financial Statutory Trust I has any material assets or liabilities.

(c) Corporate Authority; Approval and Fairness.

(i) Assuming the representations of Parent and Merger Sub set forth in Section 5.2(i) are true and correct, the Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to (A) adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the voting power of the outstanding shares of capital stock of the Company at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”), (B) adoption of the Certificate Amendment by the affirmative vote (in person or proxy) of (x) the holders of a majority of the voting power of the outstanding shares of capital stock of the Company and (y) the holders of a majority of the voting power of the outstanding Class A Shares voting as a single class (collectively, the “Certificate Amendment Approval”), (C) approval of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Class A Shares not owned, directly or indirectly, by holders of Class B Shares, any holder of Shares that were transferred to such holder by any holder of Class B Shares after the date of this Agreement, Parent, Merger Sub, any officers or directors of the Company or any of their respective Affiliates or “associates” (as defined in Section 12b-2 of the Exchange Act)), voting as a single, separate class (the “Unaffiliated Stockholder Approval,” and, together with the Requisite Company Vote and the Certificate Amendment Approval, the “Company Stockholder Approvals”) and (D) the filings and/or notices pursuant to Section 1.3. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law (the “Bankruptcy and Equity Exception”). “Affiliate” means, as to any Person, (i) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For the purpose of the definition of “Affiliate,” “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural Person, any member of the immediate family of such natural Person.

(ii) The Board of Directors of the Company, acting upon the affirmative recommendation of the Special Transaction Committee, has (A) (1) determined that the Merger is in the best interests of the Company and its stockholders and approved and declared advisable this Agreement, the Merger, the Voting Agreement, the Certificate Amendment and the other transactions contemplated hereby and thereby, on the terms and subject to the conditions set forth herein, and (2) resolved, subject to Section 6.2, to recommend that the holders of the Shares relevant to voting on each Company Stockholder Approval vote in favor of such Company Stockholder Approval (the “Company Recommendation”) and (B) directed that (1) this Agreement be submitted to the holders of Shares for their adoption and (2) the Certificate Amendment be submitted to holders of Shares and to holders of Class A Shares for their approval. The Special Transaction Committee has resolved, subject to Section 6.2, to recommend that the holders of Shares relevant to voting on each Company Stockholder Approval vote in favor of such Company Stockholder Approval. The Special Transaction Committee has received the opinion of its financial advisor, Lazard Frères & Co. LLC

(“Lazard”), to the effect that, subject to the assumptions, qualifications and limitations set forth therein, as of the date of such opinion, the Class A Per Share Merger Consideration, together with the Pre-Merger Special Dividend, to be paid to the holders of Class A Shares (other than holders of Excluded Class A Shares and any Dissenting Shares and other than any holder of Class B Shares who also owns Class A Shares) in connection with the Merger is fair, from a financial point of view, to such holders of Class A Shares. It is agreed and understood that such opinion is for the benefit of the Special Transaction Committee and the other independent directors of the Company and may not be relied upon by Parent or Merger Sub.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than (A) the filings and/or notices pursuant to Section 1.3 and under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) the filings required to be made by the Company with the Securities and Exchange Commission under the Exchange Act, (C) the filings and/or notices required to be made under the rules and regulations of the NYSE, (D) compliance with any applicable state securities or blue sky laws and (E) the filings, notices and/or approvals under all applicable state Laws regulating the insurance business (collectively, the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any federal, state, local or foreign governmental or regulatory authority, agency, commission, department, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, and except for any such notices, reports or filings which may have to be made by the Company with any Japanese Governmental Entity, as to which the Company is not making any representation or warranty.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation (giving effect to the Certificate Amendment) or by-laws of the Company or the comparable governing documents of any of its Subsidiaries or any other entity in which the Company or any of its Subsidiaries owns equity interests (not including entities in which the Company or any of its Subsidiaries invests in the ordinary course of their respective investment operations) (an “Other Entity”), (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, or other legally binding arrangement (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby), compliance with the matters referred to in Section 5.1(d)(i) under any Law to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Any termination of a reinsurance or coinsurance agreement resulting from the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby described in Section 5.1(d) of the Company Disclosure Letter will not affect the rights and obligations existing under such agreement immediately prior to such termination.

(iii) The Company and its Subsidiaries are not creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 25% of the gross assets of the Company and its Subsidiaries (excluding cash and cash equivalents).

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2008 (the “Applicable Date”) (the forms, statements, reports and documents filed since the Applicable Date, including exhibits and other information incorporated therein, and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). As of their respective filing dates (or effective dates in the case of Company Reports that are registration statements) or, if amended prior to the date of this Agreement, as of the date of such amendment, the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Company maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Such disclosure controls and other procedures are effective to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such disclosure controls and procedures are sufficient to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s independent auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s independent auditors and audit committee of the Company’s Board of Directors any material weaknesses in the Company’s internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent any such disclosure made by management to the Company’s independent auditors and the Audit Committee of the Company’s Board of Directors.

(iii) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations and comprehensive income, consolidated statements of the changes in stockholders’ equity and consolidated statements of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(iv) The Company has previously furnished or made available to Parent true and complete copies of the annual statutory statements for each of the years ended December 31, 2008, December 31, 2009 and December 31, 2010, and quarterly statutory statements for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, together with all exhibits and schedules thereto (collectively, the “Company SAP Statements”), with respect to each of the Company Insurance Subsidiaries, in each case as filed with the Governmental Entity charged with supervision of insurance companies of such Company Insurance Subsidiary’s jurisdiction of domicile. The Company SAP Statements were prepared in all material respects in conformity with applicable statutory accounting practices prescribed or permitted by such Governmental Entity (“SAP”) applied on a consistent basis, except as may have been noted therein and present fairly, in all material respects, to the extent required by and in conformity with SAP, the statutory financial condition of such Company Insurance Subsidiary at the respective dates and the results of operations, changes in capital and surplus and cash flow of such Company Insurance Subsidiary for each of the periods then ended. The Company SAP Statements were filed with the applicable Governmental Entity in a timely fashion on forms prescribed or permitted by such Governmental Entity. No deficiencies or violations material to the financial condition of any of the Company Insurance Subsidiaries, individually, whether or not material in the aggregate, have been asserted in writing by any Governmental Entity which have not been cured or otherwise resolved to the satisfaction of such Governmental Entity (unless not currently pending). The quarterly and annual statements of each Company Insurance Subsidiary filed on or after the date of this Agreement and prior to the Closing (“Interim SAP Statements”), when filed with the applicable Governmental Entities, including insurance regulatory authorities, of the applicable jurisdictions, will present fairly in all material respects, to the extent required by and in conformity with SAP, except as may be noted therein, the statutory financial condition of such Company Insurance Subsidiary at the respective dates indicated and the results of operations, changes in capital and surplus and cash flow of such Company Insurance Subsidiary for each of the periods therein specified (subject to normal year-end adjustments) and will be filed in a timely fashion on forms prescribed or permitted by the relevant Governmental Entity. The Company will deliver to Parent true, correct and complete copies of the Interim SAP Statements promptly after they are filed with the applicable Governmental Entity in the domiciliary states. Since the year ended December 31, 2009, the annual balance sheets and statements of operations included in the Company SAP Statements have been audited by Ernst & Young LLP. True, correct, and complete copies of the audit opinions relating to such balance sheets and statements of operations have been furnished to Parent prior to the date of this Agreement.

(v) There are no “off-balance sheet arrangements”, as defined in Item 303 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), to which the Company or any Subsidiary of the Company is a party.

(vi) The aggregate reserves for claims, losses (including incurred but not reported losses) and loss adjustment expenses (whether allocated or unallocated), as reflected in each of the Company Reports and Company SAP Statements, (A) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in the financial statements and notes thereto included in such financial statements); and (B) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years (except as otherwise noted in the financial statements and notes thereto included in such financial statements).

(f) Absence of Certain Changes. Since December 31, 2010, (i) except as required pursuant to this Agreement, the business of the Company and the Company Subsidiaries has been conducted in the ordinary course of business consistent with past practice, and (ii) there has not been any event, occurrence, development or circumstance that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(g) Litigation and Liabilities. There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings (collectively, “Proceedings”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries (or, to the knowledge of the Company as of the date of this Agreement, Other Entities) or (ii) except as reflected or reserved against in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the date of this Agreement, obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise, and whether or not required to be disclosed, or any other facts or circumstances to the knowledge of the Company that could reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries or the Other Entities, including those relating to matters involving any Environmental Law, except for those Proceedings, claims, obligations or liabilities that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company as of the date of this Agreement, any of the Other Entities, is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(h) Employee Benefits.

(i) All benefit and compensation plans, contracts, policies, arrangements or understandings covering current or former officers, employees, agents or consultants and independent contractors of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus, phantom stock, vacation, disability, death benefit, hospitalization, medical insurance, life insurance, welfare, or other employee benefit plan, agreement, policy, arrangement or understanding, and any employment, consulting, change in control, termination, retention or similar or other agreements, arrangements or understandings (the “Benefit Plans”) are listed on Section 5.1(h)(i) of the Company Disclosure Letter. True and complete copies of all Benefit Plans listed on Section 5.1(h)(i) of the Company Disclosure Letter, including any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements and subscription agreements forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Parent (provided, however, that with respect to such insurance contracts and loan agreements and subscription agreements relating to the ESPP, there has been provided a representative insurance contract, form of loan agreement and subscription agreement; the other insurance contracts, loan agreements and subscription agreements are substantially similar thereto), along with, to the extent applicable: (A) any related funding instrument; (B) the most recent determination letter or applicable opinion letter; (C) the most recent summary plan description; and (D) the two most recent (1) Form 5500 and attached schedules, (2) audited financial statements, and (3) actuarial valuation reports. Each Benefit Plan which has received or submitted an application for a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. None of the Benefit Plans is a “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”).

(ii) All Benefit Plans are in substantial compliance with, and have been maintained, operated and administered in accordance and substantial compliance with, their terms and with applicable Laws, including ERISA and the Code. Each Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”), and which is intended to be qualified under Section 401(a) of the Code, is so qualified and has received a favorable determination letter from the Internal Revenue Service (the “IRS”) covering all Tax Law changes for which a determination letter is available, has applied to the IRS for such letter covering all such Tax Law changes or is operated using a volume submitter or prototype plan document that is the subject of an IRS opinion letter regarding the form of such plan document, and the Company is not aware of any circumstances that could result in the loss of the qualification of such Plan under Section 401(a) of the Code. Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a U.S. Benefit Plan has (i) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (ii) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject the Company or any Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(iii) Neither the Company, any of its Subsidiaries nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414(b) of the Code (x) maintains or contributes to, or has within the past six years maintained or contributed to, a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (y) maintains or has an obligation to contribute to, or has within the past six years maintained or had an obligation to, contribute to a Multiemployer Plan or a “multiple employer” plan, within the meaning of Sections 210(a), 4063 or 4064 of ERISA. All contributions required to be made under each Benefit Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the Company Reports.

(iv) As of the date of this Agreement, there is no pending or, to the knowledge of the Company threatened, litigation or other action or claim relating to any of the Benefit Plans, other than routine claims for routine benefits in the ordinary course of business. No Benefit Plan is under, and neither the Company nor any of its Subsidiaries has received a notice of, any audit or investigation by any Governmental Entity with respect to a Benefit Plan. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits, except as required to avoid an excise tax under Section 4980B of the Code. The Company or its Subsidiaries may amend or terminate any Benefit Plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(v) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in participation or coverage under, any Benefit Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Except as expressly provided in this Agreement, neither the execution of this Agreement, stockholder or other approval of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any Person to severance or other pay or any increase in such pay upon any termination of employment or services after the date of this Agreement, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent or any Affiliate to merge, amend or terminate any of the Benefit Plans or (z) result in payments under any of the Benefit Plans, or payments to any Employees or other Person, which would not be deductible under Section 162(m) or Section 280G of the Code.

(vi) None of the Benefit Plans are maintained outside of the United States, or are otherwise primarily for the benefit of Employees or other Persons working outside of the United States.

(vii) There are no outstanding loans by the Company or any of its Subsidiaries to any of their current or former officers, employees or directors, other than loans under any Benefit Plan intended to qualify under Section 401(k) of the Code and routine travel advances made in the ordinary course of business.

(i) Compliance with Laws; Licenses. The businesses (including the appointment of Agents) of each of the Company and its Subsidiaries (and, to the knowledge of the Company as of the date of this Agreement, the Other Entities) have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, agency requirement or published interpretation of any Governmental Entity (collectively, “Laws”), except for violations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing (i) each Company Insurance Subsidiary and, to the knowledge of the Company, its Agents have marketed, sold and issued insurance products in compliance with insurance Laws applicable to the business of such Company Insurance Subsidiary and in the respective jurisdictions in which such products have been sold, except for such non-compliance that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Company, the Company has not received since December 31, 2007 any written notice or communication of any material non-compliance with any such Laws (which non-compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect) that has not been cured as of the date of this Agreement. Each of the Company and its Subsidiaries (and, to the knowledge of the Company as of the date of this Agreement, the Other Entities) has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company has made available to Parent a true, correct and complete list of all pending market conduct examinations as of the date of this Agreement by any Governmental Entity relating to any Company Insurance Subsidiary.

(j) Material Contracts.

(i) All of the material contracts of the Company and each Company Subsidiary that are filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 or specifically referenced by name (and not by category, type or class) in the Company SAP Statements for the year ended December 31, 2010 (together with the Reinsurance Contracts set forth in Section 5.1(j)(i)(A) of the Company Disclosure Letter, the “Material Contracts”) are in full force and effect, except for those for which the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Section 5.1(j)(i)(A) of the Company Disclosure Letter contains a correct and complete list of each material Reinsurance Agreement in effect as of the date of this Agreement. True and complete copies of all Material Contracts have been made available by the Company to Parent. Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other party to the Material Contracts is in breach of or in default under any Material Contracts, and, to the knowledge of the Company, no event has occurred which, with the passage of time and/or the giving of notice, would constitute a default thereunder by the Company or the Company Subsidiary party thereto or by any other party thereto, except for such breaches and defaults (i) as are not, individually or in the aggregate, reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole or (ii) that result from the consummation of the transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary is party to any Contract containing any provision or covenant limiting in any material respect the ability of the Company or any Company Subsidiary or any Affiliate of the Company (including, after the Effective Time, Parent and its Affiliates) (A) to (i) sell any products or services of or to any other Person or (ii) write, bind, renew or otherwise solicit insurance business, (B) to (i) engage in any line of business, (ii) do any business in any geographic location or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any Company Subsidiary or (C) to acquire assets or securities of any other Person (any such contract, together with any contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any of its Subsidiaries, on the other hand, a “Restricted Contract”).

(ii) Each Material Contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon the Company or the Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto (except as may be limited by the Bankruptcy and Equity Exception), except for such failures to be valid and binding as are not, individually or in the aggregate, reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole.

(k) Real Property.

(i) With respect to real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”) (A) the Company or its applicable Subsidiary has good and marketable fee simple (or equivalent) title to such Owned Real Property, free and clear of any Lien, (B) there are no outstanding written agreements or other Contracts to purchase, exchange, place a Lien against, lease or otherwise transfer such Owned Real Property or any portion of the Owned Real Property or interest therein, and (C) there are no material pending or, to the knowledge of the Company, threatened condemnation or other Proceedings relating to the Owned Real Property, except, in each case, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(ii) With respect to the real property leased or subleased to the Company or its Subsidiaries for which the annual base rent is over $200,000, the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(l) Takeover Statutes. Assuming the representations of Parent and Merger Sub set forth in Section 5.2(i) are true and correct, (i) no “fair price,” “moratorium,” or other similar Delaware anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or by-laws is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement or the Voting Agreement and (ii) the Company has taken all necessary action to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement, the Merger, the Voting Agreement and the other transactions contemplated by this Agreement or the Voting Agreement.

(m) Environmental Matters. Except for such matters that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) to the knowledge of the Company, no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance; (iii) to the knowledge of the Company, no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation; (iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third-party property; (v) neither the Company nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received since January 1, 2008, any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (viii) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (ix) the Company has delivered to Parent copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to the Company or its Subsidiaries or their respective current and former properties or operations.

As used herein, the term “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

As used herein, the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; or (C) any other substance which may be the subject of regulatory action by any Government Entity in connection with any Environmental Law.

(n) Taxes. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid or withheld in all material respects all Taxes that are shown as due on such filed Tax Returns or that the Company or any of its Subsidiaries are obligated to pay or withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2010, 2009 and 2008. The Company and each of its Subsidiaries have complied with all applicable information and other reporting, withholding and disclosure requirements under the Code or any other applicable foreign, state and local Law, except to the extent that any such failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of a similar nature, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

With respect to any reinsurance contracts to which the Company or any of its Subsidiaries is a party, to the knowledge of the Company no facts, circumstances or basis exists under which the IRS could make any reallocation, recharacterization or other adjustment under Section 845(a) of the Code, or make any adjustment arising from a determination that any reinsurance contract had or has a significant tax avoidance effect under Section 845(b) of the Code.

(o) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Company or any of its Subsidiaries. The Company has previously made available to Parent correct and complete copies of all labor and collective bargaining agreements, Contracts or other agreements or understandings with a labor union or labor organization to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound (collectively, the “Company Labor Agreements”). The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any of the Company Labor Agreements. The Company and its Subsidiaries have complied in all material respects with the reporting requirements of the Labor Management Reporting and Disclosure Act.

(p) Intellectual Property.

(i) Section 5.1(p)(i) of the Company Disclosure Letter contains a true and complete list of (a) all Owned Intellectual Property that is registered or subject to an application for registration, indicating for each item the registration or application number and the applicable filing jurisdiction, and (b) all material unregistered Trademarks and Copyrights. The Company exclusively owns (beneficially, and of record where applicable) all Owned Intellectual Property, free and clear of all encumbrances, exclusive licenses and non-exclusive licenses not granted in the ordinary course of business, except where the failure to so own such Property in such manner would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company: (A) the Company and/or each Company Subsidiary owns, or is licensed or otherwise possesses sufficient rights to use, all Intellectual Property used in the business of the Company and the Company Subsidiaries as currently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement, and (B) to the knowledge of the Company, all Intellectual Property owned by the Company and/or the Company Subsidiaries is valid and subsisting, (C) there are no written claims, nor any litigation, opposition, cancellation, proceeding or objection, with respect to the Owned Intellectual Property currently pending or, to the knowledge of the Company, threatened in writing by any Person, (D) to the knowledge of the Company, the conduct of the Company and the Company Subsidiaries and the registered Owned Intellectual Property rights do not infringe or misappropriate the Intellectual Property of any Person and (E) to the knowledge of the Company, no Person is infringing or misappropriating any material Owned Intellectual Property right.

(iii) The Company and its Subsidiaries have taken all reasonable measures to protect the material Owned Intellectual Property and to protect the confidentiality and value of all material Trade Secrets that are owned, used or held by the Company and its Subsidiaries, it being acknowledged, however, that not all of the Company’s Trademarks and service marks are registered with the U.S. Patent and Trademark Office.

(iv) For purposes of this Agreement, the following terms have the following meanings:

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”); (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, revisions, supplementary protection certificates, continuations, continuations-in-part and renewal applications, and including renewals, extensions, re-examinations and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information, mask works and software, both source code and object code), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); and (v) all other intellectual property or proprietary rights, and the rights to sue for and remedies against past, present and future infringements of, any or all of the foregoing, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide.

“Owned Intellectual Property” means all Intellectual Property owned or held exclusively by the Company or its Subsidiaries.

(q) Insurance Policies. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets which are typically insured against by Persons engaged in similar business, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(r) Insurance Matters.

(i) To the knowledge of the Company, since January 1, 2010 at the time each agent, representative, distributor, broker, employee or other Person authorized to sell or administer products on behalf of any Company Insurance Subsidiary (“Agent”) wrote, sold or procured business for a Company Insurance Subsidiary, such Agent was, at the time the Agent wrote or sold business, duly licensed for the type of activity and business written, sold or produced. Each of the Contracts between a Company Insurance Subsidiary and any Agent who has sold, underwritten, or issued business for or on behalf of such Company Insurance Subsidiary since January 1, 2009 is valid, binding and in full force and effect in accordance with its terms, except such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Agent individually accounting for 1% or more of the total gross GAAP premiums of all Company Insurance Subsidiaries for the year ended December 31, 2010 has indicated to the Company or any Company Insurance Subsidiary that such Agent will be unable or unwilling to continue its relationship as an Agent with any Company Insurance Subsidiary within twelve months after the date of this Agreement. To the knowledge of the Company, as of the date of this Agreement, no Agent has been since January 1, 2009, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to such Agent’s writing, sale or production of insurance or other business for any Company Insurance Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(ii) Prior to the date of this Agreement, the Company has delivered or made available to Parent a true and complete copy of any material actuarial reports prepared by actuaries, independent or otherwise, with respect to any Company Insurance Subsidiary since January 1, 2010, and all attachments, addenda, supplements and modifications thereto (the “Company Actuarial Analyses”). To the knowledge of the Company, each Company Actuarial Analysis was based, in all material respects, upon an accurate inventory of policies relevant to such Company Actuarial Analysis in force for the Company Insurance Subsidiaries at the relevant time of preparation.

(iii) The Company and the Company Insurance Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions (including without limitation any sales material) required to be filed by any of them with any Governmental Entity which regulates insurance matters since January 1, 2010 in the manner prescribed by applicable Laws and Licenses, and all such reports, registrations, filings and submissions were in compliance in all material respects with applicable Laws and Licenses when filed or as amended or supplemented, and no deficiencies have been asserted in writing by any such Governmental Entity with respect to such reports, registrations, filings or submissions that have not been remedied, except where such failure to file, non-compliance or deficiencies would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(iv) Neither the Company nor any Subsidiary of the Company is a party to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts materially the conduct of the business of the Company or any of its Subsidiaries, or to the knowledge of the Company relates to any Company Insurance Subsidiary’s capital adequacy or risk management policies, nor has the Company or any Subsidiary of the Company been advised in writing by any Governmental Entity since January 1, 2008 that it is contemplating any such undertakings.

(s) Reinsurance and Coinsurance. To the knowledge of the Company, all reinsurance or coinsurance ceded or assumed treaties or agreements, including retrocessional agreements, under which any Company Insurance Subsidiary has any material existing rights, obligations or liabilities (“Reinsurance Agreements”) are, as of the date of this Agreement, in full force and effect. Copies of all Reinsurance Agreements renewed since January 1, 2011 have been made available to Parent. Any termination of a Reinsurance Agreement resulting from the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby will not affect the rights and obligations existing under such agreement immediately prior to such termination. Each Company Insurance Subsidiary was entitled to take the credit that was taken by it in its Company SAP Statements pursuant to applicable Laws for all reinsurance and coinsurance ceded pursuant to any reinsurance or coinsurance treaty or agreement to which such Company Insurance Subsidiary was a party as of the date of the applicable Company SAP Statement. None of the Company Insurance Subsidiaries nor, to the knowledge of the Company, any other party to a Reinsurance Agreement is in default in any material respect as to any provision thereof, and no such agreement contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement. In those instances in which a Company Insurance Subsidiary is a cedent, neither the Company nor such Company Insurance Subsidiary has received any written notice that the financial condition of any other party to any Reinsurance Agreement is impaired with the result that a material default thereunder may be reasonably anticipated, except in those instances in which such default would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(t) Certain Reinsurance Agreement Issues. With respect to any Reinsurance Agreement for which any Company Insurance Subsidiary is taking credit on its most recent Company SAP Statements or has taken credit on any of its Company SAP Statements from and after January 1, 2010, (i) there has been no separate written or oral agreements between such Company Insurance Subsidiary and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Reinsurance Agreement, other than inuring to reinsurance contracts that are specifically defined in any such Reinsurance Agreement, (ii) for each such Reinsurance Agreement entered into, renewed, or amended on or after January 1, 2010, for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, to the extent required by SAP, is available for review by the respective domiciliary state insurance departments for each of the Company Insurance Subsidiaries, (iii) each Company Insurance Subsidiary complies and has complied from and after January 1, 2010 in all material respects with the applicable requirements of SAP related to the credit taken and (iv) each Company Insurance Subsidiary has and has had from January 1, 2010 appropriate controls in place to monitor the use by it of reinsurance and comply with the provisions of SAP that are relevant to such use.

(u) Forms and Rates. To the knowledge of the Company, all insurance contracts and policies issued by the Company Insurance Subsidiaries and any and all marketing materials related thereto are, to the extent required under applicable Laws, on forms approved by the applicable Governmental Entity that have been filed and, as appropriate, either approved or not objected to by such Governmental Entity within the period provided for objection (the “Forms”) and such Forms comply with the Laws applicable thereto in all material respects. With respect to premium rates established by the Company Insurance Subsidiaries that are required to be filed with or approved by the applicable Governmental Entity, the rates have been so filed or approved, the premiums charged conform thereto, and such premiums comply with the Laws applicable thereto in all material respects. All such insurance contracts, policies and marketing materials comply with applicable Laws in all material respects and have been administered by the Company Insurance Subsidiaries in accordance with applicable Laws in all material respects and the terms of the applicable insurance contracts in all material respects.

(v) Reports of Examination. The Company has made available to Parent with respect to the Company Insurance Subsidiaries any material reports of examination (including financial, underwriting, claims, market conduct and similar examinations) issued (whether in draft, preliminary or final form) by any Governmental Entity since January 1, 2007. None of the Governmental Entities that noted any deficiencies or violations in such examination reports has advised the Company or the applicable Company Insurance Subsidiary of any intention to commence any regulatory proceeding or to otherwise take disciplinary action against such Company Insurance Subsidiary based upon such deficiencies or violations. No examination of the Company Insurance Subsidiaries by any Governmental Entity is currently pending or in progress.

(w) Investment Assets. The Company has provided to Parent prior to the date hereof a true and complete list of all securities and investment assets (the “Investment Assets”) held by the Company and its Subsidiaries as of September 30, 2011, with information included therein as to the book value of each such Investment Asset and the market value thereof as of September 30, 2011 (whether or not required by GAAP or SAP to be reflected on a balance sheet), and copies of the investment guidelines of each Company Insurance Subsidiary as in effect as of the date of this Agreement. Except as set forth on Section 5.1(w) of the Company Disclosure Letter, as of the date hereof, all such Investment Assets comply in all material respects with such investment guidelines and in all material respects with all applicable Laws. As of the date of this Agreement, there has been no material change in the overall composition of the Investment Assets held by the Company and its Subsidiaries since September 30, 2011.

(x) Investment Advisor. Neither the Company nor any of its Subsidiaries conducts activities of or is otherwise deemed under applicable Laws to be an “investment advisor” as such term is defined in Section 2(a)(20) of the Investment Company Act of 1940. Neither the Company nor any of its Subsidiaries is an “investment company” as defined under the Investment Company Act of 1940.

(y) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Lazard as the Special Transaction Committee’s financial advisor, and in that connection has agreed to pay Lazard a fee upon closing of the Merger pursuant to an engagement letter (a true and complete copy of which has been provided to Parent prior to the date of this Agreement). The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Lazard is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

(z) Related Party Contract. Section 5.1(z)(1) of the Company Disclosure Letter contains a complete and correct list of all Related Party Contracts, each of which contains, in all material respects, only commercially reasonable, arms’ length terms. Each of the Related Party Contracts listed in Section 5.1(z)(2) of the Company Disclosure Letter is terminable on no less than 60 days’ prior notice by the Company or one of its Subsidiaries. Section 5.1(z)(3) of the Company Disclosure Letter sets forth certain Related Party Contracts that are being assigned by Rosenkranz Asset Managers, LLC to Acorn Advisory Capital L.P. pursuant to (i) the Assignment and Assumption Agreement dated as of the date hereof, by and among Rosenkranz Asset Managers, LLC, Acorn Advisory Capital L.P. and the Company and (ii) the Assignment and Assumption Agreement dated as of the date hereof, by and among Rosenkranz Asset Managers, LLC, Acorn Advisory Capital L.P. and Reliance Standard Life Insurance Company (collectively, the “Assignment Agreements”).

“Related Party Contract” means any Contract, arrangement, understanding or transaction, written or oral, (i) between the Company or any of its Subsidiaries, on the one hand, and any of the Shareholder Parties or their Affiliates, on the other hand, or (ii) in effect as of the date of this Agreement and that is of a type that would have been required to be disclosed in the Company’s proxy statement for the Company’s 2011 annual meeting of stockholders pursuant to Item 404(a) of Regulation S-K.

Section 5.2. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of the certificates of incorporation and by-laws of Parent and Merger Sub, each as in effect on the date of this Agreement.

(b) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken, and has caused its Subsidiaries to take, all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the adoption of this Agreement by Parent’s wholly owned Subsidiary that will be the direct stockholder of Merger Sub as the sole stockholder of Merger Sub (which adoption shall be effected by written consent immediately following the execution of this Agreement), and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

(i) Other than (A) the filings and/or notices pursuant to Section 1.3, (B) a filing under the HSR Act and expiration of the related waiting period, (C) the filings, notices and/or approvals under all applicable state Laws regulating the insurance business identified on Section 5.2(c) of the letter delivered to the Company by Parent prior to the execution of this Agreement (the “Parent Disclosure Letter”) and (D) an approval application to and a notification filing with the Japan Financial Services Agency (the “JFSA”) by Parent and its Affiliates and of JFSA approval (collectively, the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent (or its wholly owned Subsidiary that will be the direct stockholder of Merger Sub) or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent (or its wholly owned Subsidiary that will be the direct stockholder of Merger Sub) or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. As of the date of this Agreement, Parent has a reasonable basis to believe that the Parent Approvals will be obtained prior to the Termination Date.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificates of incorporation or by-laws or comparable governing instruments of Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d) Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. As of the date of this Agreement, no Order of any Governmental Entity that would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement is outstanding against Parent or Merger Sub.

(e) Available Funds. Parent has available to it, or as of the Closing will have available to it, all funds necessary for the payment to the Paying Agent of the Aggregate Merger Consideration and to satisfy all of the obligations of Parent and Merger Sub under this Agreement.

(f) Capitalization of Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(g) Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is mailed to stockholders of the Company and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(h) Finders’ Fees. Except for Macquarie Group, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

(i) Interested Stockholder. Neither Parent nor any of its Subsidiaries own any Shares and, at the time immediately preceding the execution of this Agreement and the Voting Agreement, neither Parent nor any of its affiliates or associates (as such terms are defined in Section 203 of the DCGL) was or had been within the prior three years, with respect to the Company, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.

(j) Certain Arrangements. As of the date of this Agreement, except as set forth in Section 5.2(j) of the Parent Disclosure Letter, there are no Contracts or other understandings (whether oral or written) or commitments to enter into Contracts or other understandings (whether oral or written) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or Board of Directors, on the other hand, that relate in any way to the Company or any of its Subsidiaries or the Merger or the other transactions contemplated by this Agreement.

ARTICLE VI

Covenants

Section 6.1. Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing (such approval not to be unreasonably withheld, delayed or conditioned), and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Laws or a Governmental Entity, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, third-party payors, agents, distributors, creditors, lessors, employees, reinsurers, Agents, rating agencies and business associates and use commercially reasonable efforts to keep available the services of its and its Subsidiaries’ present employees, reinsurers, Agents, rating agencies and agents. Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Effective Time, except (A) as required by applicable Laws or a Governmental Entity or as otherwise expressly required or permitted by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned) or (C) as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i) adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments (other than the Certificate Amendment);

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii) acquire assets from any other Person with a value or purchase price in the aggregate in excess of $5,000,000 in any transaction or series of related transactions, other than (A) acquisitions pursuant to Contracts in effect as of the date of this Agreement and (B) acquisitions of Investment Assets in the ordinary course of the Company’s or any of its Subsidiaries’ investment operations;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than (A) issuances to the Company’s directors required under the Directors Plans in connection with such directors’ service as directors, and (B) issuances in connection with the exercise or settlement of Stock Awards outstanding as of the date of this Agreement;

(v) create or incur any Lien material to the Company or any of its Subsidiaries on any assets of the Company or any of its Subsidiaries having a value in excess of $1,000,000, other than Liens created or incurred in the ordinary course of the Company’s or any of its Subsidiaries’ investment operations;

(vi) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $5,000,000 in the aggregate, other than loans, advances, guarantees or capital contributions to or investments in any Person made in the ordinary course of the Company’s or any of its Subsidiaries’ investment operations;

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (A) dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary, (B) the Pre-Merger Special Dividend and (C) regular quarterly cash dividends with respect to Shares not in excess of $0.12 per share with the timing of declaration, record and payment dates thereof consistent with past practice) or enter into any agreement with respect to the voting of its capital stock;

(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, except for any such transactions with regard to and among any of the wholly owned Subsidiaries of the Company;

(ix) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (x) indebtedness owed by the Company or any of its Subsidiaries to the Company or any of its wholly owned Subsidiaries, (y) indebtedness for borrowed money incurred in the ordinary course of business (A) not to exceed $5,000,000 in the aggregate, (B) in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced, (C) under the Company’s existing credit facility, or (D) under existing securities repurchase facilities and (z) guarantees incurred by the Company of indebtedness of wholly owned Subsidiaries of the Company;

(x) except as set forth in the capital budgets set forth in Section 6.1(a)(x) of the Company Disclosure Letter and consistent therewith, make or authorize any capital expenditures in excess of $5,000,000 in the aggregate;

(xi) (A) enter into any Contract that would have been a Restricted Contract had it been entered into prior to this Agreement, or (B) other than in the ordinary course of business, enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement;

(xii) make any changes with respect to accounting policies or procedures, except as required by changes in GAAP, SAP or by applicable Laws;

(xiii) settle any litigation or other proceedings before a Governmental Entity for an amount in excess of $5,000,000 individually or $7,500,000 in the aggregate or any obligation or liability of the Company in excess of such amount, other than (A) ordinary course policy claim matters for amounts that are within policy limits, (B) the payment, discharge or satisfaction of obligations or liabilities in accordance with the terms of Contracts in effect as of the date of this Agreement or (C) settlement of any liability for which reserves have been made on the Company’s financial statements included in the Company Reports;

(xiv) (A) amend, modify or terminate any Restricted Contract, (B) except in the ordinary course of business, amend, modify or terminate any Material Contract, or (C) cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $1,000,000;

(xv) make any material Tax election, except in the ordinary course of business;

(xvi) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of (A) except in the ordinary course of business, any material assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries, other than pursuant to Contracts in effect prior to the date of this Agreement or (B) any capital stock of any of its Subsidiaries;

(xvii) Except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement or set forth in Section 6.9(d) of this Agreement or Section 5.1(h)(i) of the Company Disclosure Letter, or as otherwise required by applicable Laws (A) grant, provide or promise to grant or provide any severance, retention, termination or similar payments or benefits to any director or Employee (except in the ordinary course of business to employees (other than the Company’s Chairman and Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer) in amounts not to exceed $2,000,000 in the aggregate for all such employees), (B) increase or promise to increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to, any director or Employee, other than issuances in connection with the exercise or settlement of Stock Awards outstanding as of the date of this Agreement, (C) except as set forth in Section 4.3 hereof, establish, adopt, amend or terminate any Benefit Plan, amend the terms of any outstanding Stock Awards, or other awards or grant any new awards of compensation or benefits, (D) except as set forth in Section 4.3 hereof, take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any Benefit Plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan, or change the manner in which contributions to such plans are made or the basis on which such contributions are determined; or (F) forgive or promise to forgive any loans to directors or Employees; provided that the Company and its Subsidiaries shall be permitted to (x) pay out in 2012 ordinary course cash bonuses for Employees in respect of 2011 performance so long as such bonuses are determined in a manner consistent with the cash bonuses paid out in 2011 in respect of 2010 performance (the “2010 Bonuses”) and pursuant to the same Company or Subsidiary processes (and, where applicable, processes of the Board of Directors of the Company or its Subsidiaries or any committee thereof ) used to determine the 2010 Bonuses, (y) in the cases of all programs and arrangements under which equity awards were granted in 2011 in respect of 2010 performance, make payments of cash in 2012 in lieu of the granting of equity awards in respect of 2011 performance, so long as such payments are determined in a manner consistent with the grants made in 2011 in respect of 2010 performance and pursuant to the same Company or Subsidiary processes (and, where applicable, processes of the Board of Directors of the Company or its Subsidiaries or any committee thereof ) used to determine the 2010 grants and (z) increase Employee compensation for 2012 in the ordinary course so long as such increases are determined in a manner consistent with the manner in which the increases in compensation were made for 2011 (the “2011 Comp Increases”) and pursuant to the same Company or Subsidiary processes (and, where applicable, processes of the Board of Directors of the Company or its Subsidiaries or any committee thereof) used to determine the 2011 Comp Increases;

(xviii) (A) grant, extend, amend (except as required in the diligent prosecution of the Owned Intellectual Property), waive or modify any material rights in or to, nor sell, assign, lease, transfer, license, let lapse, abandon, cancel, or otherwise dispose of, or extend or exercise any option to sell, assign, lease, transfer, license, or otherwise dispose of, any material Owned Intellectual Property, other than in the ordinary course of business, (B) fail to diligently prosecute the Company’s and its Subsidiaries’ material patent applications, if any, other than in the ordinary course of business consistent with past practice or (C) fail to exercise a right of renewal or extension under any material Intellectual Property Contract, other than in the ordinary course of business consistent with past practice;

(xix) except in the ordinary course of business, enter into any new quota share or other reinsurance transaction; it being understood that nothing in this subsection (xix) shall restrict or prohibit the Company or any of its Subsidiaries from modifying, terminating or extending, in the ordinary course of business, any quota share or other reinsurance agreement that is in effect as of the date of this Agreement;

(xx) enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from existing products or services of the Company and its Subsidiaries or enter into or engage in new lines of business (as such term is defined in the National Association of Insurance Commissioners instructions for the preparation of the annual statement form) without Parent’s prior written approval;

(xxi) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of a Company Insurance Subsidiary;

(xxii) except in the ordinary course of business, alter or amend in any material respect any existing underwriting, claim handling, loss control, investment, actuarial practice guideline or policy or any material assumption underlying an actuarial practice or policy, except as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) GAAP, applicable SAP, any Governmental Entity or applicable Laws; or

(xxiii) agree, authorize or commit to do any of the foregoing.

(b) Parent shall not knowingly take or permit any of its Subsidiaries to take any action that is reasonably likely to prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 6.2. Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries shall, and the Company shall use its commercially reasonable efforts to cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly, nor shall it authorize any of the officers and directors of it or its Subsidiaries to:

(i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii) engage in or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal, or provide any non-public information or data to any Person that has made, or to the knowledge of the Company is reasonably likely to make or is considering (in each case whether alone or as part of a group), an Acquisition Proposal, except to notify such Person of the existence of the provisions of this Section 6.2;

Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, the Company Stockholder Approvals are obtained, (A) the Company may (1) provide information and data in response to a request therefor by a Person who has made an unsolicited written Acquisition Proposal that the Special Transaction Committee reasonably believes to be credible providing for the acquisition of (x) more than 50% of the assets (on a consolidated basis) or (y) more than 50% of the voting power and more than a majority of the number of outstanding Shares of the Company (or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity) if the Company receives from the Person so requesting such information or data an executed confidentiality agreement on terms relating to confidentiality not significantly less restrictive to the other party than those contained in the Confidentiality Agreement (provided that such executed confidentiality agreement need not prohibit the making, or amendment, of any Acquisition Proposal to the Company); and promptly discloses (and, if applicable, provides copies of) any such information and data to Parent to the extent not previously provided to Parent or (2) engage in or otherwise participate in any discussions or negotiations with any Person who has made such an unsolicited written Acquisition Proposal, if and only to the extent that, prior to taking any action described in clause (1) or (2) above, the Special Transaction Committee determined in good faith based on the information then available and after consultation with its financial advisor and outside counsel that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Laws; and (B) the Board of Directors of the Company may, if it has received the affirmative recommendation of the Special Transaction Committee, approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal described in clause (A) above if and only to the extent that the Special Transaction Committee has determined in good faith based on the information then available and after consultation with its financial advisor and outside counsel that such Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Laws.

(b) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Significant Subsidiaries with any Person other than the Company or any of its Subsidiaries, Parent, Merger Sub or any controlled Affiliate thereof (a “Third Party”), or (ii) any proposal or offer by any Third Party for an acquisition, which, if consummated, would result in such Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power or of any class of equity securities of the Company or 20% or more of the consolidated total assets (including equity securities of any Subsidiary of the Company) of the Company and the Company Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means an unsolicited Acquisition Proposal that would result in any Third Party (or the stockholders of a Third Party) becoming the beneficial owner (or owners), directly or indirectly, of (i) more than 50% of the assets (on a consolidated basis) or (ii) more than 50% of the total voting power and more than 50% of the number of outstanding Shares of the Company (or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity) that the Special Transaction Committee has determined in its good faith judgment (x) would result in a transaction that, if consummated, would be more favorable to the stockholders of the Company than the Merger, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by Parent to amend the terms of this Agreement) and the time likely to be required to consummate such Acquisition Proposal, and (y) is reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of such Proposal, including the likelihood of termination and the existence of a financing contingency; provided that the likelihood of the holders of Class B Shares voting in favor of the adoption of, or otherwise supporting, an Acquisition Proposal shall not be taken into account in determining whether an Acquisition Proposal is reasonably capable of being consummated on the terms proposed.

(c) No Change in Recommendation or Alternative Acquisition Agreement.

(i) Subject to Section 6.2(d), the Board of Directors of the Company and each committee of the Board of Directors (including the Special Transaction Committee) shall not withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger, or fail to reaffirm the Company Recommendation within five (5) Business Days after receiving a written request to do so from Parent, or approve, recommend or otherwise declare advisable (or publicly propose to approve or recommend) any Acquisition Proposal (any of the foregoing, a “Change in Company Recommendation”).

(ii) The Company shall not, and the Board of Directors and the Special Transaction Committee shall not cause or permit the Company to, and the Company shall not cause or permit any Company Subsidiary to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (except for confidentiality agreements permitted under Section 6.2(a)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”).

(d) Change in Company Recommendation. Notwithstanding anything to the contrary set forth in this Agreement, the Special Transaction Committee or the Board of Directors of the Company may, prior to but not after the time the Company Stockholder Approvals are obtained, make a Change in Company Recommendation if the Special Transaction Committee has determined in good faith, after consulting with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Laws; provided that neither the Special Transaction Committee nor the Board of Directors may take any such action unless (1) if such Change in Company Recommendation is in connection with an Acquisition Proposal, such Acquisition Proposal constitutes a Superior Proposal, (2) prior to making such Change in Company Recommendation, the Company provides prior written notice to Parent at least five (5) Business Days in advance (the “Change in Recommendation Notice Period”) of its intention to take such action, which notice shall, in the case of a Superior Proposal, specify all material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal) and attach the most current version of any documents evidencing such Superior Proposal, and any material modifications to any of the foregoing, and, in any other case, specify in reasonable detail the reasons for such action and (3) during the Change in Recommendation Notice Period the Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Parent in good faith should Parent propose to make such adjustments in the terms and conditions of this Agreement to obviate the need for a Change in Company Recommendation (as determined in the good faith judgment of the Special Transaction Committee after taking into account any such amendments that Parent shall have agreed to make prior to the end of the Change in Recommendation Notice Period); it being understood that any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Change in Recommendation Notice Period.

(e) Certain Permitted Disclosure. Nothing contained in this Agreement shall be deemed to prohibit the Company from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal; (ii) making any disclosure to the Company’s stockholders if, after consultation with its outside legal counsel, the Company determines that such disclosure would be required under applicable Laws; or (iii) informing any Person of the existence of the provisions contained in this Section 6.2.

(f) Existing Discussions. The Company agrees that it will immediately cease and cause to be terminated any existing activities, solicitations, discussions or negotiations with any parties conducted heretofore by the Company, its Subsidiaries or any Representatives of the Company or its Subsidiaries with respect to any Acquisition Proposal. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its

Subsidiaries, to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

(g) Notice. The Company agrees that it will promptly (and, in any event, within two Business Days) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any information or data in connection with an Acquisition Proposal is requested from, or any discussions or negotiation in connection with an Acquisition Proposal are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

Section 6.3. Proxy Filing; Information Supplied. The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees, as to it and its Subsidiaries, that (i) the form of the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement (which, for this purpose, excludes any information supplied by or on behalf of Parent or Merger Sub) will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.4. Stockholders Meeting. The Company will take, in accordance with applicable Laws and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the execution of this Agreement, to consider and vote upon the Company Stockholder Approvals, and shall not postpone or adjourn such meeting except to the extent required by Law or as approved in writing by Parent; provided that the Company may postpone or adjourn such meeting, at the direction of the Special Transaction Committee, until the sixth (6th) Business Day after the expiration of any Change in Recommendation Notice Period or Termination Notice Period. Subject to Section 6.2 hereof, the Special Transaction Committee and the Board of Directors of the Company shall recommend the adoption and approval, as applicable, of the Company Stockholder Approvals and shall take all commercially reasonable lawful action to solicit such adoption and approval.

Section 6.5. Filings; Other Actions; Notification.

(a) Proxy Statement. The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and documents (and in any event no later than the time required by applicable Laws) and to obtain as promptly as practicable all consents, registrations, waivers, orders, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity relating to the Parent Approvals consistent with its obligations hereunder; provided that Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the material information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). The Company and Parent each shall (subject to applicable Laws and the fiduciary duties of their directors) consult with each other concerning the conduct of the defense of, and the Company and Parent each shall have the right to participate in any settlement discussions regarding, any Proceedings arising in connection with the execution, announcement, delivery or performance of this Agreement or the consummation of the Merger and the other transactions contemplated hereby. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as reasonably practicable.

(c) Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(d) Status. Subject to applicable Laws and as required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent shall give prompt notice to the other party of any change, fact or condition that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or of any failure of any condition to the other party’s obligations to effect the Merger. Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any live or telephonic meeting with any U.S. Governmental Entity in respect of any filings, investigation or other inquiry (other than for routine or ministerial matters) relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by Law or by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(e) Resolution of Objections. If any objections are asserted with respect to the transactions contemplated hereby under any applicable Laws or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any applicable Laws, each of the Company, Merger Sub and Parent shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such applicable Laws so as to permit consummation of the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement; provided, however, that, notwithstanding the foregoing or anything else to the contrary in this Agreement, nothing in this Agreement shall require, or be construed to require Parent or the Company or any of their respective Affiliates, in order to obtain any Company Approval or Parent Approval (other than any approval from the JFSA) or otherwise, to (i) (A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate pending any such action, or (B) propose, negotiate or offer to effect, or consent or commit to, any such sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, before or after the Effective Time, of any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Affiliates), or (ii) take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Affiliates) if the actions of the type described in clauses (i) and (ii), individually or in the aggregate, would have a Material Adverse Effect (a “Negative Regulatory Action”); provided that any actions of the type described in clauses (i) and (ii) above imposed on Parent or its Affiliates shall constitute a Negative Regulatory Action if such action would, or would reasonably be expected to, individually or when taken together with any other actions of the type described in clauses (i) and (ii) above imposed on the Company, Parent or any of their respective Affiliates, have constituted a Material Adverse Effect by reference to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

Section 6.6. Access and Reports. Subject to applicable Laws, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s and/or its Subsidiaries’ officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein; and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

Section 6.7. Stock Exchange Delisting. The Surviving Corporation shall use its reasonable best efforts to cause the Shares to no longer be listed on the NYSE and to be deregistered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.8. Publicity. The initial press release regarding the Merger shall be a joint press release and, thereafter, the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by applicable Law or by obligations pursuant to any listing agreement with, or rules of, any national securities exchange or interdealer quotation service or by the request of any Government Entity.

Section 6.9. Employee Benefits.

(a) Parent agrees that, during the period commencing at the Effective Time and ending on the twelve (12) month anniversary of the Effective Time, the employees of the Company and its Subsidiaries will continue to be provided with cash compensation and pension and welfare benefits under employee benefit plans that are no less favorable in the aggregate than those currently provided by the Company and its Subsidiaries to such employees. To the extent applicable, Parent will cause any employee benefit plans that the employees of the Surviving Corporation and its Subsidiaries are entitled to participate in after the Effective Time to take into account for purposes of eligibility, vesting, and level of benefits only for purposes of vacation, paid time off and severance plans, thereunder, except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits, service with the Company and its Subsidiaries as if such service were with the Surviving Corporation, to the same extent such service was credited under a comparable plan of the Company or the applicable Subsidiary. With respect to any plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) adopted by the Surviving Corporation after the Effective Time, Parent shall cause there to be waived any restrictions with respect to any pre-existing condition, actively at work requirements and waiting periods (except to the extent such restrictions were applicable as of the Effective Time under the Company’s or any of its Subsidiaries’ then current welfare benefit plan), and any eligible expenses incurred by any employees of the Company and their Subsidiaries and their respective covered dependents during the portion of the plan year prior to adoption of such plan shall be taken into account for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Person for the applicable plan year as if such amounts had been paid in accordance with such plan.

(b) Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Laws and the terms of the applicable plan or arrangement, the Company shall cause to be amended the Benefit Plans to the extent necessary to provide that no employees of Parent, the Surviving Corporation and their Subsidiaries shall commence participation therein following the Effective Time, unless the Parent explicitly authorizes such participation.

(c) Prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(d) Parent and the Company agree to the matters set forth in Section 6.9(d) of the Company Disclosure Letter.

(e) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Benefit Plan; (ii) give any third party any right to enforce the provisions of this Section 6.9; or (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to (x) maintain any Benefit Plan or any other particular compensation or benefit plan, program, arrangement, policy or understanding, or (y) retain the employment of any particular Employee.

Section 6.10. Expenses. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

Section 6.11. Director and Officer Indemnification and Liability Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation shall jointly and severally, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Laws (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Laws; provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each then present and former director and officer of the Company and/or any of the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, or relating to the enforcement of this provision or any other indemnification, exculpation or advancement right of any Indemnified Party, and pertaining to the fact that the Indemnified Party is or was a director or officer of the Company or its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time.

(b) As of the Effective Time, the Company shall have purchased (provided that the Company shall not be required to pay any amounts in respect of such coverage prior to the Closing, other than any such amounts advanced by Parent to the Company prior to the due date for the payment of such amounts), and, following the Effective Time, the Surviving Corporation shall maintain, a tail policy to the current policies of directors’ and officers’ liability insurance maintained on the date of this Agreement by the Company (collectively, the “Current Policy”) from an insurance carrier rated at least “A+” by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any matter claimed against a director or officer of the Company or any of the Company Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby), which tail policy shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and which tail policy shall contain at least the same coverage and amount as, and contain terms and conditions no less advantageous to the covered persons than the coverage currently provided by, the Current Policy; provided, however, that in no event shall the Company expend an aggregate amount to purchase such tail policy that would be in excess of an amount equal to 300% of the annual premium currently paid by the Company under the Current Policy (the “Insurance Amount”); provided, however, that if the cost of such tail policy would exceed the Insurance Amount, the Company shall be obligated to purchase, and the Surviving Corporation shall be obligated to maintain, a tail policy with the greatest coverage available for a cost not exceeding the Insurance Amount.

(c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume, honor and comply with the obligations set forth in this Section 6.11. The agreements and covenants contained herein shall not be deemed to be exclusive of, and are in addition to, any other rights to which any such present or former director or officer is entitled, whether pursuant to the DGCL, the certificate of incorporation or the by-laws of the Company, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.11 is not prior to or in substitution for any such claims under any such policies. The provisions of this Section 6.11 will survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties and his or her heirs. The obligations of Parent and the Surviving Corporation under this Section 6.11 will not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party, it being expressly agreed that the Indemnified Parties are third party beneficiaries of this Section  6.11.

Section 6.12. Other Actions by the Company.

(a) Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement or the Voting Agreement, the Company and its Board of Directors shall grant such approvals and use commercially reasonable efforts to take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise use commercially reasonable efforts to attempt to eliminate or minimize the effects of such Takeover Statute on such transactions.

(b) Section 16 Matters. Prior to the Effective Time, the Company will take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Shares (including derivative securities with respect to Shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

(c) Certificate Amendment. Prior to the Effective Time, the Company will take such actions as are necessary to file the Certificate Amendment with the Secretary of State of the State of Delaware such that the same shall be in full force and effect immediately prior to the Closing. The certificate of incorporation of the Company shall be amended (the “Certificate Amendment”) by adding the following sentence to the end of the second paragraph of Article Fourth, Section A.7 thereof: “Notwithstanding the foregoing, the foregoing limitation on distributions and payments shall not apply to the transactions contemplated by the Agreement and Plan of Merger dated as of

December 21, 2011, among Delphi Financial Group, Inc., Tokio Marine Holdings, Inc. and TM Investment (Delaware) Inc., as amended.”

Section 6.13. Parent Vote. Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any shares of common stock of Merger Sub beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent) in favor of the adoption of this Agreement at any meeting of stockholders of Merger Sub, at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of Merger Sub by consent in lieu of a meeting).

Section 6.14. Agreements With Shareholder Parties. Without the prior written consent of the Company (and the Company shall grant such consent at the direction of the Special Transaction Committee), prior to the Effective Time, Parent shall not, and shall not permit any of its Affiliates to, (a) amend or otherwise modify, or agree to amend or otherwise modify, any Contract between Parent or any of its Affiliates, on the one hand, and any of the Shareholder Parties or their Affiliates, on the other hand, or (b) enter into, or agree to enter into, any Contract between Parent or any of its Affiliates, on the one hand, and the Shareholder Parties or their Affiliates, on the other hand, in each case, only if any term of any such Contract would become effective prior to the Effective Time.

Section 6.15. Pre-Merger Special Dividend. Prior to the Closing, subject to applicable Laws, (a) the Company shall declare a cash dividend in the amount of $1.00 per Share (the “Pre-Merger Special Dividend”) to holders of record of issued and outstanding Shares (including Performance Shares) immediately prior to the Effective Time (the “Pre-Merger Special Dividend Record Date”) and (b) the Company shall provide that an amount equal to the amount of the Pre-Merger Special Dividend shall be payable to the holders of RSUs in respect of each Share subject to each such RSU as of the Pre-Merger Special Dividend Record Date; provided that payment of the Pre-Merger Special Dividend and the amount equal to the Pre-Merger Special Dividend referenced in clauses (a) and (b) hereof shall be contingent on the consummation of the Merger.

Section 6.16. Pre-Closing Restructuring. Section 6.16 of the Company Disclosure Letter lists Company Subsidiaries that are no longer doing business (each, a “Dormant Subsidiary”). Prior to the Effective Time, if Parent provides a written request, the Company will cause each of the Dormant Subsidiaries identified in Parent’s request to be liquidated or dissolved (as specified in Parent’s request); provided that in no event shall the Company be required to effect any such liquidation or dissolution if (a) such action would reasonably be expected to prevent or materially impair or delay the Merger or (b) Parent fails to deliver its written request therefor sufficiently in advance of the Effective Time such that it is reasonably practicable for such liquidation or dissolution to be effective prior to the Effective Time, taking into account any filing and/or approval requirements under applicable Laws, reasonable preparation and documentation time and such other factors as the Company reasonably determines are relevant. Pursuant to the Contribution Agreement, dated as of the date hereof, by and between the Company and TER II, LLC (the “Contribution Agreement”), prior to the Closing, the Company will increase its economic ownership interest in TER II, LLC to approximately (but in no event less than) 52% (as measured by reference to the total members’ equity of TER II, LLC).

Section 6.17. Related Party Contract. Prior to the Effective Time, the Company shall have taken all actions necessary to terminate, and shall cause to be terminated, each Related Party Contract other than those listed on Section 5.1(z)(1) of the Company Disclosure Letter, in each case without any further liability or obligation of the Company or the Surviving Corporation and, in connection therewith, the Company (or its applicable Subsidiary) shall have received from the other party to such Related Party Contract a release in favor of the Company and its Affiliates from any and all liabilities or obligations arising out of such Related Party Contract.

Section 6.18. Investments. Promptly after the date of this Agreement, the Company shall provide Parent a list of the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person that consists of 15% or more of the outstanding equity interests (or securities convertible into or exercisable for equity interests) of such Person. The Company agrees that it will promptly notify Parent of any other investment that consists of 15% or more of the outstanding equity interests (or securities convertible into or exercisable for equity interests) of any Person that is not set forth in the list delivered to Parent pursuant to this Section 6.18.

ARTICLE VII

Conditions

Section 7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (except with respect to the Unaffiliated Stockholder Approval required under Section 7.1(a), which is not waivable, and except where waiver is not permitted by applicable Laws) waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. Each of the Company Stockholder Approvals shall have been obtained.

(b) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(c) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

(d) Approvals. The Parent Approvals referred to in clauses (C) and (D) of Section 5.2(c)(i) shall have been obtained without the imposition of any conditions that, individually or in the aggregate, would be reasonably likely to constitute a Negative Regulatory Action.

Section 7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that, notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than Sections 5.1(b), 5.1(c) and 5.1(j) (other than the third sentence thereof), which must be true and correct in all material respects and other than Section 5.1(f)(ii) hereof, which must be true and correct in all respects) are not so true and correct except to the extent that the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Certain Agreements. The Assignment Agreements and the Contribution Agreement shall be in full force and effect, subject only to the occurrence of Closing.

Section 7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects (other than with respect to its obligations to make available or cause to be made available the Exchange Fund to the Paying Agent pursuant to the first sentence of Section 4.2(a), which shall be required to be performed in all respects), all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of Parent and Merger Sub to such effect.

Section 7.4. Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s willful or intentional breach in any material respect of any provision of this Agreement or failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.5.

ARTICLE VIII

Termination

Section 8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the satisfaction of the condition set forth in Section 7.1(a), by mutual written consent of the Company and Parent (in the case of the Company, acting at the direction of the Special Transaction Committee, and, in the case of Parent, upon action by its Board of Directors).

Section 8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent or the Special Transaction Committee if:

(a) the Merger shall not have been consummated on or before July 31, 2012 (the “Termination Date”); provided, however, that if on such date the condition to Closing set forth in Section 7.1(b) or Section 7.1(d) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date), then the Termination Date shall automatically be extended to October 31, 2012;

(b) any of the Company Stockholder Approvals referred to in Section 7.1(a) shall not have been obtained at the Stockholders Meeting scheduled for the consideration of the Company Stockholder Approvals or at any adjournment or postponement thereof; or

(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the satisfaction of the condition set forth in Section 7.1(a));

provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has willfully or intentionally breached in any material respect its obligations under this Agreement in any manner that has proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

Section 8.3. Termination by the Company. (a) This Agreement may be terminated and the Merger may be abandoned by the Company (at the direction of the Special Transaction Committee) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and (i) such breach is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by the Company to Parent and (y) the Termination Date and (ii) such condition is not satisfiable by the Termination Date.

(b) This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of the Company, after having received the affirmative recommendation of the Special Transaction Committee, at any time prior to the time the Company Stockholder Approvals are obtained, if (i) the Board of Directors of the Company, acting after having received the affirmative recommendation of the Special Transaction Committee, authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; (ii) the Company notifies Parent in writing that it intends to enter into such Alternative Acquisition Agreement, attaching the most current version of such Alternative Acquisition Agreement to such notice; (iii) Parent does not make, within five (5) Business Days of receipt of such written notification (the “Termination Notice Period”) an offer that the Special Transaction Committee determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as the Superior Proposal; and (iv) the Company, prior to or concurrently with such termination, pays to Parent the Termination Fee in immediately available funds; it being understood that the Company agrees (x) that it will not enter into the Alternative Acquisition Agreement referred to in clause (i) above until at least the sixth (6th) Business Day after it has provided the notice to Parent required by clause (iii) above, (y) to notify Parent promptly if its intention to enter into the Alternative Acquisition Agreement changes and (z) during the Termination Notice Period, to, and to cause its financial advisors and outside counsel to, negotiate with Parent in good faith should Parent propose to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the good faith judgment of the Special Transaction Committee) a Superior Proposal; it being further understood that any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Termination Notice Period.

(c) This Agreement may be terminated and the Merger may be abandoned by the Company, acting at the direction of the Special Transaction Committee, at any time prior to the time the Company Stockholder Approvals are obtained, if the Special Transaction Committee or the Board of Directors of the Company shall have made a Change in Company Recommendation pursuant to Section 6.2(d) in connection with an Acquisition Proposal and the Company, prior to or concurrently with such termination, pays to Parent the Termination Fee in immediately available funds.

Section 8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (or, in the case of clauses (a) and (c) below, at any time prior to the time the Company Stockholder Approvals are obtained) by action of the Board of Directors of Parent if:

(a) the Special Transaction Committee or the Board of Directors of the Company shall have made a Change in Company Recommendation;

(b) the Company shall have failed, prior to the Termination Date, to hold a Stockholders Meeting for the purpose of voting on the Company Stockholder Approvals at which a quorum is present and a vote is taken;

(c) the Special Transaction Committee or the Board of Directors of the Company shall have, if a tender offer or exchange offer for outstanding Shares shall have been publicly disclosed by a Third Party, failed to recommend that the Company’s stockholders reject such tender offer or exchange offer prior to the earlier of (i) the date of the Stockholders Meeting (if it is reasonably practicable to make such recommendation prior to the

Stockholders Meeting, taking into account the amount of time between the disclosure of such offer and the Stockholders Meeting and the Company’s ability to adjourn the Stockholders Meeting to facilitate such recommendation) and (ii) eleven (11) Business Days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act; or

(d) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and (i) such breach is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by Parent to the Company and (y) the Termination Date and (ii) such condition is not satisfiable by the Termination Date.

Section 8.5. Effect of Termination and Abandonment.

(a) Except as provided in paragraph (b) below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement and (ii) the provisions set forth in this Section 8.5 and Article IX and the Confidentiality Agreement shall survive the termination of this Agreement.

(b) If this Agreement is terminated pursuant to any of the following provisions, the Company shall pay to Parent a fee equal to $82,000,000 (the “Termination Fee”):

(i) Section 8.3(b); or

(ii) Section 8.3(c); or

(iii) Section 8.4(a); or

(iv) (Subject to the provisions of the second sentence of Section 8.5(c)), Section 8.4(b); or

(v) Section 8.4(c); or

(vi) (Subject to the provisions of the second sentence of Section 8.5(c)), Section 8.2(a) (without a vote of the Company’s stockholders with respect to the Company Stockholder Approvals having occurred) if (A) after the date of this Agreement, any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) publicly makes or publicly announces an intention to make (whether or not conditional) an Acquisition Proposal and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification prior to the Termination Date, (B) this Agreement is terminated thereafter by either Parent or the Company pursuant to Section 8.2(a) and (C) neither Parent nor Merger Sub has willfully or intentionally breached in any material respect its obligations under this Agreement in any manner that has proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger; or

(vii) (Subject to the provisions of the second sentence of Section 8.5(c)), Section 8.2(b) if (A) after the date of this Agreement, any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) publicly makes or publicly announces an intention to make (whether or not conditional) an Acquisition Proposal prior to the Company obtaining the Company Stockholder Approvals and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least five (5) Business Days prior to the vote of the Company’s stockholders with respect to the Company Stockholder Approvals, and (B) this Agreement is terminated thereafter by either Parent or the Company pursuant to Section 8.2(b); or

(viii) (Subject to the provisions of the second sentence of Section 8.5(c)), Section 8.4(d) if (A) after the date of this Agreement, any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) publicly makes or publicly announces an intention to make (whether or not conditional) an Acquisition Proposal and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification prior to the date when the relevant breach commenced or the relevant representation and warranty shall have become untrue, and (B) this Agreement is terminated thereafter by Parent pursuant to Section 8.4(d).

(c) If the Company is required to pay Parent a Termination Fee, such Termination Fee shall be payable not later than two (2) Business Days after termination of this Agreement (except with respect to Section 8.3(b) or 8.3(c), which shall be paid as set forth in Section 8.3(b) or 8.3(c)), in each case by wire transfer of immediately available funds to an account designated by Parent. Notwithstanding the foregoing, the Termination Fee shall not be payable to Parent pursuant to Section 8.5(b)(iv), 8.5(b)(vi), 8.5(b)(vii) or 8.5(b)(viii) unless and until within 12 months of such termination the Company or any of its Subsidiaries shall have entered into a legally binding Alternative Acquisition Agreement pursuant to which the Company or any of its Subsidiaries has agreed to undertake, solicit stockholder approval for or consummate, or shall have consummated, a transaction of the type referred to in the definition of “Acquisition Proposal” or, in the case of an Acquisition Proposal made by way of a tender offer or exchange offer, shall have not recommended that the Company’s stockholders reject such tender offer or exchange offer within the period specified in Rule 14e-2(a) under the Exchange Act (for purposes of this Section 8.5(c), substituting “48%” for “20%” in clause (ii) of the definition of “Acquisition Proposal” and inserting “pursuant to which such Third Party (or the shareholders of a Third Party) would acquire, directly or indirectly, 48% or more of the total voting power or more than 48% of the number of outstanding Shares of the Company (or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity)” at the end of clause (i) of the definition of “Acquisition Proposal”); provided that for purposes of this Section 8.5, an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within twelve (12) months of such termination, the Company or any of its Subsidiaries shall have entered into a legally binding Alternative Acquisition Agreement providing for the consummation of, or shall have consummated, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates or, in the case of an Acquisition Proposal made by way of a tender offer or exchange offer by or on behalf of such Person or any of its Affiliates, shall have not recommended that the Company’s stockholders reject such tender offer or exchange offer within the period specified in Rule 14e-2(a) under the Exchange Act.

(d) The parties each agree that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay any amounts due under this Section 8.5 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for such amounts, the Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, together with the reasonable costs and expenses of Parent (including reasonable legal fees and expenses) in connection with such suit. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 8.5, the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

ARTICLE IX

Miscellaneous and General

Section 9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV, and Sections 6.10 (Expenses), 6.11 (Director and Officer Indemnification and Liability Insurance), together with all other agreements contained in this Agreement or in any document delivered pursuant to this Agreement which by their terms apply or are to be performed in whole or in part after the Effective Time, shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. Neither any other covenants and agreements in this Agreement, nor any representation or warranty contained in this Agreement, shall survive the Effective Time or the termination of this Agreement.

Section 9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided that the Company may only amend or modify this Agreement at the direction of the Special Transaction Committee and, to the extent required by applicable Laws, the Board of Directors of the Company.

Section 9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part (except with respect to the Unaffiliated Stockholder Approval required under Section 7.1(a), which is not waivable, and except where waiver is not permitted by applicable Laws); provided that the Company may only grant any waiver at the direction of the Special Transaction Committee and, to the extent required by applicable Laws, the Board of Directors of the Company.

Section 9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND WHOLLY TO BE PERFORMED IN THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE CONFLICT OF LAWS PRINCIPLE. EXCEPT AS SET OUT BELOW IN THIS PARAGRAPH, EACH OF THE COMPANY, PARENT AND MERGER SUB HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE SOLE AND EXCLUSIVE JURISDICTION IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE) (THE “DELAWARE COURTS”) FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF PROCESS MAY BE MADE ON THE COMPANY BY U.S. REGISTERED MAIL TO THE COMPANY’S ADDRESS SET FORTH IN SECTION 9.6 OR OTHER MEANS PERMITTED BY LAW. EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF PROCESS MAY BE MADE ON PARENT OR MERGER SUB BY U.S. REGISTERED MAIL TO THE FOLLOWING ADDRESS:

Caryn E. Angelson, Esq.

Senior Vice President, Human Resources & Administration

Tokio Marine Management, Inc.

230 Park Avenue

New York, New York 10169

OR OTHER MEANS PERMITTED BY LAW. SERVICE MADE PURSUANT TO THE IMMEDIATELY PRECEDING SENTENCES SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED

UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE. IN THE EVENT ANY PARTY HERETO FAILS TO NOTIFY ANY OTHER PARTY HERETO OF ITS AGENT FOR SERVICE OF PROCESS IN THE STATE OF DELAWARE, NOTHING HEREIN CONTAINED SHALL BE DEEMED TO AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY HERETO IN ANY OTHER JURISDICTION TO ENFORCE JUDGMENTS OBTAINED IN ANY ACTION, SUIT OR PROCEEDING BROUGHT PURSUANT TO THIS SECTION 9.5.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity; provided, however, that after any termination of this Agreement, the provisions of this Section 9.5(c) shall survive only with respect to those provisions of this Agreement which survive the termination of this Agreement pursuant to the provisions of the second sentence of Section 9.1.

Section 9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing in the English language and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, email or overnight courier:

If to Parent or Merger Sub:

Tokio Marine Holdings, Inc.

2-1, Marunouchi 1-Chome, Chiyoda-ku

Tokyo 100-0005 Japan

Attention:	Kunihiko Fujii

Director and General Manager, International Business Development

Fax:	+81-3-6267-5755

with a copy to

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:	Robert G. DeLaMater, Esq.

Melissa Sawyer, Esq.

Fax:	+1 (212) 558-3588

If to the Company:

Delphi Financial Group, Inc.

1105 North Market Street, Suite 1230

Wilmington, Delaware 19801

Attention:	Corporate Secretary

with a copy to

Cravath, Swaine & Moore LLP

825 8th Avenue

New York, NY 10019

Attention:	Scott A. Barshay, Esq.

Andrew R. Thompson, Esq.

Fax:	+1 (212) 474-3700

Morris, Nichols, Arsht & Tunnell LLP

1201 North Market Street

P.O. Box 1347

Wilmington, DE 19899

Attention:	Frederick H. Alexander, Esq.

James D. Honaker, Esq.

Fax:	+1 (302) 658-3989

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email receipt of such notice, request, instruction or other document is confirmed by telephone); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

Section 9.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Voting Agreement and the Confidentiality Agreement, dated August 22, 2011, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

Section 9.8. No Third Party Beneficiaries. Except for the directors and officers (and their heirs) referred to in Section 6.11 with respect to the covenants in their favor referred to therein, the Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. Notwithstanding the foregoing, the Company shall have the right to recover, solely through an action brought by the Company, damages from Parent in the event of a willful or intentional breach of this Agreement by Parent, in which event the damages recoverable by the Company for itself and on behalf of the Company’s stockholders and the holders of the Stock Awards shall be determined by reference to the total amount that would have been recoverable by such stockholders and holders if all such stockholders and holders brought an action against Parent and were recognized as third party beneficiaries hereunder. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.9. Obligations of Parent and of the Company. Whenever this Agreement requires the Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 9.10. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by the Person that has the primary legal liability for such Taxes.

Section 9.11. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

Section 9.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 9.13. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “Class A Share,” “Class B Share” or “Share” are used in this Agreement, they shall be deemed to include Class A Restricted Shares, Class B Restricted Shares or Class A and Class B Restricted Shares, respectively.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party to this Agreement has or may have set forth information in its respective Disclosure Letter in a section of such Disclosure Letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

Section 9.14. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may, prior to the Company Stockholder Approvals having been obtained, designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary which is a Delaware corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

Section 9.15. Dates and Dollar Amounts. All references to dates in this Agreement shall be deemed to be references to dates in the United States, and all references to “$” or “dollars” shall be references to United States dollars.

[Signatures appear on following pages]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

DELPHI FINANCIAL GROUP, INC.

By:	/s/ Robert Rosenkranz

	Name:	Robert Rosenkranz
	Title:	Chairman of the Board and Chief Executive Officer

TOKIO MARINE HOLDINGS, INC.

By:	/s/ Shuzo Sumi

	Name:	Shuzo Sumi
	Title:	President

TM INVESTMENT (DELAWARE) INC.

By:	/s/ Tsuyoshi Nagano

	Name:	Tsuyoshi Nagano
	Title:	President

[Signature Page to Merger Agreement]

Exhibit A

RESTATED CERTIFICATE OF INCORPORATION

OF

DELPHI FINANCIAL GROUP, INC.

(Originally incorporated on May 27, 1987 under the name

RSL Holding Company, Inc.)

1. Name. The name of the corporation is Delphi Financial Group, Inc. (the “Corporation”).

2. Address; Registered Office and Agent. The address of the corporation’s registered office in the State of Delaware is 1105 North Market Street, Suite 1230, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is Delphi Financial Group, Inc.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

4. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of Common Stock with the par value of $1.00 per share.

5. Election of Directors. Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6. Limitation of Liability.

(a) To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b) Any amendment or repeal of Section 6(a) shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

7. Adoption, Amendment or Repeal of By-Laws. The board of directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws.

8. Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article.

ANNEX A

DEFINED TERMS

Terms	Section
2010 Bonuses	6.1(a)(xvii)
2010 Directors Plan	4.3(g)(v)
2011 Comp Increases	6.1(a)(xvii)
Acquisition Proposal	6.2(b)
Affiliate	5.1(c)(i)
Agent	5.1(r)(i)
Aggregate Merger Consideration	4.1(a)(ii)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(ii)
Applicable Date	5.1(e)(i)
Assignment Agreements	5.1(z)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
Business Day	1.2
By-Laws	2.1
Certificate Amendment	6.12(c)
Certificate Amendment Approval	5.1(c)(i)
Certificate of Merger	1.3
Certificates	4.1(a)(ii)
Change in Company Recommendation	6.2(c)(i)
Change in Recommendation Notice Period	6.2(d)
Charter	2.1
Class A Certificate	4.1(a)(i)
Class A Equity Award Consideration	4.3(g)(i)
Class A Option	4.3(a)
Class A Per Share Merger Consideration	4.1(a)(i)
Class A Share	4.1(a)(i)
Class A Shares	4.1(a)(i)
Class B Certificate	4.1(a)(ii)
Class B Equity Award Consideration	4.3(g)(ii)
Class B Option	4.3(a)
Class B Per Share Merger Consideration	4.1(a)(ii)
Class B Share	4.1(a)(ii)
Class B Shares	4.1(a)(ii)
Closing	1.2
Closing Date	1.2
Code	4.2(g)
Company	Preamble
Company Actuarial Analyses	5.1(r)(ii)
Company Approvals	5.1(d)(i)
Company Disclosure Letter	5.1
Company Insurance Subsidiaries	5.1(a)
Company Labor Agreements	5.1(o)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company SAP Statements	5.1(e)(iv)
Company Stockholder Approvals	5.1(c)(i)
Company Subsidiary	5.1(a)

A-A-1

Terms	Section
Confidentiality Agreement	9.7
Contract	5.1(d)(ii)
Contribution Agreement	6.16
Converted Class A Shares	4.1(a)
Copyrights	5.1(p)(iv)
Current Policy	6.11(b)
Delaware Courts	9.5(a)
DGCL	Preamble
Directors Plan	4.3(g)(v)
Dormant Subsidiary	6.16
Dissenting Shares	4.2(f)
Dissenting Stockholders	4.2(f)
Effective Time	1.3
Employees	5.1(h)(i)
Environmental Law	5.1(m)
ERISA	5.1(h)(i)
ERISA Plan	5.1(h)(ii)
ESPP	4.3(e)
Exchange Act	5.1(a)
Exchange Fund	4.2(a)
Excluded Class A Share	4.1(a)(i)
Excluded Class A Shares	4.1(a)(i)
Excluded Class B Share	4.1(a)(ii)
Excluded Class B Shares	4.1(a)(ii)
Excluded Shares	4.1(a)(ii)
Forms	5.1(u)
GAAP	5.1(a)(D)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(m)
HSR Act	5.1(d)(i)
Indemnified Parties	6.11(a)
Insurance Amount	6.11(b)
Insurance Policies	5.1(q)
Intellectual Property	5.1(p)(iv)
Interim SAP Statements	5.1(e)(iv)
Investment Assets	5.1(w)
IRS	5.1(h)(ii)
JFSA	5.2(c)(i)
knowledge of the Company	5.1(a)
Laws	5.1(i)
Lazard	5.1(c)(ii)
Licenses	5.1(i)
Lien	5.1(b)(i)
Material Adverse Effect	5.1(a)
Material Contracts	5.1(j)(i)
Merger	1.1
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(i)
Negative Regulatory Action	6.5(e)
NYSE	5.1(a)(F)
Options	4.3(a)

A-A-2

Terms	Section
Order	7.1(c)
Other Entity	5.1(d)(ii)
Owned Intellectual Property	5.1(p)(iv)
Owned Real Property	5.1(k)(i)
Parent	Preamble
Parent Approvals	5.2(c)(i)
Parent Disclosure Letter	5.2(c)
Paying Agent	4.2(a)
Pension Plan	5.1(h)(ii)
Performance Awards	4.3(d)
Performance Shares	4.3(d)
Performance Options	4.3(d)
Person	4.2(d)
Pre-Merger Special Dividend	6.15
Pre-Merger Special Dividend Record Date	6.15
Proceedings	5.1(g)
Proxy Statement	6.3
Reinsurance Agreements	5.1(s)
Related Party Contract	5.1(z)
Representatives	6.2(a)
Requisite Company Vote	5.1(c)(i)
Restricted Contract	5.1(j)(i)
Restricted Share	4.3(g)(iii)
RSU	4.3(g)(iv)
SAP	5.1(e)(iv)
Securities Act	5.1(e)(v)
Shareholder Parties	Preamble
Shares	4.1(a)(ii)
Significant Subsidiary	5.1(a)
Special Transaction Committee	Preamble
Stock Awards	4.2(a)
Stock Plan	4.3(g)(v)
Stock Purchase Plan Awards	4.3(e)
Stockholders Meeting	6.4
Subsidiary	5.1(a)
Superior Proposal	6.2(b)
Surviving Corporation	1.1
Takeover Statute	5.1(l)
Tax	5.1(n)
Tax Return	5.1(n)
Taxes	5.1(n)
Termination Date	8.2(a)
Termination Fee	8.5(b)
Termination Notice Period	8.3(b)
Third Party	6.2(b)
Trade Secrets	5.1(p)(iv)
Trademarks	5.1(p)(iv)
Unaffiliated Stockholder Approval	5.1(c)(i)
Voting Agreement	Preamble

A-A-3

Annex B

[LAZARD FRÈRES & CO. LLC LETTERHEAD]

CONFIDENTIAL

December 20, 2011

Special Transaction Committee of the Board of Directors

Delphi Financial Group, Inc.

1105 North Market Street, Suite 1230

Wilmington, Delaware 19899

Dear Members of the Special Transaction Committee:

We understand that Delphi Financial Group, Inc., a Delaware corporation (the “Company”), Tokio Marine Holdings, Inc., a Japanese corporation (“Parent”), and TM Investment (Delaware) Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Parent will acquire the Company pursuant to a merger of Merger Sub with and into the Company (the “Merger”). Pursuant to the Merger Agreement, (i) prior to the closing of the Merger, the Company will declare a cash dividend in the amount of $1.00 for each share of Class A common stock, par value $0.01 per share, of the Company (“Class A Shares”) and $1.00 for each share of Class B common stock, par value $0.01 per share, of the Company (“Class B Shares” and, together with the Class A Shares, the “Shares”) to holders of record of issued and outstanding Shares immediately prior to the effective time of the Merger (such dividend, the “Pre-Merger Special Dividend”), provided that payment of the Pre-Merger Special Dividend shall be contingent on the consummation of the Merger; and (ii) at the effective time of the Merger, each Class A Share issued and outstanding immediately prior to the Merger (other than Class A Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and Class A Shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties (such shares, collectively, the “Excluded Class A Shares”), and any shares held by holders who are entitled to demand and have properly exercised and perfected their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (such shares, collectively, the “Dissenting Shares”)) will be converted into the right to receive $43.875 in cash per Share (the “Class A Per Share Merger Consideration” and, together with the Pre-Merger Special Dividend, the “Aggregate Class A Consideration”). In connection with the Merger Agreement, a Voting and Support Agreement will be entered into among Parent, the Company, Rosenkranz & Company, L.P., a Delaware limited partnership, R & Co. Capital Management LLC, a Delaware limited liability company, Pergamon Enhanced Partners, L.P., a Delaware limited partnership, and Robert Rosenkranz (the “Voting and Support Agreement”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Class A Shares (other than holders of Excluded Class A Shares and any Dissenting Shares and other than any holder of Class B Shares who also owns Class A Shares) of the Aggregate Class A Consideration in connection with the Merger.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft Merger Agreement dated December 20, 2011, and a draft Voting and Support Agreement dated December 20, 2011;

(ii)	Reviewed certain publicly available historical business and financial information relating to the Company;

(iii)	Reviewed various financial forecasts and other data provided to us by the Company relating to the business of the Company;

(iv)	Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of the Company;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of the Company;

(vii)	Reviewed historical stock prices and trading volumes of the Class A Shares; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which the Class A Shares may trade at any time subsequent to the announcement of the Merger. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with the Company, nor were we requested to consider, and our opinion does not address the relative merits of the Merger as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Merger.

In rendering our opinion, we have assumed, with your consent, that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions. You have advised us, and we have assumed, that the Merger Agreement and the Voting and Support Agreement, when executed, will conform to the drafts reviewed by us in all material respects. We also have assumed, with your consent, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Merger will not have an adverse effect on the Company or the Merger. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that you have obtained such advice as you deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Aggregate Class A Consideration, to the extent expressly specified herein) of the Merger, including, without limitation, the form or structure of the Merger and any agreements or arrangements entered into in connection with, or contemplated by, the Merger, including, without limitation, the Voting and Support Agreement.

We note that pursuant to the Merger Agreement, at the effective time of the Merger, each Class B Share issued and outstanding immediately prior to the Merger (other than Class B Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Class B Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties, and any Dissenting Shares) will be converted into the right to receive $52.875 in cash per Share (the “Class B Per Share Merger Consideration” and, together with the Pre-Merger Special Dividend, the “Aggregate Class B Consideration,” and, the sum of the Aggregate Class B Consideration and the Aggregate Class A Consideration, the “Aggregate Merger Consideration”). We express no view or opinion as to (i) the fairness to the holders of the Class A Shares of the Aggregate Class A Consideration, relative to the Aggregate Class B Consideration to be paid to the holder of the Class B Shares, (ii) the fairness to the holders of the Class B Shares of the Aggregate Class B Consideration, or (iii) the fairness to the holders of the Shares of the allocation of the Aggregate Merger Consideration between the holders of the Class A Shares and the holders of the Class B Shares. We also express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to or other arrangements with any officers, directors or employees of any parties to the Merger or any of their respective affiliates, or class of such persons, relative to the Aggregate Class A Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to the Company in connection with the Merger and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Merger. In addition, in the ordinary course of their respective businesses, Lazard, LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) and their respective affiliates may actively trade securities of the Company, Parent and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of the Company, Parent and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Special Transaction Committee of the Board of Directors of the Company and the other independent directors of the Company (each in their capacity as such), and our opinion is rendered to the Special Transaction Committee of the Board of Directors of the Company in connection with its evaluation of the Merger. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Aggregate Class A Consideration to be paid to holders of Class A Shares (other than holders of Excluded Class A Shares and any Dissenting Shares and other than any holder of Class B Shares who also owns Class A Shares) in connection with the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ Albert H. Garner
Albert H. Garner Managing Director

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

ARTICLE FOURTH, SECTION A.7 OF THE COMPANY’S CURRENT CERTIFICATE OF INCORPORATION SHOWING THE PROPOSED AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION

7. Other Rights.

Except as otherwise required by the Delaware Corporation Law or as otherwise provided in this Certificate of Incorporation, each share of Class A Common Stock and each share of Class B Common Stock shall have identical powers, preferences and rights.

Without limiting the foregoing, in the case of any distribution or payment (other than as a dividend subject to Paragraph 1 or distribution upon liquidation subject to Paragraph 6) on Class A Common Stock or Class B Common Stock upon the consolidation or merger of the Corporation with or into any other corporation or corporations or any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class. Notwithstanding the foregoing, the foregoing limitation on distributions and payments shall not apply to the transactions contemplated by the Agreement and Plan of Merger dated as of December 21, 2011, among Delphi Financial Group, Inc., Tokio Marine Holdings, Inc. and TM Investment (Delaware) Inc., as amended.

D-1

PRELIMINARY PROXY MATERIALS—SUBJECT TO COMPLETION

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [—], 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DELPHI FINANCIAL GROUP, INC.

The undersigned stockholder hereby appoints [—] and [—], and each of them, as attorneys or proxies, each with full power of substitution, and hereby authorizes each of them to represent and vote in the manner designated below (or, if no designation is made, as provided on the reverse side of this card), all of the shares of Class A Common Stock of Delphi Financial Group, Inc. (the “Company”) held of record by the undersigned that may be voted at the Special Meeting of Stockholders to be held on [—], 2012, at      [—], commencing at [—] a.m., local time, or any adjournments or postponements thereof.

(Continued and to be signed on the reverse side)

PRELIMINARY PROXY MATERIALS – SUBJECT TO COMPLETION

SPECIAL MEETING OF STOCKHOLDERS OF

DELPHI FINANCIAL GROUP, INC.

[—], 2012

IMPORTANT NOTICE OF INTERNET AVAILABILITY:

The Notice of Meeting, proxy statement and proxy card

are available at – http://www.delphifin.com/financial/proxymaterials.html

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach proxy card here to vote by mail.  i

■[01234567890123456789 0]	[[—]12]

THE SPECIAL TRANSACTION COMMITTEE CONSISTING ENTIRELY OF INDEPENDENT DIRECTORS AND THE BOARD OF DIRECTORS (ACTING AFTER HAVING RECEIVED THE UNANIMOUS RECOMMENDATION OF THE SPECIAL TRANSACTION COMMITTEE) RECOMMEND VOTES “FOR” THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE ADOPTION OF THE CERTIFICATE AMENDMENT. THE BOARD OF DIRECTORS ALSO RECOMMENDS VOTES “FOR” PROPOSALS 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

		FOR	AGAINST	ABSTAIN

1.	To adopt and approve the Agreement and Plan of Merger, dated as of December 21, 2011, among the Company, Tokio Marine Holdings, Inc. and TM Investment (Delaware) Inc. (as amended from time to time).	☐	☐	☐

2.	To adopt an amendment to the Company’s certificate of incorporation to permit holders of Class B common stock to receive higher consideration than holders of Class A common stock in the merger as contemplated by the merger agreement.	☐	☐	☐

3.	To approve, on a non-binding, advisory basis, the compensation that may become payable to the Company’s named executive officers in connection with the completion of the merger.	☐	☐	☐

4.	To approve the adjournment of the special meeting, if necessary or desirable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the merger agreement or adopt the certificate amendment.	☐	☐	☐

Authority is hereby given to each of the proxies acting individually to vote, in accordance with their best judgment, upon such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

This Proxy, if signed and returned, will be voted as indicated. If it is signed and returned without any indication as to how to vote, this Proxy will be voted “FOR” the adoption and approval of the merger agreement and the adoption of the certificate amendment and “FOR” Proposals 3 and 4. The Special Transaction Committee consisting entirely of independent directors and the Board of Directors (acting after having received the unanimous recommendation of the special transaction committee) recommend votes “FOR” the adoption and approval of the merger agreement and the adoption of the certificate amendment. The Board of Directors also recommends votes “FOR” Proposals 3 and 4.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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